Exhibit 96.3

TPC-TRS-PFS-21-01

M3-PN200186.004
19 November 2021

Revision 1

Trapiche Project

S-K 1300 Technical Report Summary Preliminary Feasibility Study Antabamba Province, Apurímac Region, Peru Authors: M3 Engineering & Technology Corporation Klohn Crippen Berger Mining Plus Prepared For:

Trapiche Project

S-K 1300 Technical Report Summary

SIGNATURE PAGE

The following Qualified Person Firms and Qualified Persons prepared this technical report summary, titled “Trapiche Project, S-K 1300 Technical Report Summary, Preliminary Feasibility Study” and confirm that the information in the technical report summary is current as of November 19, 2021.

“Signed”

M3 Engineering & Technology Corporation

Responsible for Sections:  2, 3, 4, 5, 10, 14, 15 (in part), 16, 18, 19, 20, 21, 24, 25 and corresponding subsections of 1, 22, and 23.

“Signed”

Klohn Crippen Berger S.A.

Responsible for Sections: 7 (in part), 12 (in part), 13 (in part), 15 (in part), 17 and corresponding subsections of 1, 22 and 23.

“Signed”

Mining Plus Peru SAC

Responsible for Sections: 6, 7 (in part), 8, 9, 11, 12 (in part), 13 (in part), and corresponding subsections of 1, 22 and 23.

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Revision 1i

CONSENT

I, Manuel A. Hernández, a “qualified person” for purposes of Subpart 1300 of Regulation S-K as promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”). In connection with Compañía de Minas Buenaventura S.A.A.’s (the “Company”) Annual Report on Form 20-F for the year ended December 31, 2021, and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consent to:

●	the public filing and use of the technical report summary titled “Trapiche Project, SK-1300 Technical Report Summary, Preliminary Feasibility Study” (the “Technical Report Summary”), with an effective date of November 19, 2021, as an exhibit to and referenced in the Company’s Form 20-F;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form 20-F and any such Technical Report Summary; and
●	the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F.
●

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●
Section 16.1 and 16.3.

Signature of Authorized Person

Name: Manuel A. Hernández Fellow AusIMM – Member 306576

Title: Civil Mining Engineer

November 19, 2021

CONSENT OF QUALIFIED THIRD-PARTY FIRM

Klohn Crippen Berger S.A. (KCB) consents to the public filing of the technical report titled “Trapiche Project, S-K 1300 Technical Report Summary, Preliminary Feasibility Study”, dated November 19, 2021, (the “Technical Report”) by El Molle Verde S.A.C.

In the past 70 years, Klohn Crippen Berger has worked on thousands of projects, some of them the largest and most challenging engineering projects in the world; projects that have helped develop resources, reclaim landscapes, build communities and stimulate economies. Our projects continue to stand the test of time and, today, we work on many sites that we helped develop decades ago. We have a strong reputation for quality work and technical experience in a range of engineering services. Our commitment to excellence is the driving force behind everything we do and, as a result, we are the recipient of over 50 national and international awards for major projects.

KCB is responsible for authoring the following sections of the Technical Report:

●	Section 17: Environmental Studies, Permitting and Social or Community Impact

And the corresponding subsections these sections of the Technical Report:

●	Section 1: Executive Summary
●	Section 7: Exploration
●	Section 13: Mining Methods
●	Section 15: Infrastructure
●	Section 22: Interpretation and Conclusions
●	Section 23: Recommendations

Dated this November 19, 2021.

KLOHN CRIPPEN BERGER S.A.

Signature of Authorized Person for Qualified Third-Party Firm

Daniel Etheredge
Print name of Authorized Person for Qualified Third-Party Firm

DE:lg

Klohn Crippen Berger S.A. Av. Alfredo Benavides 768, oficina 801, Miraflores ▪ Lima, Perú t +51.1.610.4800 ▪ f +51.1.610.4800 x285 ▪ www.klohn.com

CONSENT OF QUALIFIED THIRD-PARTY FIRM

M3 Engineering & Technology Corporation (M3) consents to the public filing of the technical report titled “Trapiche Project, S-K 1300 Technical Report Summary, Preliminary Feasibility Study” and dated November 19, 2021 (the “Technical Report”) by El Molle Verde S.A.C.

M3 is responsible for authoring the following Sections of the Technical Report:

●	Corresponding Subsections of Section 1: Executive Summary
●	Section 2: Introduction
●	Section 3: Properly Description
●	Section 4: Accessibility, Climate Local Resources, Infrastructure, Physiography
●	Section 5: History
●	Section 10: Mineral Processing and Metallurgical Testing
●	Section 14: Processing and Recovery Methods
●	Corresponding Subsections of Section 15: Infrastructure
●	Section 16: Market Studies and Contracts
●	Section 18: Capital and Operating Costs
●	Section 19: Economic Analysis
●	Section 20: Adjacent Properties
●	Section 21: Other Relevant Data and Information
●	Corresponding Subsections of Section 22: Interpretation and Conclusions
●	Corresponding Subsections of Section 23: Recommendations
●	Section 24: References
●	Section 25: Reliance on Information Supplied by Registrant

In the past 35 years, M3 has worked on over 10,000 projects which includes experience in providing Engineering, Procurement and Construction Management (EPCM) for mining and metal projects including industrial metals (lithium, phosphate), metal extraction and reclamation projects. M3 has produced over 500 Preliminary Economic Assessments, Pre-Feasibility and Feasibility Studies which have proven reliable for M3 clients. Subsequently, project costs have been monitored throughout construction and have validated the accuracy of cost estimates.

Dated this November 19, 2021.

Signature of Authorized Person for Qualified Third-Party Firm

Timothy F. Burns
Print name of Authorized Person for Qualified Third-Party Firm

Mining Plus Peru S.A.C. Avenida Jose Pardo 513, Office 1001 Miraflores, Lima, Peru, 15074 Tel: +51 1 731 3267 info@mining-plus.com www.mining-plus.com

CONSENT OF QUALIFIED THIRD-PARTY FIRM

Mining Plus Peru S.A.C. (MP Peru) consents to the public filing of the technical report titled “Trapiche Project, S-K 1300 Technical Report Summary, Preliminary Feasibility Study” and dated November 19, 2021 (the “Technical Report”) by El Molle Verde S.A.C.

Since the company’s inception 15 years ago, Mining Plus has quickly become a leading mining technical service provider, consisting of highly experienced professionals specializing in geology, mining engineering, geotechnical engineering and operational management. Mining Plus has completed thousands of studies ranging from the conceptual stage of projects, through to feasibility stage projects, project delivery, commissioning, operations and mine closure. Mining Plus provides very accurate and practical designs through in-country site experience and benchmarking. Mining Plus prides itself in “getting it right the first time” through diligent work and a strong peer-review process.

MP Peru is responsible for authoring the following Sections of the Technical Report:

●	Corresponding Subsections of Section 1: Executive Summary
●	Section 6: Geology
●	Corresponding Subsections of Section 7: Exploration
●	Section 8: Sample Preparation
●	Section 9: Data Verification
●	Section 11: Mineral Resources
●	Corresponding Subsections of Section 12: Mineral Reserves
●	Corresponding Subsections of Section 13: Mining Methods
●	Corresponding Subsections of Section 22: Interpretation and Conclusions
●	Corresponding Subsections of Section 23: Recommendations

Dated this November 19, 2021.

Signature of Authorized Person for Qualified Third-Party Firm

Carlos Huayamave Bravo
Print name of Authorized Person for Qualified Third-Party Firm

DEFINE |PLAN|OPERATE	[1]

Trapiche Project

S-K 1300 Technical Report Summary

Trapiche Project

S-K 1300 Technical Report Summary

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S-K 1300 Technical Report Summary

	2.1	Details of Registrant		29
	2.2	Terms of Reference and Scope		29
		2.2.1	Scope	29
		2.2.2	Terms of Reference	29
	2.3	Source of Information		34
	2.4	QP Details and Site Visit		34
		2.4.1	QP Details	34
		2.4.2	Site Visit	34
3	Property Description			35
	3.1	Location		35
	3.2	Property Holdings		35
4	Accessibility, Climate Local Resources, Infrastructure, Physiography			38
	4.1	Topography, Elevation and Vegetation		38
	4.2	Climate		38
	4.3	Access to Property		39
	4.4	Local Resources and Infrastructure		40
		4.4.1	Local Resources	40
		4.4.2	Power Supply	40
		4.4.3	Water Supply	40
		4.4.4	Manpower	41
5	History			42
6	Geological Setting, Mineralization, and Deposit			45
	6.1	Regional Geology Setting		45
	6.2	Local Geology Setting		46
	6.3	Property Geology		47
		6.3.1	Intrusive Geology	47
	6.4	Mineralization		51
	6.5	Structure		51
	6.6	Deposit Type		52
	6.7	Hydrology and Hydrogeology		52
7	Exploration			53
	7.1	Geochemical Exploration		53
		7.1.1	Stream Sediment Sampling	53
		7.1.2	Rock Samples	54
		7.1.3	Channel Samples	54
		7.1.4	Rock Chip	55
		7.1.5	Selective Sampling	55

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	7.2	Geophysical Exploration		56
	7.3	Drilling		58
		7.3.1	Exploration Drilling	59
	7.4	Geotechnical Investigation		60
		7.4.1	Trapiche Open Pit	60
		7.4.2	Trapiche Component Investigation	64
8	Sample Preparation, Analyses and Security			67
	8.1	Sample Preparation		67
	8.2	Analyses and Security		67
	8.3	Sample Quality Assurance and Quality Control (QA/QC)		68
		8.3.1	Coarse Duplicates and Fine Duplicates	69
		8.3.2	Certified Reference Materials (CRMs)	69
		8.3.3	Coarse and Fine Blank Samples	70
		8.3.4	External Duplicates (5% Control in Umpire Laboratories)	71
		8.3.5	QA/QC Conclusions	71
		8.3.6	Mining Plus’s Opinion	72
9	Data Verification			73
	9.1	Site Visit		73
	9.2	Collar Location and Downhole Survey		73
	9.3	Core Logs and Sampling		74
	9.4	Sample Preparation, Analysis and Security		75
	9.5	Cross-Check with Original Assay Certificates		75
	9.6	MP QA/QC Review		75
	9.7	Independent Samples		76
	9.8	Mining Plus Conclusion		76
10		Mineral Processing and Metallurgical Testing		78
	10.1	Metallurgical Testing		78
		10.1.1	Metallurgical Laboratory Review	78
		10.1.2	Metallurgical Testing History	78
		10.1.3	Test Results	80
	10.2	Process Recommendation		85
		10.2.1	Crushing and Agglomeration	86
		10.2.2	Heap Leaching	86
		10.2.3	Solvent Extraction and Electrowinning (SXEW)	87
11	Mineral Resource Estimates			88
	11.1	Database		89
	11.2	Modelling Procedure		90

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		11.2.1	Previous Work	90
		11.2.2	Lithological Model	91
		11.2.3	Definition of Estimation Domains	92
	11.3	Compositing, Statistics and Outliers		98
		11.3.1	Composite Length Analysis	98
		11.3.2	Grade Capping	100
	11.4	Contact Analysis		104
	11.5	Variography		105
	11.6	Bulk Density Analysis		108
	11.7	Block Model and Resource Estimation Plan		109
		11.7.1	Search and Estimation Parameters	109
	11.8	Validations and Comparison with ORM15		111
	11.9	Resource Classification		120
	11.10	Open Pit Optimization		121
	11.11	Resource Tabulation		122
		11.11.1	Comparison between previous Mineral Resource Estimate	124
	11.12	Conclusions and Recommendations		127
12	Mineral Reserve Estimates			129
	12.1	Introduction		129
	12.2	Block Model		129
	12.3	Material Types (Mineralization)		130
	12.4	Assumed Dilution and Recovery		130
	12.5	Pit Optimization		130
		12.5.1	Selection of the Optimal Pit	131
	12.6	Mine Design		132
	12.7	Mineral Reserve Statement		136
13	Mining Methods			139
	13.1	Geotechnical Inputs and Conditions		139
	13.2	Hydrogeology and Hydrology		140
	13.3	Assumed Dilution and Recovery		140
	13.4	Final Pit Design and Mine Phasing		140
		13.4.1	Design parameters	140
		13.4.2	Open Pit Design	141
		13.4.3	Phase Selection (Pushbacks)	144
	13.5	Mine Plan		149

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		13.5.1	Mine Sequence	150
	13.6	Mine Operational Units		155
		13.6.1	Drilling and Blasting	156
		13.6.2	Loading and Hauling	157
		13.6.3	Auxiliary Services	159
		13.6.4	Mine Staff – Owner	160
14	Processing and Recovery Methods			161
	14.1	Design Criteria		161
	14.2	Major Process Equipment		161
	14.3	Crushing and Material Preparation		163
	14.4	Heap Leach Pad and Ponds		165
	14.5	Solvent Extraction		165
		14.5.1	Extraction	166
		14.5.2	Stripping	166
	14.6	Electrowinning		167
	14.7	Reagents		167
	14.8	Sampling		167
	14.9	Water Systems		167
15	Infrastructure			171
	15.1	Mine Access		171
	15.2	Power Supply		172
	15.3	Architectural Design Criteria		174
		15.3.1	Process Buildings	175
		15.3.2	Stockpile Cover	175
		15.3.3	Ancillary Structures	175
		15.3.4	Housing for Workers	176
	15.4	Unsuitable Material Stockpile (DMI)		177
		15.4.1	Introduction	177
		15.4.2	Component Description	177
		15.4.3	Civil Design	178
		15.4.4	Operation	179
	15.5	Organic Material Deposit (DMO)		179
		15.5.1	Introduction	179
		15.5.2	Component Description	179
		15.5.3	Civil Design	180
	15.6	Fresh Water Dam		182
		15.6.1	Component Description	182
	15.7	Contact Water Dam		182

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	15.8	Fresh Water Intake		183
	15.9	Sulfide Leach Pad		183
		15.9.1	Introduction	183
		15.9.2	Component Description	183
		15.9.3	Civil Design	184
		15.9.4	Stability Analysis	188
	15.10	Oxide On/Off Leach Pad		190
		15.10.1	Introduction	190
		15.10.2	Civil Design	191
		15.10.3	Water Management	192
	15.11	ROM Leach Pad		192
		15.11.1	Introduction	192
		15.11.2	Component Description	192
		15.11.3	Design Criteria and Assumptions	193
		15.11.4	Civil Design	194
		15.11.5	Stability Analysis	196
	15.12	Water Management		198
		15.12.1	Non-contact Water Management Plan	198
		15.12.2	Contact Water Management Plan	198
16	Market Studies and Contracts			199
	16.1	Copper Market and Projected Supply and Demand		199
	16.2	Transportation		200
		16.2.1	Sulfuric Acid/Cathode Transport	200
	16.3	Metal Price		201
17	Environmental Studies, Permitting and Social or Community Impact			202
	17.1	Environmental Studies and Permitting		202
		17.1.1	Legal Requirements and Permitting	202
	17.2	Environmental Management Instrument (EMI)		214
	17.3	Conceptual Closure Plan		215
		17.3.1	Closure Objectives	215
		17.3.2	Closure Criteria	216
		17.3.3	Trapiche Project Components	217
		17.3.4	Closure Activities	219
		17.3.5	Post-Closure Maintenance and Monitoring	228
		17.3.6	Timeline	232
	17.4	Social and Community Impacts		232
		17.4.1	Mollebamba Community	232
		17.4.2	Demographics	233
		17.4.3	Education	234
		17.4.4	Health	234

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		17.4.5	Economics	234
		17.4.6	Land Use Agreement	235
		17.4.7	Surrounding Communities	235
		17.4.8	Employment and Local Services	235
18	Capital and Operating Costs			237
	18.1	Operating Costs		237
		18.1.1	Overall Operating Cost	237
		18.1.2	Mining Operating Cost	237
		18.1.3	Process Plant Operating Cost	238
	18.2	Capital Costs		241
		18.2.1	Owner’s Capital Cost	245
		18.2.2	Sustaining Capital	245
		18.2.3	Mining Capital Cost	246
19	Economic Analysis			248
	19.1	Introduction		248
	19.2	Plant Capacity Analysis		248
		19.2.1	Mining Intensity	248
		19.2.2	Sufficient Leaching Surface Area	248
		19.2.3	Summary	249
	19.3	Mine Production Statistics		249
	19.4	Plant Production Statistics		249
		19.4.1	Smelter Return Factors	250
	19.5	Capital Expenditure		250
		19.5.1	Initial and Sustaining Capital	250
		19.5.2	Working Capital	251
		19.5.3	Salvage Value	251
	19.6	Revenue		251
	19.7	Operating Cost		251
		19.7.1	Total Cash Cost	252
	19.8	Taxation		252
	19.9	Project Financing		253
	19.10	Net Income After-Tax		253
	19.11	NPV, IRR and Payback (Years)		253
	19.12	Sensitivity		253
	19.13	Financial Model		254
20	Adjacent Properties			257
21	Other Relevant Data and Information			259

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	21.1	Project Execution Plan		259
22	Interpretations and Conclusions			260
	22.1	Exploration		260
	22.2	Sample Preparation, Analyses and Security		260
	22.3	Data Verification		260
	22.4	Metallurgical Test Work		260
	22.5	Mineral Resource Estimate		261
	22.6	Mineral Reserves		262
	22.7	Mining Methods		262
	22.8	Project Economics		263
	22.9	Risks and Opportunities		263
		22.9.1	Risks	263
		22.9.2	Opportunities	264
	22.10	Project Infrastructure Conclusions		266
		22.10.1	Water Management	266
		22.10.2	Water Treatment	266
23	Recommendations			267
	23.1	Exploration		267
	23.2	Sample Preparation, Analyses and Security		267
	23.3	Data Verification		267
	23.4	Mineral Processing and Metallurgical Testing		267
	23.5	Trade-off Studies and Optimization		269
	23.6	Mineral Resource Estimate		269
	23.7	Mineral Reserves		270
	23.8	Mining Methods		270
	23.9	Project Infrastructure		270
		23.9.1	Sulfide Leach Pad Recommendations	270
		23.9.2	ROM Leach Pad Recommendations	271
	23.10	Financial Model Opportunities		271
		23.10.1	Results	271
		23.10.2	Financial Opportunities	271
		23.10.3	Summary	272
24	References			273
25	Reliance on information supplied by registrant			274
Appendix A: Consents of Qualified Third-Party Firm				275

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LIST OF FIGURES

FIGURE	DESCRIPTION	PAGE
Figure 1-1: Trapiche Site Location and Access Route		3
Figure 1-2: General Site Layout		14
Figure 1-3: Mollocco – Chunchumayo Road		15
Figure 1-4: 220kV Power to Site		16
Figure 3-1: Map of Trapiche Mining Concessions		36
Figure 4-1: External Access Routes (Alternatives)		39
Figure 6-1: Regional Geology		45
Figure 6-2: Trapiche Geology Area		46
Figure 6-3: Trapiche Project Local Geology Map		49
Figure 6-4: Local Stratigraphic Column of the Trapiche Deposit		50
Figure 6-5: Geological Section 729100E, Showing Mineralized Zones, Central Part of the Breccia Pipe of the Trapiche Deposit		51
Figure 7-1: Stream Sediment Sample Locations		54
Figure 7-2: Channel Sample Locations		55
Figure 7-3: Rock Sample Locations (Excluding Channel Samples)		56
Figure 7-4: Extent of Geophysical Exploration		57
Figure 7-5: Valor D´Or´s 2012 IP Survey		58
Figure 7-6: Drill Collar Locations		60
Figure 7-7: Drill holes Location		62
Figure 8-1: Example of Statistical Analysis (hyperbola method) in Coarse Duplicates and Fine Duplicates controls (Trapiche, 2013)		69
Figure 8-2: Example of Statistical Analysis applied to CRM results (OREAS Certificates, Trapiche 2013)		70
Figure 8-3: Example of Statistical Analysis of Control Samples of Coarse Blank, Trapiche 2013		70
Figure 8-4: Example of the Statistical Comparison Analysis Graph of the Results from the 03 Laboratories (SGS, ALS Minerals and CERTIMIN), Trapiche 2014		71
Figure 10-1: Location of Metallurgical Composite Tests		80
Figure 10-2: Typical Recovery Curve – Secondary Sulfides		84
Figure 10-3: Typical Recovery Curve – Copper Oxides		85
Figure 10-4: Process Flow Diagram		86
Figure 11-1: Cross Section at 729000mE: ORM15 Domain Wireframes Compared with Logging		94
Figure 11-2: Cross Section at 729390mE: ORM15 Domain Wireframes Compared with Logging		95
Figure 11-3: Ternary Plots with all Mineralogical Groups Comparing		96

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Figure 11-4: Cross Section at 729,000mE of ORM15 Arsenic Domain Wireframes	98
Figure 11-5: Cross Section at 729,000mE of ORM15 Calcium Domain Wireframes	98
Figure 11-6: Drill hole Sample Length Histogram	99
Figure 11-7: Composite Length Histograms	100
Figure 11-8: Contact Plots by Estimation Domain	104
Figure 11-9: Total Copper, Enriched Domain Normal Score Variograms	107
Figure 11-10: Total Copper, Enriched Domain Variogram Ranges Shown as an Ellipsoid	107
Figure 11-11: West-East Vertical Section at 8,396,400 mN: ORM15 Model (top), MP17 Model (bottom)	114
Figure 11-12: South-north Vertical Section at 729,700mE: ORM15 Model (top), MP17 Model (bottom).	115
Figure 11-13: South-North Vertical Section at 729,200mE: ORM15 Model (top), MP17 Model (bottom).	116
Figure 11-14: South-North Vertical Section at 728,900mE: ORM15 Model (top), MP17 Model (bottom).	117
Figure 11-15: Total Copper Swath Plots Comparing Drill Hole Composite Grades (blue) with ORM15 Model (green) and MP17 Model (black).	118
Figure 11-16: Total Copper Log-Histogram Comparing Drill Hole Composite Grades (blue) with ORM15 Model (green) and MP17 Model (black)	119
Figure 11-17: Total Copper Q-Q Plots Comparing Drill Hole Composite Grades with ORM15 Model (green) and MP17 Model (black)	119
Figure 12-1: Pit by Pit Graph	132
Figure 12-2: Plan view of Final Pit Design (also showing cross-section locations)	133
Figure 12-3: Cross Section A-A' (looking NE)	134
Figure 12-4: Cross Section B-B' (looking NW)	134
Figure 12-5: Cross section C-C' (looking NE)	135
Figure 12-6: Cross Section D-D' (looking NW)	135
Figure 12-7: Isometric View – Optimal Pit Shell (Pit 64) and Mine Design	136
Figure 12-8: Updated Final Pit Design	137
Figure 13-1: Minimum Operation Width	141
Figure 13-2: Plan View of Mine Design Footprint	142
Figure 13-3: Cross Section A to A´	142
Figure 13-4: Cross Section B to B´	143
Figure 13-5: Cross Section C to C´	143
Figure 13-6: Cross Section D to D´	144
Figure 13-7: Grade – Tonnage Curve	145
Figure 13-8: Plan View of Mine Phases	146
Figure 13-9: Cross Section A to A´ - Mining Phases	146
Figure 13-10: Cross Section B to B´ - Mining Phases	147

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Figure 13-11: Phase 1 Design	147
Figure 13-12: Phase 2 Design	148
Figure 13-13: Phase 3 Design	148
Figure 13-14: Crusher and ROM Location	150
Figure 13-15: Mine Plan - Annual Material Movement	151
Figure 13-16: Mine Plan by Mineralization	152
Figure 13-17: End of Year 1	153
Figure 13-18: End of Year 7	154
Figure 13-19: End of Year 13	154
Figure 13-20: End of Year 18	155
Figure 13-21: Excavator and Trucks	156
Figure 14-1: Overall Process Flow Diagram	164
Figure 14-2: Trapiche Project General Arrangement	169
Figure 14-3: SXEW Processing Facility Layout	170
Figure 15-1: Mollocco - Chunchumayo Road	171
Figure 15-2: 220 kV Power to Site	173
Figure 15-3: DMI General Arrangement	177
Figure 15-4: Typical DMI Section	178
Figure 15-5: DMI Sub-Drainage System	179
Figure 15-6: DMO General Arrangement	180
Figure 15-7: DMO Section	180
Figure 15-8: DMO Sub-Drainage System	181
Figure 15-9: Leach Pad Development Stage- Years 0, 4, 8 and 18	184
Figure 15-10: Underdrain System	186
Figure 15-11: Scheme of the Proposed Liner System for the PLS	187
Figure 15-12: Oxide On-Off Leach Pad Location	191
Figure 15-13: Proposed Liner System for PLR	195
Figure 16-1: 2020 – 2045 Copper Supply Gap Analysis (kt)	199
Figure 16-2: 2015 – 2045 Copper Prices	200
Figure 18-1: Mine Operating Cost Distribution	238
Figure 19-1: Total Daily Mine Production (Excel line 4)	248
Figure 19-2: Initial Capital Distribution	251
Figure 19-3: Sensitivity Analysis After-Taxes	254
Figure 20-1: Trapiche Mining Property	258

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LIST OF TABLES

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Table 7-2: Drill Meter Summary by Year	59
Table 7-3: PFS Level Drill Program in the Area of the Trapiche Open Pit	61
Table 7-4: Surface Observations in the Area of the Trapiche Open Pit	61
Table 7-5: Laboratory Test Summary	63
Table 7-6: Geotechnical Drilling Summary, Phase 1	64
Table 7-7: Soil Tests	65
Table 7-8: Laboratory Test Summary – Rock	66
Table 8-1: Summary of Diamond Core Drilling Samples History (2001-2014)	68
Table 9-1: Holes with Deviation > 0.10 degrees / meter	74
Table 9-2: 2005-2014 Quality Control Samples Insertion Rates	75
Table 9-3: Quality Control Samples Insertion Rates by Year	76
Table 10-1: Bottle Roll Tests Results	81
Table 10-2: Bottle Roll Tests Results Material Type	82
Table 10-3: Column Tests Results	82
Table 10-4: Column Tests Results Comparison	83
Table 11-1: Summary of Diamond Drilling Per Year	90
Table 11-2: Summary of Assay Sampling Per Year	90
Table 11-3: ORM15 Lithological code descriptions	91
Table 11-4: ORM15 Trapiche MRE Domain Definitions	92
Table 11-5: Drill hole Statistics by Logged Mineralogical Group	93
Table 11-6: Drill hole Statistics by ORM Wireframe Mineralogical Group	94
Table 11-7: Grade Cap Summary Copper Domains	101
Table 11-8: Grade Cap Summary Arsenic and Calcium Domains	101
Table 11-9: Composite Grade Cap Statistics by Domain: Copper and Molybdenum	102
Table 11-10: Composite Grade Cap Statistics by Domain: Other Variables	103
Table 11-11: Variogram Parameters: Copper, Molybdenum, Gold	105
Table 11-12: Variogram Parameters: Silver, Sulfur, Iron	106
Table 11-13: Bulk Density Statistics by Combined Mineralogical and Lithological Groups	108
Table 11-14: Block Model Parameters (UTM PSAD 56 Zone 18S)	109
Table 11-15: CuT, CuSS, CuCN, Mo Search and Estimation Parameters	110
Table 11-16: Au, Ag, S, Fe Search and Estimation Parameters	111
Table 11-17: ORM15 Heap Leaching Scenario MRE	112
Table 11-18: ORM15 Flotation Scenario MRE	113
Table 11-19: AMEC Drill hole Spacing Study Results	121

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Table 11-20: Cut-off Grade Calculation	122
Table 11-21: MRE Tabulation Suitable for Reporting in Accordance with SEC S-K 1300 as of December 13, 2016(1-9)	123
Table 11-22: MRE Tabulation of Mineral Resources inclusive Mineral Reserve	124
Table 11-23: Previous Mineral Resources Estimate in 2019 inside old pit shell resource inclusive Mineral Reserve	125
Table 11-24: Mineral Resources Estimate in 2021 inside new pit shell resource inclusive Mineral Reserve	126
Table 11-25: Comparison of the Mineral Resources Estimate inclusive Mineral Reserve between old and new pit shell resource	127
Table 12-1: Block Model Origin and Limits	129
Table 12-2: Block Model Variables	129
Table 12-3: Mineralization Categories and Destinations	130
Table 12-4: Parameters Applied to Pit Optimization	131
Table 12-5: Optimal Pit Shell Inventory	132
Table 12-6: Mine Design Parameters (Mining Plus)	133
Table 12-7: Differences between Optimum Pit Shell and Pit Design	136
Table 12-8: Mineral Reserves Tabulation by Material Type for Trapiche	137
Table 12-9: Differences between Optimum Pit Shell 2021 and 2019	138
Table 12-10: Differences within Pit Design 2021 and 2019	138
Table 13-1: Inter-ramp Angles	139
Table 13-2: Design Parameters	140
Table 13-3: Variations Between the Optimal Pit Shell and Mine Design	144
Table 13-4: Mine Phases and Copper Content	145
Table 13-5: Haulage Distances from the Pit Exit	150
Table 13-6: Mine Plan – Sequencing	152
Table 13-7: Mine Plan – Grades and Tonnage by Mineralization Type	153
Table 13-8: Technical Drilling Parameter	156
Table 13-9: Technical Blasting Patterns	157
Table 13-10: Excavator Parameters	157
Table 13-11: Haulage Speed Parameters	158
Table 13-12: Truck Parameters	158
Table 13-13: Auxiliary Mobile Mining Equipment	159
Table 13-14: Mine Staff	160
Table 14-1: Design Criteria	161
Table 14-2: Major Process Equipment	162

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Table 15-1: Electrical Load Summary	172
Table 15-2: Building Components	174
Table 15-3: Trapiche Staff Summary	177
Table 15-4: DMI Physical Stability Results	179
Table 15-5: DMO Physical Stability Results	182
Table 15-6: Fresh Water Dam Characteristics	182
Table 15-7: Contact Water Dam Characteristics	183
Table 15-8: Summary of the Main Feature of the PLS	185
Table 15-9: Summary of the Sulfide Leach Pad Materials Properties	189
Table 15-10: Minimum Safety Factors Adopted for Physical Stability	189
Table 15-11: Results of the PLS Physical Stability Analysis	190
Table 15-12: Summary of the ROM Leach Pad Main Features	194
Table 15-13: ROM Leach Pad Pond Characteristics	194
Table 15-14: Summary of ROM Leach Pad Material Properties	196
Table 15-15: Minimum Safety Factors for Physical Stability (MINEM)	197
Table 15-16: Results of Physical Stability Analysis of ROM Leach Pad	197
Table 16-1: 2015 – 2045 Copper LME Cash Prices (US$/t)	200
Table 17-1: Trapiche Project Mining Concessions Area	203
Table 17-2: Environmental Certificates Approved during the Exploration Phase	214
Table 17-3: Cover Types	217
Table 17-4: Components Considered in the Progressive Closure Scenario	220
Table 17-5: Decommissioning Activities of the Progressive Closure Components	220
Table 17-6: Demolition, Reclamation and Disposal Activities of Progressive Closure Components	221
Table 17-7: Components Considered for Final Closure	223
Table 17-8: Decommissioning of Components for Final Closure	224
Table 17-9: Demolition, Reclamation and Disposal of Components for Final Closure	226
Table 17-10: Mollebamba Population by Gender	233
Table 17-11: Mollebamba Population by Age Group	233
Table 18-1: Overall Operating Cost	237
Table 18-2: Mine Operating Unit Cost	238
Table 18-3: Life of Mine Process Plant Operating Cost ($000)	238
Table 18-4: Labor Summary	239
Table 18-5: Power Consumption Summary (Year 3)	239
Table 18-6: Reagent Costs	240

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Table 18-7: Wear Item Costs	240
Table 18-8: Trapiche Capital Cost Estimate Summary	242
Table 18-9: Initial Direct Costs by WBS Area	244
Table 18-10: Owner’s Capital Cost	245
Table 18-11: Sustaining Capital	245
Table 18-12: Closure Cost ($000)	246
Table 18-13: Mining Initial Capital Cost	247
Table 19-1: Life of Mine Ore, ROM and Metal Grades	249
Table 19-2: Metal Recovery Factors	249
Table 19-3: Life of Mine Production Summary	249
Table 19-4: Smelter Return Factors	250
Table 19-5: Initial and Sustaining Capital Summary	250
Table 19-6: Operating Cost	252
Table 19-7: Total Cash Cost	252
Table 19-8: Sensitivity Analysis After-Taxes (in Thousands of US$)	253
Table 19-9: Financial Model	255
Table 23-1: Test work Completed and Recommended by Study for Trapiche	268

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1	Executive Summary

M3 Engineering & Technology Corporation (M3) was commissioned by El Molle Verde S.A.C. (EMV), a wholly-owned subsidiary of Compañía de Minas Buenaventura S.A.A. (BVN), to prepare a prefeasibility level Technical Report Summary (TRS) of the Trapiche Project in compliance with the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. The Trapiche Project is an open pit copper mine project located in the Juan Espinoza Medrano District, Antabamba Province, Apurímac Region and consists of the Trapiche Deposit.

The purpose of this TRS is to disclose at a Preliminary Feasibility Study (PFS) level the updated mine plan, mineral resources, mineral reserves, process plant, facilities and infrastructure, with calculations of the capital cost, operating cost and financial analysis. No new information on drilling or laboratory tests have been obtained since the Trapiche PFS Update, December 2020, and there have been no design updates or revisions of technical assumptions. This TRS collected the Trapiche PFS Update, December 2020 technical information and only updated the commercial and economic parameters to re-evaluate the resource and reserve estimates, and economic value of the project. This section briefly summarizes the findings of the PFS.

1.1	Key Results

The key results of this study are as follows:

●	Mining Plus has estimated a pit-constrained Measured + Indicated Mineral Resource of 7,520 million pounds of copper contained within 899.7 million tonnes at 0.38% Cu and an Inferred Mineral Resource of 255 million pounds of copper contained within 36.6 million tonnes at 0.32% Cu for the wider Trapiche and Millocucho deposits, including sulfides.
●	Mineral Resources excluding Mineral Reserves include 4,345 million pounds of copper contained within 617.2 million tonnes at 0.32% Cu and an Inferred Mineral Resource of 255 million pounds of copper contained within 36.6 million tonnes at 0.32% Cu. The Mineral Resource reported by El Molle Verde has been estimated in conformity with the newly implemented Regulation of S-K §229.1304 as required by the United States Securities and Exchange Commission (SEC). Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
●	The PFS considers leaching and SXEW only for copper recovery. The primary sulfide portion of the Measured and Indicated Mineral Resource has not been considered in the Mineral Reserve estimate. Should copper recovery by flotation be contemplated in future studies, primary sulfides could be included in the Mineral Resource.
●	According to the Prefeasibility Study TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update, the new geotechnical information, presented in the last stage of the above-mentioned study, allowed to convert the mineral resources into mineral reserves, results that are presented in the present Technical Report Summary. Mining Plus notes that the difference between the Mineral Resources used for mine planning in the initial stages of the PFS and the Mineral Reserves reported in this TRS is less than 2%. This difference is considered as not material; therefore, tonnages and grades used at the mine plan does not require an update.
●	The proven and probable Mineral Reserves of The Trapiche Project within the operational mine design are estimated to be 283.2 Mt grading 0.51% Cu with an 18-year mine life. The average cut-off grade of the project is 0.13% Cu.
●	Mine production will be by conventional open pit methods, hauling ore to the primary crusher located close to the pit, followed by the secondary and tertiary crushing and classification circuits. Run of Mine (ROM) material

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will be leached to recover copper in two phases. Phase 2 is located downstream of the first phase. All ROM material will be leached.
●	Mining production will range between 40,000 to 97,000 tonnes per day (peak is in Year 4) with an average of 75,000 tonnes per day. The crushing system will operate at 45,000 metric tonnes of ore per day on average over the 18-year Life of Mine (LOM), with the capacity to support 50,000 metric tonnes per day. The plant system will produce LME Grade A cathodes at 60,000 MTPY on average with peaks of 70,000 MTPY. These capacities were selected as the optimal system to process the extracted mineral due to the limitations identified in the study of the optimal capacity of the plant. Solutions for these limiting factors will be explored in the Feasibility Study.
●	The after-tax net present value (NPV) of the project has been estimated at US$785 million dollars at a discount rate of 7% and the internal rate of return (IRR) is 15.9%. The payback period is 5.0 years.
●	Copper price used in the financial model is $8,000/tonne or approximately $3.63/lb. Price projections from industry analysts were extracted from CRU International Ltd “Market input for S-K 1300: Trapiche”, provided by EMV, and used to derive the price of copper for the Trapiche Project.

The financial results of this study are as follows:

Table 1-1: Economic Indicators (After-taxes)

Economic Indicators after Taxes	($000)
NPV @ 0%	$2,633,733
NPV @ 5%	$1,135,179
NPV @ 7%	$784,968
NPV @ 10%	$412,892
NPV @ 12%	$236,284
IRR	15.9%
Payback	5.0

Table 1-2: Smelter Return Factors

Copper Cathode
Payable Copper	100.0%
Transportation Charges ($/Cu lb)	$0.055

Table 1-3: Total Cash Cost

$/ore tonne
Total Operating Cost	$6.97
Reclamation & Closure	$0.38
Social Costs	$0.10
Total Cash Cost	$7.45
1.2	Property Description and Ownership

The Trapiche Project is located in the Apurimac region in south-central Perú and is located about 95 km south of the town of Abancay and about 8 km south of the Mollebamba village in the Antabamba Province (see Figure 1-1). The location coordinates are UTM 728,672 E and 8,396,177 N. The elevation of the property and deposit range from 3,900 to 4,650 meters above sea level (masl).

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The Trapiche Project area consists of 44,098 hectares in 38 mining concessions as well as an additional 2,300 hectares with land use rights that were granted by the Mollebamba village in 2011 through an easement agreement signed with Compañía de Minas Buenaventura and El Molle Verde S.A.C. Conversations with the local community continued during the last three years and finally the 2011 agreement with Mollebamba was ratified by the community in October 2018 with improvements of the social and economic benefits which will reinforce and consolidate the original 2011 agreement.

Figure 1-1: Trapiche Site Location and Access Route

1.3	Geology and Mineralization

The Trapiche deposit corresponds to a typical porphyry deposit with Cu and Mo mineralization, which is related to the location of the hydrothermal polyphase quartz monzonite porphyry (QMP) and Breccia Pipe, which crosscuts sedimentary sequences of Late Jurassic to Early Cretaceous age.

The mineralization is a Cu-Mo porphyry, constituted mainly by primary and secondary copper sulfides, molybdenite and to a lesser extent copper oxide. The highest volume of sulfides is located in the Breccia Pipe, followed by the quartz monzonite porphyry, and in a lower percentage the Cu oxides located in the western border with contact to the breccia and calc-silicate sediments, associated with the monzonite intrusive dikes.

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1.4	Exploration Status

The prospecting and exploration work was completed in a systematic, orderly and progressive manner, in accordance with the industry’s best practices. Exploration activities consisted of stream sediments geochemistry, rocks geochemistry, geological mapping, geophysical prospecting (induced polarization and magnetometry), and early diamond exploration that led to the discovery of the Trapiche porphyry. Detailed exploration began in 2001 and continued in several campaigns until 2014.

Drilling at Trapiche has been phased, from the execution of an initial exploration drilling (2001-2009) to an advanced exploration drilling (2011-2014). Recently, drilling has also been used for geotechnical, metallurgical and hydrogeological studies.

Geological data is stored in a database and has been used to develop geological models (lithology, mine zone and structural alteration). All these inputs are fundamental for the block models and mineral resource estimate.

During the drilling campaigns (2001-2014), a total of 49,302 core samples were collected including 44,869 core samples from exploratory drillings and 4,433 core samples from geometallurgical drillings. The QA-QC control samples (coarse and fine duplicates, standards, coarse and fine blanks) total to 6,128 samples.

The results of the QA-QC control analysis completed in the 2008-2009, 2012, 2013 and 2014 campaigns, both in the preparation and assaying phase (SGS Lab) of core samples, indicate reliability to estimate mineral resources.

1.5	Mineral Resource and Mineral Reserve Estimates
1.5.1	Mineral Resource

Mineral Resources, excluding Mineral Reserves, contain 4,345 million pounds of copper contained in 617.2 million tons at 0.32% Cu and an Inferred Mineral Resource of 255 million pounds of copper contained in 36.6 million tons at 0.32% Cu. Details are given in Table 1-4.

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Table 1-4: MRE Tabulation Suitable for Reporting in Accordance with SEC S-K 1300 as of December 13, 2016(1-9)

Notes:

1.	The Mineral Resources in this report were estimated and reported using the regulation S-K §229.1304 of the United States Securities and Exchange Commission (“SEC”).
2.	The mineral resources presented in this table exclude the mineral reserves.
3.	Qualified Person Dr Andrew Fowler P.Geo, has approved the form and context of the reported Mineral Resource Estimate.
4.	All drill hole data available on 13 December 2016 were used for the Mineral Resource Estimate.
5.	The effective date of the Mineral Resource Estimate is 13 December 2016. There are no new geology data provided after the information from 2016.
6.	The Mineral Resource is based on a copper price of US$3.99/lb, equivalent to $8,800/t, provided by BVN (Memorandum 13.08.2021).
7.	MP is not aware of any legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resource Estimate.
8.	Numbers in the table might not add precisely due to rounding.
9.	The pit-constrained Mineral Resource Estimate is reported with internal dilution.

The total Mineral Resource that Mining Plus has estimated, not excluding reserves and within the resource pit, contains Measured + Indicated Mineral Resource of 7,520 million pounds of copper contained within 899.7 million tonnes at 0.38% Cu and an Inferred Mineral Resource of 255 million pounds of copper contained within 36.6 million tonnes at 0.32% Cu for the wider Trapiche and Millocucho deposits, including sulfides. Details are given in Table 1-5.

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Table 1-5: MRE Tabulation – Including the Mineral Reserve (1-7)

Notes:

1.	Mineral Resources inclusive Mineral Reserves.
2.	All drill hole data available on 13 December 2016 were used to for the Mineral Resource Estimate.
3.	The effective date of the Mineral Resource Estimate is 13 December 2016. There are no new geology data provided after the information from 2016.
4.	The Mineral Resource is based on a copper price of US$3.99/lb, equivalent to $8,800 /t, provided by BVN (Memorandum 13.08.2021).
5.	MP is not aware of any legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resource Estimate.
6.	Numbers in the table might not add precisely due to rounding.
7.	The pit-constrained Mineral Resource Estimate is reported with internal dilution.

The Mineral Reserve does not include the Millocucho deposit, nor does it consider primary sulfide Mineral Resources because it is considering recovering copper only by Leach and SXEW methods, not by flotation. Primary sulfides by flotation methods may be considered in future studies. For a breakdown of processed oxide, enriched, transitional and low-grade run-of-mine ore refer to Section 11.

1.5.2	Mineral Reserve

The Mineral Reserve Estimates for the Trapiche Project operations are based on a long range mine plan which uses the block model compiled under Section 11, Mineral Resource Estimates, with economic value calculation per block and mining, processing, and engineering detail parameters.

Table 1-6 shows the Mineral Reserve Estimate for Trapiche.

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Table 1-6: Mineral Reserves Tabulation by Material Type for Trapiche

Reserves Category	Material Type	Tonnage (Mt)	Grade Cu (%)
Probable	Enriched	211.1	0.53
	Oxide	34.4	0.37
	Transitional	37.7	0.50
Total Mineral Reserves		283.2	0.51

The operational mine design was based on the selection of the optimum pit with the optimization parameters shown in Table 1-7.

Table 1-7: Parameters Applied to Pit Optimization

Parameter	Units	Value	Basis
Resource Classification
Included Resources	(N/A)	Measured and Indicated	Provided by EMV
Geotechnical
Inter-ramp	(°)	40°- 45°	KCB
Overall Slope Angle	(°)	43	Calculated by MP with KCB information
Mining Parameters
Recovery		98%	By MP
Dilution		2%	By MP
Production
Processing Limit	(ktpd)	45 sulfides	Provided by EMV after trade-off and completed by M3
Processing Limit	(ktpd)	3 oxides and mixed	Provided by M3
Processing
Recovery Cu	%	85 oxides and mixed	Provided by EMV and approved by M3
Recovery Cu	%	71.7 enriched	Provided by EMV and approved by M3
Recovery Cu	%	0.55 Transitional	Provided by EMV and approved by M3
Operating Costs
Mining Cost	(US$/t moved)	1.7	Calculated by MP
Elevation 4710	(US$/t moved)	0.021 per bench	Calculated by MP
Processing Cost
Oxide/mixed	(US$/t ore)	9.42	Calculated by MP and provided by M3
Enriched	(US$/t ore)	3.88	Calculated by MP and provided by M3
Transitional	(US$/t ore)	3.88	Calculated by MP and provided by M3
G&A
45ktpd	(US$/t ore)	2	Provided by M3
Selling Costs
Copper	(US$/lb)	0.07	Provided by M3
Payable Cu	%	100	Provided by M3
Metal Price
Copper	(US$/lb)	3.17	Provided by EMV and approved by M3 and MP
Constraint	% Ca	Over 1% Ca will go to ROM material	Provided by EMV

In view of the current high copper prices and with the purpose to review the material changes in the Mineral Reserves, a sensitivity analysis was developed considering the increase in the price to $3.62/lb of copper and an 8% increase in mining, processing and administration costs; which resulted in 1% difference, concluding that the 2019 Mineral

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Reserves shown in the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update will be maintained for this S-K 1300 Technical Report Summary since the differences are minimal in ore tonnage and fine Cu.

1.6	Recovery Methods

The following items summarize the process operations required to extract copper from Trapiche ores by heap leaching, solvent extraction and electrowinning technology. These are also shown in Figure 1-2 below.

●	110.6 M tonnes of run of mine ore (ROM) will be stacked directly on a permanent heap leach pad and leached.
●	Select grade ore will be crushed by a three-stage crushing circuit.
●	Crushed and agglomerated oxide and mixed ore (34.3 M tonnes) will be stacked and leached on a dynamic heap (on-off) leach pad in the fourth year of operation. A dynamic leach pad is proposed as a means of controlling the high acid consumption of the oxide/mixed ores and obtaining the recovered copper faster.
●	Crushed and agglomerated enriched and transition ore (248.2 M tonnes) will be stacked and leached on a permanent leach pad. Transitional and enriched ores have similar required leach times roughly double that required for the oxide and mixed ores; therefore, they are proposed to be leached on the same pad.
●	Soluble copper will be extracted from the leach solution by solvent extraction technology.
●	Copper metal will be produced for sale by electrowinning technology.
●	Reagents will be stored, prepared, and distributed. The following reagents will be used:
o	Sulfuric acid: Leaches metals from host rock. This is the most significant reagent in terms of operating costs
o	Diluent (Kerosene) – organic solution used to carry extractant and targeted metals
o	Extractant (Acorga M5774) or similar – selectively transfers dissolved metals from pregnant leach solution to organic solution
o	Cobalt Sulfate (CoSO4) – improves plating quality, consistency, and surface finish during electrowinning
o	Guar – improves plating quality, consistency, and surface finish during electrowinning
o	Diatomaceous Earth – filtration media for cleaning electrolyte of entrained organic
o	Mist Suppressor (FC-1100) – prevents fugitive emissions

The Trapiche key process design criteria are summarized in Table 1-8.

Table 1-8: Design Criteria

	ROM	Crushed oxide/mixed ore	Crushed enriched/transition	SXEW	Design
Total Tonnes	110.6 M tonnes	34.3 M tonnes	248.2 M tonnes	-	393 M tonnes
Crushing and Stacking System Throughput					16,425,000 MTPY or 45,000 MTPD
Acid consumption	4 kg/t ore	17 kg/t ore	7 kg/t ore		7 kg/t ore
Leach Cycle: Total including rest periods/days under active leaching	265 days (continuous, no rest periods)	140 days/80 days	180 days/90 days
PLS Flow for Solvent Extraction				3,900 m3/hr	4,900 m3/hr
Copper Produced, Annual Average	3,641	5,967	50,613		60,222 MTPY
Copper Recovery	40%	85%	69%*	98.6%

* Recovery is 71.7% for enriched and 55% for Transitional. 69% is the average.

1.6.1	Crushing and Material Preparation

ROM ore will be trucked from the mine and directly dumped onto the ROM Leach Pad. Oxide/mixed ore and enriched/transitional sulfide ores will be delivered to the Primary Gyratory Crusher.  An apron feeder will draw ore from

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the crusher discharge hopper and discharge to a conveyor belt that will send the ore either to the sulfide ore conveyor or to the oxide ore conveyor. There are approximately 3.9 kilometers of conveyor belt in the project. There is only one primary crusher, (max capacity of 50x65 primary is estimated at 2,760 mtph); therefore, oxide/mixed ores will need to be campaigned separately from the enriched/transitional ores to allow emptying of the primary crusher’s discharge hopper as well as the live storage portion of the coarse ore stockpile, and properly direct the crushed ore to the Oxide On/Off Pad or the Sulfide Leach Pad.

Three belt feeders, rated at 1230 tph nominal each, will reclaim ore from the coarse sulfide ore stockpile. Secondary screen belt feeders will feed secondary vibrating screens. Screen undersize will combine with the secondary crusher discharge and be transferred by a conveyor to the tertiary crushing and screening circuit.

Three belt feeders will withdraw ore from the tertiary screen load bin and feed the tertiary vibrating screens. Screen oversize will discharge into the tertiary cone crushers. The undersize material from the tertiary crusher screens is the product of the fine crushing circuit and will have a size gradation of 80 percent passing 9.4 mm.

Crushed material from the tertiary crushing circuit will be conveyed to an agglomeration circuit surge bin. Crushed ore is fed to two agglomeration drums for pretreatment (binding). Raffinate or fresh water and sulfuric acid will be added to the agglomeration drums.

The major equipment for crushing, screening and agglomeration is show in Table 1-9.

Table 1-9: Crushing, Screening and Agglomeration System Major Equipment

Equipment	Number	Description	Key Criteria
Primary Gyratory Crusher	1	2,635 max. mtph gyratory crusher, 50x65	525 kW
Apron Feeder	1	2500 mtph, 72" wide, 7 m long apron feeder	45 kW
Crushed Ore Conveyor to stockpile	1	Primary Crusher Discharge / Stockpile Feed Inclined Conveyor/Stacker	600 kW
Sulfide stockpile Belt Feeders	3	1230 mtph, 60" wide, 6 m long	37.5 kW
Crushed Reclaim Conveyor	1	42” X 356 m Inclined Conveyor, 56 m lift	700 kW
Secondary Screen Feeder	2	1230 mtph, 60" wide, 6 m long	37.5 kW
Secondary Screen	2	2,500 mtph double deck, 3.6 m x 7.3 m	67.5 kW
Secondary Cone Crusher	2	Cone Crusher 2110 tph	750 kW
Tertiary Feed Bin Feed Conveyor	1	60” X 340 m, Inclined conveyor, 46m lift	1500 kW
Tertiary Screen Belt Feeder	3	1,250 mtph, 60" wide, 6 m long	37.5 kW
Tertiary Screen	3	2,500 mtph double deck, 3.6 m x 7.3 m	67.5 kW
Tertiary Cone Crusher	3	Cone Crusher 1,050 mtph	750 kW
Tertiary Crusher Discharge Conveyor	1	48” X 276 m Horizontal Conveyor	250 kW
Agglomerator Surge Bin Feed Conveyor	1	48” X 369 m, Inclined conveyor	400 kW
Agglomerator Belt Feeder	2	1250 mtph, 60" wide, 6 m long	37.5 kW
Agglomerator Feed Conveyor	2	48” X 32 m Horizontal Conveyor	20 kW
Agglomerator Discharge Overland Conveyor	1	3600 mtph, reversible, horizontal length 24 m, band with 48”, 3.28 m/s.	75 kW
Agglomerator	2	3 m diameter x 6.1 m long drum agglomerator	150 kW
1.6.2	Heap Leach Pad and Ponds

Agglomerated ore will be transferred to the heap leach pads by an overland conveyor system.  The overland conveyor system will terminate to either an oxide ore stacking system or a sulfide ore stacking system at the respective leach pad. The overland system includes the overland conveyor and a series of transfer conveyors (for the oxide system and for the sulfide system) and two mobile stackers (one for the oxide system and one for the sulfide system) that will transfer ore to the stacking system on the pad. The stacking system will be a series of mobile grasshopper type

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conveyors terminating at a radial stacker conveyor. The radial stacker conveyor will place agglomerated ore in lifts. Leach solution distribution pipes and drip lines will be put in place on newly stacked ores.

The major equipment used in the overland conveyor system is shown in Table 1-10.

Table 1-10: Overland Conveyor and Stacking System Major Equipment

Equipment	Number	Description	Key Criteria
Overland Conveyor	1	3600 tph horizontal length 619 m, lift height 73.4 m, band width 48"	1500 kW
Discharge Conveyor	2	3600 tph horizontal length 59m, lift height 10 m, band width 48"	56.25 kW
Oxide Transfer Conveyor	16	42” X 125' Horizontal Conveyor	56.25 kW
Sulfide Ramp Mobile Conveyor	12	42” X 125' Ramp Portable Conveyor	93.8 kW
Standard Portable Conveyor	20	48” X 125' Grasshopper Conveyor	56.35 kW
Sulfide Horizontal Feed Conveyor	2	42” X 90' Horizontal Index Conveyor	150 kW
Oxide Radial Stacker Conveyor	1	42” X 170' Low Profile TeleStacker® Conveyor	150 kW
Radial Stacker Conveyor	1	42” X 140' Low Profile TeleStacker® Conveyor	150 kW

Two leach pads will contain agglomerated ore:

●	Oxide Ore On-Off (dynamic) Leach Pad
●	Sulfide Leach Pad

A permanent ROM pad will be constructed to stack ore directly from the mine for leaching. The Pad ROM is also designed for the storage of oxide waste.

The ultimate capacity of the leach pads is shown in Table 1-11. Since oxide material is not permanently stored on the Oxide Ore On-Off leach pad, the number shown represents that leach pad’s active volume.

Table 1-11: Leach Pad Capacity

Leach Pad	Capacity, million tonnes
Oxide Ore On-Off	1.05
Sulfide Leach	269.5
ROM Phase 1 and 2	111.2

Barren aqueous solution (raffinate) from the solvent extraction circuit will be pumped to the leach pads. Drip emitters will distribute the leach solution to the surface of the stacked ore pile.

The leach solution that percolates through the ROM pad will be collected and will flow by gravity to the intermediate solution (ILS) pond. Solution from the ILS pond will be pumped to the sulfide ore leach pad and be distributed over freshly stacked material. The ILS pond is sized based on 2 hours of retention time at design flowrate.

Leach solution that percolates through the sulfide material will be collected in the sulfide pregnant leach solution (PLS) pond. PLS will be transferred from the sulfide PLS pond to the PLS feed pond.  The PLS Feed Pond is sized based on 8 hours of retention time at design flowrates.

Leach solution from the oxide material will be collected in the oxide PLS pond. PLS will be transferred from the oxide PLS pond by pump to the PLS Feed Pond to feed the solvent extraction circuit. The oxide PLS pond is sized based on 4 hours of retention time at design flowrate.

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A contact water pond will be installed to handle any excess water that might occur during a large precipitation event. The PLS sulfide feed pond will overflow to the raffinate pond by gravity and the ILS pond is designed to overflow to the ILS event pond. The ILS event pond will overflow this excess of water to the raffinate pond and the raffinate pond will overflow by gravity to the contact water pond. Water that may accumulate in these ponds will be periodically pumped by vertical pumps to the raffinate pond. The PLS oxide pond is designed to overflow to the oxide event pond and the oxide excess water will be pumped to the contact water pond. The contact water pond is sized at 603,974 m³. The ILS event pond is sized at 52,200 m³.

1.7	Solvent Extraction

The solvent extraction (SX) process uses a liquid ion-exchange reagent that transfers dissolved copper values from the PLS (aqueous phase) solution to the strip solution (organic phase) as an organo-metallic chelate.

The solvent extraction process consists of two basic steps. In the first step, the PLS is mixed with the organic phase. This organic phase is a mixture of a copper specific extraction reagent, called the extractant, and an organic carrier, called the diluent. The aqueous and organic phases are immiscible liquids and therefore must be well mixed to maximize the extraction of copper from the PLS. Once the organic extractant is loaded with copper, the organic and aqueous phases separate in a settler. The organic phase has a much lower specific gravity than the aqueous phase, which allows for gravity separation between the two immiscible phases.

The PLS, minus the copper, is now called raffinate. The raffinate, which now contains the acid released during extraction, is recycled back to the leaching process.

The loaded organic from extraction is pumped to the second step of the process where the copper is stripped (copper mass transfer from the organic phase back to an aqueous phase) from the organic into another aqueous phase, which becomes the feed to the electrowinning stage. The initial aqueous strip solution is called “lean electrolyte” and after picking up copper from the organic phase it is called the “rich electrolyte”. By controlling the acidity and flow ratios in the stripping step, a very pure, high-grade copper containing solution can be produced. The stripped organic discharging from the stripping stage returns to the extraction stage to take up copper again.

The mixing and the gravity separation of the aqueous and the organic solutions are performed in mixer-settlers. The process of producing copper with this technology is named solvent extraction electrowinning (SXEW). Table 1-12 shows the major equipment for solvent extraction.

Table 1-12: Solvent Extraction Major Equipment

Equipment	Number	Description	Key Criteria
Extraction Settlers	3	40.25 m W x 44.75 L x 0.6 m H SS316L
Strip Settler	1	40.25 m W x 44.75 L x 0.6 m H SS316L
Wash Settler	1	40.25 m W x 44.75 L x 0.6 m H SS316L
Primary Mix Tank with Agitator	5	SS316L tank with pumper-mixer style agitator	75 kW
Secondary Mix Tank with Agitator	5	SS316L tank with pumper-mixer style agitator	15 kW
SX Fire Protection System	1	Foam fire suppression system
1.7.1	Electrowinning

In the electrowinning (EW) process, copper is plated in electrowinning cells onto stainless-steel cathode blanks utilizing an electro-chemical reaction.

Recirculated electrolyte solution will flow from the EW cells to an electrolyte recirculation tank. A portion of the recirculated electrolyte solution will be pumped to the SX stripping circuit. The remaining recirculated electrolyte solution will then mix with rich electrolyte solution and be pumped through a distribution system to the EW cells. The

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recirculating electrolyte solution will be monitored and adjusted to maintain suitable operating concentrations of reagents (including cobalt, guar, and sulfuric acid) for the electrowinning (EW) process.

The copper cathodes will be harvested on a weekly basis. The tank house will have an overhead bridge crane for transporting cathodes to and from the cells using a cathode lifting strongback. Harvested cathodes will be washed in the cathode wash tanks using circulation pumps. Washed cathodes will be stripped from the stainless-steel blanks by robotic machine, sampled, weighed, and then banded by an automatic banding machine.

The Trapiche key process design criteria for electrowinning are summarized in Table 1-13.

Table 1-13: Electrowinning Design Criteria

Equipment	Description
Electrowinning Cells	186 Polymer concrete, cross-flow type
Number of cells per row	2x46 and 2x48
Current Density	operating 324 A/m2, design 350 A/m2
Current efficiency	93%
Cathodes	Permanent mother blanks, 316L stainless steel, 11,160 installed
Anodes	Rolled Pb-Ca-Sn Alloy, 11,346 installed
Strip Machine	Fully automatic, includes washing, stripping, stacking, damaged cathode reject rack, and new cathode replacement rack. Capacity 155 cathodes/hr
Cathode quality	LME Grade "A"
Cathode bundle size	2.5 - 3.0 t
Design Copper Cathode Production	69,600 MTPY
1.8	Infrastructure

The Project uses following work breakdown structure area numbering system:

Facility Number	Facility or Area
000	General & Site Plans
001	DMI
002	DMO
003	Quarries
010	East External Access Road
011	West External Access Road
015	Internal Access
050	Mine - General
60	Rock Fall Protection Walls
100	Primary Crushing
200	Coarse Ore Stockpile
220	Secondary Crushing & Screening
240	Tertiary Crushing
260	Tertiary Screening
300	Leach Pads and Ponds
310	Agglomeration
320	Oxide Leach Pad
330	Sulfide Leach Pad
340	ROM Leach Pad
350	Raffinate System
360	ILS System
370	PLS System

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Facility Number	Facility or Area
400	Mineral Recovery
410	Solvent Extraction
420	Tank Farm
500	Electrowinning
600	Water Systems
620	Water Treatment Plant
650	Fresh Water System
700	Power Supply, Transmission & Distribution Systems
710	Main Substation
715	Backup Power Generation
750	Transmission Lines
760	Distribution Lines
800	Reagents
840	Sulfuric Acid Unloading & Storage
900	Ancillaries - General
901	Guard House
902	Truck Scale
903	Administration/Mine Ops Building
904	Laboratory Building
905	Truck Shop/Truck Wash/Warehouse
908	Fuel Storage
909	Fuel Station
910	Warehouse
911	Security/Medical & Emergency Services
912	Plant Maintenance Building
913	SXEW Maintenance Building
914	Core Storage
915	Waste Transfer Area
916	Helipad
918	Explosives Storage
920	Permanent Camp & Dining Hall
940	Temporary Construction Facilities

1.8.1	Overall Site Plan

Figure 1-2 below, shows the overall site plan.

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Figure 1-2: General Site Layout

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1.8.2	Mine Access

Two roads are being considered for the access to the mine site from Chunchumayo.  One is termed the East Access Road begins in Chunchumayo and ends in the township of Mollocco.  The other road is termed the West Access Road and begins in Chunchumayo and eventually ties into the road to Mollebamba.  The main access will be built as a coordination between the Regional Government and the Federal Government of Peru.

The East Access Road (depicted below) will connect existing Regional Route AP-111 at the township of Chunchumayo to Regional Route AP-110 at the township of Mollocco. The West Access road also starts at the township of Chunchumayo and ties into AP-856. Each road will have an effective width of 5 meters, and the gradient of the road will be improved to not exceed 10%.

Figure 1-3: Mollocco – Chunchumayo Road

1.8.3	Power Supply

The power supply to the Trapiche Project will be provided from the Cotaruse substation via the 220kV transmission line. On August 29, 2019, Consorcio Transmantaro S.A. (CTM), the current operator of the Cotaruse Substation, expressed its conformity with the connection of Trapiche Project. In the Cotaruse substation, there will be two 220kV bay extensions with a switch and a half in the double bar. A new 220 kV transmission line will be built with metal lattice structures. The length of this transmission line will be about 51.5 km. The transmission line will connect to a new 220 kV substation at Trapiche. The Trapiche substation will have a transformer of 75-100/100/30 MVA (ONAN-ONAF) of 220/22.9/10 kV.  From the Trapiche 22.9 kV substation, the distribution of power within the Trapiche plant will be by 22.9 kV distribution lines. The total connect load for the Trapiche Project is estimated at approximately 82 MW and the Maximum Estimated Load is 52 MW.

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Figure 1-4: 220kV Power to Site

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1.8.4	Process Components

The following process components are proposed for the Trapiche Project:

●	Primary Crushing
●	Coarse Ore Stockpile & Feed
●	Secondary Crushing & Screening
●	Tertiary Crushing & Screening
●	Agglomeration
●	Solvent Extraction
●	Tank Farm Area
●	Electrowinning
●	Water Treatment Plants
●	Heap Leach Circuits including Pads and Ponds
●	Reagent Preparation, Storage, and Distribution
1.8.5	Geotechnical Components

The following geotechnical components are proposed for the Trapiche Project:

●	Sulfide Leach Pad
●	Oxide On/Off Leach Pad
●	Oxide Waste Deposit Pad
●	Run-of-Mine (ROM) Leach Pad (for ROM material)
●	DMI (Unsuitable or Inadequate Material Deposit)
●	DMO (Topsoil or Organic Material Deposit)
●	Contact Water Dam
●	Fresh Water Dam
●	Fresh Water Intake Structure
1.8.6	Ancillaries

Ancillary facilities for the Trapiche Project include the following:

●	Permanent Camp Facility
●	Gate/Security Building
●	Medical and Emergency Building
●	Mine Operations Building
●	Warehouse
●	Truck Shop (may be supplied by Contract Miner)
●	Truck Wash Facility
●	Plant Maintenance Building
●	Laboratory
●	Fuel Storage & Fuel Station
●	Explosives Storage
●	Core Storage

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1.9	Project Construction and Operation

Table 1-14 outlines the five years of EPCM, designing, procuring and constructing the Trapiche mine, the 18 years of mine operation and the 5 years of mine closure.  The EPCM strategy is to use Year -5 to begin design of the initial ancillary structures and the long lead items.  It is during this period that the exterior road connecting Chunchumayo to the mine site is constructed.  Year -4 continues the engineering and begins construction of the interior roads, the earthworks for the site, and the initial ancillary structures necessary for the construction of the mine.  Year -3 continues engineering on only some of the process facilities and continues construction on the earthworks, the camp and the crushing circuit facilities.  Years -2 and -1 wrap up construction of the earthwork facilities and the process facilities.  Commissioning begins in the final portion of Year -1 before the Operational Stage begins.

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Table 1-14: Trapiche Project Leach Facility Construction and Operation Phases and Timing

	Year -5	Year -4	Year -3	Year -2	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23
Stage
Detailed Engineering, Procurement & Planning
Early Works (EW)
General (Platforms & Earthworks)	E			C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Quarries
DMI - Phase 1 (unsuitable material)	E	C	O	O	O	O	O	O	O	R
DMO (organic material)	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Internal Access Roads
Freshwater System
Fresh Water Pond	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Fresh Water Intake	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Guard House West & East & Admin Building & Laboratory Building & Warehouse & Core Storage	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Truck Shop & Truck Wash (Only Platform)	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Fuel Storage & Fuel Station	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Security, Medical & Emergency Services	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Explosive Storage	E	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Construction/Permanent Camp & Dinning Hall
Temporary Construction Facilities & Power	E	C	O	O	O	R
Plant Site Stage
General (Platforms & Earthworks)	E			C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
DMI - Phase 2	E		C	O	O	O	O	O	O	R
Quarries
East External Access Road	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O
West External Access Road	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O
Internal Access	E		C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Pit (No Pre-mining considered)		E		C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
Rock Fall Protection Walls			E	C		O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Primary Crushing and Oxide Stockpile		E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Ore Stockpiling, Conveying, Secondary & Tertiary Crushing		E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Agglomeration		E	E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Oxide Leach Pad		E						C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
Sulfide Leach Pad Phase 1		E	C	C	C	O	O	O
Sulfide Leach Pad Phase 2		E							C	O	O	O	O	O
Sulfide Leach Pad Phase 3		E												O	O	O	C	O	O	O	O	O	O	R	R	R	R	R
ROM Leach Pad - Phase 1 (Inc. Ponds)		E		C	C	O	O	O																R	R	R	R	R
ROM Leach Pad - Phase 2 (Inc. Waste Pad)		E						C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
Raffinate System		E			C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
ILS Collection Pond & ILS Event Pond		E			C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
Oxide PLS Pond		E						C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R	R	R	R	R
SX/EW Plant & Tank Farm		E	C	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Water System (Piping & Equipment)		E	C	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Fresh/Fire Water Crush & SXEW Area		E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Water Treatment Plants
Contact Water Pond		E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Pit Water Treatment Plant		E			C	O	O	O	O	O	O	O	C	O	O	O	O	O	O	O	O	O	C	O	O	O	O	R
Contact Water Treatment Plant		E			C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Power Supply
Main Substation & Backup Power	E		C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Transmission Lines (220Kv)	E		C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Distribution Lines (22.9Kv)	E				C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Reagents, Sulfuric Acid & Unloading, Ancillaries		E		C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Truck Scales Crushing Area & SXEW Area		E			C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Truck Shop & Truck Wash (Building)	E				C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Plant Maintenance Building		E	E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
SXEW Maintenance Building		E	E	C	C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R
Waste Transfer Area	E				C	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	O	R

	Detailed Engineering			E		Construction		C		Operation		O		Closure & Reclamation			R

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1.9.1	Initial Capital Construction

Initial capital construction will include the following:

●	Process Facilities including:
o	Primary Crushing
o	Coarse Ore Stockpile & Feed
o	Secondary Crushing & Screening
o	Tertiary Crushing & Screening
o	Agglomeration
o	Conveying and Stacking Systems for Phase 1A
o	Solvent Extraction
o	Tank Farm Area
o	Electrowinning
o	Raffinate Pond
o	Oxide PLS Pond (although the Oxide Leach Pad is deferred, the Oxide PLS Pond is used to feed the SX plant and therefore is needed during initial construction)
o	Pit Water Treatment Plant
o	Process Water Treatment Plant
o	Reagents
●	Infrastructure including:
o	Main Access Road
o	Haul Roads
o	Internal Roads
o	220kV Transmission Line
o	Trapiche Main Electrical Substation
o	Fresh Water Intake Structure

Construction of a fresh water take-off (FWT) in the Rio Seguiña is planned to supplement the fresh water supply to the project during both construction and operation by up to 70 l/s during dry periods.

o	Fresh Water Dam and Pond

The fresh water dam is planned for 200 m upstream of the confluence of the Quebrada Cuatro and the Rio Seguiña and designed with a nominal capacity of 492,100 m3.

●	Ancillary Structures

All ancillary facilities listed in Section 1.8.6 above

●	DMI Storage Area

The Inadequate Material Deposit (DMI for its acronym in Spanish) is designed to contain a total of approximately 2.05 Mm3 of material produced during excavation to foundation materials during the construction of the project.

●	DMO Storage Area

The storage of organic material (topsoil) removed during construction is planned for the Organic Material Deposit (DMO for its initials in Spanish), with a nominal capacity of 0.52 Mm3. This capacity is considered sufficient due to the use of organic material during rehabilitation and progressive closure plan proposed for the project.

●	Sulfide Heap Leach Pad

The sulfide leach pad is broken into three phases, Phase 1, Phase 2, and Phase 3.  Phase 1 is constructed during the initial construction period in the upper reaches of the Quebrada Puccacocha, north of the planned

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SXEW plant and Quebrada Cuatro.  The total occupied area presented in this design is 211 ha.  Phases 2 and 3 are sustainable construction.

●	The Phase 1 Sulfide Heap Leach Pad

Phase 1 in the upper valley of the Quebrada Puccacocha using a combination of cut and fill techniques to produce an average leachable area of 62.3 hectares and sufficient volume to contain 66.5 Mt of agglomerated material.

●	ROM Pad

The ROM leach pad is designed to be completely underlain with an impermeable liner with a total extension of 118 ha, and a total capacity of 111.24 Mt, 31.5 Mt in Phase 1 and 79.7 Mt in Phase 2.  The ROM pad will leach low grade ore (ROM).  ROM Phase 1 includes:

o	ROM Leach Pad liner and collection system
o	ILS Collection Pond
o	ILS Storm Water Event Pond
●	Contact Water Dam

A contact water storage is planned for the Cuatro watershed, downstream of the DMO, with reference coordinates of UTM 18S 729896E and 8394119N. The location of the dam was determined after updating the general arrangement of the mine components and an evaluation of alternatives where technical aspects were considered. The Contact Water Dam is designed with a nominal capacity of 501,481 m3.

●	Fresh Water Intake

As result of the project’s Water Balance, fresh water from the Seguiña River is required for the project in the years of construction and the first 8 years of operation in amounts of 20 and 43 liters per second (L/s), respectively. For the years of construction, the calculation results in a requirement of 11 liters but a contingency of 80% was assumed that should be optimized in the next level of study. For operation years the dry season scenario was assumed to include contingency in the estimation. After year 8, the water coming from the pit (superficial and underground) will be enough to supply the requirement of the process in the dry months of the years.  See Section 16.8 for additional information.

●	Fresh Water Dam

The Fresh Water Pond location is planned for 200 m upstream of the confluence of the Quebrada Cuatro and the Rio Seguiña with a reference coordinate of UTM 18S 728616E and 8393068N. It is designed with a nominal capacity of 231,388 m3.  See Section 15.6 for additional information.

●	Water Treatment Plants

During the operation, the contact water from the pit will be treated in the Mine Water Treatment Plant, with a starting capacity of 60 liters per second in Year -1 and 180 liters per second in Year 18. This water will be led to the contact water tank in dry months to be used in the process according to the water balance and will be discharged to the authorized point once it is verified that it complies with the permitted environmental limits.

Surplus contact water from the sulfide leach pad, ROM pad, oxide pad, or other areas will be conducted to the contact water pond where it will be stored for reuse in the process. If this water needed some treatment to return to the process or to discharge to the authorized point, in the event of an extreme event, a Contact Water Treatment Plant was designed with a capacity of 25 L/s.

1.9.2	Sustainable Construction

The following describes the systems and components that will be constructed after initial plant startup. Timing of construction is shown in Table 1-14 above.

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●	Phase 2 - Sulfide Heap Leach Pad

Phase 2 in the upper valley of the Quebrada Cuatro overlying leached Phase 1 ROM material, with an average leachable area of 56.6 hectares and sufficient volume to contain 58.8 Mt of agglomerated material. Phase 2 will start service in Year 5 and includes:

o	The Phase 2 PLS Pond
o	Associated Pumping and Piping Systems
●	Phase 3 - Sulfide Heap Leach Pad

Phase 3 overlying the previously placed agglomerated material, with an average leachable area of 82.9 hectares and sufficient volume to contain 144.2 Mt of agglomerated material.

●	Oxide On/Off Leach Pad

The oxide ore is in the lower elevation reaches of the pit. As such, it would be difficult to deliver a substantial quantity of oxide ore early in the project. The current mine plan has the oxide ore deliveries of 38k, 433k, and 920k for years 1, 2 and 3 respectively. The intent is to stockpile this material for future processing. This will allow the project to defer construction of the Oxide On/Off (Dynamic) Leach Pad with an area of 16 ha until Year 3 and includes:

o	Active capacity: 3 Mt annually
o	Oxide On/Off Leach Pad liner and collection system
o	Oxide Conveying and Stacking System
●	Run-of-Mine (ROM) Leach Pad Phase 2

The ROM Phase 2 leach pad  will start developing in Year 3 and completed in Year 4. The ROM Phase 2 pad includes:

o	Capacity: 79.7 Mt
o	ROM Phase 1 is planned to store 34.3 Mt leached oxides in the northeast sector of the ROM Phase 2 leach pad footprint.
●	Oxide Waste Deposit Pad

The oxide ore operation is a dynamic pad. The ore is leached and removed once leaching is complete. The waste oxide material is placed alongside the ROM material. In plan view they have the appearance of being one pad, but the two pads are separated by a berm at the bottom to control drain-down solution coming from the oxide waste. Timing for this pad would need to align with the timing of the Oxide Leach pad. Since the oxide material will leach for approximately 140 days (including rinsing and draining) the Waste Deposit Pad will need to be operational shortly after the oxide processing starts. The proposed plan is to start developing the Oxide Waste Deposit Pad in Year 4. The pad would be extended as required over the course of the next 10 years. Includes:

o	Capacity: 34.3 Mt
o	Oxide Waste Deposit Pad liner and Collection System
o	Drainage piping from Pad to ILS Pond
1.10	Capital and Operating Cost Estimates
1.10.1	Operating Costs

The project’s operating costs are summarized in Table 1-15.

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Table 1-15: Overall Operating Cost

Area	Year 1	Year 2	Year 3	Year 4	Year 5	LOM
Mining Operating Cost	$50,428	$50,867	$53,197	$65,527	$55,037	$908,954
SXEW Plant	$68,177	$69,658	$68,728	$71,699	$68,941	$1,148,728
Water Treatment Plant	$357	$527	$658	$771	$911	$35,943
Site & Services	$22,000	$22,000	$22,000	$22,000	$22,000	$396,000
General Administration	$6,600	$6,600	$6,600	$6,600	$6,600	$118,800
Treatment & Refining Charges	$8,263	$8,263	$8,263	$8,263	$8,263	$131,439
Total	$155,826	$157,915	$159,447	$174,861	$161,753	$2,739,864
$/t processed	$5.80	$6.09	$5.79	$4.93	$5.98	$6.97
1.10.1.1Mine Operating Cost

Table 1-16 shows the average mining unit cost per activity for the whole LOM. This is a mine contractor estimation that includes the whole cost except for the auxiliary equipment. A recent mining operating cost update has been made in October 2021 due to the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update being developed in 2020. This adjustment is an additional 10%, considered for price adjustment due to inflation and increase in consumables and supplies.

Table 1-16: Mine Operating Unit Cost(1)

Activity	US$ / t	%
Drilling	0.16	7.1
Blasting	0.22	9.5
Loading	0.24	10.4
Hauling	1.19	51.7
Maintenance	0.19	8.2
Mine Management	0.09	4.1
Contractor's Profit	0.21	9.1
Total	2.31	100

Notes:

1.	In the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update, the cost of mines was estimated at US$2.1/t.
1.10.1.2	Process Plant Operating Cost

The process plant operating cost is summarized in Table 1-17.

Table 1-17: Process Plant Operating Cost

Activity	USD LOM ($000)%
Labor	$81,972	7.1
Sulfuric Acid	$431,828	37.6
Electrical Power	$394,596	34.4
Reagents	$61,769	5.4
Liners	$24,018	2.1
Maintenance Parts	$135,720	11.8
Water Charges	$958	0.1
Supplies and Services	$17,866	1.6
Total	$1,148,728	100

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1.10.1.2.1	Labor

The process plant staffing has been estimated to have 150 employees (operations 105 employees and maintenance 45 employees) included in the process plant staffing is the laboratory staffing. An average annual wage of $30,360 which includes fringe benefits.  Annual plant labor costs are estimated to be $4.6 million, which is 4.9% of the process plant operating cost.

1.10.1.2.2	Sulfuric Acid

Sulfuric acid is the major reagent in an SXEW facility. Sulfuric acid is used to liberate copper from the host rock. As noted in Table 1-17 above, 37.6% of the Process Plant OPEX costs are for purchase and delivery of sulfuric acid. Current undiscounted life of mine acid cost is $432M based on a delivered price of $156.26 per ton of acid ($80/t for acid purchase and $76.26/t for delivery). Therefore, securing the best possible acid supply contract as well as the best possible delivery contract will be very important for the project. An Owner operated delivery fleet may be worth exploring to see if it would be cost beneficial.

1.10.1.2.3	Electrical Power

The electrical power consumption was based on the TPC-PFS-LST-000-ME-001-Equipment Register Rev. 0 with connected kW, discounted for operating time per day and anticipated operating load level. Power costs were provided by El Molle Verde using a unit price of $0.065 per kWh. Annual plant power costs are estimated to be approximately $25.0 million. The electrical load summary is shown in Table 1-18 below.

Table 1-18: Electrical Load Summary

	CONNECTED LOAD			DEMAND LOAD				ESTIMATED LOAD
ELECTRICAL LOAD	KW	KVAR	KVA	% DEMAND FACTOR	KW	KVAR	KVA	% DIVERSITY FACTOR	KW	KVAR	KVA	LOAD FACTOR
Area 050 Mine General	515	382	641	66	341	314	464	100	341	314	464	0.72
Area 100 Primary Crushing	1,602	853	1,815	73	1,162	657	1,335	78	906	513	1,041	0.57
Area 200 Coarse Ore Stockpile	946	511	1,075	78	739	400	840	78	576	312	655	0.54
Area 220 Secondary Crushing & Screening	3,412	1,709	3,816	79	2,690	1,358	3,013	85	2,287	1,154	2,561	0.67
Area 240 Tertiary Crushing	2,518	1,259	2,815	79	1,995	1,005	2,234	85	1,696	854	1,899	0.67
Area 260 Tertiary Screening	1,542	858	1,765	65	1,000	638	1,187	85	850	542	1,009	0.57
Area 310 Agglomeration	2,650	1,325	2,963	78	2,056	1,046	2,306	85	1,747	889	1,960	0.66
Area 320 Oxide Leach Pad	1,273	821	1,515	80	1,019	657	1,212	60	611	394	727	0.48
Area 330 Sulfide Leach Pad	3,206	1,944	3,750	79	2,530	1,545	2,965	70	1,771	1,081	2,075	0.55
Area 350 Raffinate System	11,628	5,635	12,921	70	8,139	4,172	9,146	80	6,511	3,338	7,317	0.57
Area 360 ILS System	5,968	2,890	6,631	70	4,178	2,140	4,694	65	2,715	1,391	3,051	0.46
Area 370 PLS System	1,579	765	1,754	70	1,105	566	1,242	50	553	283	621	0.35
Area 410 Solvent Extraction	775	505	925	70	543	367	655	95	515	349	622	0.67
Area 420 Tank Farm	7,142	3,572	7,986	70	4,995	2,640	5,650	85	4,246	2,244	4,802	0.60
Area 500 Electrowinning	20,022	9,874	22,325	94	18,725	9,249	20,885	93	17,496	8,600	19,496	0.87
Area 620 Water Treatment Plant	800	600	1,000	90	720	540	900	75	540	405	675	0.68
Area 650 Fresh Water System	5,221	2,544	5,808	70	3,655	1,864	4,102	37	1,365	701	1,534	0.26
Area 800 Reagents	5	5	7	70	3	4	5	85	3	3	4	0.61
Area 840 Sulfuric Acid Unloading and Storage	180	135	225	80	144	108	180	100	144	108	180	0.80
Areas 900, 901, 902, 904, 908, 909, 911, 912	2,778	2,052	3,454	76	2,117	1,571	2,636	97	2,051	1,528	2,557	0.74
Areas 903, 905, 910, 914 (HLC)	4,325	3,243	5,406	55	2,366	1,774	2,957	100	2,366	1,774	2,957	0.55
Area 920 (BISA)	3,769	2,827	4,712	83	3,128	2,346	3,911	80	2,503	1,877	3,128	0.66
TOTAL	81,917	44,355	93,154	77	63,398	34,997	72,416	82	51,842	28,690	59,251	0.64

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1.10.1.2.3.1Emergency Backup Power

There are (4) 2,500 kW emergency generators located at the Trapiche main substation that tie into the main bus; therefore, emergency power is effectively distributed everywhere. It will be up to operations to prioritize how it is used. The intent is that a small portion is used for trickle power to the rectifiers to keep the plated copper from re-dissolving back into solution. A major portion of the emergency power will be used to keep camp operations up and running.

1.10.2	Capital Costs

Table 1-19 summarizes the initial, sustaining and closure CAPEX for the Project.  It includes the process plant costs, on-site infrastructure such as on-site roads, the leach pads, the operations camp, and off-site infrastructure such as the power transmission line, and the mine access road costs.  DMO and DMI facilities cost are included in the Direct Costs. It does not include direct mining equipment costs as the project is based on use of contract mining services. The initial CAPEX also includes indirect costs for engineering, procurement, construction management, vendor support during construction, spares and other costs.

Table 1-19: Trapiche Capital Cost Estimate Summary

Item	Base Cost (US$)
Subtotal Direct Cost, without Mining	$647,422,193
Freight	$32,737,980
Mobilization	$12,927,640
Concrete Batching Mob & Demob	$563,200
Camp Costs	In Direct Cost
Camp Operating Costs	In Direct Cost
Temporary Construction Facilities	In Direct Cost
Temporary Construction Power	$680,130
Fee - Contractor	In Direct Cost
Total Constructed Cost	$694,331,143

Management & Accounting	$5,207,510
Engineering	$41,659,860
Project Services	$6,943,310
Project Control	$5,207,510
Construction Management	$45,131,570
EPCM Fee	$10,415,020
EPCM Construction Trailers	$2,082,960
EPCM Subtotal	$116,647,740

Commissioning & Programming	$550,000
Travel Lodging & Bussing	In Direct Cost
Vendor Supervision Of Specialty Const.	$2,821,753
Vendor Pre-commissioning	$940,588
Vendor Commissioning	$940,588
Client / Construction Commissioning Teams	$0
Capital Spares	$3,762,330
Commissioning Spares	$940,588
Total Contracted Cost	$820,934,730

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Item	Base Cost (US$)
Contingency	$123,140,160
Transmission Line & Substation (CONENHUA)	$45,631,190
External Road	$16,500,000
First Fills	$2,530,000
Owner's Cost	$29,672,000
Total Contracted and Owner's Cost	$1,038,408,080

1.10.2.1Mine Capital Cost

Mining activities will be performed under a contract mining methodology. As such, no mining equipment costs are included in the CAPEX. Costs are carried by the mining contractor and are included in the Mine OPEX.

Sustaining capital costs include communication equipment renewal, major upgrades every 4 years for the Dispatch System up to the end of LOM, and US$2.2M every 3 years for dewatering and water management infrastructure for the open pit, such as sumps and diversion channels.

Considering an increase in supplies prices, an additional 10% adjustment was made to the mine capital cost estimate presented in TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update.

Initial Capital costs by category are summarized in Table 1-20.

Table 1-20: Initial Mining capital cost

Description	US$
Mine communication	$253,000
Dispatch (US$)	$1,210,000
Dispatch Hardware - Truck (US$)	$302,500
Dispatch Hardware - Shovel/Loader (US$)	$110,000
Dispatch Hardware - Drill (US$)	$55,000
Dispatch Hardware - Aux (US$)	$55,000
Dewatering System	$2,750,000
Total	$4,735,500

Notes:

1.	In the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update, the Initial Mining Capital cost was estimated at US$4.305M.
1.11	Environmental, Social and Permitting

The legal and permitting requirements for the construction and operation of the project have been identified and are well understood. A detailed Environmental Impact Assessment (EIA) is required for the project that will comprise the collection of detailed environmental baseline data (for physical, biological, and social aspects of the project) and an assessment of the environmental effects of the project. As part of the EIA process, mitigation and environmental management measures will be developed. The EIA is being prepared and will be required to obtain approval by SENACE, the designated approval authority.

1.12	QP Conclusions and Recommendations

The following highlight the Conclusions and Recommendations contained in the Study.  See Sections 22 and Section 23 for a more complete list of Conclusions and Recommendations.

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Mineral Resources and Reserves

●	The Mineral Resource has been estimated based on a copper price of $3.99/lb ($8,800/t), information provided by BVN in the memorandum dated August 13, 2021. The cut-off grade used for reporting the oxide mineral is 0.14%, the enriched mineral is 0.07%, the transitional mineral is 0.09%, and the primary sulphides is 0.08%. The Mineral Resource reported by El Molle Verde has been estimated in conformity with the newly implemented Regulation of S-K §229.1304 as required by the United States Securities and Exchange Commission (“SEC”). Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
●	As of November 2021, the Mineral Resource Estimate (excluding reserves) is comprised of Measured and Indicated Mineral Resources of 617.2 Mt at 0.32% Cu and Inferred Mineral Resources of 36.61 Mt at 0.32% Cu.
●	The Mineral Reserves have been declared since the final barrier for insufficient geotechnical information has been removed. The pit design was updated with the geotechnical recommendations based on updated geotechnical drilling information, generating a report whose difference with the estimated pit-constrained Measured + Indicated Mineral Resource used at the initial stages of the PFS is not material.
●	As of November 2021, at Trapiche Project, the Mineral Reserve Estimate is comprised of proven and probable Mineral Reserves of 283.2 Mt at 0.51% Cu. Mineral Reserves are based on an average cut-off grade of 0.13% Cu, using a cooper price of US$3.63/lb (US$8,800/t) provided by BVN (memorandum dated August 13, 2021).

Mining Methods

●	Trapiche is an open pit mining operation with three mining phases. The mine design has been based on pit optimization, geotechnical information and the mining fleet whose haulage equipment considers Volvo FMX 50-ton trucks. The mine plan considers a rate of 45,000 tonnes per day of mineral.
●	The comparison between Owner mining vs third party (contractor) mining does not show a significant difference in mining cost. Contractor mining has been selected as the basis for this study.

Processing

●	The metallurgical test work completed to date established that heap leaching followed by SXEW is a viable process to produce copper cathode from the Leachable portion of the Trapiche Mineral Resource. The process would include crushing the ore, agglomeration, heap leaching, solvent extraction, and electrowinning technology. Some of the material can also be processed by run of mine heap leaching. The pregnant leach solution from oxide and sulfide leaching systems can be combined and sent to solvent extraction.
●	After review of the metallurgical test data, it is concluded that additional testing should be completed to supplement the design criteria for the process. Additional testing should be completed to: 1) identify monitoring parameters, 2) investigate use of inter-liners should ore compaction cause a heap permeability problem, 3) determine the optimal size of material particles and agglomerates to control acid consumption and maximize copper recovery, and 4) determine the ferric iron concentration required for run of mine leaching.
●	It was also noted that there were high concentrations of aluminum (17,832 ppm) and arsenic (9,946 ppm) in some leach solutions obtained in test work. All leach test work going forward should also be monitored for these elements. An addition to the process circuit may be required to remove the aluminum and arsenic from the leach solution system.

Water Management

●	The PFS water balance indicates construction of the fresh water pond is considered necessary before the start of operations.

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●	The PFS water balance indicates construction of the freshwater intake is considered necessary before the start of operations to supply 20 L/s in the construction stage and 43 L/s for the first 8 years of operation.
●	The Water Balance concludes the requirement of fresh water from the river Seguiña do not affect the ecological/environmental flows downstream. The estimation uses dry season parameters that implies has enough contingency at this level of study to assure there is no major risk.

Water Treatment

●	Reducing the area of the leach pad exposed to precipitation is fundamental to management of contact water at the site and associated water treatment. All scenarios regarding production of contact water considered in this TRS rely on having a maximum of 62 ha and 31 ha of exposed leach pad during operation and closure stage respectively.

Project Economics

●	The financial analysis presented in Section 19 demonstrates that the Trapiche Project is technically viable and has the potential to generate positive economic returns based on the assumptions and conditions set out in this TRS and this conclusion warrants continued work to advance the Project to the next level of study.
●	The base case economic analysis indicates that the project has an after-tax NPV at 7% discount rate of $785 million, IRR of 15.9% and a payback of 5.0 years.

Opportunities

●	Water Treatment:
o	The possibility of using areas of the pit as a temporary storage of contact water to control the costs associated with water treatment may present an opportunity to optimize water treatment costs.
o	There is an opportunity to optimize the timing and cost of construction associated with the contact water storage through comparison with the cost of acid water treatment over the life of the mine.

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2	Introduction
2.1	Details of Registrant

El Molle Verde S.A.C. (EMV), a wholly-owned subsidiary of Compañía de Minas Buenaventura S.A.A. (100% BVN), is the owner of the Trapiche Project.  The Project is located in the Antabamba Province, Department of Apurímac.

EMV is registered in SUNARP, with certification in the C0036 center of the Record N° 12471722 of the Libro de Sociedades Mercantiles del Registro de Personas Jurídicas del Registro Público de Minería-Zona Registral Nº IX-Sede Lima (Book of Mercantile Societies of the Record of Legal Entities of the Public Record of Mining-Registration Zone Nº IX-Lima Headquarters).  Additional information is shown in Table 2-1.

Table 2-1: Identification of the Issuer

Data	Description
Company Name	El Molle Verde S.A.C.
Financial Address	Las Begonias 415, Piso 19, San Isidro Lima - Perú
Telephone/Fax	(511) 4192500
Website	http://www.buenaventura.com
R.U.C.	20140688640
Representative	Raul Benavides
2.2	Terms of Reference and Scope
2.2.1	Scope

This report provides a comprehensive overview of the Project and includes recommendations for future work programs required to advance the project to a decision point. The report defines project operating and capital costs and economics as well as technical and environmental details to support the project’s viability.

2.2.2	Terms of Reference

This TRS was prepared through review and validation of the existing reports completed for EMV from August 2018 to November 2021. The vetting of the information included reviewing the geology, mineralization, process/metallurgy, site infrastructure, soils and geotechnics, and the existing environmental information from previous studies.

Abbreviations are shown in Table 2-2.  A glossary of terms is shown in Table 2-3.

Table 2-2: List of Abbreviations

Abbreviation	Term
%	Percent
~	Approximately
°	degree (degrees)
°C	degrees Celsius
°F	degrees Fahrenheit
µ	microns, micrometers (one millionth of a meter)
A	Amperes
AA	atomic absorption
AAS	atomic absorption spectroscopy

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Abbreviation	Term
ABA	acid base accounting
ACI	American Concrete Institute
ADR	adsorption-desorption-recovery
Ag	silver
AIC	American Institute of Constructors
AISC	American Institute of Steel Construction
amsl	above mean sea level
ANFO	ammonium nitrate-fuel oil
AP	acid potential
ARD	acid rock drainage
AT	After-tax
BDR	Baseline Data Report
BIOX	biological oxidation of sulfides using bacteria in reactor tanks
BMP	best management practices established by the State of Idaho
BVN	Compañía de Minas Buenaventura S.A. A
CAPEX	capital expenditures
CCD	counter-current decantation
cfm	cubic feet per minute
CO3	carbonate
COC	chain of custody
CoG	cut-off grade
CSAMT	controlled source audio magneto-tellurics geophysical survey method
Cu	copper
DGAAM	Directorate General of Mining Environmental Affairs
dia.	diameter
DS	Supreme Decree
EIAd	Detailed Environmental Impact Study
EM	electromagnetic geophysical survey technique
EMF	electromagnetic field
EMF	electromotive force
EMV	El Molle Verde S.A.C.
EPCM	engineering, procurement and construction management
EW	Electrowinning
FA	fire assay
Fe	iron (element)
FOB	free on board
FS	feasibility study
ft	feet
g	grams
G&A	general & administration
g/L	grams per liter
g/t, gpt	grams per metric tonne
gal	gallons
GCL	geo-synthetic clay liner
GHG	greenhouse gasses
g-mol	gram-mole
gpm	gallons per minute
GPS	global positioning system
ha	hectares
HCT	humidity cell test
HDPE	high density polyethylene

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Abbreviation	Term
Hg	mercury
HMI	human-machine interface
hp	horsepower
ICP	inductively coupled plasma
ICP AES	inductively coupled plasma atomic emission spectroscopy, an analytical method for assaying
ICP MS	inductively coupled plasma mass spectrometry, an analytical method for assaying
ID	Idaho, where context indicates
ID2	inverse-distance squared
ID3	inverse-distance cubed
IGA	Environmental Management Instrument (Elaboración de Instrumentos de Gestión Ambiental)
IMPLAN	Impact analysis for planning
IMDA	Average Daily Annual Index, by its acronym in Spanish, is the estimated numerical value of vehicular traffic in a certain section of the road network in a year
in	Inches
IP	induced polarization geophysical survey technique
IR	infrared
IRR	internal rate of return, a financial measure
ITS	Technical Support Report
KCB	Klohn Crippen Berger
kg	kilograms
kg/t	kilograms per metric tonne
koz	thousand troy ounces
kt	thousand tons
kt/d	thousand tons per day
kt/y	thousand tons per year
kV	kilovolts
kW	kilowatts
kWh	kilowatt-hours
kWh/t	kilowatt-hours per metric ton
L	liters
L/s	liters per second
lb	pounds
LG	Lerchs-Grossmann algorithm
LiDAR	Light Detection and Ranging distance measuring technology
LLDPE	linear low-density polyethylene plastic
LOM	life-of-mine
m	meters
m²	square meters
m³	cubic meters
M3	M3 Engineering & Technology Corporation
MACRS	Modified accelerated cost recovery system
masl	meters above sea level
MBR	membrane bioreactor
MCFZ	Meadow Creek fault zone
MEM	Ministry of Energy and Mines
mg/L	milligrams/liter
MIBC	Methyl isobutyl carbinol
MINAM	Ministry of the Environment
mL	Milliliter or 10-3 liters

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Abbreviation	Term
MLA	mineral liberation analyzer
Mlbs	million pounds
Moz	million troy ounces
MP	Mining Plus
MRE	Mineral Resource Estimate
Mt	million tons
Mt/y	million tons per year
mV	Millivolt or 10-3 volts
MVA	megavolt amperes
MW	Megawatts or million watt (where context indicates)
NAG	net acid generating
NGO	non-governmental organization
NNP	net neutralization potential
NP	neutralization potential
NPR	net of process revenue (NPR), defined as NSR less OPEX and G&A
NPV	Net Present Value
NSR	net smelter return
OHWM	ordinary high-water mark
OPEX	operating expenditures
oz	troy ounces
oz/t	troy ounces per ton
P80	80% passing a certain size
PFS	Preliminary Feasibility Study / Prefeasibility Study
PLC	programmable logic controller
PLS	Pregnant Leach Solution
PMF	probable maximum flood
PoO	Plan of Operations
ppb	parts per billion
ppm	parts per million
Psi	pounds per square inch
QA-QC	quality assurance/quality control
QEMSCAN	Quantitative Evaluation of Minerals by Scanning electron microscopy
QMP	Quartz Monzonite Porphyry
QP	S-K 1300 Qualified Person
RC	reverse circulation drilling
RCA	riparian conservation area
RD	Directorial Resolution
RF	Revenue Factor
RMS CV	root mean squared coefficient of variation, a statistical tool
ROM	run-of-mine
RQD	rock quality designation
SEC	U.S. Securities & Exchange Commission
sec	seconds
SENACE	National Service of Environmental Certification for Sustainable Investment (Servicio Nacional de Certificación Ambiental para las Inversiones Sostenibles)
SG	specific gravity
SIMS	secondary ion mass spectrometry
SPLP	synthetic precipitation leachate procedure
SR	Stripping Ratio
SRCE	standardized reclamation cost estimator
st	short tons (2,000 pounds)

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Abbreviation	Term
SX	Solvent extraction
SXEW	solvent extraction and electrowinning
TC-RC	treatment charges – refining charges, which are smelter charges
TDS	total dissolved solids
TIC	total inorganic carbon
Ton/Tonne	metric tonne of 1,000 kg
ToR	Terms of Reference
TRS	Technical Report Summary
TSS	total suspended solids
UM	Mining Unit / Unit Production
UTM NAD83	Universal Transverse Mercator North American Datum of 1983 geodetic network
UV	ultra-violet light
V	volts
VFD	variable frequency drive
VHF	very high frequency
VLF-EM	very low frequency electro-magnetic geophysical survey
W	watts, where context indicates
WAD cyanide	weak acid dissociable cyanide
XRD	x-ray diffraction
XRF	x-ray fluorescence
Y	year

Table 2-3: Glossary

Term	Definition
Assay	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure	All expenditures not classified as operating costs but excluding corporate sunken costs such as acquisition.
Composite	Combining more than one sample result to give an average result over a larger distance.
Concentrate	A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore.
Crushing	Initial process of reducing ore particle size by impact to render it more amenable for further processing.
Cut-off Grade (CoG)	The grade of mineralized rock above which it becomes profitable to extract the mineralization.
Dike	A sheet of igneous rock intruded along a crack in a rock mass and crystallized in place.
Dilution	Waste, which is rock below an economic cutoff value mined with ore.
Dip	Angle of inclination of a geological feature/rock from the horizontal.
District	A bounded division and organization of a mining region.
Fault	The surface of a fracture along which movement has occurred.
Gangue	Non-valuable components of the ore.
Grade	The measure of concentration of a specific mineral within mineralized rock.
Igneous	Primary crystalline rock formed by the solidification of magma.
Kriging	An interpolation method of assigning values from samples to blocks that minimizes the estimation error.
Life of mine plans	Plans that are developed for the life of the mine.
Lithological	Description of the physical characteristics of a rock.
Mineral/Mining Lease	A lease area for which mineral rights are held.

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Term	Definition
Oxide	Mineral that has undergone chemical reaction in which the substance has combine with oxygen.
Project	A collaborative enterprise, involving research or design, that is carefully planned to achieve a particular aim
Sedimentary	Pertaining to rocks formed by the lithification of accumulated of sediments, formed by the erosion of other rocks.
Stratigraphy	The study of stratified rocks in terms of time and space.
Strike	Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulfide	A sulfur bearing mineral.
Sustaining Capital	Capital estimates of a routine nature, which is necessary for sustaining operations.
Thickening	The process of concentrating solid particles in suspension.
Total Expenditure	All expenditures including those of an operating and capital nature.
Variogram	A statistical representation of the characteristics (usually grade).

2.3	Source of Information

The parties responsible for generating this Preliminary Feasibility Study included M3 Engineering & Technology Corporation (M3), Mining Plus (MP), and Klohn Crippen Berger (KCB). Some information was provided by additional third-party consultants as referenced in Section 25.

2.4	QP Details and Site Visit
2.4.1	QP Details

Qualified Persons’ responsibilities on a per-section basis were as shown in Table 2-4.

Table 2-4: Responsibilities and Sources of Information

Responsible Party	Abbreviation	Section Responsibility
M3 Engineering & Technology Corporation	M3	Sections 2, 3, 4, 5, 10, 14, 15 (in part), 16, 18, 19, 20, 21, 24, 25 and corresponding subsections of 1, 22, and 23.
Klohn Crippen Berger	KCB	Sections 7 (in part), 12 (in part), 13 (in part), 15 (in part), 17 and corresponding subsections of 1, 22 and 23.
Mining Plus	MP	Sections 6, 7 (in part), 8, 9, 11, 12 (in part), 13 (in part), and corresponding subsections of 1, 22 and 23.
2.4.2	Site Visit

M3 Engineering & Technology Corporation, Mining Plus and Klohn Crippen Berger visited the project site on September 5th, 2018 along with personnel from EMV. In addition, David Willms of KCB visited the Trapiche site in September 2019.

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3	Property Description
3.1	Location

The Trapiche Project is located in the Apurimac region in south-central Perú and is located about 95 km south of the town of Abancay and about 8 km south of the Mollebamba village in the province of Antabamba. The location coordinates are UTM 728,672 E and 8,396,177 N.  The elevation of the property and deposit range from 3,900 to 4,650 masl.

3.2	Property Holdings

The Trapiche Project area consists of 44,098 hectares in 38 mining concessions (shown in Figure 3-1) as well as an additional 2,300 hectares with land use rights that were granted by the Mollebamba village in 2011 through an easement agreement signed with Compañía de Minas Buenaventura and El Molle Verde S.A.C. Conversations with the local community continued during the last three years and finally the 2011 agreement with Mollebamba was ratified by the community in October 2018 with improvements of the social and economic benefits which will reinforce and consolidate the original 2011 agreement.

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715,000
720,000
725,000
730,000
735,000
740,000
745,000
8,415,000
8,410,000
8,405,000
8,400,000
8,395,000
8,390,000
8,385,000
8,380,000
8,375,000
8,370,000
N
Distrito: SABAINO
Provincia: ANTABAMBA
Distrito: HUAQUIRCA
Provincia: ANTABAMBA
Distrito: COTARUSE
Provincia: AYMARAES
Distrito: ANTABAMBA
Provincia: ANTABAMBA
ACUMULACION
GRAN TRAPICHE
Leyenda
Límite de Distrito
Áreas Restringidas
Área de No Admisión de Petitorios
Área Natural Protegida
Zona de Amortiguamiento
Titular Minero
Cesión a favor de El Molle Verde S.A.C.
El Molle Verde S.A.C.
Varios titulares
molleverde
TRAPICHE
(APURIMAC)
CONCESIONES MINERAS
0 1.5 3 6
km
WGS 1984 UTM Zone 18S
18/11/2021

Figure 3-1: Map of Trapiche Mining Concessions

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Table 3-1: List of Trapiche Mining Concessions

UNIQUE CODE	MINING CONCESSION	HECTARES	TITLE DATE	CONCESSION HOLDER
010000619L	ACUMULACION GRAN TRAPICHE	14600.00	26/11/2019	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010014918	CORINA 2018-02	500.00	17/07/2019	EL MOLLE VERDE S.A.C.
010177418	CORINA 2018-03	1000.00	14/10/2019	EL MOLLE VERDE S.A.C.
010177518	CORINA 2018-04	1000.00	17/12/2020	EL MOLLE VERDE S.A.C.
010177618	CORINA 2018-05	200.00	29/10/2019	EL MOLLE VERDE S.A.C.
010177718	CORINA 2018-06	1000.00	23/08/2019	EL MOLLE VERDE S.A.C.
010177818	CORINA 2018-07	200.00	26/08/2019	EL MOLLE VERDE S.A.C.
010177918	CORINA 2018-08	1000.00	23/08/2019	EL MOLLE VERDE S.A.C.
010178018	CORINA 2018-09	600.00	9/12/2019	EL MOLLE VERDE S.A.C.
010178118	CORINA 2018-10	1000.00	S/T	EL MOLLE VERDE S.A.C.
010178218	CORINA 2018-11	800.00	30/01/2020	EL MOLLE VERDE S.A.C.
010257110	MARIE 10B	1000.00	26/01/2011	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010304613	MARIE 13B	400.00	31/07/2014	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010187710	MARIE 4B	100.00	28/11/2014	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010188310	MARIE 5B	600.00	31/03/2014	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010187810	MARIE 6B	600.00	30/09/2015	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010188110	MARIE 7B	600.00	12/11/2012	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010188010	MARIE 8B	1000.00	13/09/2010	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010187910	MARIE 9B	1000.00	13/09/2010	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010074616	MOLLE VERDE 01-2016	400.00	14/03/2017	EL MOLLE VERDE S.A.C.
010379913	MOLLE VERDE I	1000.00	17/10/2014	EL MOLLE VERDE S.A.C.
010380013	MOLLE VERDE II	1000.00	30/12/2014	EL MOLLE VERDE S.A.C.
010380113	MOLLE VERDE III	1000.00	26/12/2014	EL MOLLE VERDE S.A.C.
010380213	MOLLE VERDE IV	300.00	26/12/2014	EL MOLLE VERDE S.A.C.
010380313	MOLLE VERDE V	1000.00	31/12/2014	EL MOLLE VERDE S.A.C.
010017007	TRAPICHE 12	1000.00	22/03/2007	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010015607	TRAPICHE 14	800.00	4/05/2007	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010161308	TRAPICHE 24	400.00	27/06/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010161008	TRAPICHE 27	400.00	11/08/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160908	TRAPICHE 28	800.00	27/06/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160808	TRAPICHE 29	1000.00	30/07/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160708	TRAPICHE 30	1000.00	31/07/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160608	TRAPICHE 31	1000.00	27/06/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160508	TRAPICHE 32	999.23	8/08/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010160408	TRAPICHE 33	999.23	27/06/2008	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010015118	TRAPICHE 34	400.00	12/06/2019	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010015118A	TRAPICHE 34A	200.00	12/06/2019	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
010175018	TRAPICHE 43	1000.00	S/T	COMPAÑIA DE MINAS BUENAVENTURA S.A.A.
		41,898.47		-

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4	Accessibility, Climate Local Resources, Infrastructure, Physiography
4.1	Topography, Elevation and Vegetation

The Trapiche Project is located in the Apurimac region in south-central Perú. It is located about 95 km south of the town of Abancay, and about 8 km south of the Mollebamba village in the province of Antabamba. The elevation of the property and deposit range from 3,900 to 4,650 masl.

Regarding trees, a total of eight tree species were recorded throughout the Project site, which is considered low diversity of trees. On average, a maximum of four species were recorded per habitat in the intervened areas. Regarding shrubs, 45 species were found in the Andean Thicket habitat, 31 species in the High Andean Pajonal habitat, and 9 species in the Crioturbados Soils habitat. Herbacious plants were found in all areas and habitats, including 208 species were found in the Andean Thicket habitat, 181 species in the High Andean Pajonal habitat, 155 species in the Puna Grass habitat, 36 species in the Laguna habitat, and 62 species in the Bofedal habitat. A total of 29 sensitive plant species were also recorded (Worley Parsons, 2015).

4.2	Climate

The climate of Trapiche, as in much of the Andes Mountains, provides seasonal precipitation characterized by months with abundant rains during the December to March period (wet season), and prolonged periods of little or no precipitation during the April to November period (dry season).

Weather records indicate that the average precipitation (equivalent rainfall) is approximately 849.2 mm per year. Average temperatures and precipitation are shown in Table 4-1.

Table 4-1: Project Climate Data

Month	Average Temperature (°C)	Average Precipitation (mm)	Average Evaporation (mm)
January	7.85	184.0	124.1
February	7.25	182.2	108.2
March	6.9	134.9	116.5
April	5.65	63.9	109.6
May	4.0	13.9	111.0
June	3.55	9.0	104.9
July	2.8	15.3	115.7
August	2.9	11.2	140.3
September	4.6	23.9	146.1
October	7.05	37.7	162.2
November	7.4	56.2	172.6
December	6.9	116.9	141.8
Average	5.26	849.2	1553.0

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4.3	Access to Property

The current access to the project is by National Route from Lima or Cusco (closest airport) to Caraybamba town and from that point by the AP-109 Regional Route to Mollebamba (45 km) and then by the Local Route AP-857 (9.5 km) to the North Gate of Trapiche.

The future alternatives to access the project are:

●	West Alternative: A New Regional Route that connects the West Gate of Trapiche with the town of Chunchumayo (44.7 km), and then take the existing AP-111 Regional Route to Izcahuaca Town (approximately 170 km), and from that point to the right to Cusco and to the left to Nazca, by National Route.
●	East Alternative: A New Regional Route that connects the East Gate of Trapiche with the town of Chunchumayo (32.2 km), and then take the existing AP-111 Regional Route to Izcahuaca Town (approximately 170 km), and from that point to the right to Cusco and to the left to Nazca, by National Route.

Both alternatives will have two lanes and a platform of at least 5 meters and will also be geometrically designed to support the projected traffic of the local communities and the Trapiche Project (IMDA <200). The access routes will be National Routes built by government entities with the support of El Molle Verde S.A.C. (EMV) (see Figure 4-1).

Figure 4-1: External Access Routes (Alternatives)

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4.4	Local Resources and Infrastructure
4.4.1	Local Resources

EMV works with the surrounding communities to identify local resources that will be available for Project construction and operation stages.

People: Currently there is a signed agreement with the Mollebamba local community to hire trained/skilled and non-skilled local personnel. For skilled personnel, the agreement indicates the training cost is responsibility of EMV for 90 people (it includes training for construction equipment operations, civil construction tasks, among others). For non-skilled personnel, the agreement indicates to hire laborers according to the project stage: 110 people in the exploration stage, 260 during the construction stage and 110 for the operation stage.

To date, there are no agreements with other nearby communities (Silco, Vito, Calcauso, Antabamba and Mollocco) regarding the amount and type of personnel to be hired. However, EMV, as part of its social responsibility policy, will prioritize hiring personnel from these communities.

Services: Regarding the types of services that communities can provide, the communal company, ECOSEM Mollebamba, was established to provide road maintenance services, rental of light trucks, transportation of personnel, accommodation in town, and catering, among other services. In the following years, it is planned to provide construction equipment rental, civil construction service, light structural construction services, and other services like cleaning and laundry.

4.4.2	Power Supply

Currently, the power supply for the exploration facilities is provided by generators in the Pionner Camp area with a maximum installed capacity of 460 kW and a capacity of up to 2 MW.

The closest electrical substation is Cotaruse and the closest distribution line is the high voltage line that goes from Cotaruse to Las Bambas.

4.4.3	Water Supply

Trapiche, in its exploration stage, has the authorization for the collection and use of fresh water as described in Table 4-2.

Table 4-2: Water Supply

Point	Description	UTM (WGS 84 - Zona 18S)		Use	Total
		East	North		(m3 / year)
1	Qda, Millucucho	729037	8 396 754	Industrial	31 087,60
2	Qda, Trapiche	728 600	8 395 704	Industrial	20 725,07
3	Qda, Arpa Orcco	729 353	8 395 429	Industrial / Domestic	21 449,41
4	Qda, La Paca	727 871	8 398 693	Access dust control	8 290,03
5	Rio Mollebamba (Puente)	724 639	8 404 090	Access dust control	8 290,03
6	Rio Mollebamba (Km 5+000)	725 590	8 400 363	Access dust control	8 290,03
7	Qda, La Paca (Totora Occo)	730 409	8 398 397	Domestic	3 695,63
8	Qda, Millucucho	729 543	8 396 427	Industrial	20 725,07
9	Qda, Aycho (sector Huayllapucro)	729 890	8 394 085	Industrial	No data

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The largest source of fresh water in the area is the Seguiña River. The permit for water collection and use will be processed in the following years.

It is also estimated that the acid groundwater that comes from the pit will be a considerable source of water for the process make up water that will be required for Trapiche in the future.

4.4.4	Manpower

The population distribution according to gender shows a symmetric distribution. In total, a survey by AMEC Foster Wheeler in 2018 indicated there were 245 men and 244 women. Therefore, the population is divided into 50.1% men and 49.9% women.

The Local Employment System (SEL) will work with the participation of the community authorities and a committee that allows its proper functioning, taking into account the origin of the worker, his/her relationship with the community and the technical specialization they may have.

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5	History

The geological prospecting work began in 1996, extending until 2000, consisting of geochemical prospecting (stream sediments), mapping and rock geochemistry, determining Cu and Mo anomalies that motivated the continuity of the explorations. In 2001-2002, a diamond drilling campaign was completed with the execution of 6 drill holes (2,192.95 m). The results were positive leading to the discovery of the Trapiche porphyry with Cu-Mo sulfide mineralization.

The following is a summary of the sequence of activities completed from the beginning of the prospecting and exploration to the commencement of the PFS:

●	1995: Acquisition of first mining concession (CEDIMIN).
●	1996-1999: Regional geochemical prospecting of stream sediments and geological mapping at 10K, completed by CEDIMIN.
●	2000-2001: Surface exploration, rock geochemistry and diamond exploration with execution of 6 drill holes (2,192 m); the results led to the discovery of the Trapiche Cu-Mo porphyry; the exploration was led by Eng. Fernando LLosa T.
●	2002: Geological exploration and surface geochemistry of the Millocucho and Aycho sectors (north and south ends of Trapiche).
●	2005-2007: Restart of explorations in the Trapiche and Millocucho sectors, with detailed mapping. Execution of 17,928 m of drilling in 40 diamond drill holes. Execution of geophysical prospecting of: 74 km of IP and 87 km of magnetometry, carried out by the Cambior company.
●	2008-2009: Diamond drilling campaign, execution of 10,914 m in 27 drill holes; metallurgical leaching and flotation investigations, and definition of Mineral Resources of ± 490 million @ 0.48% Cu.
●	2010-2011: Negotiations with the Mollebamba community, execution of the easement agreement for 2,300 hectares for 30 years.
●	2011-2014: Aggressive diamond exploration, execution of 71,318 m of drilling, in 295 diamond drill holes, distributed in 228 exploration drill holes, 41 metallurgical drill holes, 18 hydrogeological drill holes, and 7 sterilization drill holes; Metallurgical studies and testing in flotation and leaching processes.
●	2012: Oxide Leaching Conceptual Study (West sector), completed by AMEC consultants.
●	2014: Conventional Flotation Conceptual Study (scoping study), completed by external consultants: John Marsden, John Fenn and William Brack, January 2014.
●	2015: Trapiche Deposit Resource Estimate, first estimation was completed by El Molle Verde Exploration Department with a cut-off of 0.15% Cu (Table 5-2) and a second estimate was performed by consultant Oscar Retto M. with a cut-off of 0.14% Cu (Table 5-3). Those estimates considered a flotation metallurgical process for this project.
●	2017: Conceptual Study of Oxides and Secondary Sulfide Leaching of the entire deposit, completed by Worley Parson and updated by “El Molle Verde”.
●	2018: An advanced conceptual design of the sulfide leach pad was presented by Knight Piésold (KP); “Revisión de Componentes del Proyecto Trapiche”, July 2018. This design was carried through to the current pre-feasibility study.
●	2019: A comprehensive drilling campaign of 13,333.75 m and geophysical investigation was undertaken by EMV with the supervision by KCB for the geotechnical drill holes. This campaign includes the execution of 1 exploration drill hole, 130.80 m; 25 metallurgical drill holes, 4,545,80 m; 5 hydrogeological drill holes, 575.70m;

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42 geotechnical drill holes, 4,497.80 m, in the area of the components and 17 geotechnical drill holes, 3,583.65 m, in the area of the open pit.
●	2020: The 2018 pre-feasibility study was updated reflecting the 2019 drilling campaign.

Table 5-1 shows the historical development of the diamond exploration campaigns, distance in meters, number of drill holes, and types of drilling executed.

Table 5-1: Summary of Diamond Drilling History (2001-2019)

Diamond Drilling Campaigns-Years	Exploration Drill Holes		Geometallurgical Drill Holes		Hydrogeological Drill Holes		Sterilization Drill Holes		Geotechnical Drill Holes
	Num. of Drill holes	Length (m)	Num. of Drill holes	Length (m)	Num. of Drill holes	Length (m)	Num. of Drill holes	Length (m)	Num. of Drill holes	Length (m)
2001-2002	6	2192.95
2005	9	3788.95
2006	18	8493.30
2007	13	5646.00
2008-2009	27	10914.45
2011	3	465.60
2012	95	22125.35	15	3925.55
2013	95	26937.80	17	3626.60	15	2,102.95
2014	36	8328.90	9	2630.30	3	260.20	7	1,380.40
2019	1	130.80	25	4545.80	5	575.70	0	0	59	8,081.45
Total	303	89024.10	66	14,728.25	23	2,938.85	7	1,380.40	59	8,081.45
Total Drill Holes			458
Total Distance (m)			116,153.05

The results of the drilling program, in different campaigns, have allowed to estimate the inferred and indicated resources. Table 5-2 and Table 5-3 show two different estimates using different methodology by El Molle Verde and a consultant Oscar Retto.

Table 5-2: Inferred and Indicated Resources Summary (May 2015) - Flotation

Inferred and Indicated Resources Cut-off 0.15% Cu
Type of ore	Mt	Cu%	Mo ppm	Ag ppm	Ca %	As ppm	Zn ppm	Mg %	Metal Content Mt
									Cu	Mo
Oxide	51.66	0.43	60	1.5	2.37	333	560	0.46	0.22	0.003
Mixed	82.99	0.46	70	2.0	1.30	495	580	0.43	0.38	0.006
Enriched	204.24	0.53	127	3.7	0.26	357	196	0.37	1.08	0.026
Transitional	51.89	0.54	171	3.6	0.53	73	226	0.47	0.28	0.009
Primary	368.37	0.34	128	3.3	1.42	189	218	0.59	1.24	0.047
Subtotal	759.15	0.42	120	3.1	1.10	269	275	0.50	3.20	0.091

Source: El Molle Verde Exploration Department

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Table 5-3: Mineral Resources (February 2015) - Flotation

Resources	Mineral	Tonnage	CuT %	Mo %	Au ppm	Ag ppm	S %	Fe %	As ppm	Ca %
Indicated	Leached	1,190,623	0.309	0.0067	0.035	2.236	0.554	3.645	551	1.228
Indicated	Oxides	26,824,365	0.471	0.0066	0.024	1.465	0.638	3.477	424	2.884
Indicated	mixed	63,610,901	0.474	0.0071	0.042	2.184	0.976	3.735	424	1.783
Indicated	Enriched	202,459,466	0.563	0.0119	0.045	3.852	1.918	3.391	331	0.356
Indicated	Transitional	47,367,850	0.531	0.0169	0.039	3.607	1.494	3.256	75	0.504
Indicated	Primary	381,163,095	0.314	0.0112	0.045	3.385	1.462	3.646	203	1.457
Indicated	Subtotal	722,616,300	0.418	0.0112	0.043	3.352	1.517	3.550	259	1.167
Inferred	Leached	270,520	0.207	0.0080	0.031	2.741	0.525	2.865	314	0.671
Inferred	Oxides	28,489,636	0.340	0.0061	0.016	1.247	0.472	2.638	196	1.642
Inferred	Mixed	25,200,729	0.474	0.0057	0.031	1.675	1.206	3.521	478	1.527
Inferred	Enriched	25,880,965	0.336	0.0042	0.076	4.158	2.788	3.874	922	0.452
Inferred	Transitional	1,429,982	0.311	0.0137	0.021	2.057	0.857	2.676	55	0.688
Inferred	Primary	98,821,016	0.272	0.0086	0.049	3.411	1.326	3.558	323	2.175
Inferred	Subtotal	180,092,848	0.320	0.0072	0.045	2.921	1.379	3.445	409	1.738
Ind+Inf	Leached	1,461,143	0.290	0.0069	0.034	2.329	0.549	3.501	507	1.125
Ind+Inf	Oxides	55,314,001	0.403	0.0063	0.020	1.353	0.552	3.045	307	2.244
Ind+Inf	Mixed	88,811,630	0.474	0.0067	0.039	2.040	1.042	3.675	439	1.710
Ind+Inf	Enriched	228,340,431	0.537	0.0110	0.049	3.887	2.017	3.446	398	0.367
Ind+Inf	Transitional	48,797,832	0.525	0.0168	0.039	3.562	1.476	3.239	74	0.509
Ind+Inf	Primary	479,984,111	0.305	0.0107	0.045	3.390	1.434	3.628	228	1.605
Ind+Inf	Total	902,709,148	0.398	0.0104	0.044	3.266	1.489	3.529	289	1.281

Source: Oscar Retto

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6	Geological Setting, Mineralization, and Deposit
6.1	Regional Geology Setting

Mining Plus has summarized the regional geological setting from the following documents:

●	Evaluation of Ore Deposits Potential in the Andahuaylas–Yauri Batholith – Authored by Raymond Rivera, Alberto Bustamante, Jorge Acosta, and Alex Santisteban (Nov. 2010).
●	The Andahuaylas–Yauri belt of southeastern Peru and its extension to the Chilean porphyry copper province – Authored by Stefanie Weise – (Date not known).

The origin and evolution of many mineral deposits in Peru is related to magmatic events driven by tectonic subduction along the Peru-Chile trench. The Middle Eocene to Early Oligocene Andahuaylas-Yauri batholith is one such magmatic event that generated numerous porphyry and skarn deposits in what has become to be known as the Andahuaylas-Yauri belt.

The Andahuaylas-Yauri belt is located between the Western Cordillera and the Altiplano of the Ayacucho, Apurimac, Cusco and Puno regions of Peru. The belt is bound to the north by a regionally significant structure known as the Abancay deflection, to the east by the Urcos-Sicuani-Ayaviri fault system. Southern and western limits are lost under Miocene volcanic cover.

The Trapiche Project is located in the Andahuaylas-Yauri belt and hosts porphyry style copper and molybdenum mineralization related to the Andhuaylas-Yauri batholith (Figure 6-1).

Regional Geology

720000
730000
740000
N
ANTABAMBA
VITO
SILCO
MOLLEBAMBA
MOLLOCCO
MOLLEBAMBA FAULT
TRAPICHE PROYECT
C° COLORADO FAULT
AYCHO FAULT
PUNGURO FAULT
YANAHUARAJO RIVER
YANAHUARAJO FAULT
SEGUINA RIVER
Date: January 2020
Geology: Buenaventura (2010-2014)

LEGEND

QUATERNARY DEPOSITS

	Code	Description
	Qh-al	ALLUVIAL DEPOSITS
	Qpl-fg	FLUVIOGLACIAR DEPOSITS

PLIO – MIOCENIC VOLCANIC

	Code	Description
Vilcarani Volcanic	NQ-vi	DACITE TUFF GRAY WHITE
Alpabamba Volcanic	Nm-al	DACITE LITHIC TUFF
Tacaza Group	Tm-Vta	DACITE TUFF AND AGGLOMERATE

EOCENIC INTRUSIVE ROCK

	Code	Description
	T-Pgm	MONZONITE PORPHYRY
	T-Gndio	GRANODIORITE PORPHYRY
		HYDROTHERMAL BRECCIA

SEDIMENTARY ROCK (JUR-CRET)

		Code	Description
YURA GROUP	Ferrobamba Fm.	Km-Fe	LIMESTONE
	Mara Fm.	Ki-ma	SILTSTONE AND RED SANDSTONE
	Soraya Fm.	Ki-So	QUARCITE SANDSTONE
	Chuquibambilla Fm.	Ki-Chu	SANDSTONE AND SILTSTONE
	Piste Fm.	Js-Pi	CARBONACEOUS SILTSTONE AND LIMESTONE

SYMBOL

- ANTICLINAL AXIS
- SYNCLINAL AXIS
- SYNIESTRAL FAULT
- MINE PROPERTYS
- LOCAL STUDY AREA
- RIVER
- BEDDING

Figure 6-1: Regional Geology

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6.2	Local Geology Setting

Local geology has been mapped at 1:50k scale by the Instituto Geológico Minero y Metalúrgico (INGEMMET), part of Peru´s Ministry of Energy and Mines. The Trapiche Project is covered by map sheets 29q3 (Antabamba) and 30q4 (Chula). Based on these map sheets, Mining Plus has summarized local geology and has created a summary geological map (Figure 6-2):

●	The Mollebamba Fault, a regional significant northwest trending structure (Figure 6-2), transects the Trapiche Project area. Geology is distinct either side of the Mollebamba Fault:
o	Faulting is more complex to the northeast of the Mollebamba Fault where orientations include approximately N-S, E-W, NW-SE and NE-SW.
o	Northeast of the Mollebamba Fault, geology is typified by folded sequences of cretaceous sediments.
o	Southwest of the Mollebamba Fault, faulting is less frequent and is orientated approximately northwest to southeast and northeast to southwest.
o	Southwest of the Mollebamba Fault, geology is typified by Neogene volcanoclastic deposits.
●	An inlier of folded Jurassic sediments outcrops in incised valleys southwest of the Mollebamba Fault.
●	Large intrusions related to the Andahuaylas-Yauri batholith interrupt volcanic and sedimentary strata on both sides of the Mollebamba Fault.
●	Small Paleogene intrusions are concentrated to the northeast of the Mollebamba Fault.
●	Neogene volcanic sequences and quaternary fluvio-glacial deposits have been deposited discordantly over the Yura Group sediments and intrusions.

Local Geology Deposit

SKARN MILLUCUCHO
CU OXIDE SECTOR
BRECCIA PIPE
TRAPICHE DEPOSIT
TRAPICHE ESTE SECTOR
CAMPAMENTO FAULT
MILLUCUCHO FAULT
TRAPICHE FAULT
Cº COLORADO FAULT
ARPA ORCO FAULT
SEGUINA RIVER
Q
N
728000
729000
730000
Date: January 2020
Geology: Buenaventura (2010-2014)
LEGEND
QUATERNARY DEPOSITS
QUATERNARY
INTRUSIVE ROCK
GRANODIORITE
MAIN QUARTZ MONZONITE
INTRAMINERAL QUARTZ MONZONITE
QUARTZ DACITE PORPHYRY
DACITE – ANDESITE (SUBVOLCANI) POST-INTRUSIVE
VOLCANIC ROCK
PYROCLASTIC DACITE ROCK
SEDIMENTARY ROCK
SANDSTONE
SILTSTONE
CALCAREOUS SILTSTONE
METASOMATIC ROCK
SKARN
CALCOSILICATE HORNFELS
BRECCIAS
TURMALINA BRECCIA
QZ – MINERAL BRECCIA
SKARN MINERAL BRECCIA
HORNFELS BRECCIA
CRACKEL BRECCIA
SYMBOL
TRAPICHE DEPOSIT
FAULT (DEFINED AND INFERED)
BEDDING

Figure 6-2: Trapiche Geology Area

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6.3	Property Geology

Based on EMV mapping, Mining Plus has summarized the property geology below. Figure 6-3, Figure 6-4 and Figure 6-5 show the property’s geology.

The Trapiche deposit is surrounded by the Yura Group of sediments, including the Piste and Chuquibambilla Formations (Figure 6-4):

●	The Upper Jurassic, Piste Formation, grades upwards from carbonaceous mudstone with lesser interdigitated sandstone and limestone to calcareous siltstone with sandstone and minor mudstone.
●	The Lower Cretaceous Chuquibambilla Formation is dominated by sandstone with minor intercalations of siltstone and mudstone.

The Yura Group has been folded along the northwest Andean Trend. Faulting in the Yura Group is mapped in numerous orientations, including along the Andean Trend and perpendicular to it (Figure 6-2).

A granodiorite stock, part of the Andahuaylas-Yauri batholith, intruded the Yura Group and is exposed to the surface (Figure 6-2). Based on radiometric dating, Colombo Tassinario (2012) dated the granodiorite stock at 29.17 Ma (±0.67). The granodiorite stock has moderate alteration of potassic minerals and minor copper and molybdenum alteration.

A zone of dilation formed in a complex zone of sinistral faulting to the north of granodiorite stock, this zone is the focal point for the development of an Intrusive Centre (Figure 6-2) that is characterized by multiple porphyritic intrusive phases, mineralized Breccia Pipe and post mineral dykes. The Intrusive Centre is partially bound by the NW-SE trending Colorado and Aycho Faults. Hydrothermal alteration and mineralization are strongest Breccia Pipe, at surface the Breccia Pipe is characterized by a leached cap with negligible copper. The Intrusive Centre and Breccia Pipe are described in greater detail in section 6.3.1.

Post mineralization intrusive events crosscut the Trapiche Property (Figure 6-5) in various orientations, including:

●	Granular QMP (G-QMP), porphyritic intrusions that have introduced minor copper-molybdenum mineralization at their contact with the Yura Group sediments.
●	Fresh, non-mineralized dacite and andesite dykes, crosscut preceding geology.

Sub-horizontal Miocene volcanic sequences, part of the Tacaza and Alpabamba Groups, have largely covered the sedimentary basement (Jurassic-Cretaceous) and Intrusive rocks (Oligocene age), and Quaternary fluvio-glacial deposits have been deposited discordantly over the geology described above (Figure 6-3).

6.3.1	Intrusive Geology

Colombo Tassinario (2012) studied the Intrusive Centre and the interrelationship of various events; their findings are summarized in the following sections.

6.3.1.1	Granodiorite

Granodiorite appears broadly south of the Trapiche porphyry and it has an elongated shape with the following dimensions: 2.5 km in length on the N-S axis by 1.5 km in width. It has a porphyritic texture composed of quartz, orthoclase, plagioclase, biotite and few amphiboles, on a feldspathic quartz matrix. It contains very little pyrite dissemination and traces of chalcopyrite, it is mostly fresh. It contains 1-2 cm isolated megacrystals of orthoclase. It is related to the prograde phase of the skarn bodies and is considered to be the precursor of the location of the quartz

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monzonite porphyry. Its age according to radiometric dating is 29.17 ± 0.67 Ma (Colombo Tassinari, 2012), which frames it in the lower Oligocene age.

6.3.1.2	Quartz Monzonite Porphyry (QMP)

The Quartz Monzonite Porphyry (QMP) was introduced via a zone of dilation at the northern margin of the granodiorite stock between Colorado and Trapiche South fault. Potassic, argillic, intermediate argillic and phyllic alteration is recorded in the QMP have been strongly altered and multiple events of copper and molybdenum are recognized. Granular, sinuous (Type A) and sheeted (Type B) quartz veinlets with disseminate chalcopyrite and bornite, and quartz-sulfide (chalcopyrite, pyrite) veins with alteration halos (Type C) are recorded in the QMP. Colombo Tassinario (2012) dated the QMP at 29.17 Ma (± 0.67).

6.3.1.3	Quartz Dacite Porphyry

Porphyritic Quartz Dacite (PQD) with moderate propylitic and argillic alteration and minor sulfides crosscuts the QMP. Colombo Tassinario (2012) dated the Quartz Dacite Porphyry at 28.95 Ma (± 0.50).

6.3.1.4	Breccia Pipe (Main Mineralizing Event)

A mineralized hydrothermal breccia pipe (Breccia Pipe) is hosted in the Intrusive Centre. The Breccia Pipe is elongate to the northeast-southwest and measures approximately 900 x 500 m (Figure 6-3). F. Camus and F. LLosa, (2010, internal report) described the following multiple events in the breccia pipe:

●	Quartz Tourmaline Breccia (QTB); The QTB is locally preserved close to surface, at depths below 100-140 m from surface the QTB has been overprinted by subsequent brecciation and intrusive events. Argillic and phyllic altered clasts of the QMP are held in a quartz-tourmaline matrix with varying concentrations of iron oxides (specularite, hematite, goethite and jarosite) and minor pyrite. Localized parts of the QTB hosts copper oxides (tenorite and malachite) and secondary copper sulfides (chalcosite and bornite).
●	Mineralized Quartz Breccia (MQB): chalcopyrite-chalcocite-molybdenite; Mineralized quartz breccia is the most extensively developed unit in the breccia pipe. Subangular clasts of mineralized QMP, PQD and Yura Group sediments are held in a grey to white quartz sulfide matrix. The quartz-sulfide matrix hosts varying concentrations of pyrite, specularite, chalcopyrite, chalcocite, covellite, digenite, and molybdenite.
●	Quartz Magnetite Breccia; A quartz magnetite breccia does not outcrop at surface. Subangluar clasts of altered QMP, PQD and Yura Group sediments are held in a quartz-magnetite matrix.
●	Sulfur and Calc-silicate Breccia; Sulfur and calc-silicate cemented breccia with highly milled and very fine lithic clasts. Varying levels of pyrite, chalcopyrite, calc-silicates (actinolite, epidote) specularite and chlorite are supported in the matrix.
6.3.1.5	Late Dikes and Post-minerals

Granular Quartz Monzonite (G-QMP) dykes (Figure 6-3, Figure 6-4) crosscut earlier intrusive events including the breccia pipe, dykes have weak potassic alteration and contain minor sulfides.

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Figure 6-3: Trapiche Project Local Geology Map

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Period
Stratigraphic Unit
Thickness
Lithology
Description
Quaternary Cover
<20
Alluvial Gravels and Glacial Moraine
Miocene
Tacaza Group
50 to 80
Varied Volcanics
(Breccia, Tuff and Dacitic Lava)
Unconformity
Lower Cretaceous
Yura Group
Chuquibambilla Formation
+/- 600 m
Intrusive Events
1—Granodiorite Stock
2 – Quartz Monzonite Porphyry (QMP)
3 — Quartz Dacite Porphyry (PQD)
4 —Hydrothermal Breccia Pipe
5—Late dyke - Various Compositions
4
2
1
5
3
80 % Finely Layered Sandstone
Pale Brown Mudstone
Calcareous Shale
Calcareous Shale Alternating With
Sandstone and Grey Mudstone
Upper Jurassic
Piste Formation
+/- 300 m
>80% Black Carbonaceous Mudstone
Interdigitated With Sandstone and
Black Limestone

Figure 6-4: Local Stratigraphic Column of the Trapiche Deposit

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Figure 6-5: Geological Section 729100E, Showing Mineralized Zones, Central Part of the Breccia Pipe of the Trapiche Deposit

6.4	Mineralization

The Trapiche deposit is spatially and temporally related to the Breccia Pipe. Minor skarning is recognized in the Millocucho skarn area (Figure 6-3).

Disseminated copper sulfides, molybdenite and copper oxides are hosted in quartz stockwork and sheeted veining in the QMP and Breccia Pipe. Highest grade mineralization is hosted in the MQB.

Mineralization extends 2.1 km NNE-SSE, 1 km across and to approximately 500 m depth, beyond the confines of the Breccia Pipe (Figure 6-3). Three mineralized zones, from east to west, are defined as; Trapiche East Porphyry, Breccia Pipe and Copper Oxide Zone.

Supergene processes, aided by brecciation in the Trapiche East Porphyry and Breccia Pipe have driven the redistribution of copper mineralization, leaching copper sulfides close to surface and forming sub-horizontal blankets of high-grade secondary sulfides at greater depth. Development of copper oxides in the Breccia Pipe is negligible, copper oxides are best developed in the Copper Oxide Zone to the west of the breccia pipe at lower elevations and in sedimentary lithologies.

6.5	Structure

Four important fracturing and faulting systems are recognized at the Property:

●	NW-SE Andean System is considered the most important due to its great tectonic activity and favorable structuring for the development of magmatic and hydrothermal activity, is represented by the Cerro Colorado

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and Arpa Orco faults system, both considered as sinistral lateral movement faults (according to the Riedel model);
●	NE-SW system represented by the El Abra and Central faults, both have played an important role in the location of the breccia pipe and late intrusive dikes, correspond to fractures and faults with dextral lateral movement;
●	EW system represented by the Trapiche and Camp fault system, corresponds to faults and tension fractures that have controlled the development of quartz veins and micro-veins (sheeting type veins) and sulfides; they have normal conjugated and sinistral movement; and
●	NS System, of good development in the southern part of the breccia and in the Millocucho zone, they seem to correspond to an ancient tectonic with post-mineral reactivation, they have controlled the location of late dikes (dacite-andesite) post minerals, large N-S oriented tectonic faults such as the Zeguiña River fault accompany this system.
6.6	Deposit Type

The Trapiche deposit is classified as a Cu-Mo porphyry deposit. A minor zone of skarning, is recognized to the north of the Trapiche deposit.

Mining Plus has summarized the characteristic of Porphyry deposits:

●	Porphyry deposits are driven by magmatic events and associated hydrothermal activity commonly in magmatic arcs and above subduction zones.
●	Porphyry deposits form around evolving intrusive centers with subject to multiple overprinting events, some with porphyritic texture.
●	The development of hydrothermal alteration and mineralization (Cu, Mo, Au) is driven by ascending, degassing and intrusive bodies. Alteration and mineralization weaken with increasing distance from the intrusive body.
●	Deposits are typically large tonnage and low to medium grade.
●	Porphyry deposits form at depths greater than 1 km from the surface, subsequent erosion can expose deposits at surface, others remain buried at depth.
●	Supergene process of exposed porphyry deposits can drive a redistribution of copper; leaching copper from surface and redepositing it in enriched zones of secondary copper, typical in the Breccia Pipe zone.

Skarn deposits can be genetically related to porphyry systems. Skarn mineralization can be developed at the margin of the mineralizing intrusion and in to receptive lithologies such as carbonaceous sediments of the Piste Formation.

EMV has applied industry standard geochemical and geophysical techniques for the exploration of Trapiche.

6.7	Hydrology and Hydrogeology

As part of the PFS, KCB constructed an initial operational water balance for the Trapiche Project using precipitation and hydrogeology data received from AMEC Wood – 2020: The results of this balance showed that separation of contact and non-contact water is necessary to reduce treatment volumes and costs for the Trapiche Project and there may be an opportunity available through storage of contact water for use in the leaching process. It is understood that the further work required to determine the effect of the mine on water quality and availability will become available as part of further studies for feasibility and environmental permitting.

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7	Exploration

Exploration at Trapiche has been centered around the Yura Group of sediments and granodiorite stock, a highly prospective geological setting in the Andahuaylas-Yauri belt (Figure 7-1 and Figure 7-2).

Industry standard geochemical and geophysical techniques have been used to explore the Trapiche Project area for porphyry deposits. These techniques target contrasting chemical and physical properties that have developed around the Intrusive Centre compared to the basement geology.

7.1	Geochemical Exploration

Geochemical exploration of the Trapiche Project includes, stream sediment, rock channel, rock chip, and selective sampling (Table 7-1).

Table 7-1: Summary of Geochemical

Sample Type	Sample Count
Stream Sediment	271
Channel	8065
Chip	22
Selective	9
7.1.1	Stream Sediment Sampling

Early stream sediment sampling (1995 campaign) was concentrated in the northern half of the Trapiche Project area, underlain by the Yura Group of sediments and granodiorite stock, this geological setting is recognized as prospective for porphyry deposits in the Andahuaylas-Yauri belt. Subsequent stream sediment campaigns expanded coverage over most of the Project area (Figure 7-1).

EMV staff identify a suitable position to take a stream sediment sample and record the location using GPS. Stream sediment samples are sieved to separate the 200-mesh fraction for multi-element ICP analysis.

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Figure 7-1: Stream Sediment Sample Locations

7.1.2	Rock Samples

Channel, rock chip and selective rock samples targeted the granodiorite stock and surrounding Yura Group sediments and granodiorite stock.

7.1.3	Channel Samples

The majority of rock samples are channel samples taken on 200 x 100, 100 x 100 and 50 x 50 m centers and as continuous channels (Figure 7-2). Other channel samples have been taken from shallow trenches measuring between 100 and 500 m length.

EMV captures channel sample locations using either GPS or total station. Channel samples are taken using a hammer and chisel at 5 m intervals. Samples are quartered using riffle splitter and reduced to 3 to 4 kg per sample.

Channel samples are more representative of mineralization and are less likely to be biased compared to selective and rock chip samples.

Because of superficial leaching, rock sampling did not generate copper anomalism in the area of the Breccia Pipe, Molybdenum anomalism was recognized.

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Figure 7-2: Channel Sample Locations

7.1.4	Rock Chip

Twenty-two (22) rock chip samples have been taken at Trapiche (Figure 7-3).

EMV staff determined rock chip sample location using GPS. A rock hammer is used to break pieces of rock in a 5 m radius into a sample bag, before being sent for ICP analysis. Sample weights are on average 3 to 4 kg.

Rock chip samples are prospective in nature and are not representative of mineralization.

7.1.5	Selective Sampling

EMV has taken nine selective samples at Trapiche (Figure 7-3).

EMV identifies an outcrop of interest and the location is captured using either GPS or total station, select pieces of the outcrop are taken using a hammer and placed in a bag then sent for ICP analysis.

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Selective samples are prospective in nature and are not representative of mineralization and can be biased.

Figure 7-3: Rock Sample Locations (Excluding Channel Samples)

Mining Plus notes the following regarding the geochemical exploration by EMV at Trapiche:

●	Stream sediment, channel sampling rock chip and selective samples are industry standard prospecting tools.
●	ICP analysis of geochemical samples is used to vector towards porphyry centers.
7.2	Geophysical Exploration

A range of geophysical exploration provides relatively quick and non-invasive techniques to detect contrasting geophysical properties in the subsurface. Interpretation of geophysical contrasts can be indicative of underlying geology and is used to aid subsurface exploration.

EMV contracted Val D´Or Geofisica to undertaken programs of geophysical exploration including IP (chargeability and resistivity) and magnetic (total field) surveys in 2005, 2007, 2008 and 2012 (Figure 7-5).

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Geophysical survey lines are typically orientated E-W with 100 m between sample lines and 50 m between stations. The 2012 survey included an area covered by NE-SW orientated survey lines spaced 200 m apart with 100 m between survey points (Figure 7-4).

Geophysical surveys have targeted the Yura Group sediments and granodiorite stock, the latest and most expansive survey, completed in 2012, extends southeast of the stock. Approximately 10% of the Trapiche Project area is covered by geophysical exploration.

The surface expression of the Breccia Pipe and Intrusive Centre are reflected by zones of intermediate chargeability and resistivity (at 150 m depth). The granodiorite stock is evident as a chargeability low and resistivity high (Figure 7-5).

Mining Plus notes the following regards geophysical exploration at the Trapiche Project:

●	IP and magnetic methods are industry standard techniques used for the exploration of porphyry deposits.
●	The granodiorite stock is evident in IP and magnetic data.
●	The Breccia Pipe and Intrusive Centre are related intermediate zones of chargeability and resistivity at the edges of the granodiorite stock.

Figure 7-4: Extent of Geophysical Exploration

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Figure 7-5: Valor D´Or´s 2012 IP Survey

7.3	Drilling

Four hundred and fifty eight (458) diamond drill holes and 116,153.05 m have been drilled at the Trapiche Project targeting the Intrusive Centre (Table 7-2 and Figure 7-6).

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Table 7-2: Drill Meter Summary by Year

Year	Drill Hole Count	Meterage
2001	2	854.2
2002	4	1,338.75
2005	6	2,291.70
2006	14	6,931.80
2007	20	8,704.75
2008	13	5,632.15
2009	14	5,282.30
2011	5	1,028.50
2012	111	26,015.25
2013	124	32,140.10
2014	55	12,599.80
2019	90	13,333.75
Totals	458	116,153.05
7.3.1	Exploration Drilling

Drill collar locations have been determined using total station in the UTM WGS 84 Zone 18S coordinate system, the majority (331) of drill hole traces have been surveyed using either Flexit, Reflex or Tropari at an average of approximately 50 m spacings. EMV maintains certified records of collar locations and down hole surveys.

Core is halved using a core saw and sampled in its entirety. Sample intervals are defined by geologists based on lithological, alteration and mineralization limits, samples are taken every 2 m, written procedures define the minimal sample length at 1 m and the maximum sample length at 3 m. All samples are submitted for ICP analysis, select samples are sent for sequential copper analysis. Core recovery throughout the project is on average >95% which Mining Plus considers good and will not materially bias sampling.

Digital photographic records are available via a database for all core, photographs include details of the drill hole name, box number and from and to depths. Core is photographed prior to logging in the dry condition and wet (cleaned) after core has been reconstructed.

Geologists record lithology, alteration, mineralization and structure types on paper logging sheets, data is manually transcribed to AcQuire and paper logging sheets are scanned. EMV undertook a program to standardize logging data from all drill holes in 2013-2014.

Logging sheets include graphical and descriptive logs.

Mining Plus notes that the procedures used by EMV for capturing logged data, sampling of sawn core and multi-element analysis via ICP is industry standard practice of the exploration of porphyry deposits.

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Figure 7-6: Drill Collar Locations

7.4	Geotechnical Investigation

As part of the development of the pre-feasibility level geotechnical assessment of the Trapiche open pit design, the following drill program was undertaken by EMV with support for logging and supervision in the field from KCB representatives to ensure the geotechnical and geomechanical model included the required accuracy for a pre-feasibility level report.

7.4.1	Trapiche Open Pit
7.4.1.1Drilling and Fieldwork

In the 2019 drilling campaign, seventeen (17) geotechnical oriented drill hole wells were undertaken in the pit area, however, for this PFS level evaluation, only the results of the following nine (9) drill holes and twenty-two (22) structural

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observations on the surface were assessed. The results of the remaining drill holes should be used in the next level of study.

Table 7-3: PFS Level Drill Program in the Area of the Trapiche Open Pit

ID	WGS84 Coordinates		Azimuth final (°)	Dip final (°)	Total Depth (m)	Supervision
	East (m)	North (m)
TRGM-01	729 925.64	8 395 675.48	179.5	-65.0	175.10	EMV
TRGM-02	728 268.24	8 396 247.76	180.0	-60.0	142.10	EMV
TRGM-03	729 202.79	8 395 696.18	14.5	-55.0	290.10	EMV
TRGM-04	729 400.18	8 396 087.83	167.1	-55.9	160.10	EMV
TRGM-05	728 779.08	8 396 516.31	180.8	-59.4	180.30	EMV
TRGM-06	728 418.06	8 396 115.73	134.9	-69.8	223.95	KCB
TRGM-07	729 583.29	8 395 977.62	220.1	-47.9	260.40	KCB
TRGM-08	728 468.45	8 395 955.47	176.5	-59.8	150.50	KCB
TRGM-09	729 675.00	8 396 510.00	20.0	-55.0	200.40	KCB

Table 7-4: Surface Observations in the Area of the Trapiche Open Pit

ID	WGS84 Coordinates
	East (m)	North (m)
GS-18-01	730 032	8 395 738
GS-18-02	730 065	8 395 763
GS-18-03	729 771	8 396 645
GS-18-04	729 714	8 396 316
GS-18-05	729 528	8 396 602
GS-18-06	730 064	8 396 482
GS-18-07	729 920	8 396 377
GS-18-08	729 131	8 396 576
GS-18-09	729 163	8 396 569
GS-18-10	728 349	8 396 722
GS-18-11	730 108	8 395 580
GS-18-12	730 055	8 395 390
GS-18-13	729 518	8 395 629
GS-18-14	729 017	8 395 648
GS-18-15	729 098	8 395 573
GS-18-16	728 734	8 395 723
GS-18-17	728 506	8 395 883
GS-18-18	728 871	8 396 606
GS-18-19	728 070	8 395 963
GS-19-01	729 664	8 395 975
GS-19-02	729 602	8 395 985
GS-19-03	729 054	8 395 813
GS-19-04	728 673	8 395 631

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728000
728500
729000
729500
730000
GS-18-10
GS-18-18
GS-18-09
GS-18-08
GS-18-05
GS-18-03
CAMPAMENTO SUR FAULT
TRGM-09
GS-18-06
GS-18-07
GS-18-04
TRGM-05
CENTRAL FAULT
COLORADO FAULT
EL ABRA FAULT
CABEZA DE PUMA FAULT
TRGM-02
TRGM-06
COLORADO SUR FAULT
TRGM-04
GS-19-02
GS-19-01
TRGM-07
GS-18-19
TRGM-08
GS-18-17
GS-19-03
TRAPICHE FAULT
GS-18-02
GS-18-01
GS-18-16
TRGM-03
TRAPICHE SUR FAULT
TRGM-01
GS-19-04
GS-18-14
GS-18-13
GS-18-15
GS-18-11
EL ABRA FAULT
CABEZA DE PUMA FAULT
GS-18-12
Qda. Trapiche
LEGEND
Geomechanical Station
Drill holes
Faults
Layout Open Pit
Pit topography
Roads
Streams
0 100 200 300 400 m
Graphic Scale
Projection: Transverse Mercator
Datum: WGS 1984
False Easting: 500,000.0000
False Northing: 10,000,000.0000
Central Meridian: -75.0000
Scale Factor: 0.9996
Latitude Of Origin: 0.0000
Units: Meter

Figure 7-7: Drill holes Location

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7.4.1.2Field Observations and Logging

For all drill holes, the following characteristics were logged or calculated based on the observations of the core:

●	Lithology
●	Rock Quality Designation (RQD) (%)
●	Weathering
●	Rock Strength (R)
●	Rock Mass Rating (RMR)

Additionally, for all discontinuities, the following characteristics were recorded:

●	Depth (m)
●	Type of Discontinuity (Joint/Fault/Mechanical break)
●	Alpha and Beta Angles
●	Shape
●	Roughness
●	Fill Type

Point load testing (PLT) was also performed on selected samples in the field.

7.4.1.3Laboratory Testing

A representative group of samples from the completed drill holes were selected and tested under the relevant ASTM standards, in the laboratories of the Catholic University of Lima (PUCP) and Ingeotest S.A. The following tests were performed (See Table 7-5):

7.4.1.3.1	Unconfined Compression (UCS)

Tests were performed to determine in-situ rock strength and as a means of calibrating the PLT data collected in the field. In general, 2 to 5 UCS tests were performed on each drill hole for a total of 28.

7.4.1.3.2	Direct Shear Test

This test was conducted to assess the resistance of the natural discontinuities found in the drill holes. Three (3) tests were performed.

7.4.1.3.3	Tri-axial Compression

These tests were performed to determine the shear strength of the rock mass.

Table 7-5: Laboratory Test Summary

Geomechanical Drilling	Rock Mechanical Testing
	PLT	UCS	Direct Cut	Tri-axial Compression
TRGM-01	22	03	-	-
TRGM-02	20	03	01	01
TRGM-03	23	04	02	01
TRGM-04	13	02	-	-
TRGM-05	28	02	-	-
TRGM-06	29	04	-	-

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Geomechanical Drilling	Rock Mechanical Testing
	PLT	UCS	Direct Cut	Tri-axial Compression
TRGM-07	33	05	-	-
TRGM-08	28	03	-	-
TRGM-09	15	02	-	-
Total	211	28	03	02
7.4.2	Trapiche Component Investigation

In the 2019 drilling campaign, forty two (42) geotechnical oriented drill holes wells were undertaken by EMV and supervised by KCB on the areas where various components were setup, however, for the PFS level investigation of the geotechnical properties of the foundations only the results of the following thirteen (13) drill holes and thirteen (13) lines of shallow geophysical investigation were assessed (Table 7-6). The results of the remaining drill holes should be used in the next level of study.

Table 7-6: Geotechnical Drilling Summary, Phase 1

Drill hole	WGS 84 coordinates		Elevation (masl)	Total Depth (m)	Dip (°)	Azimuth (°)	Component	Supervision
	Easting(m)	Northing (m)
TRG01-19	730 786	8 394 697	4 647	97.5	-65	200	Heap leach pad	KCB
TRG02-19	730 787	8 394 698	4 647	91.1	-50	20		KCB
TRG03-19	730 103	8 394 304	4 533	116.6	-46.6	185.8		KCB
TRG03A-19	730 105	8 394 304	4 533	190.65	-45.3	184.3		KCB
TRG04-19	729 710	8 393 936	4 461	154.3	-51.6	55.2		KCB
TRG05-19	731 578	8 394 200	4 773	90	-90	0	Oxide Leach Pad	KCB
TRG06-19	730 646	8 393 555	4 741	100	-90	0	SXEW Plant	KCB
TRG07-19	730 734	8 392 813	4 619	266.2	-48	358.6	ROM 2	KCB
TRG08-19	730 232	8 392 680	4 582	335.6	-46.6	311.1		KCB
TRG09-19	731 216	8 393 109	4 634	130	-90	0		KCB
TRG10-19	730 416	8 392 660	4 589	59.7	-90	0		KCB
TRG11-19	729 497	8 392 431	4 273	95.65	-90	0	DMI	KCB
TRG14-19	731 329	8 396 156	4 647	90	-90	0	DMO	KCB
7.4.2.1Field Observations and Logging

For all drill holes, the following characteristics were logged or calculated based on the observations of the core:

●	Lithology
●	Rock Quality Designation (RQD) (%)
●	Weathering
●	Rock strength

Additionally, for all discontinuities the following characteristics were recorded:

●	Depth (m)
●	Type of discontinuity (Joint/Fault/Mechanical break)
●	Alpha and Beta Angles
●	Shape
●	Roughness

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●	Fill type
7.4.2.2Field Testing

The following field tests were also performed:

●	Split spoon penetration testing
●	Constant head permeability testing
●	Direct injection permeability testing
7.4.2.3Geophysical Investigation

The following geophysical investigations were also performed:

●	08 seismic refraction lines
●	04 MASW lines
●	01 line of Restivity tomography
7.4.2.4Laboratory Testing

A representative group of samples from the completed drill holes were selected and tested under the relevant ASTM standards, in the laboratories of the Catholic University of Lima (PUCP) and Ingeotest S.A.

The following tests were performed on selected samples (see Table 7-7).

●	Mechanical properties of soils:
o	Soil Classification (ASTM D2847 / NTP 339.134)
o	Atterberg Limits (ASTM D4318 / NTP 339.129)
o	Moisture Content (ASTM D2216 / NTP 339.127)
o	Granulometria (ASTM D422 / NTP 339.128)
o	Direct Shear Test (soil) (ASTM D3080 / NTP 339.171)
o	Physical Properties (ASTM D854 / NTP 339.131)
●	Mechanical properties of rocks:
o	Physical Properties (ASTM C97-02)
o	Uniaxial Compression (ASTM D7012C)
o	Direct Shear in Rock (ASTM D5607)
o	Triaxial Compression (ASTM D7012A)

Table 7-7: Soil Tests

Drill Hole	Soil Test
	SUCS	Atterberg Limits	Direct Shear
TRG-09-19	2	2	2
TRG-11-19	3	3	1
TRG-14-19	2	2	1
Total	7	7	4

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Table 7-8: Laboratory Test Summary – Rock

Geomechanical Drilling	Rock Property Testing
	Physical Properties	UCS	Direct Shear	Triaxial Compression
TRG-01-19	-	1	-	-
TRG-02-19	10	1	1	3
TRG-03-19	4	5	-	-
TRG-03A-19	5	6	-	4
TRG-04-19	4	4	-	3
TRG-05-19	4	3	-	-
TRG-06-19	4	3	-	-
TRG-07-19	9	-	1	3
TRG-08-19	-	-	-	-
TRG-09-19	6	4	-	-
TRG-10-19	3	2	-	-
TRG-11-19	1	3	-	-
TRG-14-19	1	2	-	-
Total	51	34	2	13

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8	Sample Preparation, Analyses and Security

Mining Plus (MP) has been requested by El Molle Verde S.A.C. (EMV) to perform a verification of the data used in the Mineral Resource Estimate (MRE) performed in 2016-2017 to ensure alignment with best international practices. The effective date of the resource statement contained in this report is 13 December 2016; however, the work was completed in early 2017; therefore, the MRE is referred as the MRE MP17 estimate in this report.

Subsequently, a detailed review of the drilling database and a site visit was completed by MP in 2019. The descriptions and observations in this section are based on the Standard Operating Procedures (SOP´s), verbal communication with the operational staff, as well as the investigations carried out by MP that are detailed in Section 9.

MP notes that the database supplied by EMV for the 2019 review included the drill holes from TR-M32 to TR-M40 (nine drill holes) that were not supplied with the database on the 13 December 2016, and therefore, were not used in MRE MP17. This means that the review in 2019 was performed on a slightly different database to the MRE MP17 database. The additional nine holes were effectively twins of the original holes that MP used in the MRE MP17, which due to drill hole deviation, reached a maximum of 20 m separation between twin and original hole. MP undertook visual comparisons of the copper grades between the original and twin holes and considered that the twin holes are sufficiently similar to the original hole for them to have no material impact on the grade estimate, and that the holes were sufficiently close for them to have no material impact on the Mineral Resource classification.

8.1	Sample Preparation

After the core boxes were logged, delimited and marked with a central longitudinal line by the geologist, they were sent to the cutting area where they were cut longitudinally into two equal halves using a standard core saw. In zones of intensely fractured rock, soft rock or saprolite, samples were split in the core box using a spatula.

In the Trapiche Project, the classic sampling method applied to copper porphyry deposits was used, which consisted of continuous regular sampling at two-meter intervals within the mineralized zone. An additional constraint was that the geological boundaries had to be considered, such that sample boundaries were aligned with geological boundaries as much as possible, but with a minimum sample length of 1.50 m and maximum sample length of 2.50 m according to the protocol SOP´s. MP noted that there is a small proportion of samples (3% of the total samples) less than 1.50 m and greater than 3.00 m, with lengths down to 0.1 m as a minimum and 6.9 m as a maximum for copper grades greater than 0.1%. MP did not detect any correlation between length and grade, so due to the amount of data, these short and long length samples were not considered to have a material impact on the Mineral Resource Estimate (MRE).

Before the sample preparation phase, quality control (QC) samples were inserted at pre-determined intervals representing 15-20% of the total samples following AMEC’s recommendation (March 2013). The control samples inserted in the preparation phase were coarse duplicates, fine duplicates, certified reference materials or standards, coarse blanks, and fine blanks, with the insertion distribution designed by the quality assurance/ quality control (QA/QC) Supervisor in accordance with the protocols established for the project.

8.2	Analyses and Security

The SGS laboratory in Peru was the primary laboratory for sampling from all the campaigns (2001-2014). In the 2012-2014 campaign, a sample preparation laboratory was installed at the project, which was run by Laboratorios SGS del Perú (SGS). Samples were prepared on site by crushing, grinding, pulverizing, and splitting to obtain pulp samples of approximately 250 g. The pulps were then sent to SGS in Lima for assay under a documented chain of custody protocol.

The analytical methods that were used in the Trapiche Project and reported in the MRE statement are listed below:

●	Total copper with multi-acid digestion and atomic absorption spectrometry (AAS) analysis.

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●	Sequential copper digestion methods with AAS analysis.
●	Gold by fire assay (30 g sample) with AAS analysis.
●	Molybdenum and silver by two acid digest (complete) and inductively coupled plasma atomic emission spectrometry (ICP-AES) and inductively coupled plasma mass spectrometry (ICPMS).

The following section only examines the total copper assays and associated QA/QC as the current PFS only considers the leaching with solvent extraction and electrowinning (SXEW) processing route, which will not recover gold, silver or molybdenum.

8.3	Sample Quality Assurance and Quality Control (QA/QC)

The main objective of QA/QC is to monitor and assure the accuracy (quality) in the sampling, both in the preparation phase, as well as the accuracy in the assay phase, and to verify, in a continuous manner, the probable errors that could arise through the process. Additionally, it aims to identify any contamination caused by poor or deficient sampling, preparation (crushing and pulverizing) and/or assaying.

During the drilling campaigns (2001-2014), a total of 49,302 core samples were collected including 44,869 core samples from exploration drilling and 4,433 core samples from geometallurgical drilling. The QC control samples (coarse and fine duplicates, certified reference materials (CRMs or standards), coarse and fine blanks) add up to a total of 6,128 samples. A summary of the control samples is provided in Table 8-1 below.

Table 8-1: Summary of Diamond Core Drilling Samples History (2001-2014)

Diamond Drilling Campaigns	Exploration Drill Holes			QA/QC Control Samples						External Lab. Control Recheck 5%
	Num. of Drill holes	Length (m)	Lab. SGS Samples	Coarse Duplicates	Fine Duplicates	Twinning	CRMs	Coarse Blanks	Fine Blanks
Exploration Drilling-Core Sampling (Au+ICP, CuT and Mo)
2001-2002	6	2,192.95	1,102
2005	9	3,788.95	1,844	62
2006	18	8,493.30	4,335	199			85	72
2007	13	5,646.00	2,997	76		64	54	32
2008-2009	27	10,914.45	5,271	106	67	95	190		104	195
2011	3	465.60
2012	95	22,125.35	11,532	279	250		186	176	175	441
2013	95	26,937.80	13,771	484	418		612	261	273	289
2014	36	8,328.90	4,017	139	139		221	80	80	224
Subtotal	302	88,893.30	44,869	1,345	874	159	1,348	621	632	1,149
Metallurgical Drilling-Core Sampling (Au+ICP, CuT and Mo)
2012-2013	32	7,552.15	3,442							300
2014	9	2,630.30	991							90
Subtotal	41	10,182.45	4,433							390
Total	343	99,076	49,302	1345	874	159	1,348	621	632	1,539

From 2006, the sampling QA/QC protocol was initiated by the inclusion of control samples, such as coarse duplicates, standards and coarse blanks. From 2008, additional control samples were added including fine duplicates and fine blanks.

SGS has been the primary laboratory during all drilling campaigns, however since 2008, 5% of the samples have been checked by the external “umpire” laboratories ALS Minerals and CERTIMIN in order to verify and validate SGS assays results. Since the 2012 campaign, QA/QC control annual reports have been completed for all core drill hole sampling.

The summary of the Sampling Quality Assurance and Quality Control (QA/QC) results is described below by control type.

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8.3.1	Coarse Duplicates and Fine Duplicates

The control assay results of coarse duplicates and fine duplicates in Trapiche have been within the acceptable ranges, indicating that sample preparation procedures were adequate. The evaluation of these controls has been carried out through statistical analysis, using the hyperbola method, where the results must fit within the acceptable ranges. An example of the evaluation graph for 2013 campaign is shown in Figure 8-1.

Figure 8-1: Example of Statistical Analysis (hyperbola method) in Coarse Duplicates and Fine Duplicates controls (Trapiche, 2013)

8.3.2	Certified Reference Materials (CRMs)

Two types of CRM control samples have been used in Trapiche:

a) OREAS 161, OREAS 162, OREAS 163 standards, which were acquired in the Oreas Research (Canada) Lab., used in the 2013-2014 campaign.

b) STD-1, STD-2 and STD-3 standards, which were prepared in the ACME (Lima) Lab with deposit material in the 2013 campaign.

The results have been plotted with the Best Value ± 2 times the Standard Deviation (MV ± 2DE) as defined by the CRM certificate . The results of the CRM assays were within the acceptable range, indicating that the SGS assays were reliable and of good accuracy. An example of the evaluation graph for 2013 campaign is shown in Figure 8-2.

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Figure 8-2: Example of Statistical Analysis applied to CRM results (OREAS Certificates, Trapiche 2013)

8.3.3	Coarse and Fine Blank Samples

Coarse and fine blanks samples have been used in Trapiche. The coarse blank control samples were prepared with unmineralized volcanic material located outside the Project area; while for the fine blank samples, the OREAS 160 material prepared in the Canada OREAS Lab. were used.

MP plotted the blank sample assays versus the previous sample assays. MP considers that there was no contamination during the sample preparation process (coarse blanks), nor during the analysis phase (fine blanks). An example of the evaluation graph for 2013 campaign is shown in Figure 8-3.

Figure 8-3: Example of Statistical Analysis of Control Samples of Coarse Blank, Trapiche 2013

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8.3.4	External Duplicates (5% Control in Umpire Laboratories)

During the 2008 to 2014 drilling campaigns, a selection of 5% of the total pulps from primary samples was made. These groups were analyzed for total copper in ALS Minerals and CERTIMIN umpire laboratories. The statistical analysis was performed with the Major Axis Reduction method. The results of these campaigns show good correlation, indicating that there is acceptable accuracy in the SGS primary laboratory assays.

The results of the comparative statistical analysis between the primary SGS laboratory and the two umpire laboratories display a high correlation coefficient (> r = 0.99) and a variable bias between +3.0% and -3.0%. The performance of the SGS primary laboratory is considered acceptable and reliable.

Data verification processes reported in previous studies could be improved, however for this level of study (Prefeasibility), these aspects are acceptable. Recommended improvements should be implemented before transitioning to more advanced studies. An example of the evaluation graph for the 2014 campaign is shown in Figure 8-4.

Figure 8-4: Example of the Statistical Comparison Analysis Graph of the Results from the 03 Laboratories (SGS, ALS Minerals and CERTIMIN), Trapiche 2014

8.3.5	QA/QC Conclusions

The results of the QA/QC control analysis completed during the 2008-2009, 2012, 2013 and 2014 campaigns, both in the preparation and assaying phase (SGS) of core samples, indicate that they are reliable for Mineral Resource Estimation.

EMV has implemented good QA/QC management practices. The objective has been to ensure that the precision and accuracy of sample testing information provides good reliability for the Mineral Resource Estimate.

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The control samples have helped to identify some errors in the sampling, preparation and assay phases of the samples, which have been corrected immediately by continuous monitoring and appropriate statistical analysis, in order to ensure and guarantee the quality of the ordinary samples.

8.3.6	Mining Plus’s Opinion

MP considers that there is no evidence of a bias in the geochemical assays, the analytical methods applied were consistent with the mineralization style and were aligned with industry best practice. Sample preparation was improved following recommendations of third-party consultants in 2013 (AMEC).

MP cannot comment with certainty on the sampling practices followed by EMV as it was unable to observe the sampling activity during the site visit. For further details, refer to Section 9.

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9	Data Verification
9.1	Site Visit

MP visited the Trapiche Project in September 2018. The main purpose of the site visit was to:

●	Ascertain the geological and geographical setting of the Trapiche Project.
●	Witness the extent of the exploration work completed to date.
●	Review the sample preparation methodology.
●	Inspect core logging and sample storage facilities.
●	Discuss geological interpretation and inspect drill core with the logging geologists on site.

MP was unable to observe the drilling and sampling in action during the site visit carried out in September 2018. Therefore, MP cannot comment with certainty on the practices followed by the drilling contractors.  However, the majority of drilling during the campaigns (2013-2014) was carried out by Geotecnia Peruana S.A., a well-established drilling company in Peru, who generally observe industry standard practices, and MP is of the opinion that these practices were likely followed on the Trapiche Project.

MP was able to verify the quality of geological, sampling information and geological interpretation, concluding that they were appropriate to use as inputs to the Mineral Resource Estimation.

9.2	Collar Location and Downhole Survey

The Trapiche drill holes used in the mineral resource estimate have been surveyed by the EMV topography team with differential GPS. Five drill hole collar locations were checked by MP using a hand-held GPS, which confirmed the collar location.

The drill hole deviation for Trapiche was < 0.10 degrees per meter overall, with 24 measurement points showing hole deviation > 0.10 degrees by meter (see Table 9-1). Those measurements suggest a problem that EMV should review in detail to determine the source of the anomaly. MP notes that some of the anomalous deviation measurements are at depth 0.00 m, which MP interprets to mean that the azimuth and dip were measured with a total station, or the values represent the initial/proposed program design and not real values. If this interpretation is correct, these measurements should be removed from the database as they generate an abrupt change in drill hole orientation and return deviation values > 0.10 degrees per meter.

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Table 9-1: Holes with Deviation > 0.10 degrees / meter

MP considered that generally, the collar and downhole survey procedures were according to industry best practice. The verification work undertaken by MP shows acceptable precision in the location of the mineralization, while the minor anomalies identified in the downhole survey measurements are not material for the Mineral Resource Estimate.

9.3	Core Logs and Sampling

MP cannot comment with certainty on the sampling practices followed by EMV as it was unable to observe the sampling activity during the site visit. However, MP reviewed the sampling procedure entitled: “Procedimientos de Muestreo de Testigos de Perforacion Diamantina.doc” updated to December 2012 and visited the core shed in the project on September 2018. MP considered the procedures were appropriate.

A core logging review was performed in the EMV core shed/warehouse located in Trapiche’s administrative areas. The facility appeared secure. Core boxes, coarse and pulp rejects samples from Trapiche and other project campaigns 2001-2014 are stored in a tidy and organized way, in alignment with best industry practices.

The MP check logging showed that the geology and contacts observed in the archived drill core agreed well with contacts logged by EMV and sample intervals marked on core and core boxes. A visual inspection of the higher-grade mineralized intervals showed good correlation with the high grade zones in the assay spreadsheet. Waste intervals observed in core were reflected in the core logging, and in poor grade assays in the spreadsheet. The core logs were consistent with the established EMV codes, except for TR-01 to TR-08 drill holes.

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9.4	Sample Preparation, Analysis and Security

MP reviewed sample preparation, analysis and security procedures for the 2013-2014 drilling campaign using the documentation available in the report entitled “Reporte de Modelo de Recursos AMEC 2013”.

The AMEC 2013 report (Reporte de Modelo de Recursos AMEC 2013) observed that the sample preparation processes at the time were not aligned with best industry standards.

Samples were analyzed by SGS in Lima following their standard procedures. Samples were routinely analyzed for:

●	AAS42C, Total Copper, multi-acid digestion, atomic absorption with detection limit of 2 ppm.
●	AAS73B, Sequential Copper (Copper soluble in H2SO4, Copper soluble in NaCN and Residual Copper with detection limit of 0.001%).

Analytical data results were delivered electronically by the laboratory in EMV format and were entered directly into the company database.

9.5	Cross-Check with Original Assay Certificates

MP compiled and reviewed the original laboratory assay certificates (PDF) of 39 drill holes that included the Cu ppm, CuCN, CuSS and CuR. This corresponds to 11% of the total samples that included QA/QC samples (2001-2014).

An amount of 5,120 sample codes (86%) for the original assay certificates were able to be matched with the database entries and minor inconsistencies (1%) were detected between the grades in the certificates and the database. MP suspected that the inconsistencies were due to miss-matched assay certificates and did not consider them material for the Mineral Resource Estimate. The remaining 14% apparently correspond to the control samples.

9.6	MP QA/QC Review

The Quality Control (QC) protocol during the 2005 and 2014 Trapiche drilling campaigns included the insertion of the following control samples in the sample batches (Table 9-2):

Table 9-2: 2005-2014 Quality Control Samples Insertion Rates

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Table 9-3: Quality Control Samples Insertion Rates by Year

Previous to 2005, EMV did not apply any QA/QC control as it was in a greenfield exploration stage of development. Subsequently, the insertion rates incrementally increased with time, which indicated an improvement in the sampling procedure to align with international best practices.

The QA/QC analysis carried out by MP focused on the total copper (CuT) assays as they have the greatest economic contribution. The following summarizes MP’s conclusions:

●	Coarse Duplicates: The failure rate for CuT was 5%, MP concluded that the EMV coarse duplicate precision for CuT was within acceptable ranges.
●	Pulp Duplicates: The failure rate for CuT was 3%. MP concluded that SGS pulp sampling precision was within acceptable ranges for CuT.
●	Certified Reference Materials (CRMs): The dataset included 1,587 assays of 7 CRMs, the results showed acceptable accuracies (between -2% to 1%) with a reduced proportion of outliers. The OREAS161 results included several outliers. Due to the large magnitude of the disagreement, MP has suspected a problem with coding of the type of control sample or the Best Value of the OREAS 161.
●	Blanks: A total of 779 coarse blanks and 789 fine blanks were included in regular submission batches during the 2006 to 2014 campaigns. The results showed few events of possible CuT contamination (3%), which MP considers acceptable.
●	Check Samples: MP is aware that check samples were submitted; however, it was not provided with this information at the time of writing.
9.7	Independent Samples

No independent samples were collected and submitted by MP.

9.8	Mining Plus Conclusion

Aspects of sample preparation, analysis and security could be improved, however, for the prefeasibility level of study these aspects are acceptable. There is no evidence of significant bias within the current database which would materially impact on the estimate.

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The following recommended improvements should be implemented before transitioning to more advanced studies:

●	The QA/QC report must present complete and detailed information, clearly indicating the origin of the control samples (such as CRMs, blanks and duplicates) to support the estimation process. These reports must be made for each drilling campaign and include all the elements to be used in the estimate.
●	Platform information signs should be updated and refer to all the drill holes drilled in the platform to avoid confusion. Write the code of the drill hole in the cement when it is still wet.
●	It is necessary to standardize, simplify and apply restricted entry rules to the data recorded in the geological log.
●	Laboratory sample codes must not be modified under any circumstance with respect to the original sample data so that both the geochemical database and the laboratory certificates are consistent and auditable.
●	Perform an over limits values assays campaign and update the data base with the obtained results.
●	Re-survey by an external company 10% of the total drill holes collar in Trapiche and compare with the data obtained by the MV topography team.

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10	Mineral Processing and Metallurgical Testing
10.1	Metallurgical Testing

Preliminary metallurgical leaching tests have been performed by C.H. Plenge & Cia S.A., metallurgical test laboratory, in Lima, Peru. The Plenge work was contracted by EMV. The results of this testwork have been used to develop the process design criteria for the Trapiche Project, utilizing the following general strategy.

All testwork shows fairly low copper grades of under 1% among several ore types. Of the contained copper, approximately 1/10 is mixed and oxide ore and more readily leachable. Though they display higher grades and faster leaching kinetics, oxide ores also consume more acid. Specifically, in Trapiche’s case, the oxide/mixed ore consumes 17 kg/ton vs. 7 kg/ton for the enriched/transitional sulfide ore. As such, project economics dictate that oxide ore leaching must conclude before the cost of additional acid consumption outweighs the value of the remaining unleached copper in the ore. Construction of a dynamic on/off pad allows for operating within these constraints for oxide ores. The timing as to when to stop leaching will primarily be a function of the cost of sulfuric acid and the price of copper. An on-off pad allows the operations team to adjust the leaching times and acid used as current economics dictate. At $2.95 copper price there is $822M in contained copper. Therefore, construction and proper operation of the on-off leach pad should be economical. The initial investment for the on-off pad is approximately $20M. By contrast, sulfide ores that are slower leaching, but not high in acid consumption may be leached for an extended duration on a permanent pad without any such economic constraints.

10.1.1	Metallurgical Laboratory Review

M3 visited the Plenge Miraflores Laboratory in Peru in December 2019 and August 2021. M3 found that the testwork was performed by individuals possessing experience, credentials, and training, the condition of the facility was adequate, and standard industry accepted operating procedures/practices were being used. A computer database system was being used to log in and track all samples. The lab has a QA/QC program for each area. Laboratory personnel stated that balances and other equipment are calibrated as appropriate for the equipment and showed current documentation available for review. From the visit, M3 concludes that, after verifying the calibration records, the laboratory has the infrastructure, qualified personnel, and adequate quality controls to ensure the reliability of the results obtained from the different tests. The Plenge laboratory has the support of many mining companies both in Peru and abroad and is trusted for reliable development of metallurgical tests.

10.1.2	Metallurgical Testing History

Reports of metallurgical testing were issued in the years 2010, 2015, and 2016. The mine locations that were sampled and the sample identification tag names are shown in Figure 10-1.

10.1.2.12010 Metallurgical Testing

In October 2010, report No. 7743-45 was issued describing testwork for three ore composite samples. The samples were identified as enriched porphyry (METP-11E), enriched breccia (METBx-12E) and mixed breccia (METBx-13M). Two bottle roll tests were performed for each of the composite samples one at 10 gpl and one at 50 gpl acid (H2SO4).

Sample material was crushed to reduce the particle size to 100% minus ½-inch for column leach testing. The tests were performed in 6-meter-tall columns operated in closed circuit with copper recovery by solvent extraction. Eighteen closed-circuit column leach tests were performed, six for each of the composite samples. For each sample, three columns were dedicated to leaching with a solution acid concentration of 5, 10, or 15 gpl acid, and three columns were dedicated to leaching after a curing with 3.1, 7.1, or 11.2 kg/t acid addition.

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10.1.2.22015 Metallurgical Testing

In November 2015, report (No. 15961-63) was issued describing testwork for three ore composite samples. The samples were identified as mixed oxide and secondary sulfide in breccia from the southern part of the deposit (18-BS-Mix), oxide located near East Trapiche (19-BS-TE) and, enriched secondary sulfide from the northern part of the deposit (20-TN-Enr).Two bottle roll tests were performed for each of the composite samples one at 10 gpl and one at 50 gpl acid (H2SO4). Three column leach tests were performed for each sample type.

In December 2015, a report (No. 16562) was issued describing testwork for one ore composite sample identified as mixed with a tag number 23-ZT-Mixto. Two bottle roll tests were performed for each of the composite samples one at 10 gpl and one at 50 gpl acid (H2SO4). One column leach test was performed. The test was performed in a 6-meter tall column. Sample material was crushed to reduce the particle size to 100% minus 3/8 inch.

A report (No.16584-85) was issued describing testwork for two ore composite samples identified as enriched breccia with tag numbers BX-2E and BX-3E. Two bottle roll tests were performed for each of the composite samples one at 10 gpl and one at 50 gpl acid (H2SO4). Two column leach tests were performed on these samples, one with 6-meter tall column and one with 4-meter tall column.

A report (No.16632-34) was issued describing testwork for three ore composite samples identified as enriched breccia with tag numbers BX-01 Enr, BX-02 Enr, and BX-03 Enr. Two bottle roll tests were performed for each of the composite samples one at 10 gpl and one at 50 gpl acid (H2SO4). Three column leach tests were performed, one column test for each sample type in 6-meter-tall columns.

10.1.2.32016 Metallurgical Testing

In March 2016, a report (No.16928-29) was issued describing testwork for two ore composite samples identified as enriched breccia (Mineral Enriquecido) with tag numbers 21-P Enr and 22-TE Enr. Three bottle roll tests were performed for each sample. One bottle roll test with 4.5 gpl, one with 2.4 gpl, and one with 2.5 gpl acid concentration (H2SO4).

Four column leach tests were performed, two column tests for each sample type with one column operated with acid addition controlled by the pH condition of the column pregnant solution and one column operated with acid addition by “on demand leaching” (titration and calculation such that free acid in the PLS was maintained at 2 g/L). The tests were performed in 6-meter-tall columns. Sample material was crushed to reduce the particle size to 100% minus 3/8-inch. Crushed material was then agglomerated with 3.1 kg/t of acid (H2SO4) (for sample material charges that had leach acid controlled by calculation) or 10 kg/t acid (for sample material that had leach solution acid controlled by pH measurement) and charged to columns. The column tests were performed with closed-circuit copper removal by solvent extraction. Leach solution was applied at 8 gpl acid solution strength (acid by “on demand leaching” method) or 5 gpl (acid by pH measurement). The test results indicated 69.2% copper extraction and a net acid consumption of 0.3 kg/t for 21-P Enr after 161 days of leaching without pH control, and 71.1% copper extraction and a net acid consumption of 6 kg/t for 21-P Enr ore after 148 days of leaching with pH control. For 22-TE Enr material, the test results indicated 70.5% copper extraction and an acid consumption of 0.1 kg/t after 161 days of leaching without pH control, and 73.9% copper extraction and a net acid consumption of 5 kg/t after 148 days of leaching with pH control.

In October 2016, a report (No.17932-33) was issued describing testwork for two ore composite samples identified as mixed mineral (Mineral Mixto) with tag number TRM-30 and oxide mineral (Mineral Óxido) with tag number TRM-31. Two bottle roll tests were performed for each of the composite samples, one at 10 gpl and one at 50 gpl acid (H2SO4). Two column leaching tests were performed, one column test for each sample type in 6-meter tall columns.

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Figure 10-1: Location of Metallurgical Composite Tests

10.1.3	Test Results

The metallurgical test results are variable. Though the high number of controlled variables makes it impossible to isolate and quantify their specific effects with this number of trials, the data suggest that typical or favorable leach results may be achieved within the window or parameters tested. Due to this variability, current projections must be based on fairly conservative estimates, though high potential upside for optimization exists in further testwork or through applying data obtained during operations.

Bottle roll test data is compared by ore type in Table 10-2.

Column leach test results are presented in Table 10-3. Column leach test data are compared in Table 10-4.

Design assumptions made from test data for reagent consumption are listed in Table 18-6.

The lowest acid consumption results were obtained when using the “on demand leaching” method (dosing curing acid in agglomeration based on the mineralogy of the sample and adding minimal acid to the leach solution) and scheduling leach solution application “resting times” to minimize the acid consumption. These results alone, however, are not believed to be sufficient for metallurgical design due to the uncertainty surrounding potential incomplete copper extraction, impact of other metals leached in the PLS, and operational complexity surrounding this method.

Conducting multiple parallel column tests in different laboratories is recommended using the “on demand leaching” method and rest times to reconfirm the copper recovery and the acid consumption.  Attention must be given to the high concentration of Aluminum (Al) and Arsenic (As) in the PLS solution since the tests show levels of up to 17,382 ppm Aluminum (Al) and 9,946 ppm Arsenic (As) which could produce negative effects in solvent extraction and leaching. These values should be reconfirmed in the column tests developed for the feasibility study.  A treatment plant for the reduction of these contaminants from the PLS solution may be required.

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Table 10-1: Bottle Roll Tests Results

Sample Tag Name	Material Type	Material Size Distribution (mesh)	Leach Solution Acid Strength (gpl)	Head % Copper	Head % Oxide Copper	Copper Extraction (%)	Total Acid Consumption (kg/t)	Net Acid Consumption (kg/t)
METP−11E	Enriched Porphyry	-10.0	10	0.54	0.17	40.7	41.8	24.5
METP−11E	Enriched Porphyry		50	0.54	0.17	45.0	135.7	42.1
METBx−12E	Enriched Breccia	-10.0	10	0.57	0.20	43.7	44.0	27.5
METBx−12E	Enriched Breccia	-10.0	50	0.57	0.20	45.1	138.2	49.3
METBx−13M	Enriched Mixed Breccia	-10.0	10	0.62	0.16	33.3	47.5	31.0
METBx−13M	Enriched Mixed Breccia	-10.0	50	0.62	0.16	36.1	141.6	50.7
18-BS-Mix	South Oxide and mixed	-10.0	10	0.41	0.22	57.6	29.3	25.9
18-BS-Mix	South Oxide and mixed	-10.0	50	0.41	0.22	58.3	46.8	43.3
19-BS-TE	Oxide and mixed	-10.0	10	0.34	0.24	73.3	26.5	22.8
19-BS-TE	Oxide and mixed	-10.0	50	0.34	0.24	79.2	48.9	44.9
20-TN-Enr	Enriched	-10.0	10	0.35	0.12	46.2	9.4	6.9
20-TN-Enr	Enriched	-10.0	50	0.35	0.12	48.0	19.7	17.1
23 ZT Mixto	Mixed	-10.0	10	0.46	0.30	66.7	30.1	25.0
23 ZT Mixto	Mixed	-10.0	50	0.46	0.30	68.0	60.2	55.3
BX 2E	Enriched Sulfide Breccia	-10.0	10	0.52	0.10	44.3	21.8	18.0
BX 2E	Enriched Sulfide Breccia	-10.0	50	0.52	0.10	47.3	41.5	37.6
BX 3E	Enriched Sulfide Breccia	-10.0	10	0.57	0.06	41.8	17.5	13.8
BX 3E	Enriched Sulfide Breccia	-10.0	50	0.57	0.06	44.6	30.6	26.5
BX 01 Enr	Enriched Sulfide Breccia	-10.0	10	0.59	0.17	53.0	36.3	31.2
BX 01 Enr	Enriched Sulfide Breccia	-10.0	50	0.59	0.17	53.8	57.9	53.0
BX 02 Enr	Enriched Sulfide Breccia	-10.0	10	0.55	0.11	41.8	22.2	18.7
BX 02 Enr	Enriched Sulfide Breccia	-10.0	50	0.55	0.11	46.2	36.4	32.6
BX 03 Enr	Enriched Sulfide Breccia	-10.0	10	0.58	0.13	42.1	15.7	12.2
BX 03 Enr	Enriched Sulfide Breccia	-10.0	50	0.58	0.13	45.9	26.0	22.1
21-P Enr	Enriched Sulfide Porphyry	-10.0	4.5 (pH1.2)	0.62	0.20	40.9	14.9	11.0
21-P Enr	Enriched Sulfide Porphyry	-10.0	2.4 (pH1.5)	0.62	0.20	40.8	11.9	8.0
21-P Enr	Enriched Sulfide Porphyry	-10.0	2.5 (pH2.0)	0.62	0.20	31.3	10.8	7.8
22-TE Enr	Enriched Sulfide Porphyry	-10.0	5.0 (pH1.2)	0.69	0.27	42.4	23.0	18.4
22-TE Enr	Enriched Sulfide Porphyry	-10.0	3.3 (pH1.5)	0.69	0.27	42.4	18.5	14.1
22-TE Enr	Enriched Sulfide Porphyry	-10.0	2.4 (pH2.0)	0.69	0.27	38.3	9.7	5.6
TR-M30	Mixed Mineral	-10.0	10	0.44	0.26	71.4	28.5	23.7
TR-M30	Mixed Mineral	-10.0	50	0.44	0.26	76.0	51.2	46.0
TR-M31	Oxide Mineral	-10.0	10	0.77	0.63	78.4	28.8	19.5
TR-M31	Oxide Mineral	-10.0	50	0.77	0.63	85.3	66.9	56.7

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Table 10-2: Bottle Roll Tests Results Material Type

Material Type	Head % Copper	Head % Oxide Copper	Copper Extraction (%)	Total Acid Consumption (kg/t)	Net Acid Consumption (kg/t)
Enriched	0.57	0.16	43.1	40.5	24.2
Oxide and Mixed	0.484	0.33	71.4	41.7	36.3
Enriched Porphyry	0.63	0.22	40.2	33.3	16.4
Enriched Breccia	0.56	0.13	45.8	40.7	28.5

Table 10-3: Column Tests Results

Sample Tag Name	Material Type	Column Diameter x Height (m)	Material Size Distribution (P100, mm)	Agglomeration Acid (kg/t)	Leach Solution Acid Strength (gpl)	Leach Time (Days)	Head % Copper	Head % Oxide Copper	Copper Extraction (%)	Total Acid Consumption (kg/t)	Net Acid Consumption (kg/t)
METP−11E	Enriched Porphyry	6 in. X 6	12.7	-	5	185	0.54	0.17	65.9	13.4	8.1
METP−11E	Enriched Porphyry	6 in. X 6	12.7	-	10	98	0.54	0.17	65.8	28.5	23.1
METP−11E	Enriched Porphyry	6 in. X 6	12.7	-	15	108	0.54	0.17	55.6	38.3	33.7
METP−11E	Enriched Porphyry	6 in. X 6	12.7	3.1	10	155	0.54	0.17	70.8	30.1	25.6
METP−11E	Enriched Porphyry	6 in. X 6	12.7	7.1	10	110	0.54	0.17	66.0	31.2	25.8
METP−11E	Enriched Porphyry	6 in. X 6	12.7	11.2	10	110	0.54	0.17	70.0	34.6	29.0
METBx−12E	Enriched Breccia	6 in. X 6	12.7	-	5	185	0.57	0.20	66.2	14.1	8.4
METBx−12E	Enriched Breccia	6 in. X 6	12.7	-	10	106	0.57	0.20	53.9	27.4	23.1
METBx−12E	Enriched Breccia	6 in. X 6	12.7	-	15	97	0.57	0.20	66.0	37.3	31.8
METBx−12E	Enriched Breccia	6 in. X 6	12.7	3.1	10	154	0.57	0.20	69.1	28.8	23.0
METBx−12E	Enriched Breccia	6 in. X 6	12.7	7.1	10	109	0.57	0.20	66.1	29.5	23.9
METBx−12E	Enriched Breccia	6 in. X 6	12.7	11.2	10	109	0.57	0.20	68.3	32.9	27.4
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	-	5	185	0.62	0.16	52.4	15.4	10.3
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	-	10	96	0.62	0.16	49.2	27.6	22.7
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	-	15	96	0.62	0.16	54.4	34.3	28.9
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	3.1	10	153	0.62	0.16	56.8	26.9	21.4
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	7.1	10	108	0.62	0.16	49.3	31.7	27.2
METBx−13M	Enriched Mixed Breccia	6 in. X 6	12.7	11.2	10	108	0.62	0.16	53.2	31.6	26.5
18-BS-Mix	South Oxide and mixed	6 in. X 1.5	9.5	10	5	85	0.41	0.22	70.7	22.9	18.7
19-BS-TE	Oxide and mixed	6 in. X 1.5	9.5	10	5	85	0.34	0.24	80.4	22.7	18.6
20-TN-Enr	Enriched	6 in. X 1.5	9.5	10	5	85	0.35	0.12	83.7	12.0	7.4
23 ZT Mixto	Mixed	6 in. X 1.5	9.5	10	5	85	0.46	0.30	89.7	28.2	21.8
BX 2E / BX 3E	Enriched Sulfide Breccia	6 in. X 6	9.5	6.1	5	134	0.54	0.08	72.9	13.7	7.6
BX 2E / BX 3E	Enriched Sulfide Breccia	6 in. X 4	9.5	6.1	5	134	0.54	0.08	72.9	14.5	8.3
BX 01 Enr	Enriched Sulfide Breccia	6 in. X 6	9.5	6.4	8	198	0.59	0.17	81.2	15.9	8.2
BX 02 Enr	Enriched Sulfide Breccia	6 in. X 6	9.5	5.7	8	193	0.55	0.11	78.4	15.2	8.4

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Sample Tag Name	Material Type	Column Diameter x Height (m)	Material Size Distribution (P100, mm)	Agglomeration Acid (kg/t)	Leach Solution Acid Strength (gpl)	Leach Time (Days)	Head % Copper	Head % Oxide Copper	Copper Extraction (%)	Total Acid Consumption (kg/t)	Net Acid Consumption (kg/t)
BX 03 Enr	Enriched Sulfide Breccia	6 in. X 6	9.5	5.9	8	193	0.58	0.13	74.8	11.5	4.5
21-P Enr	Enriched Sulfide Porphyry	6 in. X 6	9.5	3.1	7	161	0.62	0.20	69.2	6.8	0.3
21-P Enr	Enriched Sulfide Porphyry	6 in. X 6	9.5	8	5	148	0.62	0.20	71.1	12.4	5.5
22-TE Enr	Enriched Sulfide Porphyry	6 in. X 6	9.5	3.2	8	161	0.69	0.27	70.9	7.4	0.1
22-TE Enr	Enriched Sulfide Porphyry	6 in. X 6	9.5	10	5	148	0.69	0.27	73.9	12.7	4.9
TR-M30	Mixed Mineral	6 in. X 6	19.0	5.9	8	85	0.44	0.26	80.4	8.7	3.3
TR-M31	Oxide Mineral	6 in. X 6	19.0	13.8	8	60	0.77	0.63	88.7	19.2	8.9

Table 10-4: Column Tests Results Comparison

Sample Tag Name	Material Type	Leach Time (Days)	Head % Copper	Head % Oxide Copper	Copper Extraction (%)	Total Acid Consumption (kg/t)	Net Acid Consumption (kg/t)
		Average Values
All Samples	All types	128	0.56	0.20	68.4	22.3	16.6

All Samples	Enriched	137	0.58	0.17	66.0	22.7	17.0

All Samples	Oxide and Mixed	80	0.48	0.33	82.0	20.3	14.3

All Samples	Enriched Porphyry	138	0.59	0.20	67.9	21.5	15.6

All Samples	Enriched Breccia	147	0.57	0.16	70.0	21.9	15.9

All Samples	Enriched - Agglomerated	141	0.58	0.17	69.4	21.0	15.0

All Samples	Enriched - NOT Agglomerated	128	0.58	0.18	58.8	26.3	21.1

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As optimal leach solution strengths have not been determined and testwork has not been conducted on ore samples blended as they are to be processed, a small subset of the samples believed to be most representative by the owner were used to generate Cu extraction/acid consumption curves. The assumed Cu extraction/acid consumption curves for secondary sulfide minerals and for mixed minerals are shown in Figure 10-2 and Figure 10-3. Each of these curves reflects the average results of only 2 samples—21-P Enr A/22-TE Enr A and TR-M30/TR-M31. Numerous additional tests should be performed to build a representative geometallurgical model during the feasibility period.

Figure 10-2: Typical Recovery Curve – Secondary Sulfides

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Figure 10-3: Typical Recovery Curve – Copper Oxides

10.2	Process Recommendation

The recommended method to extract copper is a hydrometallurgical process including crushing, agglomeration, leaching, solvent extraction and electrowinning unit operations. The selected process includes three separate leaching systems to improve metal recovery across all ore types and add the most value to the project: one for crushed sulfide mineral ores, one for crushed mixed sulfide and oxide mineral ores, and one for uncrushed run of mine mixed mineral ores. A heap leach, SXEW facility is a low-capital cost option for treating low grade and/or slow-leaching ores. The separate leaching systems allow for high copper recovery while also minimizing the cost of acid lost to neutralizing minerals in some of the ore types. A summary process diagram is presented in Figure 10-4.

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Figure 10-4: Process Flow Diagram

10.2.1	Crushing and Agglomeration

Two stockpiles should be considered so that different ore types may be leached separately--one to receive the sulfide material and the other to receive the oxide material. The facilities should be designed to crush oxide or sulfide materials to 80% passing 9.4 mm size gradation and then agglomerated for leaching. Crushing circuit simulations have been performed that indicate a three-stage crushing circuit will be required.

10.2.2	Heap Leaching

Separate ore-specific leaching is utilized to maximize metal recovery across ore types and add maximum value to the project overall.

The low-grade ROM material should be stacked in a separate 118 ha, 111.24 Mt (maximum capacity) ROM permanent leach pad (see section 15.11).

Sulfide (enriched and transitional) material should be stacked and leached on a separate 269.5 Mt sulfide permanent leach pad (see section 15.9), as the acid consumption is projected to be lower than the acid consumption for the oxide material.

Mixed and oxide material should be treated separately on a 10.3 ha dynamic or “on/off” leach pad (see section 15.10). According to the mining plan, the oxidized ores will be delivered on an intermittent schedule. The oxide material will have a higher acid consumption than the sulfide material proportional to the amount of acid supplied. This consumption continues even after the copper contained in the mineral has been extracted. This situation makes it uneconomical to consider a permanent heap leach system.

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10.2.3	Solvent Extraction and Electrowinning (SXEW)

In other projects, high PLS copper grades may require multiple aqueous-organic extraction steps in series in order to prevent losing unextracted copper in a high-concentration raffinate stream. Considering the low copper concentration of the leaching solutions anticipated on this project, the use of a single stage of parallel extraction settlers is recommended. The configuration was confirmed through simulations carried out with reagent suppliers. The selected configuration also includes a wash step, as a conservative measure, to mitigate high levels of arsenic, aluminum, or iron that could be transferred to the electrowinning solutions.

It is recommended to perform pilot leach testing at the on-site plant which is nearing completion as of January 2022 to determine whether the deleterious effects of arsenic and aluminum (detected in the leach solution during previous testing) can be mitigated.

The configuration considers a E1 + E1P + E2 + S1 + W1 circuit that allows the treatment of a greater flow of PLS solution which is fed in parallel to the extraction stages E1, E2, and E1P respectively. The organic solution, simulated with different extractant percentages of up to 14%, circulates in series through the equipment of all the decanter mixers making a closed circuit with the respective organic tank. The organic solution transfers the copper in the re-extraction stage to the electrolyte solution that leads to electrowinning.

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11	Mineral Resource Estimates

Mining Plus (MP) was engaged by El Molle Verde S.A.C. (EMV) to update the Mineral Resource Estimate (MRE) for the Trapiche and Millocucho deposits on the 13 December 2016. The Trapiche Project, subject of this PFS excludes the Millocucho deposit. Planned copper recovery is by leaching and SXEW methods only; therefore, copper sulfides have not been considered in this PFS. Recovery of copper sulfide by flotation may be considered in future studies.

Trapiche is located in the Apurimac Province of southern Peru and forms part of the Cu-Mo-Fe Andahuaylas - Yauri metallogenetic province.

Mineral Resources, excluding Mineral Reserves, contain 4,345 million pounds of copper contained within 617.2 million tonnes at 0.32% Cu and an Inferred Mineral Resource of 255 million pounds of copper contained within 36.6 million tonnes at 0.32% Cu. The PFS considers leaching and SXEW only for copper recovery. The primary sulfide portion has not been considered in the Mineral Reserve Estimate. The mineral resource that can be processed by leaching and SXEW are 145.3 million tonnes at 0.41% Cu for Indicated category and 7 million tonnes at 0.40% Cu for Inferred category. The percentage of indicated resources category represents the 94% and the inferred resources category represents the 6% of the material. The Mineral Resource reported by El Molle Verde has been estimated in conformity with the newly implemented Regulation of S-K §229.1304 as required by the United States Securities and Exchange Commission (“SEC”). Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. Details are given in Table 11-21.

MP estimated a pit-constrained Measured + Indicated Mineral Resource of 7,520 million pounds of copper contained within 899.7 million tonnes at 0.38 % Cu and an Inferred Mineral Resource of 255 million pounds of copper contained within 36.6 million tonnes at 0.32 % Cu for the wider Trapiche and Millocucho deposits, including sulfides. 98% of the leachable resource is indicated resource, 428Mt with a copper grade of 0.48%. Details are given in Table 11-22.

The geological block model and MRE supporting the PFS was interpreted from 368 drill holes totaling 102,819 m. The MRE was completed by full time MP employee, Dr. Andrew Fowler, MAusIMM CP(Geo) an appropriate “Qualified Person” as this term is defined by the SEC S-K 1300 Code. The effective date of the mineral resource statement is 13th December 2016; however, the work was completed in early 2017, and therefore the estimate is referred to here as the MP17 estimate. A recent update to the open pit optimization processes was carried out in October 2021, it is considered that these changes in the Measured and Indicated resources category are not significant, likewise there is a relevant variation in the Inferred resources category; however, due to the proportion that it represents, it is not considered material.

This section describes the methodology used to estimate the Mineral Resource and summarizes the key assumptions used by MP. In the opinion of MP, the MRE is a reasonable representation of the global Mineral Resources found in the Trapiche Project based on the current level of study (sampling and geological interpretation).

Mineral Resources were considered potentially mineable by open pit methods. The MRE was reported inside an optimized pit shell and is exclusive of Mineral Reserve. The oxide and mixed Mineral Resource was reported above a cut-off grade of 0.12% and 0.14 total copper (CuT) respectively. The enriched and transition Mineral Resource was reported above a cut-off grade of 0.07% and 0.09% total copper respectively, while the primary sulfide Mineral Resource was reported above a cut-off grade of 0.08% total copper. Parameters and assumptions applied during the open pit optimization processes are presented in Sections 11.10.

A visual inspection of drill hole composite grades with the block model grades showed good correlation. The swath plots also showed good correlation between the drill hole composite grades and the block model grades, with no apparent bias.

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The EMV technical team for the Trapiche Project played a significant role throughout the MRE. MP discussed domain definition and search/estimation parameters with the EMV team at all key decision points.

MP also estimated other elements including As, Ca, S and Fe for use as inputs to metallurgical process design and revenue calculations, however, they were not reported as part of the MRE.

MP followed industry standard practices to develop the Trapiche Resources Estimation in early 2017. The Mineral Resource was estimated using a “multirun” process in MineSight software, which ensures that the MRE is auditable. The statistical and variographic analysis was performed using Snowden Supervisor software.

11.1	Database

The MP17 estimate was primarily based on sampling data from diamond drilling, geological logging, and topographic surveys performed by EMV.

The drill hole database provided by EMV on the 13th December 2016 contained 102,819 meters of drilling (Table 11-1). During the course of exploration and resource development drilling at the Trapiche Project, diamond drilling was employed, with approximately 98% of the drilled meters in the Trapiche Project including downhole survey measurements.

Sample assay information shown in the Table 11-2 includes 47,647 samples of total copper (Cupct) and molybdenum (Moppm), 38,279 of soluble samples in sulfuric acid (CuSSppm) and cyanide (CuCNppm), 38,278 of residual copper samples (CuRppm), 47,511 of silver samples (Agppm) and 46,700 of gold samples (Auppm).

MP noted that sequential copper assays were not completed for all samples. The sterile (est), leached (lix) and primary (pri) mineralogical groups had the largest proportion of samples not assayed at 32.1%, 26.5%, and 15% respectively. The lack of sequential copper assays in the sterile mineralogical group was not considered material as it was not part of the MRE, however, the high proportion of samples without sequential copper in the leached mineralogical group should be investigated. The lack of sequential copper assays in the primary mineralogical group was not considered material as they were predominantly at depths where only chalcopyrite is expected. The oxide (ox), enriched (enr), mixed (mix) and transitional (tran) mineralogical groups all had fewer than 3% samples not assayed with the sequential copper method, which MP did not consider material. Samples not assayed were left as absent for the grade estimation.

MP also converted detection limit assay values in the database (e.g. “<0.01”) to half the detection limit (e.g. “0.005”), which was in-line with standard industry practice.

Twinned holes TR-M30, TR-M21, TR-M13, TO-20, TR-M20, TR-M18, M22-TR and TR-M15 were excluded from the estimate.

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Table 11-1: Summary of Diamond Drilling Per Year

Table 11-2: Summary of Assay Sampling Per Year

11.2	Modelling Procedure
11.2.1	Previous Work

In 2012, AMEC reviewed the geological model with EMV site geologists, and it was agreed that the geological interpretation should be improved. At the time, neither the structural component of the geology nor the hydrothermal alteration was considered.

In the 2015 Resource model report, Oscar Retto (ORM15), does not mention if the previous geological model was reviewed.

For the 2017 estimate, MP was provided with the ORM15 lithological, structural and mineralogical wireframes to check that they are suitable for the Mineral Resource Estimation (MRE) for the Trapiche Project, and that they are consistent

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with CIM Mineral Resource and Mineral Reserve Best Practice Guidelines, which are referenced in the NI 43-101. Towards this end, MP compared drill hole assay results with logging and the ORM15 wireframes visually in section and in 3D, and prepared statistics, box-and-whisker plots, and ternary plots to compare the logging with the assay data and the ORM15 mineralogical wireframes. Additionally, MP reviewed previous work completed on the Trapiche Project by ORM from 2013 - 2015 and AMEC from 2009 - 2012 (now Wood).

MP’s review of the lithological and structural logging and wireframes showed that for the most part, they were not useful for discriminating grade domains for the purposes of the MRE with the current drill spacing and level of detail that was available at the time. One exception was the post-mineralization dike domain.

11.2.2	Lithological Model

The lithological interpretation and modeling of the Trapiche Project has evolved in the last three iterations of the model (2012, 2013, 2016). The lithological model that was used in the previous (ORM15) and current (MP17) estimate presents some inconsistencies derived mainly from historical logs that have not been updated with the current EMV codes, however, these are not considered material for the MRE.

MP finds that in general, for the current geological knowledge of the deposit, the lithological wireframing supports the drilling spacing used for classification used for Trapiche. More drilling should be performed in the Millocucho area.

Table 11-3: ORM15 Lithological code descriptions

MP considered that for the current level of prefeasibility study, the lithological model was acceptable as a basis for MRE. For more advanced studies, MP recommended the following adjustments in the geological model:

●	Document the Implicit Modelling Procedure including the description of the codes and grouping criteria used for the modelling (lithology, alterations, mineralization, structural, geometallurgical, etc.)
●	Re-log the initial campaigns in such a way to maintain a unique logging code that is consistent with all drilling campaigns. Keep the original logs but do not enter them for the database used for modelling.
●	Keep the database used for modelling centralized and updated.
●	Build a structural model and assess potential impacts on mineral resource estimation.

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●	For the next level of study (Feasibility), update the statistical study based on logging and assays to verify if the criteria used to group the lithology for modelling is correct. The statistical study should only include samples in the area of interest that will be used in the MRE, as samples outside this area will generate noise.
●	More drilling should be performed at Millocucho area.
●	The document titled “Modelamiento geologico Trapiche 2014.doc” should be updated with the actual grouping criteria used for the modelling.
11.2.3	Definition of Estimation Domains
11.2.3.1Copper Domain Definition

The ORM15 copper estimation domains are presented in Table 11-4. MP reviewed these estimation domains using statistical summaries, box-and-whisker plots, ternary plots and cross sections and found that they were largely suitable for use in the MP17 MRE update, with some changes as noted below.

Table 11-4: ORM15 Trapiche MRE Domain Definitions

Source: ORM15

As shown in Table 11-4, the primary ORM15 wireframes were split into:

●	Primary: PQM, GND (ORM15 domain 16). This has been renamed PRPQMGND in the current report for brevity.
●	Primary: BXCMP, BXMGT (ORM15 domain 17). This has been renamed PRIMBX in the current report for brevity.
●	Primary: LIM, ARN (ORM15 domain 18). This has been renamed PRIMSED in the current report for brevity.
●	Primary: PQD, PGD, DAC-AND (ORM15 domain 19). This has been renamed PRIMDIKE in the current report for brevity.

Length-weighted drill hole sample statistics are presented by logged mineralogical group and by ORM15 mineralogical wireframe in Table 11-5 and Table 11-6 respectively. Cross section views comparing the mineralogical domain logging with the ORM15 estimation domain wireframes are displayed in Figure 11-1 and Figure 11-2. Some examples of ternary plots are presented in Figure 11-3.

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Table 11-5: Drill hole Statistics by Logged Mineralogical Group

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Table 11-6: Drill hole Statistics by ORM Wireframe Mineralogical Group

ENR H	ENR L	LIX	OX MIX	PRIMBX	PRIMDIKE	PRIMSED	PRPQMGND	TRAN	Total
Cupct	No. Samples	4,752	2,633	3,979	5,493	4,343	727	1,476	5,024	1,897	30,324
	Minimum	0.00	0.01	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	Maximum	8.13	5.45	2.12	17.98	4.65	3.32	4.14	7.40	8.25	17.98
	Mean	**0.55**	**0.54**	**0.05**	**0.45**	**0.31**	**0.14**	**0.30**	**0.34**	**0.56**	**0.37**
	Median	0.43	0.44	0.03	0.24	0.25	0.07	0.19	0.19	0.38	0.22
	Std deviation	0.52	0.49	0.09	0.70	0.26	0.22	0.37	0.49	0.67	0.51
	CV	0.95	0.91	1.73	1.57	0.85	1.62	1.21	1.43	1.18	1.38
CuSSpct	No. Samples	4,721	2,622	2,787	5,467	3,524	506	1,235	3,567	1,841	26,270
	Minimum	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	Maximum	1.90	1.40	1.95	8.91	0.42	1.00	1.72	1.67	2.36	8.91
	Mean	**0.13**	**0.10**	**0.02**	**0.26**	**0.01**	**0.02**	**0.02**	**0.02**	**0.09**	**0.10**
	Median	0.09	0.07	0.01	0.12	0.01	0.00	0.01	0.01	0.06	0.03
	Std deviation	0.13	0.11	0.08	0.44	0.02	0.06	0.07	0.09	0.13	0.24
	CV	1.00	1.12	3.42	1.73	1.79	3.13	3.71	3.89	1.41	2.38
CuCNpct	No. Samples	4,721	2,622	2,787	5,467	3,524	506	1,235	3,567	1,841	26,270
	Minimum	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	Maximum	5.97	4.09	0.52	12.52	1.01	1.04	1.70	3.26	3.80	12.52
	Mean	**0.30**	**0.25**	**0.01**	**0.13**	**0.03**	**0.03**	**0.04**	**0.03**	**0.18**	**0.13**
	Median	0.22	0.18	0.00	0.04	0.02	0.01	0.02	0.02	0.09	0.03
	Std deviation	0.35	0.27	0.03	0.35	0.04	0.08	0.08	0.12	0.29	0.27
	CV	1.15	1.10	2.62	2.66	1.54	2.80	1.95	3.48	1.64	2.11
Spct	No. Samples	4,634	2,437	3,888	5,493	4,119	712	1,444	4,895	1,777	29,399
	Minimum	0.01	0.01	0.01	0.01	0.03	0.07	0.01	0.02	0.01	0.01
	Maximum	10.00	10.00	10.00	10.00	11.06	8.29	10.00	10.00	10.00	11.06
	Mean	**2.06**	**1.65**	**0.31**	**0.83**	**1.60**	**0.91**	**2.07**	**1.16**	**1.49**	**1.28**
	Median	1.54	1.24	0.12	0.40	1.17	0.68	1.60	0.81	1.09	0.83
	Std deviation	1.80	1.52	0.54	1.29	1.34	0.89	1.72	1.15	1.34	1.45
	CV	0.87	0.92	1.72	1.55	0.84	0.98	0.83	0.99	0.90	1.13

Figure 11-1: Cross Section at 729000mE: ORM15 Domain Wireframes Compared with Logging

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Figure 11-2: Cross Section at 729390mE: ORM15 Domain Wireframes Compared with Logging

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A. logged mineralogy with B. wireframed mineralogical groups

Figure 11-3: Ternary Plots with all Mineralogical Groups Comparing

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MP made the following recommendations regarding the copper estimation domains in future updates:

●	There was good statistical support for the 2015 ORM leached and primary mineralogical wireframes and these wireframes remained unchanged for the MP17 MRE.
●	The 2015 ORM mixed + oxide wireframe contained significant primary material. Future drilling programs may allow this primary material to be interpreted between sections and wireframed as isolated lenses of primary within the oxide. The 2015 ORM mixed + oxide wireframe remained unchanged for the MP17 MRE.
●	There was not good statistical support for separating enriched high and enriched low. These wireframes remained as they were in the MP17 MRE, but the domains were combined for the purposes of MRE.
●	There was statistical support for both separating the transitional from primary and for combining it with primary mineralogical group. The MRE would benefit from having more samples available for estimation and therefore, the transitional was combined with primary mineralogical group in the MP17 MRE. The 2015 ORM transitional wireframes remained as they were for the MP17 MRE.
●	There was not good statistical support for separating the PQM, GND, BXCMP, BXMGT, LIM, or ARN lithologies for the MRE, as each of these wireframed lithologies had very similar grade and ratio statistics.
●	There was good statistical support for separating the PQD, PGD, and DAC-AND (post-mineral dike) lithologies from the other lithologies for the MRE due to their significantly lower grades.
●	The primary wireframes remained as they were. However, the PQD, PGD, and DAC-AND lithologies were treated as a separate domains for the purposes of MRE.
11.2.3.2Arsenic and Calcium Domain Definition

The ORM15 wireframes for the arsenic and calcium estimation domains were based on grade values. The grade threshold for the arsenic domains appeared to be approximately 100 ppm, while the threshold for the calcium domains appeared to be approximately 1%. MP validated the ORM15 wireframes against the drill hole assays in section and in 3D and considered that they were suitable for constraining the arsenic and calcium estimation. Cross sectional views of the wireframes and drill holes are displayed in Figure 11-4 and Figure 11-5.

Figure 11-4 shows drill holes colored by arsenic grade in ppm and wireframes displayed as a blue line: ≥100 ppm As, and as a pink line: <100 ppm As. Figure 11-5 shows drill holes colored by calcium grade in per cent and wireframes displayed as a grey line: ≥1% Ca, and as a yellow line: <1% Ca.

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Figure 11-4: Cross Section at 729,000mE of ORM15 Arsenic Domain Wireframes

Figure 11-5: Cross Section at 729,000mE of ORM15 Calcium Domain Wireframes

11.3	Compositing, Statistics and Outliers
11.3.1	Composite Length Analysis

MP selected a composite length of 2 m, which was the median sample length (Figure 11-6) and was also a multiple of the target parent block size of 10 m (in the vertical dimension). The 2 m length is also important to retain the sample interval boundaries between the samples with and without sequential copper assays. This was to avoid spurious results post-estimation when calculating ratios from estimated grades. These sequential copper assay sample boundaries

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were honored during the compositing process. Copper, arsenic and calcium domain boundaries were coded into the drill holes before compositing and these boundaries were honored during the compositing process.

Compositing started at the top of the domain, with a target length of 2 m by domain down-the-hole. If shorter length samples were left at the bottom of the domain, they were attached to the end of other composites. No samples were discarded. Composite lengths were between 1 m and 3 m (Figure 11-7).

Figure 11-6: Drill hole Sample Length Histogram

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Figure 11-7: Composite Length Histograms

11.3.2	Grade Capping

In order to determine the optimal grade capping strategy, the following steps were undertaken for each grade cap exercise:

●	The skewness of the grade distribution was evaluated by looking at the grade log histogram, the log probability plot and the coefficient of variation (CV) on a mean-variance plot, where the target CV per domain is <1.8.
●	The spatial location of the outlier values was visually evaluated in 3D to determine if they are clustered (suggesting the existence of a high-grade zone within the domain), or randomly distributed (suggesting the presence of outliers that may need to be capped).
●	An appropriate capped grade was interpreted based on the above criteria and in keeping with the surrounding grade distribution.

Grade caps were applied to the 2 m composites after compositing. For the copper variables, grade caps were selected from the total copper grade distribution per domain and applied to the sequential copper grade variables for consistency. Other variables had grade caps selected independently from total copper. The selected grade caps are summarized in Table 11-7 and Table 11-8. The grade caps affected <5% of samples in all cases and mostly affected <1% of samples.

Table 11-9 and Table 11-10 present grade statistics grouped by domain. Composites were weighted by declustered weights assigned using the grid-declustering method with a 200 mX × 200 mY × 2 mZ grid size. Raw composite and grade capped composite means showed insignificant differences between them.

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Table 11-7: Grade Cap Summary Copper Domains

Table 11-8: Grade Cap Summary Arsenic and Calcium Domains

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Table 11-9: Composite Grade Cap Statistics by Domain: Copper and Molybdenum

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Table 11-10: Composite Grade Cap Statistics by Domain: Other Variables

AU (g/t) raw	AU (g/t) grade capped	AG (g/t) raw	AG (g/t) grade capped	S (%) raw	S (%) grade capped	FE (%) raw	FE (%) grade capped
Leached	No. Samples	4,125	4,125	4243	4,243	4,154	4,154	4,243	4,243
	No. Capped		19		10		5		31
	Minimum	0.005	0.005	0.20	0.20	0.01	0.01	0.43	0.43
	Maximum	4.898	0.500	74.71	30.00	9.09	6.00	14.78	10.00
	Mean	**0.037**	**0.034**	**2.64**	**2.62**	**0.34**	**0.34**	**2.87**	**2.86**
	Median	0.018	0.018	1.61	1.61	0.13	0.13	2.41	2.41
	Std deviation	0.108	0.052	3.52	3.28	0.58	0.57	1.64	1.57
	CV	2.949	1.555	1.33	1.25	1.71	1.67	0.57	0.55
Enriched	No. Samples	7,044	7,044	7,044	7,044	6,751	6,751	7,044	7,044
	No. Capped		51		12				
	Minimum	0.003	0.003	0.10	0.10	0.01	0.01	0.68	0.68
	Maximum	7.090	0.500	383.00	50.00	10.00	10.00	15.00	15.00
	Mean	**0.057**	**0.049**	**4.27**	**4.10**	**2.07**	**2.07**	**3.49**	**3.49**
	Median	0.028	0.028	2.45	2.45	1.57	1.57	2.96	2.96
	Std deviation	0.193	0.075	9.54	5.56	1.80	1.80	2.05	2.05
	CV	3.361	1.509	2.24	1.36	0.87	0.87	0.59	0.59
Oxide-Mixed	No. Samples	5,035	5,035	5,599	5,599	5,599	5,599	5,599	5,599
	No. Capped		139		6				
	Minimum	0.005	0.005	0.20	0.20	0.01	0.01	0.60	0.60
	Maximum	6.103	0.200	669.00	50.00	10.00	10.00	15.00	15.00
	Mean	**0.036**	**0.024**	**2.07**	**1.95**	**0.88**	**0.88**	**3.47**	**3.47**
	Median	0.011	0.011	1.00	1.00	0.45	0.45	2.73	2.73
	Std deviation	0.161	0.037	8.92	3.46	1.28	1.28	2.21	2.21
	CV	4.448	1.540	4.31	1.77	1.46	1.46	0.64	0.64
Primary Mineralized	No. Samples	15,656	15,656	15,657	15,657	15,140	15,140	15,657	15,657
	No. Capped		142		12				
	Minimum	0.003	0.003	0.10	0.10	0.01	0.01	0.74	0.74
	Maximum	3.385	0.400	133.61	60.00	10.00	10.00	15.00	15.00
	Mean	**0.042**	**0.036**	**4.04**	**4.01**	**1.43**	**1.43**	**3.75**	**3.75**
	Median	0.020	0.020	2.07	2.07	1.05	1.05	3.00	3.00
	Std deviation	0.128	0.057	6.47	6.03	1.28	1.28	2.31	2.31
	CV	3.027	1.565	1.60	1.51	0.90	0.90	0.62	0.62
Primary Barren	No. Samples	773	773	773	773	759	759	773	773
	No. Capped		2		11		5		
	Minimum	0.003	0.003	0.10	0.10	0.07	0.07	1.11	1.11
	Maximum	1.658	0.250	48.91	9.00	8.29	5.00	13.59	13.59
	Mean	**0.029**	**0.027**	**1.82**	**1.49**	**1.01**	**1.00**	**2.98**	**2.98**
	Median	0.015	0.015	0.86	0.86	0.72	0.72	2.45	2.45
	Std deviation	0.062	0.039	4.16	1.81	0.98	0.92	1.89	1.89
	CV	2.185	1.418	2.29	1.21	0.96	0.92	0.63	0.63
Total	No. Samples	32,633	32,633	33,316	33,316	32,403	32,403	33,316	33,316
	Minimum	0.003	0.003	0.10	0.10	0.01	0.01	0.43	0.43
	Maximum	7.090	7.090	669.00	669.00	10.00	10.00	15.00	15.00
	Mean	**0.043**	**0.043**	**3.53**	**3.53**	**1.29**	**1.29**	**3.54**	**3.54**
	Median	0.019	0.019	1.80	1.80	0.86	0.86	2.84	2.84
	Std deviation	0.143	0.143	7.22	7.22	1.40	1.40	2.20	2.20
	CV	3.337	3.337	2.04	2.04	1.08	1.08	0.62	0.62

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11.4	Contact Analysis

MP prepared contact plots across the contacts that separate estimation domains for the MRE (Figure 11-8). Most of the plots show sharp differences in total copper grade across the contacts with the exception of the contact Oxide/Mixed with Enriched, and the contact Oxide/Mixed with Primary mineralized. The total copper grades at the contact Oxide/Mixed with Enriched were not distinct as these domains were defined on the basis of acid soluble and cyanide soluble copper. The contact Oxide/Mixed with Primary mineralized suggested there could be gradual changes in total copper grades within four meters of the contact; however, the profile was noisy and difficult to interpret. When more samples become available, the relationship might become clearer.

MP chose to treat all contacts as hard contacts for the MP17 MRE.

Leached
Oxide/Mixed
Enriched
Primary Mineralized
Primary Non-mineralized
CuT (%)
Number of composites
Distance from contact (m)

Figure 11-8: Contact Plots by Estimation Domain

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11.5	Variography

Experimental normal score variograms were generated in a fan at 10° increments in a plane aligned with the approximate orientation of the domain. Grade capped and declustered composites were used as input. The direction showing the best continuity (longest range) and the two perpendicular directions were modelled. Spherical models with a nugget and three structures were manually fit to the directional normal score variograms. Finally, the models were back-transformed to the original grade space and exported to Minesight™ software format. The variogram modelling was completed using Supervisor™ software.

Sequential copper variables used the total copper variogram model for grade estimation to avoid spurious results post-estimation when calculating ratios from the estimated grades. Meaningful variography could not be obtained for the primary barren domain due its lack of sample pairs and irregular geometry.

Summaries of the back-transformed variogram models by domain and variable are presented in Table 11-11 and Table 11-12. An example of the total copper variogram from the enriched domain is presented in Figure 11-9. A perspective view of a 3D ellipsoid representing the variogram ranges from Figure 11-9 is presented in Figure 11-10.

Table 11-11: Variogram Parameters: Copper, Molybdenum, Gold

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Table 11-12: Variogram Parameters: Silver, Sulfur, Iron

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NormalScores Variogram for CUT
Downhole - 3
Sph(0.23, 36)
Sph(0.46, 8)
N(0.09)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for CUT
Direction 1: 21-->073 - 3
Sph(0.23, 71)
Sph(0.46, 25)
N(0.09)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for CUT
Direction 2: -12-->347 - 3
Sph(0.23, 52)
Sph(0.46, 45)
N(0.09)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for CUT
Direction 3: 65-->285 - 3
Sph(0.22, 70)
Sph(0.23, 56)
Sph(0.46, 32)
N(0.09)
Gamma (1.000)
Pair Counts
Sample Separation (m)

Figure 11-9: Total Copper, Enriched Domain Normal Score Variograms

Figure 11-10: Total Copper, Enriched Domain Variogram Ranges Shown as an Ellipsoid

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11.6	Bulk Density Analysis

The density assumed for the Trapiche Project is detailed in Table 11-13. To reach these values, MP carried out an analysis of density data, EMV used two methods of immersion in water, the first without the use of wax 4,498 samples and the second with the use of wax 1,548 samples. MP determined that the two methods returned indistinguishable results.

MP combined the two sets of density data. Water displacement method without wax was given priority as there were significantly more results using this method. Water displacement method with wax was used where there was no measurement by the other method. The combined dataset was called “BDCOMB”. The samples were located in 3D by joining the drill hole table files with BDCOMB. Samples were then selected inside the ORM15 mineralogical and lithological wireframes for further analysis.

MP prepared box-and-whisker plots to compare the bulk density statistics between the various mineralogical and lithological groups. MP has regrouped bulk density data in groups that are significantly different to the grade estimation domains.

The statistics for the new groups showed that there are sufficient samples to derive mean bulk density values for each distinct lithological group outside the leached zone, however, inside the leached zone, there were insufficient samples to separate by lithology. To calculate density in the leached zone, MP used the mean bulk density value for the leached zone of 2.47 t/m3, and outside the leached zone, the mean values per distinct lithology were used as listed in Table 11-13.

Table 11-13: Bulk Density Statistics by Combined Mineralogical and Lithological Groups

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11.7	Block Model and Resource Estimation Plan

The block model parameters are given in Table 11-14.

Table 11-14: Block Model Parameters (UTM PSAD 56 Zone 18S)

	Minimum Coordinate (m)	Maximum Coordinate (m)	Block Size (m)	Number
X	727,750	730,800	10	305
Y	8,395,400	8,398,310	10	291
Z	3,520	4,810	10	129

Partial percentages were removed after estimation to prepare for open-pit optimization and reporting. This was accomplished using the following procedure:

1.	Densities were coded into the block model according to the lithological and mineralogical groups established in Section 11.6.
2.	Partial percentages of blocks that were unmineralized and below the topography were assigned grade values of zero.
3.	Mean densities were calculated and weighted by the volume percentage of each density domain.
4.	Diluted grades were calculated and weighted by the volume percentage of each estimation domain.
5.	Grades were not diluted across the topographic surface.
6.	The dominant value by volume percentage was assigned to each block for categorical variables (e.g. estimation domain, lithology).
7.	Dominant categorical values, mean densities, and diluted grades were used in pit-optimization and Mineral Resource reporting.
11.7.1	Search and Estimation Parameters

The selection of the estimation parameters was based on quantitative kriging neighbourhood analysis (QKNA) completed by MP. The objective of the analysis was to strike a balance between minimizing conditional bias and minimizing bias in the grade-tonnage curve.

MP notes the following with regards to the search and estimation parameters:

●	Total copper, acid soluble copper, cyanide soluble copper, molybdenum, silver, gold, iron, sulphur, calcium and arsenic were estimated.
●	Grade estimation was undertaken using Ordinary Kriging (OK) for domains 1, 2, 3 and 4 with hard boundaries between the estimation domains.
●	Grade was estimated in domain 5 using inverse distance due to a lack of sample pairs for meaningful variography.
●	Parent blocks were 10mE x 10mN x 10mRL. Subblocks were not used. Estimation domains were defined as partial percentages of parent blocks.
●	Grade estimation was completed in three passes with the search parameters for each pass provided in Table 11-15 and Table 11-16.

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●	A maximum of four composites per drill hole requirement was used.
●	All cells were estimated after 3 passes.
●	Octant searching was not used.
●	Discretization was set to 3 × 3 × 5.
●	An additional capping at 0.5% copper was applied to two drill holes after early estimation runs showed that high grade intervals at the end of those holes were having undue influence over the local estimate. These drill holes and intervals were TR-07 from 503.9 to 510.6 and TR-74 from 487 to 489 and from 491 to 493.
●	Back-tagging of estimation domains into drill holes was performed in Minesight software for validation purposes. If more than 50% of a composite was inside a block, it was given the domain code of that block.

Table 11-15: CuT, CuSS, CuCN, Mo Search and Estimation Parameters

Domain 1			Domain 2			Domain 3			Domain 4		
	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3
Max comp per block	12	12	12	12	12	12	12	12	12	12	12	12
Min Comp Block	4	4	1	4	4	1	4	4	1	4	4	1
Max comps per hole	4	4	4	4	4	4	4	4	4	4	4	4
Search X-Y	200	400	1000	200	400	1000	200	400	1000	200	400	1000
Search Z	100	200	500	100	200	500	100	200	500	100	200	500
Octants	off	off	off	off	off	off	off	off	off	off	off	off
Estimated Grade Field	CUT1	CUT1	CUT1	CUT2	CUT2	CUT2	CUT3	CUT3	CUT3	CUT4	CUT4	CUT4
Input Grade Field	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC	CUGCC
Variogram File	cut01.var	cut01.var	cut01.var	cut02.var	cut02.var	cut02.var	cut03.var	cut03.var	cut03.var	cut04.var	cut04.var	cut04.var
Rot Z	34.7	34.7	34.7	68	68	68	72.5	72.5	72.5	-160	-160	-160
Rot X	3.4	3.4	3.4	33.8	33.8	33.8	21.5	21.5	21.5	-40	-40	-40
Rot Y	9.4	9.4	9.4	22.8	22.8	22.8	13.1	13.1	13.1	0	0	0
Estimated Grade Field	CUSS1	CUSS1	CUSS1	CUSS2	CUSS2	CUSS2	CUSS3	CUSS3	CUSS3	CUSS4	CUSS4	CUSS4
Input Grade Field	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC	SSGCC
Variogram File	cut01.var	cut01.var	cut01.var	cut02.var	cut02.var	cut02.var	cut03.var	cut03.var	cut03.var	cut04.var	cut04.var	cut04.var
Rot Z	34.7	34.7	34.7	68	68	68	72.5	72.5	72.5	-160	-160	-160
Rot X	3.4	3.4	3.4	33.8	33.8	33.8	21.5	21.5	21.5	-40	-40	-40
Rot Y	9.4	9.4	9.4	22.8	22.8	22.8	13.1	13.1	13.1	0	0	0
Estimated Grade Field	CUCN1	CUCN1	CUCN1	CUCN2	CUCN2	CUCN2	CUCN3	CUCN3	CUCN3	CUCN4	CUCN4	CUCN4
Input Grade Field	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC	CNGCC
Variogram File	cut01.var	cut01.var	cut01.var	cut02.var	cut02.var	cut02.var	cut03.var	cut03.var	cut03.var	cut04.var	cut04.var	cut04.var
Rot Z	34.7	34.7	34.7	68	68	68	72.5	72.5	72.5	-160	-160	-160
Rot X	3.4	3.4	3.4	33.8	33.8	33.8	21.5	21.5	21.5	-40	-40	-40
Rot Y	9.4	9.4	9.4	22.8	22.8	22.8	13.1	13.1	13.1	0	0	0
Estimated Grade Field	MO1	MO1	MO1	MO2	MO2	MO2	MO3	MO3	MO3	MO4	MO4	MO4
Input Grade Field	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC	MOGCC
Variogram File	mo01.var	mo01.var	mo01.var	mo02.var	mo02.var	mo02.var	mo03.var	mo03.var	mo03.var	mo04.var	mo04.var	mo04.var
Rot Z	34.7	34.7	34.7	-75	-75	-75	90	90	90	-112.4	-112.4	-112.4
Rot X	3.4	3.4	3.4	-40	-40	-40	0	0	0	-29.5	-29.5	-29.5
Rot Y	9.4	9.4	9.4	0	0	0	-90	-90	-90	28.3	28.3	28.3

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Table 11-16: Au, Ag, S, Fe Search and Estimation Parameters

Domain 1			Domain 2			Domain 3			Domain 4		
	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3
Max comp per block	12	12	12	12	12	12	12	12	12	12	12	12
Min Comp Block	4	4	1	4	4	1	4	4	1	4	4	1
Max comps per hole	4	4	4	4	4	4	4	4	4	4	4	4
Search X-Y	200	400	1000	200	400	1000	200	400	1000	200	400	1000
Search Z	100	200	500	100	200	500	100	200	500	100	200	500
Octants	off	off	off	off	off	off	off	off	off	off	off	off
Estimated Grade Field	AU1	AU1	AU1	AU2	AU2	AU2	AU3	AU3	AU3	AU4	AU4	AU4
Input Grade Field	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	AUGCC	GCCAUG	AUGCC
Variogram File	au01.var	au01.var	au01.var	au02.var	au02.var	au02.var	au03.var	au03.var	au03.var	au04.var	au04.var	au04.var
Rot Z	-34.6	-34.6	-34.6	-88	-88	-88	72.5	72.5	72.5	20	20	20
Rot X	-7.6	-7.6	-7.6	-39.3	-39.3	-39.3	21.5	21.5	21.5	50	50	50
Rot Y	6.5	6.5	6.5	-8.3	-8.3	-8.3	13.1	13.1	13.1	0	0	0
Estimated Grade Field	AG1	AG1	AG1	AG2	AG2	AG2	AG3	AG3	AG3	AG4	AG4	AG4
Input Grade Field	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC	AGGCC
Variogram File	ag01.var	ag01.var	ag01.var	ag02.var	ag02.var	ag02.var	ag03.var	ag03.var	ag03.var	ag04.var	ag04.var	ag04.var
Rot Z	-34.6	-34.6	-34.6	71.3	71.3	71.3	94	94	94	152.4	152.4	152.4
Rot X	-7.6	-7.6	-7.6	25.7	25.7	25.7	24.6	24.6	24.6	-29.5	-29.5	-29.5
Rot Y	6.5	6.5	6.5	16.1	16.1	16.1	4.6	4.6	4.6	-28.3	-28.3	-28.3
Estimated Grade Field	S1	S1	S1	S2	S2	S2	S3	S3	S3	S4	S4	S4
Input Grade Field	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC	SGCC
Variogram File	s01.var	s01.var	s01.var	s02.var	s02.var	s02.var	s03.var	s03.var	s03.var	s04.var	s04.var	s04.var
Rot Z	-24.6	-24.6	-24.6	-38	-38	-35	62.2	62.2	62.2	152.4	152.4	152.4
Rot X	-6.4	-6.4	-6.4	-33.8	-33.8	-33.8	18.9	18.9	18.9	-29.5	-29.5	-29.5
Rot Y	7.7	7.7	7.7	22.8	22.8	22.8	16.7	16.7	16.7	-28.3	-28.3	-28.3
Estimated Grade Field	FE1	FE1	FE1	FE2	FE2	FE2	FE3	FE3	FE3	FE4	FE4	FE4
Input Grade Field	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC	FEGCC
Variogram File	fe01.var	fe01.var	fe01.var	fe02.var	fe02.var	fe02.var	fe03.var	fe03.var	fe03.var	fe04.var	fe04.var	fe04.var
Rot Z	-14.6	-14.6	-14.6	30.6	30.6	30.6	52.3	52.3	52.3	77.3	77.3	77.3
Rot X	-5	-5	-5	12.7	12.7	12.7	15.8	15.8	15.8	24.4	24.4	24.4
Rot Y	8.7	8.7	8.7	38.3	38.3	38.3	19.7	19.7	19.7	-32.7	-32.7	-32.7

11.8	Validations and Comparison with ORM15

The previous Mineral Resource was estimated by Oscar Retto Magellanes in 2015 (ORM15). The drill holes and wireframes used by ORM15 were the exactly the same as used in the current MP study (MP17).

ORM15 presented this MRE tabulation under the following two mutually exclusive scenarios:

1.	All the mineralogical groups, excluding primary, are beneficiated by heap leaching
2.	All the mineralogical groups are beneficiated by froth flotation

This resulted in an optimized pit shell and MRE table for each scenario, which are reproduced below in Table 11-17 and Table 11-18. The ORM15 block model with 15 × 15 × 15 m cells and the MP17 block model with 10 × 10 × 10 m cells are displayed in Figure 11-11 to Figure 11-14 for comparison purposes. Swath plots, log-histograms, and Q-Q plots are also presented for comparison purposes in Figure 11-15 to Figure 11-17, respectively.

It is not possible to make a direct comparison with ORM15 MRE tabulation as the economic parameters used in this pit optimization were not clearly described. Also, the ORM15 approach of reporting each mineralogical group twice under different processing scenarios and with different cut-off grades is significantly different to the MP approach of reporting each mineralogical group according to one proposed processing route and associated cut-off grade.

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Nevertheless, MP makes the following observations from comparison of the ORM15 flotation table with the MP17 MRE tabulation, from comparison of the two models in cross section, and from comparison of the graphs:

●	The drill hole composite grades visually correlated well with both the ORM15 and MP17 block model grades.
●	The swath plots showed good correlation between the drill hole composite grades and both the ORM15 and MP17 block model grades, with no apparent bias in either case.
●	The log-histogram and Q-Q plots showed the ORM15 and MP17 estimates contained similar amounts of smoothing. Globally, the grade distribution in both models compared well with the drill hole composite grade distribution.
●	The ORM15 flotation scenario total tonnes of 902 Mt was similar to the total tonnes from the current study of 912 Mt, which was based on both heap leaching and flotation.
●	The ORM15 flotation scenario total copper grade of 0.398 % Cu was significantly higher than the current study at 0.37 % Cu, which was based on both heap leaching and flotation.
●	The ORM15 and MP17 block models showed minor local differences in the grade distribution, however, globally they were statistically indistinguishable. Therefore, MP considered the differences in the reported MRE were due to different economic parameters and reporting constraints, rather than differences in the underlying models.

Table 11-17: ORM15 Heap Leaching Scenario MRE

Source: ORM15

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Table 11-18: ORM15 Flotation Scenario MRE

Source: ORM15

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Figure 11-11: West-East Vertical Section at 8,396,400 mN: ORM15 Model (top), MP17 Model (bottom)

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Figure 11-12: South-north Vertical Section at 729,700mE: ORM15 Model (top), MP17 Model (bottom).

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Figure 11-13: South-North Vertical Section at 729,200mE: ORM15 Model (top), MP17 Model (bottom).

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Figure 11-14: South-North Vertical Section at 728,900mE: ORM15 Model (top), MP17 Model (bottom).

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Figure 11-15: Total Copper Swath Plots Comparing Drill Hole Composite Grades (blue) with ORM15 Model (green) and MP17 Model (black).

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Figure 11-16: Total Copper Log-Histogram Comparing Drill Hole Composite Grades (blue) with ORM15 Model (green) and MP17 Model (black)

Figure 11-17: Total Copper Q-Q Plots Comparing Drill Hole Composite Grades with ORM15 Model (green) and MP17 Model (black)

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11.9	Resource Classification

AMEC undertook a drill hole spacing study in 2012 that estimated the tonnes, grade and metal risk associated with various drill hole grids (AMEC, 2012). MP agreed with AMEC’s conclusion that a nominal drill hole spacing of <100m x 100m was sufficient to support an Indicated Mineral Resource classification for the Trapiche deposit. MP also classified a portion of the Trapiche primary mineralogical group as a Measured Mineral Resource. The nominal drill spacing in the Measured Mineral Resource is <50 m × 50 m and the primary mineralogical group showed good continuity between drill holes at this spacing.

The Millocucho Deposit was considerably less continuous than Trapiche and the drill holes were not drilled on a regular grid, making geological interpretation difficult. Therefore, MP considered that a nominal drill hole spacing of <75 m x 75 m was appropriate to support an Indicated Mineral Resource classification for the Millocucho deposit.

The AMEC study is reproduced below:

AMEC classifies the mineral resources on the basis of spacing between samples. AMEC has established criteria for determining the spacing thresholds between samples through confidence intervals on different production scenarios. AMEC suggests the following criteria for the determination of spacing in each classification category:

●	The measured mineral resource must have a spacing that ensures that the resources in this category are known in tonnage, grade and metallic content; with a relative accuracy of ± 15% in a 90% confidence interval for quarterly production. That is, the block model must predict tonnage, grade and metal content with a 15% error in nine out of ten quarters of production.
●	The indicated mineral resource must have a spacing that ensures that the resources in this category are known in tonnage, grade and metallic content; with a relative accuracy of ± 15% in a 90% confidence interval for annual production. That is, the model must predict tonnage, grade and metal content with a 15% error in nine out of ten years of production.
●	The inferred mineral resource corresponds to the lowest level of confidence. It is suggested that the spacing between drill holes does not exceed 1.5 times or twice the spacing defined for the indicated resource category. The blocks must be informed by at least one drill hole and the extrapolation must be restricted to a reasonable distance with respect to the spatial continuity of the grade (range of variogram associated with 90% of the plateau), excluding areas of extrapolation of high grades.

The method proposed by AMEC involves the evaluation of the large block estimation variance. This method gives an estimate of global confidence. The method is not dependent on local data. The 90% confidence limits are calculated using the standard deviation of the ordinary kriging (sOK), the coefficient of variation of the composites (CV) and the following formula:

Relative standard error: RSE = sOK x CV

Accuracy at a 90% confidence level in a quarterly panel is defined by:

Q90% = 1.645 x RSE / √3

Precision at a level of 90% confidence in a panel equivalent to one year of production is defined by:

A90% = Q90% / √4

Note: The calculation is based on the assumption that there is independence between quarterly panels and the distribution of the grade is normal.

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This method was used to determine confidence limits for a number of configurations for drilling at Trapiche.

The following assumptions were used:

●	Mine method: Open pit
●	Tonnes of ore mined per day: 50,000
●	Tonnes of ore mined per month: 1,500,000
●	Volume mined per month (SG = 2.67): 561,798
●	Volume of a 250 x 170 x 15 m block: 637,500

The results of the study of confidence limits were made considering copper as the main product and for a drilling spacing of 100 m x 100 m, which is the current average spacing in Trapiche. Additionally, four more closed meshes were evaluated which are summarized in Table 11-19. According to AMEC, the current grid of 100 m x 100 m indicates that it could be used to classify the indicated resources. These results are similar to those obtained by AMEC for other copper porphyry deposits. For a given deposit, the confidence limit is inversely related to the monthly volume. Therefore, a drill spacing of 100 m x 100 m will support resources indicated for Trapiche at a mine production rate of 50,000 t / day or greater. A narrower spacing will be necessary at a lower production rate.

Table 11-19: AMEC Drill hole Spacing Study Results

Source: AMEC, 2012

MP estimated distance to the three nearest drill holes into the block model and used this a basis for digitizing strings in cross section that define the boundaries between Indicated and Inferred Mineral Resources. The strings were then linked to form a 3D solid, which was used to code the model.

11.10	Open Pit Optimization

EMV provided MP with an optimized pit to determine the extent of the Mineral Resource with reasonable prospects for eventual economic extraction by open pit mining methods. The pit optimization was physically constrained by an overall slope angle of 43°. Additional costs and economic parameters used in deriving the cut-off grade and pit optimization are presented in Table 11-20. This table corresponds to an update of the optimization parameters in October 2021, which have been applied to report the resources within a new resource pit shell with the MP17 block model.

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Table 11-20: Cut-off Grade Calculation

Parameter	Units	Value
Resource Classification
Included Resources	(na)	Measured, indicated and inferred
Geotechnical
Inter-ramp	(°)	45
Overall Slope Angle	(°)	43
Processing - Recoveries
Leach	%	40
Oxide/mixed	%	85
Enriched	%	72
Transitional	%	55
Primary	%	90
Operating Costs
Mining Cost	(US$/t moved)	1.84
Processing Cost
Leach	(US$/t)	4.20
Oxide/mixed	(US$/t)	10.17
Enriched	(US$/t)	4.19
Transitional	(US$/t)	4.19
Primary	(US$/t)	6.53
Metal Price
Cooper	(US$/lb)	3.99
Cut-off grade
Leach	%	0.12
Oxide/mixed	%	0.14
Enriched	%	0.07
Transitional	%	0.09
Primary	%	0.08

MP noted the following:

●	The model was diluted before optimization and no additional dilution or ore loss was used in the pit optimization.
●	The pit optimization shell with a revenue factor of 1, corresponding to the maximum undiscounted shell at the metal prices listed in Table 11-20, was selected to report the Mineral Resource potentially mineable by open pit methods.
11.11	Resource Tabulation

MP tabulated the Mineral Resource Estimate (MRE) constrained by the optimized pit shell. The cut-off grade was calculated and applied on the basis of total copper only as this was the dominant revenue generating metal. The revenue contribution from the other metals was minor and therefore, they were not considered in the cut-off grade calculation for simplicity.

EMV’s internal metallurgical studies have shown that the copper recovery in the oxide/mixed mineralogical group is affected when the calcium content is >1% (defined as high calcium). Therefore, MP reported “oxide/mixed: high calcium” as a separate line item in the table. MP recommended that the copper recovery behavior of the oxide/mixed: high calcium mineralogical group at Trapiche be studied in preparation for the next Mineral Resource update.

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Further studies might show that a flotation beneficiation process results in a higher net present value for the enriched mineralogical group, and in that case, the molybdenum, silver and gold grades in this group could possibly be included in future MRE tabulations.

Table 11-21 shows the Mineral Resources exclusive of Mineral Reserves and are reported within the new resource pit shell described in Section 11.10, the resources are tabulated by the type of material (Mineralogical Group) with their respective cut-off (COG).

The effective date of the Mineral Resource Estimate is December 13, 2016, and this has not been modified as there were no major modification in the MP17 block model, which have been based on drilling data up to December 2016, except for the new update of optimization parameters. For reference, Table 11-22 shows the detail of the total estimated resources including mineral reserves.

The effective date of the Mineral Resource Estimate is December 13, 2016, and this has not been modified as there were no major modification in the MP17 block model, which have been based on drilling data up to December 2016, except for the new update of optimization parameters.

Table 11-21: MRE Tabulation Suitable for Reporting in Accordance with SEC S-K 1300 as of December 13, 2016(1-9)

Notes:

1.	The Mineral Resources in this report were estimated and reporting using the regulation S-K §229.1304 of the United States Securities and Exchange Commission (“SEC”).
2.	The mineral resources presented in this table exclude the mineral reserves.
3.	Qualified Person, Dr. Andrew Fowler P.Geo, has approved the form and context of the reported Mineral Resource Estimate.
4.	All drill hole data available on 13 December 2016 were used to for the Mineral Resource Estimate.
5.	The effective date of the Mineral Resource Estimate is 13 December 2016. There are no new geology data provided after the information from 2016.
6.	The Mineral Resource is based on a copper price of US$3.99/lb equivalent to $8,800/t, provided by BVN (Memorandum 13.08.2021).
7.	MP is not aware of any legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resource Estimate.
8.	Numbers in the table might not add precisely due to rounding.
9.	The pit-constrained Mineral Resource Estimate is reported with internal dilution.

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Table 11-22: MRE Tabulation of Mineral Resources inclusive Mineral Reserve

Notes:

1.	Mineral Resources inclusive Mineral Reserves.
2.	All drill hole data available on 13 December 2016 were used to for the Mineral Resource Estimate.
3.	The effective date of the Mineral Resource Estimate is 13 December 2016. There are no new geology data provided after the information from 2016.
4.	The Mineral Resource is based on a copper price of US$3.99/lb, equivalent to $8,800/t, provided by BVN (Memorandum 13.08.2021).
5.	MP is not aware of any legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resource Estimate.
6.	Numbers in the table might not add precisely due to rounding.
7.	The pit-constrained Mineral Resource Estimate is reported with internal dilution.
11.11.1	Comparison between previous Mineral Resource Estimate

The differences with the mineral resources reported in “TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update” are only the new optimization parameters for a resource pit shell, where the following are highlighted:

●	Price increase.
●	Increased cost of mining.
●	The transition material will be sent to the leaching plant instead of the flotation plant.
●	The variation in the price and cost of mining has caused a change in the cut-off grade.
●	Slight variation in overall slope angle.

For an appropriate comparison, the resources have been tabulated with the reserves included, and it is emphasized that these tables should NOT be treated as estimated resources and are only presented here for informational purposes.

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Table 11-23 shows previous Mineral Resources Estimate in 2019 inside old pit shell resource inclusive Mineral Reserve and Table 11-24 shows Mineral Resources Estimate in 2021 inside new pit shell resource inclusive Mineral Reserve, and Table 11-25 shows the difference between both tables.

The combination of the new optimization parameters has generated the following changes:

●	An increase in the tonnage of the Measured and Indicated resources by 4%, the Cu grade by 1% and the Cu metal content by 5%; however, the grades and the metal contents of Mo, Ag and Au have decreased.
●	The tonnage of the Inferred resources has decreased by 18%, the grade has increased by 6% while the metal content has reduced by 13%, as well as the metal content of Mo, Ag and Au have decreased.

MP considers that the recent update to the optimizations parameters does not present a significant variation in the Measured and Indicated resources category; likewise, there is a relevant variation in the Inferred resources category; however, due to the proportion that it represents, it is not considered material.

Table 11-23: Previous Mineral Resources Estimate in 2019 inside old pit shell resource inclusive Mineral Reserve

Deposit	Resource category	Mineralogical Group	COG	Tonnes (Mt) Leach	Tonnes (Mt) Flotation	CuT (%)	Mo (%)	Ag (g/t)	Au (g/t)	Cu (Mlb)	Mo (Mlb)	Ag (koz)	Au (koz)
Trapiche	**Measured**	Primary	0.11		24.1	0.31	0.016	2.9	0.042	164	8.3	2,213	33
	Measured Total				**24.1**	**0.31**	**0.016**	**2.9**	**0.042**	**164**	**8.3**	**2,213**	**33**
	Indicated	Leached	0.09	27.0		0.15				90			
		Oxides - Mixed	0.09	76.0		0.35				587			
		Oxides - Mixed: High calcium	0.09	29.3		0.43				280			
		High Enrichment	0.1	153.9		0.53				1,790			
		Low Enrichment	0.1	68.1		0.52				783			
		Transition	0.11		50.4	0.46	0.017	3.3	0.038	509	18.6	5,408	61
		Primary	0.11		391.1	0.30	0.011	3.1	0.039	2,624	96.3	39,106	485
	Indicated Total			**354.4**	**441.5**	**0.38**	**0.012**	**3.1**	**0.038**	**6,664**	**114.9**	**44,513**	**546**
	Inferred	Leached	0.09	0.6		0.13				1.8			
		Oxides - Mixed	0.09	0.03		0.56				0.3			
		Oxides - Mixed: High calcium	0.09	0.004		0.98				0.1			
		High Enrichment	0.1	3.9		0.28				24			
		Primary	0.11		9.4	0.24	0.010	2.9	0.039	50	2.2	880	12
	Inferred Total			**4.5**	**9.4**	**0.25**	**0.010**	**2.9**	**0.039**	**76**	**2.2**	**880**	**12**
Millucucho	**Indicated**	Leached	0.09	0.9		0.14				2.7			
		Oxides - Mixed	0.09	2.2		0.32				16			
		Oxides - Mixed: High calcium	0.09	4.4		0.49				47			
		High Enrichment	0.1	3.1		0.78				53			
		Primary	0.11		37.9	0.26	0.004	4.4	0.029	213	3.7	5,388	35
	Indicated Total			**10.5**	**37.9**	**0.31**	**0.004**	**4.4**	**0.029**	**332**	**3.7**	**5,388**	**35**
	Inferred	Leached	0.09	0.01		0.16				0.02			
		Oxides - Mixed	0.09	0.1		0.20				0.5			
		Oxides - Mixed: High calcium	0.09	0.9		0.17				3.4			
		High Enrichment	0.1	2.3		0.66				34			
		Primary	0.11		27.2	0.30	0.006	6.1	0.051	179	3.4	5,309	44
	Inferred Total			**3.4**	**27.2**	**0.32**	**0.005**	**5.1**	**0.038**	**216**	**3.4**	**5,309**	**44**
Measured + Indicated Total				**868.3**		**0.37**	**0.011**	**3.2**	**0.038**	**7,159**	**126.9**	**52,115**	**614**
Inferred Total				**44.4**		**0.30**	**0.007**	**5.3**	**0.048**	**293**	**5.6**	**6,189**	**56**

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Table 11-24: Mineral Resources Estimate in 2021 inside new pit shell resource inclusive Mineral Reserve

Deposit	Resource category	Mineralogical Group	COG	Tonnes (Mt) Leach	Tonnes (Mt) Flotation	CuT (%)	Mo (%)	Ag (g/t)	Au (g/t)	Cu (Mlb)	Mo (Mlb)	Ag (koz)	Au (koz)
Trapiche	**Measured**	Primary	0.08%		24.2	0.31	0.016	2.9	0.042	164.1	8.3	2,218	32.6
	Measured Total				**24.2**	**0.31**	**0.016**	**2.9**	**0.042**	**164.1**	**8.3**	**2,218**	**32.6**
	Indicated	Leached	0.12%	15		0.19				64			
		Oxides - Mixed	0.14%	71		0.37				574			
		Oxides - Mixed: High calcium	0.14%	59		0.51				665			
		High Enrichment	0.07%	154		0.53				1,790			
		Low Enrichment	0.07%	68		0.52				783			
		Transition	0.09%	51		0.46				510			
		Primary	0.08%		399.4	0.30	0.011	3.1	0.038	2,621	96	39,212	489
	Indicated Total			**417.9**	**399.4**	**0.39**	**0.011**	**3.1**	**0.038**	**7,007**	**96**	**39,212**	**489**
	Inferred	Leached	0.12%	0.28		0.17				1.0			
		Oxides - Mixed	0.14%	0.02		0.64				0.3			
		Oxides - Mixed: High calcium	0.14%	0.01		0.93				0.2			
		High Enrichment	0.07%	3.90		0.28				24.0			
		Primary	0.08%		7.15	0.25	0.010	3.3	0.043	39.5	1.61	751	10
	Inferred Total			**4.21**	**7.15**	**0.26**	**0.010**	**3.3**	**0.043**	**65.0**	**1.61**	**751**	**10**
Millucucho	**Indicated**	Leached	0.12%	0.4		0.18				1.7			
		Oxides - Mixed	0.14%	2.1		0.34				15.3			
		Oxides - Mixed: High calcium	0.14%	4.2		0.50				47.0			
		High Enrichment	0.07%	3.1		0.77				52.4			
		Primary	0.08%		48.3	0.22	0.004	3.8	0.026	231.8	4.2	5,898	41
	Indicated Total			**9.8**	**48.3**	**0.27**	**0.004**	**3.8**	**0.026**	**348.3**	**4.2**	**5,898**	**41**
	Inferred	Leached	0.12%	0.00		0.32				0.01			
		Oxides - Mixed	0.14%	0.07		0.25				0.41			
		Oxides - Mixed: High calcium	0.14%	0.38		0.21				1.81			
		High Enrichment	0.07%	2.29		0.66				33.38			
		Primary	0.08%		22.5	0.31	0.005	6.1	0.054	154.6	2.7	4,412	39
	Inferred Total			**2.8**	**22.5**	**0.34**	**0.005**	**6.1**	**0.054**	**190.2**	**2.7**	**4,412**	**39**
Measured + Indicated Total				**899.7**		**0.38**	**0.010**	**3.1**	**0.037**	**7,520**	**108.6**	**47,327**	**562**
Inferred Total				**36.61**		**0.32**	**0.007**	**5.4**	**0.051**	**255**	**4.3**	**5,163**	**49**

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Table 11-25: Comparison of the Mineral Resources Estimate inclusive Mineral Reserve between old and new pit shell resource

Deposit	Resource category	Mineralogical Group	Tonnes (Mt) Leach	Tonnes (Mt) Flotation	CuT (%)	Mo (%)	Ag (g/t)	Au (g/t)	Cu (Mlb)	Mo (Mlb)	Ag (koz)	Au (koz)
Trapiche	Measured	Primary		0%	0%	0%	0%	0%	0%	0%	0%	0%
	Measured Total			**0%**	**0%**	**0%**	**0%**	**0%**	**0%**	**0%**	**0%**	**0%**
	Indicated	Leached	-43%		25%				-29%			
		Oxides - Mixed	-7%		5%				-2%			
		Oxides - Mixed: High calcium	101%		18%				138%			
		High Enrichment	0%		0%				0%			
		Low Enrichment	0%		0%				0%			
		Transition		-100%	0%				0%			
		Primary		2%	-2%	-2%	-2%	-1%	0%	0%	0%	1%
	Indicated Total		**18%**	**-10%**	**2%**	**-8%**	**-3%**	**-1%**	**5%**	**-16%**	**-12%**	**-11%**
	Inferred	Leached	-55%		25%				-43%			
		Oxides - Mixed	-22%		14%				-11%			
		Oxides - Mixed: High calcium	228%		-5%				211%			
		High Enrichment	0%		-2%				-1%			
		Primary		-24%	4%	-2%	12%	9%	-21%	-25%	-15%	-17%
	Inferred Total		**-7%**	**-24%**	**4%**	**-2%**	**12%**	**9%**	**-15%**	**-25%**	**-15%**	**-17%**
Millucucho	Indicated	Leached	-48%		24%				-36%			
		Oxides - Mixed	-7%		5%				-3%			
		Oxides - Mixed: High calcium	-3%		3%				-1%			
		High Enrichment	0%		-1%				0%			
		Primary		28%	-15%	-10%	-14%	-9%	9%	15%	9%	16%
	Indicated Total		**-7%**	**28%**	**-13%**	**-10%**	**-14%**	**-9%**	**5%**	**15%**	**9%**	**16%**
	Inferred	Leached	-74%		106%				-46%			
		Oxides - Mixed	-39%		25%				-23%			
		Oxides - Mixed: High calcium	-58%		26%				-47%			
		High Enrichment	-1%		0%				-1%			
		Primary		-17%	4%	-4%	0%	6%	-14%	-20%	-17%	-12%
	Inferred Total		**-18%**	**-17%**	**6%**	**11%**	**19%**	**42%**	**-12%**	**-20%**	**-17%**	**-12%**
Measured + Indicated Total			4%		1%	-9%	-3%	-2%	5%	-14%	-9%	-8%
Inferred Total			-18%		6%	-4%	3%	7%	-13%	-22%	-17%	-13%

11.12	Conclusions and Recommendations

MP made the following conclusions:

●	The previous block model completed by Oscar Retto Magallanes in 2015 ORM15 and the current MP block model showed minor local differences in the grade distribution, however, globally they were statistically indistinguishable. This result reinforced the Mineral Resource Estimate and allowed EMV to continue to advance the project with confidence.
●	The drill hole composite grades visually correlated well with the block model grades. The swath plots also showed good correlation between the drill hole composite grades and the block model grades, with no apparent bias.
●	The EMV technical team for the Trapiche Project played a significant role throughout the MRE. MP discussed domain definition and search/estimation parameters with the EMV team at all key decision points.
●	The ORM15 work was completed to a high standard. MP reviewed the work but did not find any fatal flaws. Minor issues were found with the ORM15 estimation domain definition and the MRE tabulation. These issues were improved upon in consultation with EMV as detailed in the body of the report.

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MP made the following recommendations:

●	The treatment of the post-primary mineralization dikes was a subject of debate during the MRE. They appear to be barren in the primary zone but mineralized in the supergene zone. Further work should be focused on understanding the controls on mineralization of these dikes.
●	The drill hole spacing study completed by AMEC in 2012 was based on drill hole data with a nominal spacing of 100 × 100 m. This drill hole spacing study was used as the basis for the Mineral Resource classification in the current MRE, however, the grade variability at closer distances is uncertain as there are relatively few drill holes at a spacing <100 m. An infill drill program will provide this information and may result in a significantly different drill hole spacing study conclusion. Therefore, MP recommends an update to the drill hole spacing study if an infill drilling program is completed in the future.
●	The acid soluble copper/total copper ratios suggested the heap leach copper recovery in the enriched mineralogical group should be similar or worse than the leached mineralogical group (based on standard heap leach chemistry). This was at odds with the metallurgical recovery information provided by EMV which stated the heap leach copper recovery was 40% in the leached mineralogical group and 72% in the enriched mineralogical group. Therefore, the support and justification for the copper recovery of the enriched mineralogical group should be more clearly presented in the next MRE update.

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12	Mineral Reserve Estimates
12.1	Introduction

The Mineral Reserves are contained within operational mine design. Proven and Probable Mineral Reserves for Trapiche are estimated to be 283.2 Mt grading 0.51% Cu with a 18-year mine life.

The Mineral Reserve estimates for Trapiche Project are based on block models compiled in Section 11 (Mineral Resource estimates), and the detailed Pit Designs.

The Mineral Resources have been converted to Mineral Reserves based upon the following modifying factors:

●	Only Measured and Indicated Resources are included.
●	Only Mineral Resources within a pit design that is based on an optimized pit shell are considered.
●	Mining Dilution and Mining Recovery factors are applied.
●	Mining of the mineralized rock is considered to be economically and technically feasible.

Mining Plus developed and update the Mineral Reserves estimate based on a geotechnical report at a PFS level done by Klohn Crippen Berger (KCB).

For the purpose of this Technical Report, a sensitivity analysis of Mineral Reserves was performed with a new copper price of US$3.62/lb and an increase in the cost of operations of 8% (cost related to mining, processing and G&A). The analysis provided results with no material variation between the Mineral Reserves published in the "TPC-PFS-REP-000-GA-001- 2020 Trapiche PFS Update” and published in the present Technical Report Summary.

12.2	Block Model

In June 2017, Mining Plus developed a Mineral Resource Estimate (MRE) for the Trapiche Project. The block model associated with the MRE was used as the basis for the optimization studies and mine planning presented below. Block model limits are presented in Table 12-1, and the coordinates are reported in PSAD 56.

Table 12-1: Block Model Origin and Limits

Description	East	North	Elevation
Model Origin	727,750	8,395,400	3,520
Maximum Extension	730,800	8,398,310	4,810
Model Framework Dimension (m)	305	291	129
Cell Size (m)	10	10	10

Block model variables used in the optimization study are presented in Table 12-2.

Table 12-2: Block Model Variables

Variable	Description
topo	Percentage below topo
cud	Diluted total copper
cussd	Diluted acid soluble copper
cucnd	Diluted cyanide soluble copper
cad	Diluted calcium
doman	Domain codes

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Variable	Description
zone	Deposit Codes (1=Trapiche, 2=Millocucho)
cat 17	Category (1=measured, 2= indicated, 3=inferred)

The Block Model considers 14 categories of mineralization; these were recorded in the “domain” attribute in the block model. Table 12-3 presents the 14 mineralization categories and their ultimate destination in the optimized mine plan, based on geo-metallurgical characteristics.

Table 12-3: Mineralization Categories and Destinations

Number codes	English Description	Spanish Description	Destination
11	Leached	Lixiviado	ROM
12	Oxide - Mixed	Óxidos / mixtos	Oxide leach
13	High Enrichment	Alto enriquecimiento	Sulfide leach
14	Low Enrichment	Bajo enriquecimiento	Sulfide leach
15	Transition	Transicional	Sulfide leach
16	Primary PQM_gnd	Primarios pórfidos Qz monzonítico	ROM
17	Primary Bx	Primarios brecha	ROM
18	Primary Lim	Primarios limolita	ROM
19	Primary PQM_pgd (non mineralized)	Primarios pórfidos Qz monzonítico (no mineralizado)	ROM
21	Leached	Lixiviado	ROM
22	Oxide - Mixed	Óxidos / mixtos	Oxide pond
23	High Enrichment	Alto enriquecimiento	Sulfide leach
24	Primary	Primario	ROM
25	Primary Low (remain)	Primary Low (remain)	ROM

All the activities of pit optimization, mine design, mine planning and mineral reserve estimation were carried out using the 2017 block model. Measured and Indicated resources have been evaluated for conversion to mineral reserves whereas Inferred resources have been treated as waste.

12.3	Material Types (Mineralization)

The Trapiche Project is a copper oxide, and primary and secondary sulfides deposit. Processing and recovery of high-grade copper ore (oxide & mixed, sulfide and transitional) will be staged: crushing, agglomeration, heap leaching, solvent extraction and electrowinning. The final product will be copper cathodes. Low-grade copper ore (“ROM”) will be trucked to the ROM pile and will not be crushed but will be processed in the same manner as high-grade ore.

12.4	Assumed Dilution and Recovery

Considering interaction between waste and ore blocks, the optimization study applied a 2% mineral dilution at the margins of mineralized zones. A mine recovery factor of 98% was considered in the optimization study; this factor is low reflecting the favorable interaction of topography and deposit geometry.

12.5	Pit Optimization

The pit optimization was conducted using Geovia Whittle® software. Whittle is a well-known commercial product that uses various geologic, mining, and economic inputs to determine the pit shell with the maximum profit and cash flow. The optimized economic pit shells were selected as the basis of open pit designs which were created using MineSight software.

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The Mineral Reserves are constrained by a pit geometry that has been determined by considering technical, cost, recovery and economic inputs. The list of parameters used for the oxide pits is presented in Table 12-4.

Table 12-4: Parameters Applied to Pit Optimization

Parameter	Units	Value	Basis
Resource Classification
Included Resources	(N/A)	Measured and Indicated	Provided by EMV
Geotechnical
Inter-ramp	(°)	45	KCB
Overall Slope Angle	(°)	43	Calculated by MP with KCB information
Mining Parameters
Recovery		98%	By MP
Dilution		2%	By MP
Production
Processing Limit	(ktpd)	45 sulfides	Provided by EMV after trade-off and completed by M3
Processing Limit	(ktpd)	3 oxides and mixed	Provided by M3
Processing
Recovery Cu	%	85 oxides and mixed	Provided by EMV and approved by M3
Recovery Cu	%	71.7 enriched	Provided by EMV and approved by M3
Recovery Cu	%	0.55 Transitional	Provided by EMV and approved by M3
Operating Costs
Mining Cost	(US$/t moved)	1.7	Calculated by MP
Elevation 4710	(US$/t moved)	0.021 per bench	Calculated by MP
Processing Cost
Oxide/mixed	(US$/t ore)	9.42	Calculated by MP and provided by M3
Enriched	(US$/t ore)	3.88	Calculated by MP and provided by M3
Transitional	(US$/t ore)	3.88	Calculated by MP and provided by M3
G&A
45ktpd	(US$/t ore)	2	Provided by M3
Selling Costs
Copper	(US$/lb)	0.07	Provided by M3
Payable Cu	%	100	Provided by M3
Metal Price
Copper	(US$/lb)	3.17	Provided by EMV and approved by M3 and MP
Constraint	% Ca	Over 1% Ca will go to ROM material	Provided by EMV
12.5.1	Selection of the Optimal Pit

Whittle software has been used to create incremental economic pit-shells using the Lerchs-Grossman (LG) algorithm for setting of the optimum pit limit regarding the economic sensitivity. This optimization is based on the blocks NSR value and the economic algorithms whose goal is to find the opportunity for each mining block to have a profit, and finally determine the optimum economic shell which will be used as a mine design guideline.

Pit shell 64 for Trapiche was generated at a 0.83 revenue factor and contains approximately 286.3 Mt of Ore and 112.1 Mt of ROM material. The pit shell captures about 99.0% of the Net Cash flow of the base revenue factor 1 pit shell (See Figure 12-1).

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Figure 12-1: Pit by Pit Graph

Table 12-5 summarizes the characteristics of the mineralized inventory within pit shell 64.

Table 12-5: Optimal Pit Shell Inventory

Mineral	Tonnes (Mt)	CuT %
Enriched	216.6	0.52
Oxide	31.4	0.40
Transitional	38.3	0.50
Total ore	286.3	0.51
ROM	112.1	0.15
Total Material	398.4

The optimal pit shell is the base to produce detailed design of the ultimate pit.  The Qualified Person for Mineral Reserves considers that the pit design is based on a pit shell, which is within a suitable range of shells to reasonably reflect the copper price used.

12.6	Mine Design

A mine design was produced using pit shell 64 as a guide. It considers a ramp width of 12 m for the use of 50 tonne trucks, in accordance with the width requirements stipulated in the Peruvian mining regulations1. Pit ramps have a gradient of 10% for a two-way traffic haul road.  The design parameters are summarized in Table 12-6.

1 Peruvian Mine Regulation “Reglamento de Seguridad y Salud Ocupacional en minería DS-024-2016-EM”

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Table 12-6: Mine Design Parameters (Mining Plus)

Design Parameters	Unit	Value
Inter Ramp Angle	°	45
Bench Angle	°	65
Berm Width	m	5.34
Bench Height	m	10
Ramp Width	m	12
Gradient	%	10
Minimum Mining Width	m	35

The final pit design is presented in Figure 12-2 (plan view), Figure 12-3, Figure 12-4, Figure 12-5 and Figure 12-6. The locations of the cross-section lines are also shown in Figure 12-2.

The final pit design has one exit on the east side of the pit that provides access to the primary crusher and waste dumps. The lowest elevation of the final pit is 4,330 masl in the small pit (170 m average depth) and 4,140 masl in the big pit (560 m average depth).

Figure 12-2: Plan view of Final Pit Design (also showing cross-section locations)

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Figure 12-3: Cross Section A-A' (looking NE)

Figure 12-4: Cross Section B-B' (looking NW)

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Figure 12-5: Cross section C-C' (looking NE)

Figure 12-6: Cross Section D-D' (looking NW)

The inclusion of ramps and other practical design considerations reduces the contained ore by 1%, but reduces waste by 1%, when compared to the optimal pit (pit shell 64). MP considers these variations to be minimal. The differences are summarized in Table 12-7.

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Table 12-7: Differences between Optimum Pit Shell and Pit Design

Detail	Economic Envelope Whittle Report		MineSight Operational Design		Variation (%)
Mineral	Tonnes (Mt)	CuT %	Tonnes (Mt)	CuT %	Tonnes (Mt)	CuT
ENR	216.6	0.52	211.1	0.53	97%	103%
OXI	31.3	0.40	34.3	0.37	109%	91%
TRA	38.3	0.50	37.1	0.50	97%	100%
Total Mineral	286,3	0.51	282.5	0.51	99%	100%
ROM	112.1	0.15	110.6	0.15	99%	101%
Total Movement	398.4		393.1		99%

Figure 12-7 shows an Isometric View of the Optimal Pit Shell and the Final Mine Design.

N
Z
PROJECT:
Vista Isometrica
DATE:
TIME:
SCALE:
X = 1mm : 7000mm
Y = 1mm : 7000mm

Figure 12-7: Isometric View – Optimal Pit Shell (Pit 64) and Mine Design

12.7	Mineral Reserve Statement

In order to address the lack of geotechnical data, and to facilitate Mineral Reserves estimation, a geotechnical drilling program was implemented in parallel with the PFS. Klohn Crippen Berger (KCB) analysed the new geotechnical drill hole data obtained and updated the geotechnical study. David Willms of KCB also visited the Trapiche site in September 2019.

Based on this analysis and site visit, KCB recommended that two areas of the pit design be updated, as shown in Figure 12-8.

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The recommendations involved a change to the IRA for the pit design in two separate areas of the pit. The recommended IRA for Area 1 was reduced from 45° to 43°, and the recommended IRA for Area 2 was reduced from 45°to 40°.

Implementing these recommendations allowed the geomechanical aspects of the study to be considered at a PFS standard, thus removing the final barrier to disclose a maiden Mineral Reserves estimate for Trapiche.

Note: Indicates the areas where the overall slope angle was changed due to new geotechnical information

Figure 12-8: Updated Final Pit Design

The updated mine design reported a difference of less than 5% (tonnages and grades) compared to the design that was done before the new geotechnical information.

It is concluded that the modification of the final pit design did not result in material changes to the mine plan that was developed during the PFS (Section 13-Mining methods). Therefore, the mining plan is valid to support publishing the Mineral Reserves estimate for the Trapiche project.

Table 12-8 shows the Mineral Reserves estimate for Trapiche.

Table 12-8: Mineral Reserves Tabulation by Material Type for Trapiche

Reserves Category	Material Type	Tonnage (Mt)	Grade Cu (%)
Probable	Enriched	211.1	0.53
	Oxide	34.4	0.37
	Transitional	37.7	0.50
Total Mineral Reserves		283.2	0.51

In view of the current high copper prices and with the purpose to review material changes in the Mineral Reserves, two analyses were developed considering the price increase to $3.62/lb of copper and the 8% increase in mining, processing and administration costs:

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1.	Performing a new optimization showed that the optimal pit terms would have a variation of +2%. The details are shown in Table 12-9.

Table 12-9: Differences between Optimum Pit Shell 2021 and 2019

Detail	Economic Envelope Whittle Report 2021		Economic Envelope Whittle Report 2019
Ore	Tonnes (Mt)	CuT %	Tonnes (Mt)	CuT %
Enriched	216.4	0.52	216.6	0.52
Oxides	35.2	0.39	31.4	0.40
Transitional	40.9	0.50	38.3	0.50
Total Ore	292.5	0.50	286.3	0.51
ROM	115.4	0.15	112.2	0.15
Total Material	407.9	0.40	398.4	0.41

Description	Tonnes	Fine Cu
Ore variation	2.2%	0.33%
Total variation	2.4%	0.26%
2.	The variation of the mineral reserves within the design made in 2019, represents only a variation of -1%, as shown in the details in Table 12-10.

Table 12-10: Differences within Pit Design 2021 and 2019

Detail	Mineral Reserves 2021		Mineral Reserves 2019
Ore	Tonnes (Mt)	CuT %	Tonnes (Mt)	CuT %
Enriched	209.7	0.54	211.1	0.53
Oxides	34.4	0.41	34.4	0.37
Transitional	35.6	0.52	37.7	0.50
Total Ore	279.8	0.52	283.2	0.51
ROM	113.3	0.13	110.6	0.15
Total Material	393.1	0.41	393.1	0.41

Description	Tonnes	Fine Cu
Ore Variation	-1.0%	0.74%

It is concluded that the 2019 Mineral Reserves shown in the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update will be maintained for this S-K 1300 Technical Report Summary since the differences are minimal in ore tonnage and fine Cu.

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13	Mining Methods

The Trapiche Project is a copper oxide, and primary and secondary sulfides deposit. The geometry of the deposit lends itself to conventional open-pit mining (i.e. drill and blast with excavators and front-end loaders transferring material to trucks for haulage).

Processing and recovery of high-grade copper ore (oxide & mixed, sulfide and transitional) will be staged: crushing, agglomeration, heap leaching, solvent extraction and electrowinning. The final product will be copper cathodes. Low-grade copper ore (“ROM”) will be trucked to the ROM pile and will not be crushed but will be processed in the same manner as high-grade ore.

The mine plan presented in this section is based on measured and indicated resources within a pit design that is based on an optimized pit shell. Anticipated mining at Trapiche is based on 10 m benches, and production is anticipated in the range of 45 ktpd, the equivalent of 16.2 Mt/yr at 360 days operation.

13.1	Geotechnical Inputs and Conditions

Preliminary geotechnical studies by Klohn Crippen Berger (KCB) reported that static and pseudo static safety factors for mine phases exceed minimum limits thus permitting inter-ramp angles at the Trapiche pit of 45° (Table 13-1). Mining Plus recommends that this information should be confirmed or updated after the current drilling program is completed by KCB. Table 13-1 shows inter-ramp angles and their safety factors.

Table 13-1: Inter-ramp Angles

Phase	Description	Angle (in degrees)	Static FoS	Pseudo Static FoS
1	Porphyry	45	2.16	1.64
	Sedimentary	45	2.67	1.99
2	Porphyry	45	2.05	1.56
	Sedimentary	45	2.51	1.98
	Global		1.80	1.42
3	Porphyry	45	2.29	1.70
	Sedimentary	45	2.15	1.69
	Global		1.76	1.33

For the overall slope angles used in the optimization, four pit ramps were used (based principally on topography) for a vertical offset of 400 m and 45° degrees for batter angles.

The results of the stability analysis at this level indicate that at the given inter-ramp angles, with a water level subject to passive drainage, and considering only the resistance of the rocky massif, there would be FoS greater than the minimum acceptable criteria. Additionally, the results indicate that the strength of the rock mass does not have a major influence on the stability of the pit walls, being the structural control and its strength parameters those that govern its stability, as well as the water table.

At the PFS level, the 65° BFA is confirmed. There are some opportunities for a steeper BFA in sedimentary rock, where the disposition of the main discontinuities is slightly inclined.

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13.2	Hydrogeology and Hydrology

Preliminary studies by AMEC Foster Wheeler (AMEC) in 2020 reported that six (06) hydrogeological units have been identified in the study area. The generalized hydraulic behavior between the different hydrogeological units assume a uniform direction of flow. The differences in the hydraulic gradients and the interconnections between overlying units have the same control related to the morphology and slope of the terrain at the local level. Within the system, groundwater outcrops, either as springs or diffuse upwellings, and preferential flow paths are controlled by structural factors (local faulting system).

Modelling has shown that as the pit descends a change in water level of 70 m is estimated at 70 m near the pit. This value does not take into account local dewatering effort or the effects of changing hydraulic characteristics during the construction of the open pit.

13.3	Assumed Dilution and Recovery

As discussed previously (Section 12.4), a 2% mineral dilution at the margins of mineralized zones and a mine recovery factor of 98% were considered in the optimization study.

13.4	Final Pit Design and Mine Phasing

The Trapiche Project consists of an open pit mine that will be developed using conventional drill and blast techniques, with an excavator and truck configuration. The planned rate of maximum production is 45 ktpd. However, copper grades are expected to decrease in Year 4, from when production will increase by 10% to maintain overall fine copper production within 10% of the annual average. The mining rate has been determined based on the processing rate, with a maximum crushing capacity of 16.2 Mt/yr. An additional 10% crushing capacity will be available from Year 4 to 11 of the mine plan. The maximum oxide/mixed ore leaching capacity is 3 Mt/yr, where the oxide leach pad will become operational in Year 4. The oxide leach pad will be operated as an on-off pad.

To maximize NPV, higher-grade ore is mined during the first three years of the mine plan, for this reason copper production is greatest in years one to three.

13.4.1	Design parameters

Design parameters are based on geotechnical information and mining equipment selected for the Trapiche operations (Table 13-2).

Table 13-2: Design Parameters

Design Parameters	Unit	Value
Inter Ramp Angle	°	45
Bench Angle	°	65
Berm Width	m	5.34
Bench Height	m	10
Ramp Width	m	12
Gradient	%	10
Minimum Operation Width	m	30
Minimum Operation Width between phases	m	50

Figure 13-1 shows the equipment dimensions and its relation in the configuration to define the minimum mining width.

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Figure 13-1: Minimum Operation Width

13.4.2	Open Pit Design

Whittle pit shell 64 was used as the basis for mine design. Access ramp turning circle radius and bench, berm and operational widths are based on the characteristics of Volvo BAS 50-t haulage trucks:

●	Truck width: 2.8 m.
●	Truck length: 9.52 m.
●	Internal radius of curvature: 7.6 m.
●	Operating radius: 12.8 m.

Final mine designs were compared to the Whittle pit shell to determine compliance with the selected pit shell.

Figure 13-2 displays the final mine design footprint. Cross sections through the final mine design are shown in Figure 13-3 through Figure 13-6. These cross sections demonstrate that the final mine plan deviates only slightly from the optimization pit shell.

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Figure 13-2: Plan View of Mine Design Footprint

Figure 13-3: Cross Section A to A´

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Figure 13-4: Cross Section B to B´

Figure 13-5: Cross Section C to C´

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Figure 13-6: Cross Section D to D´

MineSight was used to generate a final operational pit design based on the optimized Whittle pit shell. Compared to the optimized pit shell, the final pit designs considered a reduction of 3.7 Mt of high-grade mineral (within approximately 1%) and a reduction of 1.5 Mt of ROM (approximately 1%). Table 13-3 shows an analysis of the pit design vs optimized pit shell.

Table 13-3: Variations Between the Optimal Pit Shell and Mine Design

Whittle Report Variation
Detail	Economic Envelope Whittle Report		MineSight Operational Design		Variation (%)
Mineral	Tonnes (Mt)	CuT %	Tonnes (Mt)	CuT %	Tonnes	CuT
ENR	216.6	0.518	211.1	0.534	97%	103%
OXI	31.4	0.403	34.3	0.368	109%	91%
TRA	38.3	0.5	37.1	0.501	97%	100%
Total Mineral	286.3	0.508	282.5	0.51	99%	100%
ROM	112.1	0.146	110.6	0.148	99%	101%
Total Movement	398.4		393.1		99%

Mining Plus considers that the variations between the optimal pit shell and mine design are acceptable.

13.4.3	Phase Selection (Pushbacks)

The principal objective of the mine plan is to maximize NPV to achieve these higher-grade blocks that require the lowest possible waste movement, which should be mined in the initial years of the mine plan. Based on this principle, the Trapiche mine plan considers the following three phases (Table 13-4, Figure 13-8 and Figure 13-9):

●	Phase 1 (East Area) – Phase one has the highest-grade zone (0.616% Cu) and a stripping ratio of 0.41.

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●	Phase 2 (West Area) – Phase two has an average copper grade of 0.535% and a relatively elevated stripping ratio of 0.46.
●	Phase 3 (Deepening) – Phase three considers deepening and extension of Phases 1 and 2. Average copper grade is 0.431% and the stripping ratio is low at 0.28.

Table 13-4: Mine Phases and Copper Content

Phase	Ore (Tonnes) x 1000	CuT (%)	CuCN (%)	CuSS (%)	Fe (%)	Ca (%)	Waste (Tonnes) x 1000
Phase 1	36,625	0.616	0.263	0.128	3.601	0.446	15,063
Phase 2	148,150	0.535	0.279	0.118	3.201	0.224	67,995
Phase 3	97,731	0.431	0.169	0.124	3.299	0.404	27,580
Total	282,506	0.510	0.239	0.121	3.287	0.315	110,639

Figure 13-7 shows the Grade – Tonnage curve development with ore potential (Oxides, enriched and transitional material).

Figure 13-7: Grade – Tonnage Curve

The best value produced by the nested pits mined in sequence is limited by the area required for processing in relation to ore tonnage and fine Cu production. The phase designs also consider a minimum mining width of 50 m for the safe operation of an excavator and two 50-t trucks.

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N
E
A'
B'
A
B
Fase 01
Fase 02
Fase 03
PROJECT:
Fases de Minado
DATE:
2019/06/13
TIME:
11:14:11
SCALE:
X = 1mm : 7000mm
Y = 1mm : 7000mm

Figure 13-8: Plan View of Mine Phases

Figure 13-9: Cross Section A to A´ - Mining Phases

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Figure 13-10: Cross Section B to B´ - Mining Phases

Figure 13-11, Figure 13-12 and Figure 13-13 shows the three mining phase’s designs.

Figure 13-11: Phase 1 Design

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Figure 13-12: Phase 2 Design

Figure 13-13: Phase 3 Design

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13.5	Mine Plan

MineSight MSSO module was used to prepare the mine plan. The objective of the mine plan is to maximize NPV whilst considering the following restrictions:

●	Maximum crushing capacity is 16.2 Mt/yr. An additional 10% crushing capacity will be available in Year 4 according to the mine plan production.
●	Maximum oxide/mixed ore leaching capacity is 3 Mt/yr. The oxide leach pad will become operational in Year 4. The oxide leach pad will be operated as an on-off pad.
●	Fine copper production should be in line with SXEW plant sizing.
●	Material movement should be as balanced as reasonably possible throughout the mine plan.

The updated mine plan for this TRS considers 18 years of production. Mine production is based on a 10-metre high operating benches. The equipment fleet is suitable for that bench height, the details are in the Mining Equipment Section.

The mine plan uses conventional open pit mining methods (drilling, blasting, loading, haulage and auxiliary services). A specialist-mining contractor has been considered in the mine plan.

Leachable ore (enriched and transitional) will pass through a crusher to achieve the desired size fraction before being placed on the sulfides leach pad. The oxide ore will be stockpiled until Year 4 as the oxide leach pad is operational. ROM material will be transported to the ROM pad. The PFS considers a new location for the crusher and ROM deposits (Figure 13-14) and the distance to deliver the material from the pit exit to other components (Table 13-5) like Crusher, Oxide Stockpile, ROM 1 and ROM 2. It was envisage that the capacity from ROM 1 will be used on the first 3 years of production then ROM 2 will be used.

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Figure 13-14: Crusher and ROM Location

Table 13-5: Haulage Distances from the Pit Exit

Unloading zone	km
To Crusher	0.6
To Stockpile	0.9
To ROM 1	3.3
To ROM 2	6.3
13.5.1	Mine Sequence

Considering the geometry of the deposit, topography and accessibility, mining will advance from east to west. Mineral will be unloaded at a crushing plant (4780 m elevation) which is approximately 0.6 km from the pit exit. The first three years of production will be in transitional and enriched material, which will be sent directly to the crusher. The oxide material will be stockpiled until Year 4 when the oxide leach pad is ready to process ore. The ROM stockpile will be leached with refining solution from the solvent extraction plant. It is expected that the solvents added to the ROM stockpile will promote oxidation reactions that will transform ferrous ions to the ferric state, to promote leaching.

The planned maximum rate of production at Trapiche is 45 ktpd. However, copper grades are expected to decrease in Year 4, from when production will increase by 10% to maintain copper production within 10% of the average annual production.

To maximize NPV, higher-grade ore is mined during the first three years of the mine plan and for this reason, copper production is greatest in years one to three.

Yearly material movement is summarized in Figure 13-15. The mine plan sequencing is summarized in Table 13-6.

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Total Material (Mt)
Copper ((kt)
68
71
68
57
60
59
55
54
55
58
59
59
64
65
63
64
64
43
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10
Year 11
Year 12
Year 13
Year 14
Year 15
Year 16
Year 17
Year 18
Ore
Ore to Stock pile
Stock to Crusher
ROM
Crusher capacity
Copper Production considering ROM (t)

Figure 13-15: Mine Plan - Annual Material Movement

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Table 13-6: Mine Plan – Sequencing

Year	Ore to Process (Kt)	Cu %	CuCN %	CuSS %	Ca %	Copper Recovered (Kt)	Total ROM (Mt)	Cu %	CuCN %	CuSS %	Ca %	Copper Recovered (Kt)	Total Copper Recovered (Kt)
Year 1	16,090	0.55	0.26	0.13	0.21	62.9	10,767	0.12	0.04	0.03	0.24	5.2	68.1
Year 2	16,256	0.55	0.23	0.13	0.52	61.5	9,688	0.25	0.05	0.04	0.50	9.7	71.2
Year 3	15,742	0.56	0.22	0.12	0.45	57.6	11,797	0.22	0.06	0.03	0.29	10.4	68.0
Year 4	17,564	0.40	0.19	0.09	0.34	50.6	17,934	0.08	0.03	0.02	0.17	6.0	56.7
Year 5	16,200	0.48	0.24	0.10	0.29	56.0	10,842	0.09	0.03	0.02	0.17	3.7	59.7
Year 6	16,200	0.46	0.23	0.10	0.28	54.1	10,433	0.11	0.04	0.02	0.19	4.6	58.7
Year 7	16,200	0.45	0.21	0.10	0.26	52.6	7,397	0.09	0.03	0.02	0.17	2.6	55.1
Year 8	16,200	0.44	0.20	0.10	0.19	52.3	4,879	0.08	0.03	0.02	0.16	1.5	53.9
Year 9	16,524	0.45	0.21	0.11	0.18	54.1	3,532	0.09	0.04	0.03	0.16	1.3	55.4
Year 10	16,200	0.48	0.24	0.12	0.22	57.1	2,764	0.11	0.04	0.04	0.20	1.2	58.3
Year 11	16,200	0.48	0.23	0.12	0.26	56.7	2,498	0.18	0.05	0.04	0.32	1.8	58.5
Year 12	14,851	0.54	0.29	0.12	0.19	58.1	2,198	0.09	0.03	0.02	0.16	0.8	58.8
Year 13	16,200	0.53	0.27	0.13	0.30	62.1	2,142	0.18	0.05	0.04	0.37	1.6	63.7
Year 14	15,496	0.58	0.27	0.13	0.28	62.1	2,705	0.22	0.07	0.05	0.51	2.4	64.5
Year 15	15,185	0.60	0.25	0.14	0.37	60.2	2,582	0.30	0.08	0.08	0.84	3.1	63.3
Year 16	16,771	0.54	0.24	0.13	0.38	61.4	2,468	0.23	0.07	0.07	0.56	2.3	63.7
Year 17	13,701	0.61	0.31	0.18	0.47	60.0	2,960	0.29	0.11	0.14	1.05	3.5	63.5
Year 18	10,927	0.50	0.24	0.15	0.59	38.9	3,049	0.32	0.12	0.15	1.49	3.9	42.8
Total	282,506	0.51	0.24	0.12	0.32	1,018	110,636	0.15	0.05	0.04	0.32	65.5	1,084

Planned mineral production is sourced from 75% sulfide, 13.2% transitional and 11.7% oxide. The Mine Plan by mineralization is summarized in Figure 13-16. Grades and tonnages for mineral type are summarized in Table 13-7. Transitional ores could reduce the NPV of the project. Upon visual inspection of the mine plan, transitional materials are located near the pit walls and below the enriched material. Removing transitional material would probably not have much effect on waste reduction. Further pit optimization and design work is required to determine if there is value in removing some of the transitional ores from the mine plan.

Figure 13-16: Mine Plan by Mineralization

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Table 13-7: Mine Plan – Grades and Tonnage by Mineralization Type

	Enriched	Transitional	Oxides/Mixed	Total Ore	Total ROM
kt	211,093	37,069	34,344	282,506	110,639
Cu %	0.53	0.50	0.37	0.51	0.15
CuCN %	0.28	0.14	0.11	0.24	0.05
CuSS %	0.12	0.07	0.18	0.12	0.04
ca %	0.29	0.45	0.34	0.32	0.32

The evolving development of the open pit is graphically presented below from Figure 13-17 to Figure 13-20 in 6-year intervals.

Figure 13-17: End of Year 1

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Figure 13-18: End of Year 7

Figure 13-19: End of Year 13

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Figure 13-20: End of Year 18

At the end of mining at Trapiche (considering only copper production by leaching methods), the open pit will reach an elevation of 4,140 meters above sea level (masl) with a longitudinal extent of 2 km and transverse extent of approximately 0.8 km.

13.6	Mine Operational Units

For this PFS, mining equipment estimates were calculated based on a revised/updated location for the ore crusher, leaching pads for oxide, sulfide and ROM material.

The estimated average fleet for the Life Of Mine (LOM) is as follows:

●	Two DM45 drill rigs or similar.
●	Four CAT 6020 excavators with a 12 m3 bucket or similar.
●	Average of 56 trucks with 50 tonnes capacity (BAS Volvo FMX-50 equivalent) haulage trucks or similar.

Figure 13-21 shows the number of trucks and excavators required per year during the LOM.

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Figure 13-21: Excavator and Trucks

13.6.1	Drilling and Blasting

Based on the technical drilling parameters provided in Table 13-8, it was determined that three drills (as maximum) will be required to maintain production during the 18 years of operation.

Table 13-8: Technical Drilling Parameter

Parameter	Units	Ore	ROM
Drilling rate	m/hour	40	40
Hole diameter	mm	171	171
Burden	m	4.8	4.8
Spacing	m	5.5	5.5
Bench height	m	10	10
Sub drill	m	1	1
Yield	bcm/hole	263	263
Density	t/bcm	2.61	2.52
Yield	t/hole	687	663
Drill Productivity	bcm/hr	957	957
Drill Productivity	t/hour	2,497	2,410
Yield	Hole/hour	3.64	3.64

Drill and blast will take place on 10 m high benches using 171 mm diameter blast holes and a powder factor of 0.26 kilograms per material tonne (kg/t).  Blasting parameters used to determine powder factors are presented in Table 13-9. To ensure effective blasting control, heavy ANFO 46 (60% emulsion / 40% ANFO) with electronic detonators has been considered.

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Table 13-9: Technical Blasting Patterns

Parameter	Units	Ore
Stemming	m	4.30
Column load	m	5.7
Loading height	m	6.7
Explosive charge	kg/hole	180.8
Anfo	kg/hole	72.3
Matrix emulsion	kg/hole	108.5
Petroleum	l/hole	4.1
Ammonium nitrate	kg/hole	68.7
Booster	count/hole	1
Electronic detonator	count/hole	1

Note:

1.	Based on knowledge from comparable operations.
13.6.2	Loading and Hauling

Volvo BAS Mining trucks (50-t) and CAT 6020B type excavators (12 m3 bucket) are considered as the primary earthmoving fleet. Mining Plus’ calculations indicated approximately 3 buckets to fill a truck.

Equipment selection has been based on the proposed bench height and the estimated daily tonnages to be extracted from the mine. This equipment was also selected due to the difficult topography and the number of switchbacks required on the mine design. Mine planning for roads would probably be more complicated if larger trucks were used but needs further investigation in order to confirm it or select a larger equipment size that can handle the tonnage and distances for the haulage.

Operations will require approximately 55 trucks at the commencement of mining.  In Year 4, a maximum of 85 trucks and 6 excavators are required due to ROM material movement and to increase enough ore material to not affect copper grade delivery to the process. A maximum of 54 trucks will be required in Year 5 through Year 8.

The schedule requires smoothing the Cu production delivery to have regular material movement and maximizing NPV by increasing the number of trucks from Year 4. With the use of a contractor, this becomes easier and should be considered when entering into any contracts with a contractor to allow this flexibility.

Table 13-10, Table 13-11 and Table 13-12 show the characteristics of the loading and hauling equipment.

Table 13-10: Excavator Parameters

Factor	Unit	Value
Bucket Capacity	m3	12
Bucket Filling Factor	%	95
Swell Factor	%	40
Loading Cycle	H	0.0367
Availability	%	90
Utilization	%	90
Operational	%	95
Material Factor	%	95
Hours per day	H	24
Operation days	days	360
Density	t/m3	1.8
Loading Capacity	t/bucket	20.5
Hourly Performance	t/h	1,635

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Factor	Unit	Value
Daily Performance	t/day	39,240
Annual Performance	t/year	14,126,400

Table 13-11: Haulage Speed Parameters

Parameter	Unit	Quantity
Capacity	t	50
Maximum slope	%	10
Flat speed empty	km/h	30
Speed up empty	km/h	20
Speed down empty	km/h	22.5
Empty curve speed	km/h	12
Flat speed loaded	km/h	25
Speed up loaded	km/h	12.3
Speed down loaded	km/h	15.8
Loaded curve speed	km/h	8

Table 13-12: Truck Parameters

Item	Unit	Value
Effective Capacity	t	50
Load Maneuver Time	t	0.062
Unloading Maneuver Time	t	0.031
Time Crosses	t	0.028
Physical Availability	%	90
Utilization	%	85
Operational Factor	%	100

Throughout the life of mine, the maximum haulage distance from the pit to the crusher is 8.3 km, and to the leach pad ROM is 13 km.

The schedule shows a sharp peak in total material movement in Year 4, which implies a potential operational risk. An analysis of the theoretical maximum capacity of the pit ramp was undertaken in an attempt to address this potential operational risk. In the analysis, conservative values were considered in the calculation of the theoretical maximum tonnage that the main ramp could support.

The formula used for the ramp capacity analysis is:

Whereby:

●	S, minimum separation distance between trucks: 40 m
●	L: truck length: 8 m
●	V, truck speed: 8 km/h
●	C, truck payload capacity: 50 tonnes
●	Q, maximum theoretical ramp capacity: 8,333 tonne/hour

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Considering 8,208 net working hours per year, the annual ramp capacity calculated was 68.4Mt per year. Therefore, the ramp can theoretically handle the total material to be moved in Year 4 (36,262,000 tonnes). However, there is still some concern with the need to have 85 trucks running through the open pit in Year 4, considering safety and potential traffic congestion. As such, other options to reduce the mining fleet were investigated.

Prior to defining the final main infrastructure crusher and leach pad location, a trade-off study of two alternative hauling methods was carried out for the Trapiche Project to consider a reduced mining fleet. The first alternative considered haulage of all ore (high and low grade) by 50-tonne trucks (Volvo BAS trucks). The second hauling alternative considered transporting high-grade ore to a mobile crusher in the pit by trucks and then the conveyor belts transports the crushed ore to the leach pads, for oxides and sulfides material. For the second alternative, relocation of the mobile crusher will be required to the 4560 level at Year 4 of the mine plan and at Year 11 it will need to be relocated to the 4395 level. The low-grade ore or ROM will be transported directly to ROM pad.

Compared to the trucking only option, the trucking and mobile crusher alternative requires less trucks to sustain mining operations, and this is reflected in reduced haulage costs. Reduced haulage costs are, however, offset by the requirement to purchase, install and operate a mobile crusher and conveyor belt. Estimated costs to install the conveyor system in Year 3 and Year 11 of the mine plan are US $55M and US $35M respectively.

Having considered both options, from an economic point of view, the optimal haulage option for the project makes use of trucks only.

For future feasibility study, Mining Plus recommends investigating in detail the use of larger equipment to increase productivity and reduce truck fleet requirements, especially for production in Year 4, where the movement of ROM and ore increases the usage of trucks only for that period.

Additionally, an improvement on the mine plan to prioritize enriched material over transitional is an option that may also help to reduce the material movement in Year 4.

13.6.3	Auxiliary Services

To ensure safe and efficient operations and maintain the mining area in optimum condition with high operational availability, requirements for basic auxiliary mining equipment have been estimated, as shown in Table 13-13. The purpose of this equipment is to maintain the haul roads, construction and maintenance of waste dumps, preparation of the loading zone, the support and cleaning of roads, the maintenance of the mining equipment, maintenance of pre-crusher stockpile areas, water management in the mine and the transportation of personnel.

Table 13-13: Auxiliary Mobile Mining Equipment

Auxiliary Equipment	Quantity
Track Dozer	3
Motor Grader	2
Water Truck	2
Light vehicle	15
Buses (crew transport)	3
Lighting plants	11
Truck-mounted crane	1
Lube truck	1
Low-loader	1
Scissor lift	1
Secondary drill rig	1
Compactor	1
Backhoe	1
Large Front-End Loader	1

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13.6.4	Mine Staff – Owner

Staffing requirements to deliver the mine plan are summarized in Table 13-14. The staff would provide oversight and supervision of the contract operator.

Two shifts of 12 hours have been considered with a third shift resting.

Table 13-14: Mine Staff

Owner Description	Quantity
Mine:
Mine Superintendent	1
Mine Chief	3
Shift Supervisor	3
Drilling and Blasting Chief	1
Productivity Engineer	2
Trainee Engineer	1
Mine Supervisor	3
Equipment Controller	6
Blasting Assistant	1
Auxiliary Services - Civil Work	4
Drivers	4
Planning:
Planning Superintendent	1
Geology Superintendent	1
Head of Planning	1
Long Term Planning Engineer	1
Short Term Planning Engineer	3
Geomodeler	1
Water Management Engineer	1
Chief of Ore Control	1
Head of Geotechnics	1
Geotechnical Supervisor	1
CAD Technical Drawer	2
Chief of Surveying	1
Surveying Assistant	3
Topography General Assistant	3
Ore Control Technician	1
Ore Control Assistant	3
Drivers	3
Total	54

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14	Processing and Recovery Methods

The following items summarize the process operations required to extract copper from Trapiche ores by heap leaching, solvent extraction, and electrowinning technology:

●	Run of mine ore (ROM) will be used in one of two ways: deposited in the ROM 1 permanent pad for leaching and used as the base of the sulfide Phase 2 and 3 leach pad and deposited in ROM 2 leach pad.
●	Select grade ore will be crushed by a three-stage crushing circuit (unless later testing indicates oxide ores may be leached at a P80 greater than 9.4 mm without detrimentally impacting acid consumption or copper recovery).
●	Crushed ore will be agglomerated using leach solution and sulfuric acid.
●	Crushed and agglomerated oxide and mixed ore will be stacked and leached on a dynamic (on/off) heap leach pad.
●	Crushed and agglomerated enriched and transition ore will be stacked and leached on a permanent leach pad.
●	Soluble copper will be extracted from the leach solution by solvent extraction technology.
●	Copper metal will be produced for sale by electrowinning technology.
●	Reagents will be stored, prepared, and distributed.

A summary flow diagram of the overall process is shown in Figure 14-1. A general arrangement plan is shown in Figure 14-2. The SXEW processing facility layout is shown in Figure 14-3.

14.1	Design Criteria

The Trapiche key process design criteria are summarized in Table 14-1.

Table 14-1: Design Criteria

	ROM	Crushed oxide/mixed ore	Crushed enriched/transition	SXEW	Design
Total Tonnes	110.6 M tonnes	34.3 M tonnes	248.2 M tonnes	-	393 M tonnes
Crushing and Stacking System Throughput					16,425,000 MTPY or 45,000 MTPD
Acid Consumption	4 kg/t ore	17 kg/t ore	7 kg/t ore		7 kg/t ore
Leach Cycle: Total including rest periods/days under active leaching	265 days (continuous, no rest periods)	140 days/80 days	180 days/90 days
PLS Flow for Solvent Extraction				3,900 m3/hr	4,900 m3/hr
Copper Produced, Annual Average	3,641	5,967	50,613		60,222 MTPY
Copper Recovery	40%	85%	69%	98.6%

14.2	Major Process Equipment

The major process equipment is summarized in Table 14-2.

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Table 14-2: Major Process Equipment

Equipment	Number	Description	Key Criteria
Primary Gyratory Crusher	1	2,635 mtph size 50‐65 MK‐III Primary Gyratory Crusher.	525 kW
Apron Feeder	1	2,500 mtph 0.5 m/s velocity, 72" wide, 7 m long, electromechanical drive	45 kW
Crusher Ore Conveyor to Stockpile	1	Primary Crusher Discharge / Stockpile Feed Conveyor (Stacker)	600 kW
Sulfide Stockpile Belt Feeder	3	Sulfide Stockpile Reclaim Belt Feeder 1,230 t/h A 0.3 m/s velocity, 60" wide, 6 m long, electromechanical drive	37.5 kW
Crusher Reclaim Conveyor	1	Conveyor from Stock-Pile to Secondary Vibrating Screen,1,513 t/h horizontal length 356 m, lift height 55.8 m band width 42", 3.8 m/s.	700 kW
Secondary Screen Feeder	2	Secondary Screen Belt Feeder 1,230 t/h A 0.3 m/s velocity, 60" wide, 6 m long, electromechanical drive	37.5 kW
Secondary Screen	2	2,500 tph Double deck, 3.6 m x 7.3 m	67.5 kW
Secondary Cone Crusher	2	Cone Crusher 2110 tph	750 kW
Tertiary Feed Bin Feed Conveyor	1	Secondary Crushing Feed Conveyor 6,000 mtph x 340 m L x 46m lift, 60" W	1500 kW
Tertiary Screen Belt Feeder	3	Tertiary Screen Belt Feeder 1,250 t/h A 0.3 m/s velocity, 60" wide, 6m long, electromechanical drive	37.5 kW
Tertiary Screen	3	2,500 tph Double deck, size = 3.6 m x 7.3 m	67.5 kW
Tertiary Cone Crusher	3	Cone Crusher 1,050 tph	750 kW
Tertiary Crusher Discharge Conveyor	1	276m L x 5m Lift 48"	250 kW
Tertiary Screen Undersize Conveyor	1	48” X 369 m, Inclined conveyor	600 kW
Tertiary Transfer Conveyor	1	Transfer Conveyor from 260-CV-003 to 220-CV-003 38m L x 5m Lift	100 kW
Agglomerator Belt Feeder	2	Agglomerator Belt Feeder 1,250 t/h A 0.3 m/s velocity, 60" wide, 6 m long, electromechanical drive	37.5 kW
Agglomerator Feed Conveyor	2	1,833 tph 32 m horizontal length, band width 48"	20 kW
Agglomerator Discharge Overland Conveyor	1	3,600 mtph, reversible, horizontal length 24 m, band with 48”, 3.28 m/s.	75 kW
Overland Conveyor	1	3,600 tph horizontal length 619 m, lift height 73.4 m, band width 48", 3.28 m/s	1500 kW
Discharge Conveyor	2	3,600 tph horizontal length 59 m, lift height 10 m, band width 48"	56.25 kW
Oxide Transfer Conveyor	16	42” X 125' Horizontal Conveyor	56.25 kW
Sulfide Ramp Mobile Conveyor	12	42” X 125' Ramp Portable Conveyor	93.8 kW
Standard Portable Conveyor	20	48” X 125' Grasshopper Conveyor	56.3 kW
Sulfide Horizontal Feed Conveyor	2	42” X 90' Horizontal Index Conveyor	150 kW
Oxide Radial Stacker Conveyor	1	42” X 170' Low Profile TeleStacker® Conveyor	150 kW
Radial Stacker Conveyor	1	42” X 140' Low Profile TeleStacker® Conveyor	150 kW
E1 Extraction Settler	1	40,250 m W x 44,750 L x 0.6m height SS316L
E1P Extraction Settler	1	40,250 m W x 44,750 L x 0.6m height SS316L
E2 Extraction Settler	1	40,250 m W x 44,750 L x 0.6m height SS316L
S1 Strip Settler	1	40,250 m W x 44,750 L x 0.6m height SS316L
W Wash Settler	1	40,250 m W x 44,750 L x 0.6m height SS316L
Electrolyte Filters	3
Electrolyte Heat Exchanger	2
Electrowinning Cells	186	Polymer Concrete
Rectifiers	2	Rectifier output, nominal 216 V, maximum 220 V Rectifier nominal output 38,000 A, maximum output 40,000 A
Steam Boiler	2

Electric Hot Water Boiler. Dimension: 76 W x 95 D x 111 H
Input: 3,609 Full Load Amps
Output: 10236 MBtu/hr
Elements Qty @ kW: 225 @ 13.3 kW
Boiler - No. of Steps @ kW: 15@160 5@120
Total No. of Steps (w/ Options): 20 Steps

			3000.039 kW
Cathode Stripper	1	Robotic stripping machine package

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14.3	Crushing and Material Preparation

The ROM sulfide ore will be sent by truck from the mine and directly dumped into the primary gyratory crusher. The ROM oxide ore will be separately processed in campaigns in the same crushing circuit according to the oxide leaching plan. The mine blasting is designed to produce P80 between 6” to 8” (200 mm), however the crushing system is designed to reduce the ROM size from F100 of 800 m to P80 size of 160 mm. An apron feeder will transfer the ore from the crusher discharge hopper to a coarse ore conveyor belt. The coarse ore conveyor will transport the crushed ore to a covered coarse ore stockpile.

Coarse ore will be processed through secondary and tertiary crushing and screening stages, as depicted in the flowsheet in Figure 14-1. The product of the fine crushing circuit will have a size gradation of 80% passing 9.4 mm.

Crushed material from the tertiary crushing circuit will be combined with raffinate or fresh water and sulfuric acid in the pre-treatment (binding) process as depicted in the flowsheet in Figure 14-1 to ensure proper leach pad permeability.

Eight self-cleaning magnets and eight metal detectors will be installed in the crushing and screening circuit. Dust collectors will be installed on the sulfide ore conveyor, at the stockpile reclaim conveyor, at the secondary crushing circuit and at the tertiary crushing circuit. Three air compressors will be installed for instrument and plant air. Nine conveyor belt scales will be installed to monitor the production rate of the circuit.

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CRUSHING
ROCK BREAKER
PRIMARY CRUSHER
APRON FEEDER
CRUSHER ORE CONVEYOR TO STOCKPILE
SULFIDE STOCKPILE
BELT FEEDER (3)
CRUSHER RECLAIM CONVEYOR
BIN
SECONDARY SCREEN FEEDER (2)
SECONDARY SCREEN (2)
CONVEYOR (2)
SECONDARY CRUSHER (2)
CONVEYOR
TRANSFER CONVEYOR
TERTIARY SCREEN LOAD BIN
TERTIARY SCREEN BELT FEEDER (3)
TERTIARY SCREEN (3)
CONVEYOR (3)
TERTIARY CRUSHER (3)
CONVEYOR
CONVEYOR
AGGLOMERATION
AGGLOMERATOR SURGE BIN
BELT FEEDER (2)
FEED CONVEYOR No.1
FEED CONVEYOR No.2
AGGLOMERATOR No.1
AGGLOMERATOR No.2
AGGLOMERATOR DISCHARGE OVERLAND CONVEYOR
OVERLAND CONVEYOR
DIVERTER GATE
SULFIDE DISCHARGE CONVEYOR
OXIDE DISCHARGE CONVEYOR
MOBILE CONVEYOR
MOBILE CONVEYOR
SULFIDE RADIAL STACKER CONVEYOR
OXIDE RADIAL STACKER CONVEYOR
LEACHING
RAFFINATE POND
WASTE OXIDE PILE
ROM PAD (PERMANENT)
ILS POND
ILS EVENT POND
OXIDES (DYNAMIC)
SULFIDE (PERMANENT)
OXIDE PLS POND
OXIDE EVENT POND
PLS FEED POND
PLS SULFIDE POND
CONTACT WATER POND
WATER TREATMENT PLANT
E1
E1 EXTRACTION SETTLER
E1P
E1P EXTRACTION SETTLER
E2
E2 EXTRACTION SETTLER
S1
S1 STRIP SETTLER
W
W WASH SETTLER
LOADED ORGANIC TANK
SX/EW
ELECTROLYTE FILTERS (3)
HEAT EXCHANGER (2)
ELECTROWINNING CELLS
LEAN ELECTROLYTE
COPPER CATHODES
STEAM BOILER
WASHING
STRIPPING
WEIGHING AND BANDING
COPPER CATHODE SHIPPING
LEGEND
MAIN PROCESS FLOW
AUXILIARY FLOW
INTERMITTENT FLOW
EQUIPMENT PACKAGE
ORGANIC FLOW
CONDENSATE

Source: M3

Figure 14-1: Overall Process Flow Diagram

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14.4	Heap Leach Pad and Ponds

Agglomerated ore will be transferred to the heap leach pad by an overland conveyor system.  The overland conveyor system will terminate to either an oxide ore stacking system or a sulfide ore stacking system at the respective leach pad. The line to the oxide pad will be installed as part of the sustaining construction as detailed in the project execution plan for the project. The stacking system will be a series of mobile grasshopper type conveyors terminating at a radial stacker conveyor.  The grasshopper conveyors will be added or removed as required dependent upon the stacking location on the pad. The radial stacker conveyor will place agglomerated ore in lifts. Leach solution distribution pipes and drip lines will be put in place on newly stacked ores.

Two leach pads will contain agglomerated ore: a dynamic or “on/off” leach pad (ore is placed, leached, and then removed from the pad and the pad re-used) for oxide ore, and a permanent leach pad for sulfide ore. Additionally, a permanent run of mine (ROM 1) pad will be constructed to stack ore directly from the mine for leaching and will be used after leaching in the construction of the sulfide Phase 2 and 3 leach pads. ROM 2 will be constructed to stack ore directly from the mine for leaching.

Barren aqueous solution (raffinate) from the solvent extraction circuit will flow by gravity into the raffinate pond and then be pumped by vertical turbine pumps through the leach pad distribution network. Drip emitters will distribute the leach solution to the surface of the stacked ore pile on the leach pad. The emitters minimize evaporation loss.  However, sprays may be used on side slopes or to increase evaporation, if required, to maintain the process water balance.

The leach solution that percolates through the ROM pad will be collected in perforated pipes buried in the drainage layer under the pad and will flow by gravity to the intermediate leach solution (ILS) pond. Solution from the ILS pond will be pumped by vertical turbine pumps to the sulfide ore leach pad and be distributed over freshly stacked material.

Leach solution that percolates through the sulfide material will be collected in perforated pipes buried in the drainage layer under the ore and flow by gravity to the pregnant leach solution (PLS) sulfide pond. PLS will be transferred from the PLS sulfide pond to the PLS pond by gravity to feed the solvent extraction plant.

Leach solution that percolates through the oxide material will be collected in perforated pipes buried in the drainage layer under the ore and flow by gravity to the PLS oxide pond. PLS will be transferred from the PLS oxide pond by two vertical turbine pumps to the PLS pond.

A contact water pond will be installed to handle any excess water that might occur during a large precipitation event. The PLS sulfide pond and ILS pond will be designed to overflow to the raffinate pond and ILS event pond. The excess water from ILS event pond will be transferred by two pumps to the raffinate pond and the overflow from the raffinate pond will be transferred by gravity to contact water pond. Water that may accumulate in these ponds will be periodically pumped by vertical pumps to the raffinate solution pond to make up process water or to the treatment water plant. The PLS oxide pond will be designed to overflow to the oxide event pond and pumping the excess to the contact water pond.

Following 80 days total leach time, the oxide material will be drained for 3 days, then rinsed for 10 days with process water. The ore will be drained after rinsing, and the leach solution distribution pipelines will be removed.  The material will be removed from the pad by mobile equipment and transferred to a storage area.  The leach pad will then be reloaded with fresh material and the leach process will begin again.

14.5	Solvent Extraction

The solvent extraction (SX) process uses a liquid ion-exchange reagent that transfers dissolved copper values from the PLS (aqueous phase) solution to the strip solution (organic phase) as an organo-metallic chelate. The phase transfer takes place because of the affinity of the organic reagent for copper is greater than the affinity for copper by

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the weak acidic PLS. Currently available copper extractants are very selective for copper and against other metallic ions such as iron and manganese. Other ions are co-extracted from the PLS but only to an extent several orders of magnitude less than copper.

The solvent extraction process consists of two basic steps. In the first step, the PLS is mixed with the organic phase. This organic phase is a mixture of a copper specific extraction reagent, called the extractant, and an organic carrier, called the diluent. The aqueous and organic phases are immiscible liquids and therefore must be well mixed to maximize the extraction of copper from the PLS. Once the organic extractant is loaded with copper (copper mass that transfers from the aqueous phase to the organic phase is maximized), the organic and aqueous phases separate in a settler. The organic phase has a much lower specific gravity than the aqueous phase, which allows for gravity separation between the two immiscible phases.

The PLS, minus the copper, is now called the raffinate. The raffinate, which now contains the acid released during extraction, is recycled back to the leaching process.

The loaded organic from extraction is pumped to the second step of the process where the copper is stripped (copper mass transfer from the organic phase back to an aqueous phase) from the organic into another aqueous phase, which becomes the feed to the electrowinning stage. The initial aqueous strip solution is called “lean electrolyte” and after picking up copper from the organic phase it is called the “rich electrolyte”. By controlling the acidity and flow ratios in the stripping step, a very pure, high-grade copper containing solution can be produced. The stripped organic discharging from the stripping stage returns to the extraction stage to take up copper again.

The mixing and the gravity separation of the aqueous and the organic solutions are performed in what are called mixer-settlers. The process of producing copper with this technology is named solvent extraction and electrowinning (SXEW).

14.5.1	Extraction

Aqueous and organic streams will flow counter-current to each other in extraction. Pregnant leach solution will enter the first stage extraction (E-1 and E-1P) primary mix tanks and be mixed in two mix stages with partially loaded organic solution advancing from the E-1P extraction stage to the E-1 stage and partially loaded organic from the E-2 extraction stage to the E-1P stage. After the two phases have been mixed, the resulting mixture will be discharged into the E-1 and E-1P settlers to allow the two phases to separate by gravity. The two phases will be separated by a weir system at the discharge end of the settler. Loaded organic solution leaving these settlers advances to stripping, while the aqueous phase undergoes additional extraction.

The aqueous solution from the first stage extraction E-1 will flow to second stage extraction E-2 where it will be mixed with lean organic solution from the stripping stage. After the two phases have been mixed, the resulting mixture will be discharged into the E-2 settler to allow the two phases to separate by gravity. Aqueous solution from the E-2 settler will join aqueous solution from the E-1P settler and flow by gravity to the raffinate pond.

The aqueous solution discharged from the extraction settlers, called raffinate, will be low in copper concentration. Sulfuric acid (98%) will be added to the raffinate which will then flow by gravity to the Raffinate Pond and be pumped back to the heap leach pad.

14.5.2	Stripping

The loaded organic solution will flow by gravity to the S-1 primary mix tank where it will be mixed with lean electrolyte and recycled electrolyte solutions. The resulting mixture will then discharge to the strip stage settler for phase separation. The rich electrolyte solution will then flow to the electrolyte filter feed tank and the stripped organic solution will return to the extraction mixer settlers.

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Ancillary tanks and equipment are also used to precisely control the composition of the electrowinning feed, remove harmful impurities, recover organic, and conserve/provide necessary heating.

14.6	Electrowinning

In the electrowinning (EW) process, copper will be plated in electrowinning cells onto stainless-steel cathode blanks utilizing an electro-chemical reaction.

14.7	Reagents

Reagents requiring handling, mixing, and distribution systems include:

●	Sulfuric Acid (H2SO4) – leaches metals from host rock
●	Diluent (Kerosene) – organic solution used to carry extractant and targeted metals
●	Extractant (Acorga M5774) or similar – selectively transfers dissolved metals from pregnant leach solution to organic solution
●	Cobalt Sulfate (CoSO4) – improves plating quality, consistency, and surface finish during electrowinning
●	Guar – improves plating quality, consistency, and surface finish during electrowinning
●	Diatomaceous Earth – filtration media for cleaning electrolyte of entrained organic
●	Mist Suppressor (FC-1100) – prevents fugitive emissions
14.8	Sampling

Samples will be taken at the following locations:

●	Pregnant Leach Solution to E1 settler
●	Raffinate from E2 settler
●	Loaded Organic from E1 settler
●	Stripped Organic from S1 settler
●	Lean Electrolyte to S1 settler
●	Rich Electrolyte from S1 settler
●	Rich Electrolyte from Lean Electrolyte Heat Exchanger
●	Lean Electrolyte to Lean Electrolyte Heat Exchanger
●	Cathode Sampler
14.9	Water Systems

Based on the results of the water balance, the sources of make-up water for the process are, in order of precedence: 1.- Surplus of contact water collected in the Contact Water Pond, 2.- Water from the pit (previously treated in the Mine Water Treatment Plant if necessary), 3.- Surplus of the fresh water from the precipitation collected in the Fresh Water Pond, 4.- Fresh water pumped from the Seguiña River (43 L/s as maximum).

The results of the Water Balance indicate that after Year 8 of operation, no water from the river will be required. Further water balance update in the next stage of study should confirm this conclusion.

Fresh water will be distributed to:

●	Raffinate Pond for use in leach operation
●	Water treatment system for water treatment before use in the hot water system and in the steam boiler

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●	Electrolyte recirculation tank for use as make-up water to the electrowinning circuit
●	Guar mix tank

Potable water will be piped to eyewash/safety shower units that will be located at the Crushing, Agglomeration, Solvent Extraction, Tank Farm, Reagents and Electrowinning areas.

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SITE ENTRY
TRUE NORTH
OXIDE ON/OFF PAD
CRUSHER PLANT
INTERIOR SITE ACCESS ROADS
PIT
PIT WATER TREATMENT FACILITY
VERT. 2
RIO SEGUIÑA
PROPERTY BOUNDARY
VERT. 3
SULFIDE HEAP LEACH PAD
ROM 2 PAD
SX/EW PLANT
CONTACT WATER TREAMENT FACILITY
CONTACT WATER POND
DMI FACILITY
FRESH WATER POND
PERMANENT MAN CAMP
VERT. 1
732000 E
731000 E
730000 E
729000 E
728000 E
8398000 N
8397000 N
8396000 N
8395000 N
8394000 N
8393000 N
8392000 N
8391000 N
500 250 0 500 1000
ESCALA EN METROS

OVERALL TRAPICHE SITE PLAN

Figure 14-2: Trapiche Project General Arrangement

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TRUE NORTH
RAFFINATE SYSTEM
AREA 350
RAFFINATE POND
SOLVENT EXTRACTION
AREA 410
SXEW ACCESS ROAD
PIPING LAYOUT (DIAGRAMMATIC)
SULFIDE FEED POND
AREA 330
T.O.PAD
4640.470
ELECTROWINNING BUILDING
500-BG-001
SXEW TRUCK SCALE
ELECTROWINNING WAREHOUSE
500-BG-002
TANK FARM
AREA 420
ORGANIC TANK
CRUD TANK
ELECTROLYTE RECIRCULATION TANK
SXEW MAINTENANCE BUILDING
913-BG-001
FRESH WATER SYSTEM
AREA 650
SXEW SERVICE INCLUDES FIRE WATER
ELECTROWINNING ELECTRICAL BUILDING
500-BG-003
ACCESS ROAD

Figure 14-3: SXEW Processing Facility Layout

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15	Infrastructure
15.1	Mine Access

Two access roads are being considered for the access to the mine site from Chunchumayo.  One is termed the East Access Road begins in Chunchumayo and ends in the township of Mollocco.  The other road is termed the West Access Road and begins in Chunchumayo and eventually ties into the road to Mollebamba.  The main access will be built as a coordination between the Regional Government and the Federal Government of Peru.

The East Access Road (depicted below) will connect existing Regional Route AP-111 at the township of Chunchumayo to Regional Route AP-110 at the township of Mollocco. The West Access road also starts at the township of Chunchumayo and ties into AP-856. Each road will have an effective width of 5 meters, and the gradient of the road will be improved to not exceed 10%.

Figure 15-1: Mollocco - Chunchumayo Road

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15.2	Power Supply

The power supply to the Trapiche Project will be provided from the Cotaruse substation via the 220 kV transmission line. In the Cotaruse substation, there will be a 220 kV bay extension which will consist of three circuit breakers and two main buses. A new 220 kV transmission line will be built with metal lattice structures. The length of this transmission line will be about 51.5km. The transmission line will connect to a new Trapiche substation in 220 kV (see Figure 15-2). The Trapiche substation will have a transformer of 75-100/100/30 MVA (ONAN-ONAF) of 220/22.9/10 kV.  From the Trapiche substation in 22.9 kV, the distribution of power within the Trapiche plant will be by 22.9 kV distribution lines. Approximately twelve circuits will be required, these will distribute to the plant’s oil-filled transformers of 22.9/4.16kV and 22.9/0.48kV.  The total connect load for the Trapiche Project is estimated at approximately 82 MW and the Maximum Estimated Load is 52 MW. Table 15-1 presents the summary of the Connected Load, Demand Load and Estimated Load.

Table 15-1: Electrical Load Summary

	CONNECTED LOAD			DEMAND LOAD				ESTIMATED LOAD
ELECTRICAL LOAD	KW	KVAR	KVA	% DEMAND FACTOR	KW	KVAR	KVA	% DIVERSITY FACTOR	KW	KVAR	KVA	LOAD FACTOR
Area 050 Mine General	515	382	641	66	341	314	464	100	341	314	464	0.72
Area 100 Primary Crushing	1,602	853	1,815	73	1,162	657	1,335	78	906	513	1,041	0.57
Area 200 Coarse Ore Stockpile	946	511	1,075	78	739	400	840	78	576	312	655	0.54
Area 220 Secondary Crushing & Screening	3,412	1,709	3,816	79	2,690	1,358	3,013	85	2,287	1,154	2,561	0.67
Area 240 Tertiary Crushing	2,518	1,259	2,815	79	1,995	1,005	2,234	85	1,696	854	1,899	0.67
Area 260 Tertiary Screening	1,542	858	1,765	65	1,000	638	1,187	85	850	542	1,009	0.57
Area 310 Agglomeration	2,650	1,325	2,963	78	2,056	1,046	2,306	85	1,747	889	1,960	0.66
Area 320 Oxide Leach Pad	1,273	821	1,515	80	1,019	657	1,212	60	611	394	727	0.48
Area 330 Sulfide Leach Pad	3,206	1,944	3,750	79	2,530	1,545	2,965	70	1,771	1,081	2,075	0.55
Area 350 Raffinate System	11,628	5,635	12,921	70	8,139	4,172	9,146	80	6,511	3,338	7,317	0.57
Area 360 ILS System	5,968	2,890	6,631	70	4,178	2,140	4,694	65	2,715	1,391	3,051	0.46
Area 370 PLS System	1,579	765	1,754	70	1,105	566	1,242	50	553	283	621	0.35
Area 410 Solvent Extraction	775	505	925	70	543	367	655	95	515	349	622	0.67
Area 420 Tank Farm	7,142	3,572	7,986	70	4,995	2,640	5,650	85	4,246	2,244	4,802	0.60
Area 500 Electrowinning	20,022	9,874	22,325	94	18,725	9,249	20,885	93	17,496	8,600	19,496	0.87
Area 620 Water Treatment Plant	800	600	1,000	90	720	540	900	75	540	405	675	0.68
Area 650 Fresh Water System	5,221	2,544	5,808	70	3,655	1,864	4,102	37	1,365	701	1,534	0.26
Area 800 Reagents	5	5	7	70	3	4	5	85	3	3	4	0.61
Area 840 Sulfuric Acid Unloading and Storage	180	135	225	80	144	108	180	100	144	108	180	0.80
Areas 900, 901, 902, 904, 908, 909, 911, 912	2,778	2,052	3,454	76	2,117	1,571	2,636	97	2,051	1,528	2,557	0.74
Areas 903, 905, 910, 914 (HLC)	4,325	3,243	5,406	55	2,366	1,774	2,957	100	2,366	1,774	2,957	0.55
Area 920 (BISA)	3,769	2,827	4,712	83	3,128	2,346	3,911	80	2,503	1,877	3,128	0.66
TOTAL	81,917	44,355	93,154	77	63,398	34,997	72,416	82	51,842	28,690	59,251	0.64

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Figure 15-2: 220 kV Power to Site

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15.3	Architectural Design Criteria

This design criteria outlines the architectural requirements for the Trapiche Project.  Table 15-2 describes the building components. The areas indicated below are only platforms, not the total area affected.

Table 15-2: Building Components

Description	Units	Area	Easting	Northing	Circuit	Type of Construction
Primary Crushing	m2	2400	730756	8395821	Leach Plant	Site erected
Coarse Ore Stockpile & Feed	m2	15500	730963	8395745	Leach Plant	Site erected
Secondary Crushing & Screening	m2	1640	731398	8395586	Leach Plant	Site erected
Tertiary Crushing	m2	1660	731051	8395662	Leach Plant	Site erected
Tertiary Screening	m2	1430	730061	8395690	Leach Plant	Site erected
Agglomeration	m2	1850	731519	8395537	Leach Plant	Site erected
Solvent Extraction	m2	1140	730507	8394268	Leach Plant	Site erected
Tank Area	m2	16720	730419	8394050	Leach Plant	Site erected
Electrowinning	m2	14300	730580	8394095	Leach Plant	Site erected
Water Treatment Plant (acid)	m2	8630	729951	8394009	Leach Plant	Site erected
Electrical Substation (main substation by others)	m2	3900	730200	8393423	Leach Plant	Site erected
Sulfuric Acid Unloading and Feed (SXEW)	m2	2000	730726	8394047	Leach Plant	Site erected
Sulfuric Acid Unloading and Storage (Agglomerator)	m2	2000	731205	8395703	Leach Plant	Site erected
Guard House (East Access)	m2	1400	731569	8395960	Site	Modular Buildings
Guard House (West Access)	m2	1400	728822	8392124	Site	Modular Buildings
Truck Scale (Crushing Plant)	m2	100	731370	8395663	Site	Site erected
Truck Scale (SXEW Area)	m2	100	730641	8394176	Site	Site erected
Administration Building and Mine Operations Building	m2	5600	730165	8393823	Site	Modular Buildings
Laboratory Building (EMV Provided)	m2	1000	731130	8395493	Site	Site erected
Truck Shop/Wash/Warehouse	m2	600	731390	8395323	Site	Site erected
Core Storage (Lab Area)	m2	3620	731380	8395357	Site	Site erected
Warehouse		5000	731025	8395884	Site	Site erected
Security/Medical & Emergency Services	m2	3750	728891	8392466	Site	Modular Buildings
Plant Maintenance Building	m2	170	731276	8395677	Site	Site erected
Core Storage (Admin Area)	m2	5600	730108	8393792	Site	Site erected
Explosives Storage Area	m2	18000	729640	8397338	Site	Site erected
Permanent Camp & Dining Hall	m2	130000	728202	8393379	Site	Modular Buildings

Peru Law No. 29973 “General Law on Persons with Disabilities” compliant entrance and restroom is required for public places such as dining, offices, and laboratories or other facilities where physically disabled persons may be employed. Standard ambulatory toilet facilities will be used in shop, process buildings, and maintenance type facilities where only non-physically disabled persons will use the spaces, unless otherwise indicated on drawings.

Design, materials and construction shall be in accordance with local codes and regulations and shall meet ICC (International code COUNCIL) standards as required.

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15.3.1	Process Buildings

Process building shall generally be custom designed steel structures with metal wall and roof panels.  Exterior walls will be comprised of 22 ga. metal wall panels. The roof will be comprised of 22 ga. metal roof panels. Spans and loads will determine the thickness of the panels. Exposed wall, roof and steel within the Electrowinning building will be coated with an Epoxy Phenolic Coating. Doors shall be constructed of hollow metal doors and frame.  Exterior doors shall be insulated. Entry vestibules will be utilized on main entries for workers. They will not be utilized on large roll-up door truck or equipment entries. Ice protection canopies shall be provided over doors for workers. Offices and Control rooms will be insulated with R-22 insulation in the walls and R-35 insulation on roof/ceiling envelope. Windows, generally only on office spaces within the process building will be triple pane, with safety glazing for hazardous locations.  Natural light for the process buildings shall be by translucent panels where practical.

The process includes the Heap Leach Circuit:

●	Primary Crushing
●	Coarse Ore Stockpile & Feed
●	Secondary Crushing & Screening
●	Tertiary Crushing & Screening
●	Agglomeration
●	Solvent Extraction
●	Tank Farm Area
●	Electrowinning
●	Water Treatment Plant
●	Electrical Substation
●	Reagents
15.3.2	Stockpile Cover

The stockpile cover will be a vendor-engineered geodesic dome.  The structure of the dome (tubes, purlins, hubs) shall be mill galvanized on both interior and exterior surfaces and powder coated. The exterior layer of the dome shall be powder coated galvanized steel panels, or powder coated aluminum panels.  The Dome shall rest upon a 6-meter high concrete pier with an 800 mm concrete ring atop the pier. The Dome shall have both natural lighting and artificial lighting. Dust control within the dome will be handled through water spray nozzles. The Reclaim tunnel under the stockpile will be cast in place concrete.  It will have a multi-plate constructed emergency exit.  Dust control in the reclaim tunnel will be handled through a cartridge type dust collector located outside the stockpile and ducted back to the reclaim conveyor.

15.3.3	Ancillary Structures

Ancillary structures shall be a combination of pre-engineered metal buildings and modular buildings. Modular buildings will be utilized to the greatest extent possible. The complexity of the ancillary buildings is not as great as the process structures.  Exterior walls on the metal buildings will be comprised of R-22 (approximately 75 mm insulated metal wall panels.  The roof of the metal building structures shall be R-35 (approximately 125 mm) insulated roof panels. All doors shall be made of hollow metal and have hollow metal frames. Exterior doors shall be insulated with visibility panels. Entry vestibules will be utilized on main entries for workers. Ice protection canopies shall be provided over doors for workers.  Windows shall be Triple pane. Entry vestibules shall have safety shoe cleaning capacity.

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The ancillary structures include: The Gate/Security building, the Medical and Emergency Building, Mine Operations building, Warehouse, Truck Wash Facility, Plant Maintenance Building, Chemical Lab, and the Fuel Station. The Explosive Storage Buildings, and if there are compressor buildings that are not within other structures, will be block structures.  MCC Electrical Room required at process buildings and structures shall be modular pre-engineered type on piers 1.5 meters above adjacent grade with metal stairs.  The Truck Shop Facility will be provided through Contract Mining.

15.3.4	Housing for Workers

The modular workforce housing manufacturer shall be responsible for the design, supply, manufacture and delivery of a modular workforce housing Camp. The furnishing of all labor, materials, equipment, painting, transportation, shop drawings and services required to deliver, erect and install on site, several modular buildings will be included. The modular buildings must be manufactured in a manner so that they can be shipped in sections and ready to be erected at the site.  Building shall be complete with all exterior and interior doors, door hardware, tie-downs, skirting material and windows. This also includes interior walls and ceilings, interior and exterior finishes, heating and cooling, plumbing and plumbing fixtures, electrical wiring with electrical equipment and fixtures, WiFi wiring for Internet and cable television. ALL modules and utilidors shall have enough extinguishers. ALL units shall meet local, and Country Codes for modular housing. Civil and Concrete work required for the modular Housing units will be provided by a separate contractor.

The total number of people on site in years of operation is estimated at 865. However, considering the 14x7 rotation system of the mining workers in Peru, the total people hired is 1,150 distributed as shown in Table 15-3. A permanent camp was designed by BISA S.A. to provide housing to 1,674 people considering a contingency of 45% at this level of study. The housing buildings would consist of ten three-story dormitories with 48 beds per floor (1,440 beds) for workers, plus the five three-story dormitories with 16 beds per floor (10 beds for managers and 224 for supervisors). At the next stage, the total capacity of the permanent camp should be optimized.

The waste treatment plant facility and the potable water treatment facility for the camp shall be modular structures designed by their suppliers, sized for the camp. The potable water demand is estimated at 150 liters per day/person and a 35% contingency for people (from 865 to 1,200) was used to obtain a demand of 2 liters per second (7.3 m3/hr). The potable water plant was designed by Agua Clear with a capacity of 9.5 m3/hr. The waste treatment plant was designed for Agua Clear with an average capacity of 12.50 m3/hr.  The capacities should be optimized at the next stage of design.

For the construction stage, the permanent camp area is capable of supporting the installation of modular tents to increase the accommodation capacity to a maximum of 3,274 people, which provides a contingency of 10% compared to the estimated number of beds required of 2,974 for Year -1 (construction peak).

The total area of the camp, designed by BISA S.A, includes buildings for staff accommodation, dining room and kitchen, recreation area, laundry, medical building, drinking water treatment facility, waste treatment facility, vehicle parking areas, and internal accesses.

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Table 15-3: Trapiche Staff Summary

15.4	Unsuitable Material Stockpile (DMI)
15.4.1	Introduction

As part of the Prefeasibility Study for Trapiche, the unsuitable material stockpile (DMI, for its acronym in Spanish) was designed with the purpose of storing the overburden material not considered suitable for other purposes generated during the excavation to reach the surface foundation for all the mine components.

15.4.2	Component Description

The DMI is planned for an area southwest of the ROM pad, located at coordinates WGS 84 UTM 18S 8392375 N and 729514 E. An area of 15.71 hectares, including the berm, is considered in the design.

Source: KCB, 2020

Figure 15-3: DMI General Arrangement

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15.4.3	Civil Design
15.4.3.1	Configuration

The deposit is designed to have a storage capacity of 2.05 million m3 of unsuitable material and will be placed forming slopes 7H:1V. According to the geochemical information provided, the unsuitable material is potentially acid generating, so the design should include the placement of a 1.5 mm HDPE textured geomembrane. Prior to geomembrane placement, surface materials that could damage the geomembrane should be removed.

Source: KCB, 2020

Figure 15-4: Typical DMI Section

15.4.3.2	Construction

The construction of the DMI will be in two stages with slopes of 2H:1V and the crest at 4,260 m, eventually reaching an elevation of 4,273 m. It is planned to construct the secondary berm using fill material generated from cutting foundation material.

15.4.3.3	Water Management

The sub-drainage system includes a network of perforated pipes buried in excavated trenches backfilled with drainage gravel. In areas where it is not possible to install the sub-drain piping, drainage gravel or crushed rock may be placed on the foundation. Drainage is designed to pass to a collection pond located immediately downstream of the berm for sedimentation control and monitoring.

As part of the surface water management plan, two-channel (CD-06 and CD-07) perimeter derivation will be constructed to divert noncontact water from adjacent areas to natural streams. During construction, a temporary detour diversion will channel contact water towards sedimentation ponds.

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Source: KCB, 2020

Figure 15-5: DMI Sub-Drainage System

15.4.3.4	Stability Analysis

The safety factors obtained for the DMI, for a failure through the deposit, the dam and the subgrade meet both static and pseudo-static physical stability criteria.

Table 15-4: DMI Physical Stability Results

Component	Section	Stability Analyzed	Security factor
			Static	Pseudo-static
DMI	5-5'	Unsuitable material body, Initial Phase	2.2	1.2
	5-5'	Subgrade, Berm, Initial Phase	1.5	1.0
	5-5'	Unsuitable material body, Final Phase	2.3	1.2
	5-5'	Subgrade, Berm, Final Phase	1.5	1.1

15.4.4	Operation

It is planned that the DMI will go into operation during the construction phase before the massive sitework begins.

15.5	Organic Material Deposit (DMO)
15.5.1	Introduction

The construction of a topsoil material stockpile (DMO, for its acronym in Spanish) has-been planned as part of the auxiliary facilities for the Trapiche Project, with the aim of stockpiling and saving organic soil (topsoil) recovered during the construction phase of the project for use during progressive and final closures.

15.5.2	Component Description

The DMO will be built northeast of the sulfide leach pad, at 83994707 N and 730273 E (WGS 84 UTM). The final surface area of the deposit is 7.7 hectares, including the containment berm.

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This component is designed to have a storage capacity of 0.52 Mm3 of organic soil. Organic material storage is expected to be constantly accessed as part of the continuous closure plan.

15.5.3	Civil Design
15.5.3.1	General Arrangement

The design presented here includes the construction of a containment berm to stabilize the materials placed in the DMO. Berm construction will be carried out during the preparation of the foundation, followed by the construction of the drainage ditches and completed by the construction of the platform.

The containment berm is designed to be between the elevations of 4526 m and 4558 m, with an average height of 14 m for which 0.15 Mm3 of compacted fill is required. Figure 15-6 shows the overall arrangement of the DMO. It is important to mention that the DMO is within the boundaries of Trapiche's existing area of influence.

The DMO platform will be constructed up to a height of 28 m. According to the section shown in the section below (Figure 15-7), the maximum elevation will be 4558 m. As designed, the DMO platform will occupy an area of 7.7 ha, having a capacity of 0.52 Mm3.

Source: KCB, 2020

Figure 15-6: DMO General Arrangement

Source: KCB, 2020

Figure 15-7: DMO Section

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15.5.3.2	Water Management

As part of the surface water management plan, two perimeter diversion channels (CD-04 and CD-05) will be built to divert non-contact water from the basins adjacent to the DMO. Temporary diversion canals will also be built throughout the construction stage to divert contact water to sedimentation ponds before being discharged to the environment.

Source: KCB, 2020

Figure 15-8: DMO Sub-Drainage System

15.5.3.3	Stability Analysis

For the stability analysis, the limit equilibrium method was used, Morgerstern and Price (1966), using the Slope / W program (Geostudio 2019, version 10.0), from the firm GEO-SLOPE International Ltd., which allows determining the minimum safety factor based on the balance of forces and moments. Stability analyzes were carried out under static and pseudo-static conditions. To estimate the safety factor with seismic load, the coefficient equivalent to 50% of the design earthquake (0.21 g) was used, which is associated with a return period of 100 years, according to the seismic hazard study developed for the Trapiche Project by AMEC (AMEC, 2014). It is important to indicate that an analysis of the risks and consequences associated with the construction and operation of the DMO has not been carried out, which must be reviewed in the next stage of the project.

To carry out the stability analysis, a critical section was selected, considering the final configuration of the structure. Stability analysis of intermediate stages has not been carried out.

Sections considered to be the most critical from the point of view of stability were selected and analyzed. The minimum safety factors were adopted in accordance with the recommendations established in the Environmental Guide for the stability of slopes of solid waste deposits from the mine by the Ministry of Energy and Mines (MINEM) and industry standards for this type of structures.

In addition to that indicated above for the stability analysis, a water level through the containment berm and organic material was assumed. Failures were evaluated through the body of the organic material and the body of the containment berm (including quaternary deposits), both under static and pseudo-static conditions.

The safety factors obtained for a failure through the body of the material, the containment berm and the foundation for the final stage of the deposit meet both static and pseudo-static physical stability criteria. Table 15-5 shows the results obtained from the stability analysis.

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Table 15-5: DMO Physical Stability Results

Section	Stability Analyzed	Security factor
		Static	Pseudo static
4-4’	Berm/Foundation	1.52	1.15

The DMO will go into operation during the construction phase and will remain in use until project closure.

15.6	Fresh Water Dam
15.6.1	Component Description

The fresh water dam location is planned for 200 m upstream of the confluence of the Quebrada Cuatro and the Rio Seguiña with a reference coordinate of UTM 18S 728616E and 8393068N. It is designed with a nominal capacity of 229,050 m3.  Table 15-6 presents the principal characteristics of the fresh water dam.

Table 15-6: Fresh Water Dam Characteristics

Characteristic	Value
Dam Height	60.3 m
Crest Elevation	4,060.3 masl
Downstream Elevation	4,000 masl
Landfill Grade Elevation	4055.9 masl
Dam Slope (Downstream)	0.75H:1V
Dam Slope (Upstream)	0.05H:1V
Storage Volume	231,388 m3

The water from this dam is predicted to supply the following:

●	Fresh water demand from the camp and facilities (construction and operation stages)
●	Fresh water for siteworks (construction of the pads, internal access, etc.)
●	Dust suppression for the primary crusher and conveyor system
●	Fresh water needed for the electrolysis process
●	Fresh water for cleaning the electrolysis process area
●	Fresh water for cleaning the solvent extraction area
●	Fresh water for cleaning of service areas
●	Fresh water for make-up water for process (Years 1 to 8 according the water balance)

The water to be stored in this structure comes from two sources:

●	Run-off from the undisturbed parts of the Pucamachay and Cuatro watersheds, and;
●	Water pumped from the Rio Seguiña to satisfy additional demand in the construction stage and first 8 years of the operations stage.
15.7	Contact Water Dam

A contact water storage is planned for the Cuatro watershed, downstream of the DMO, with reference coordinates of UTM 18S 729896E and 8394119N. The location of the dam was determined after updating the general arrangement of the mine components and an evaluation of alternatives where technical aspects were considered.

The impoundment will collect and store contact water in the wet season, which will serve to supply part of the process water demand during the dry season.

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Table 15-7 lists the main characteristics of the hydraulic design and geotechnical stability of the contact water dam.

Table 15-7: Contact Water Dam Characteristics

Characteristic	Value
Total Dam Height	82.0 m
Crest Elevation	4 521 masl
Downstream Elevation	4 472 masl
Dam Slope (Downstream)	0.75H:1V
Dam Slope (Upstream)	0.05H:1V
Storage Volume	603,974 m3
Volume Available to Store the Design Flood (200 Year Return)	102,493 m3
Net Volume	501,481 m3

15.8	Fresh Water Intake

As result of the project’s Water Balance, fresh water from the Seguiña River is required for the project in the years of construction and the first 8 years of operation in amounts of 20 and 43 liters per second, respectively. For the years of construction, the calculation results in a requirement of 11 liters but a contingency of 80% was assumed which should be optimized in the next level of study. For operation years, the dry season scenario was assumed to include contingency in the estimation. After Year 8, the water coming from the pit (superficial and underground) will be enough to supply the requirement of the process in the dry months of the years.

15.9	Sulfide Leach Pad
15.9.1	Introduction

The proposed sulfide leach pad (PLS, for its acronym in Spanish) will be constructed in the upper reaches of the Quebrada Puccacocha, north of the planned SXEW plant and Quebrada Cuatro, contiguous with the ROM leaching platform. The total occupied area presented in this design is 211 ha, with central coordinates at 8 394 328 N and 731 378 E with a total capacity of 269.5 Mt, based on a designed volume of 158.5 Mm3 of agglomerated material with a density of 1.7 t/m3. This component was designed with an extra 21.5 Mt of capacity compared to the 248 Mt indicated in the mining plan to accommodate any possible variation at this level of study.

15.9.2	Component Description

The sulfide leach pad has been designed to be constructed in 3 phases:

●	Phase 1 in the upper valley of the Quebrada Puccacocha using a combination of cut and fill techniques to produce an average leachable area of 62.3 hectares and sufficient volume to contain 66.5 Mt of agglomerated material, loaded over a period of approximately 50.5 months based on the current mine plan. The initial 62.3 Ha platform was designed to allow all the ore to reach its complete leaching cycle, 180 days for sulfides, considering the lift height of 8 meters.
●	Phase 2 in the upper valley of the Quebrada Cuatro overlying leached ROM, with an average leachable area of 56.6 hectares and sufficient volume to contain 58.8 Mt of agglomerated material loaded over a period of 56.5 months based on the current mine plan.
●	Phase 3 overlying the previously placed agglomerated material, with an average leachable area of 82.9 hectares and sufficient volume to contain 144.2 Mt of agglomerated material loaded over a period of ten (10) years based on the current mine plan.

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The approximate development of these phases of the PLS is shown in Figure 15-9.

The sulfide leach pad will include a solution collection system connected to the Solution Extraction/Electrowinning (SXEW) plant to produce copper cathodes. Excess flow due to storm events should be directed to the contact water pond which also supplies additional water used in cathode production.

Figure 15-9: Leach Pad Development Stage- Years 0, 4, 8 and 18

15.9.3	Civil Design
15.9.3.1	Configuration

The configuration of the proposed sulfide leach pad is from 4670 to 4850 masl, with a total height along the front slope (composite slope) estimated at 180 m at completion of the third phase. A summary of the characteristics of the geometry is found in Table 15-8.

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Table 15-8: Summary of the Main Feature of the PLS

Description	Value	Source
Sulfide Leaching Platform
Minimum Elevation Phase 2	4670 masl	KCB, 2020
Maximum Elevation Phase 3	4850 masl	KCB, 2020
Layer Thickness	8 m	EMV
Storage Capacity (Sulfides)	269.5 Mt	KCB, 2020
Maximum Storage Slope	2.5H:1V	KCB, 2020
Mineral Density	1.7 t/m3	KCB, 2020
Surface Grade
Minimum Slope	6%	KCB, 2020
Maximum Slope	2.5H:1V	KCB, 2020
Process Ponds
Process Pond Volume – Phase 1	3,903 m3	KCB, 2020
Process Pond Volume – Phase 2	3,340 m3	KCB, 2020

The design presented in this report considers that the second phase of the sulfide leach pad will be built on a layer of structural fill and geomesh overt the ROM (massive leached ROM fill). This design is considered to contain some inherent risks associated with the behavior of the ROM after leaching and the effect of the loading from the agglomerated material. An attempt has been made to assess these risks at a level appropriate for this study using numerical simulations based on assumed and possible characteristics of the leached ROM and other materials.

15.9.3.2	Foundation Conditions

The area is formed by outcrops of rocks of sedimentary and volcanic origin, of which sandstone and volcanic rocks are predominate, except in the lower areas of the drainages. Here, quaternary deposits can be observed (colluvial deposits), and in some cases soft soil deposits (wetlands) in the vicinity of Puccacocha Lake. The slopes vary from moderately flat at the base to steeply inclined.

The depth of the foundations were estimated according to the information provided by EMV of geotechnical research campaigns (through test pits within the boundaries of the project area) carried out by BISA (2011) and additional drilling data was available from the 2019 geotechnical drilling campaign.

The foundation surface was estimated based on the geotechnical characteristics of the project area. In general, the characteristics are considered favorable because of the presence of rock outcroppings in much of the area.

15.9.3.3	Site Preparation

Before the start of construction, the proposed area must be surveyed to establish the limits of the initial stage, including associated infrastructure. The surface grade should be developed using fill within the limits of the proposed foundation. The existing surface soil layer (organic material) should be removed and stored in an area designated for this purpose (DMO for its Spanish acronym). Unsuitable material, mainly composed of soft and saturated soils, should be removed until an adequate foundation is reached, especially at the bottom of the valley. This material should be removed and stored in an area designated for this purpose (DMI for its Spanish acronym). Subsurface water that may seep through the foundation is considered under the design of the sub-drainage system.

15.9.3.4	Solution Collection System

The solution collection system will be placed above a protection layer to allow the pregnant leach solution to be captured and transported out of the platform for processing. The solution collection system consists of a network of

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perforated HDPE collector pipes that facilitate drainage of the leached solution and rainwater that percolates through the ore pile.

The solution collection system in Phase 1 is assumed to use gravity to move leach solution through perforated pipes into the operating pond. For Phase 2, the solution collection system transports leach solution via gravity to the Phase 2 sulfide leach pad pond, then will report to the Phase 1 sulfide leach pad pond, and afterward enter the process system. The solution collection system was designed using the Hooghdoudt Equation (Hooghdoudt, 1954) to support a leaching rate of 6 l/h/m2, a design storm with a 100 year return period and maintain phreatic level of less than 1 m within the sulfide leach pad. At this level of study, the solution collection system does not explicitly account for changes in permeability of the material due to compaction and settlement of agglomerated material over the life of the pad.

15.9.3.5	Underdrain System

The underdrain system is designed with the objective of intercepting subsurface water that can potentially emerge from the foundation surface. The sub-drainage system will consist of central collection drains located at the bottom of the main valley and secondary collection pipes conveniently located laterally to the central collection drains. These drains are made up of geotextile covered pipes buried in gravel filled trenches, with the size of the trench and piping sized appropriately for the area that reports to the drain. As Phase 2 of the sulfide leach pad is constructed over the ROM leach pad, the sub-drainage of the sulfide leach pad is considered in the design for those facilities in Quebrada Cuatro.

The general layout of the sub-drainage system for both the PLS and ROM is shown below in Figure 15-10.

Figure 15-10: Underdrain System

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15.9.3.6	Liner System

The liner system of the sulfide leach pad was designed with a compacted 300 mm thick layer of low permeability soil, on which a 2.0 mm thick, textured, linear low-density polyethylene (LLDPE) geomembrane is to be placed. The geomembrane should be covered by a 300 mm thick layer of well graded silty sandy gravel layer in order to ballast and protect the geomembrane from damage during the placement of the drainage layer and during the loading of the first mineral layer on the leaching platform. It is assumed that the material for the protective layer can be obtained from crushing and/or sorting operations. The minimum thickness of the protective layer should be analyzed when the details of the equipment used to place and spread the components of the stockpile is known.

In addition to the geomembrane and soil layers, a contingency for the use of a geocell layer in place of the protection layer above the geomembrane has been included in the calculation of capital costs associated with construction of the sulfide leach pad. Figure 15-11 presents two schemes of the proposed liner system for the sulfide leach pad: 1.- Interface between foundation and phase 1; and 2.- Interface between ROM phase 1 and phase 2 sulfide leach pad.

Source: KCB, 2020

Figure 15-11: Scheme of the Proposed Liner System for the PLS

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15.9.4	Stability Analysis

As part of the design of the Trapiche project, KCB carried out a slope stability analysis of the sulfide leach pad based on critical sections both under static conditions and under seismic load.

Assumed Foundation Conditions

It is important to emphasize that the stability analysis assumes the absence of geohazards, such as faults, landslides, mass movement, etc., within the area of the Sulphide Leach Pad that may affect the integrity of the structure. The geological fault "Cabeza de Puma" crosses the sulphide phase 1 footprint (see TPC-PFS-MEM-330-CI-102- Appendix V – “Sulfide Pad Memo” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3) but it is considered as non-active. These conditions have been reviewed with the available geotechnical and geological information collected at this level of study, but these need to be confirmed in the following stages of the project.

To perform the stability analysis of the Sulphide Leach Pad, the following was assumed:

●	The depths of the Sulphide Leach Pad foundation have been estimated considering information from geotechnical investigations carried out by BISA in 2011 and generated during geological mapping and excavations of test pits supervised by KCB in 2018, and the drilling investigation of 2019 (see TPC-PFS-ESD-000-GT-101- Appendix F – “Reporte Final Modelo Geotécnico” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3).
●	For slope stability, geotechnical parameters of the foundation were updated by KCB from those used in the conceptual level design of the sulphide leaching platform carried out by KP (KP, 2018), to include the additional 2018 and 2019 geotechnical investigations.
●	The interface shear strength properties between the ore and soil-geomembrane interface, among the most important parameters in the stability analysis and have been assumed because of lack of data associated with these materials. These design parameters shall be confirmed in the following stages of the project through laboratory testing.
●	The stability analysis does not consider the presence of an interlift liner. This has been included as a contingency but requires an additional evaluation that should be confirmed in the following stages of the project.

Methodology

For the stability analysis, the limit equilibrium methodology was implemented using the rigorous method of Morgenstern and Price (1966) and the software Slope/W (Geostudio 2019, version 10.0), from GEO-SLOPE International Ltd. Slope/W allows for the determination of the minimum safety factor based on the balance of forces and moments, and the stability analyses were carried out under static and pseudo-static conditions. For the estimate of the safety factor with seismic load, the coefficient equivalent to 50% of the design earthquake (0.21 g) was used in accordance with the US Army Corps of Engineers approach (Hynes-Griffin and Franklin, 1984). The design earthquake is associated with an annual exceedance probability (AEP) of 100 years, according to the seismic hazard study developed for the Trapiche project by AMEC (AMEC, 2014).

As part of the stability analysis update, the critical sections were assessed, considering the final configuration of the structure. No intermediate stage stability analysis has been carried out. If necessary and depending on the operating conditions adopted by EMV, the stability analysis of intermediate stages should be carried out during the following stages of the project.

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Material Properties

Most of the materials properties in the stability analysis were adopted from previous studies; however, the properties of the foundation material (quaternary deposits) have been estimated based on the geotechnical investigations mentioned above. A full description of the material properties estimation is included in TPC-PFS-MEM-330-CI-102- Appendix V – “Sulfide Pad Memo” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3. Table 15-9 shows the summary of the materials properties assumed for the sulfide leach pad stability evaluation.

Table 15-9: Summary of the Sulfide Leach Pad Materials Properties

Material	Property	Value	Source
Rocky basement	-	impenetrable material	KCB, 2020
Quaternary Deposits	wet unit weight	18 (kN/m3)	KCB, 2020
	friction angle	36°
Rocky ROM mineral	wet unit weight	21.0 (kN/m3)	KCB, 2020
	friction angle	35°
Compacted common fill Rocky basement	wet unit weight	20.2 (kN/m3)	KCB, 2020
	Resistance	Type II mineral function
ROM mineral	wet unit weight	21.0 (kN/m3)	KCB, 2020
	Resistance	Type II mineral function
Sulfide Ore	wet unit weight	21.0 (kN/m3)	KCB, 2020
	friction angle	35°
Soil Liner/ geomembrane interface	unit weight	18.5 (kN/m3)	KCB, 2020
	Resistance	Resistance function/Interface Type I

Analyzed Conditions

To perform the stability analyses three critical sections were assessed under static and pseudo-static conditions for the final configuration.

The minimum safety factors were adopted in accordance with the recommendations established in the Environmental Guide for the slope stability of solid waste deposits of the Ministry of Energy and Mines (MINEM) and industry standards for such structures. However, an evaluation of the risks and consequences associated with the construction and operation of this structure was not carried out, nor was a classification applied. It is recommended to classify the consequences of a failure in the following stages of the project.

Table 15-10 shows the details of the minimum safety factors.

Table 15-10: Minimum Safety Factors Adopted for Physical Stability

Analysis	Value	Source	Comments
Minimum permissible safety factor in static condition, period of operation	≥ 1.3	MINEM/KP/EMV

Table 3.1 of the Trapiche Project Components Review document Rev.1/chapter 4, section 4.5

Environmental guide for the slope stability of solid mine waste deposits, prepared for the MINEM of Peru (S. Miller Inc., 1997)

Minimum permissible safety factor in pseudo-static condition, period of operation	≥ 1.0

For the stability analysis, a water level of 3.0 m was used to represent the solution on the liner system of the sulfide leach pad as a product of the leach solution irrigation and possible rainfall, taking into consideration that the sulfide ore

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is assumed to be a drained material with no excess pressure, as a result of the assumed granular characteristics of the material.

It is also assumed that the massive fill (ROM) to be used in the base and lower part of the leaching platform during Phase 2 will not generate excessive sediments that modify the gradient line for the solution flow to the associated ponds.

Failures were evaluated through the sulfide leach pad liner system and through the foundation (massive fill and quaternary deposits) both in static and pseudo-static conditions.

Results

Details of the analyses carried out are described below:

●	Potential failure surfaces were estimated through the liner system (low-permeability geomembrane soil-liner interface) and through the foundation, including massive fill and quaternary deposits.
●	The Type I Interface was used as per continuation of previous studies.
●	To comply with the established minimum safety factors, especially in pseudo-static conditions, the use of shear keys was required. These were located on the starting platforms of Phases 1 and 2, spaced approximately every 50 m to model their effect on resistance to sliding through the liner system.

Table 15-11 shows the safety factors obtained according to the conditions analyzed.

Table 15-11: Results of the PLS Physical Stability Analysis

Section	Type of Failure	Factor of Safety (FoS)
		Static	Pseudo-static
A-A	Global – block	1.56	1.07
B-B	Global – block	1.55	1.00
C-C	Global – block	2.72	1.95

As can be seen in the above table, the safety factor associated with current design of the sulfide leach pad under static conditions meets the established minimum.

15.10	Oxide On/Off Leach Pad
15.10.1	Introduction

The Oxide On/Off Pad will leach the oxide ore bearing material.

The proposed Oxide On/Off Leaching Platform is located immediately north of the Crushing Pad with central coordinates of 8,396,079 N and 713,212 E (UTM WGS84). The Oxide On/Off Pad will be underlain with an impermeable composite geomembrane liner system and will have a total area of approximately 16 ha.

The facility will have a total seven leaching cells of an approximate area of 10.36 ha and a total one lift capacity of 1,050,000 tonnes additive of all the seven cells.  Additionally, it will have a storage capacity of 33 Mt of leached oxides immediately west/southwest of the ROM pad – Phase I after it has completed leaching.

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Figure 15-12: Oxide On-Off Leach Pad Location

15.10.2	Civil Design
15.10.2.1	Configuration

The proposed Oxide On/Off Leach Pad will be roughly rectangular, including the Oxide PLS Pond and the Oxide Event Pond.  There will be seven cells of 120 m by 123 m each.  The cells will be lined with a geomembrane and a 2 to 3.2-meter rock drainage layer. The bottom of the drainage layer slopes to a collection trench which drains to the Oxide PLS Pond.  The site slopes from west to east at 1%. The pads will be laid out in a 2 + 2 + 2 with a 1.2-meter step in the upper surface of the pad between each two-pad grouping. The final single cell slopes back to the low point of the final set of two cells.

15.10.2.2	Underdrain System

The sub-drainage system consists of a network of perforated pipes wrapped with a geotextile installed in excavated trenches, which are then filled with drainage gravel. The sub-drainage system is designed with main collection pipes located in a trench that runs to the PLS Pond.

The drainage layers should have a thickness of 300 m and be placed on the collection pipes. This material is designed to facilitate drainage of the leached solution into the collection pipes, protect the pipes during the initial mineral placement, and provide support to the pipes to distribute the pressure from the ore pile.

15.10.2.3	Liner System

The leaching platform will be placed on a composite liner system, consisting (from the bottom up) of 30 cm of low permeability soil (soil liner) and a 2.0 mm LLDPE geomembrane liner. In addition, a 30 cm protective layer (typically sand) should be incorporated over the geomembrane liner to protect it from possible damage during the ore placing process as well as avoid damage by puncture by mineral particles. A 2.5 cm friction layer of sand is designed to be placed on the low permeability liner layer in a limited area and associated with the first stages of development of the PLR2 with the aim of increasing the shear resistance of the low permeability liner.

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15.10.2.4	Solution Collection System

A solution collection system will be implemented above the protection layer with the objective of collecting and directing solution towards the Oxide On/Off PLS pond. It is designed as a network of perforated pipes arranged in a herring bone fashion. The collection system consists of main pipes located in a trench that runs to the Oxide On/Off PLS pond. The solution-collection system will be surrounded by a gravel drainage layer that will facilitate the collection of the solution from the infiltration of leached ore.

The leached solution or excess water from storm events will flow to the Oxide On/Off PLS pond. In the case of a storm event, the water from the PLS Pond may overflow and report to the Oxide On/Off Pad Event Pond. From there, the solution will be pumped to the Contact Water Pond for reuse in the SXEW process or treated and released.

15.10.3	Water Management
15.10.3.1	Contact Water Management

The Oxide On/Off pad has a PLS Pond and an Event Pond. The Oxide On/Off Event Pond captures runoff contact water from the immediate area and the overflow, in the case on a storm event, from the PLS pond. The PLS Pond collects the Pregnant Leach Solution from the Oxide On/Off Pad and it is pumper to the PLS Feed Pond.

15.10.3.2	Non-Contact Water Management

Two (02) perimeter canals are proposed for non-contact water management, referred to as Cuneta 3 and Cuneta 4. The canals will have a trapezoidal section and will be coated with concrete embedded in geocells.

15.11	ROM Leach Pad
15.11.1	Introduction

KCB has developed the prefeasibility level design of a low-grade material (ROM) leach pad (PLR, for its acronym in Spanish) as part of the Trapiche Project. In the development of the open pit to access sulfide material to be placed on the Sulfide Leach Pad, ROM material is produced. According to TPC-PFS-MEM-340-CI-101- Appendix V – “ROM Description” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3, this material has sufficient copper content to make leaching economically viable.

15.11.2	Component Description

The proposed ROM leach pad is located southwest of the sulfide leach pad with central coordinates of 8 393 216 N and 731 118 E (UTM WGS84).

The ROM leach pad has been designed to be completely underlain with an impermeable liner with a total extension of 118 ha, and a total capacity of 111.24 Mt to store and leach low grade ore (ROM).  Additionally, it is planned to store 34.3 Mt leached oxides in the northeast sector of the ROM leach pad footprint. This material is extracted from the open pit starting around Year 4 of operation. The PFS-level design of the ROM leach pad has been developed based on the information provided by EMV and the data obtained from a program of test pits, drilling and geophysical investigations carried out by KCB.

The proposed ROM leach pad development is comprised of two (2) phases.

The configuration of the Phase 1 platform is made up of a massive fill with ROM, has two lifts of 45 m average thickness and with downstream slopes of 2.5H:1V up to 4,671 masl. This material comes from the pit blasting and end-dumps;

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and is mostly composed of granular materials with a maximum size of 12''. The platform has approximately an area of 59 ha. On the Phase 1 platform, the agglomerated mineral of the sulfide leach pad will be placed up to 4,850 masl.

The Phase 2 platform, located downstream of the Phase 1 Platform, has been divided into two sectors. The downstream sector is made up of a massive fill with ROM, composed of five banks 45 m thickness and with downstream slopes of 1.4H:1V. The configuration of the proposed platform varies from 4,510 m to 4,780 m.

The upstream sector is conformed of a massive oxides fill composed of four banks 45 m thickness and a downstream slope of 2.5H:1V, which will progressively grow along with the adjacent ROM. The configuration of the proposed platform ranges from 4,555 m to 4,780 m.

These materials present very similar characteristics to each other, being mostly made up of granular materials with a maximum size of 12''. These should be separated by an impermeable layer at the interface to minimize the effect on recovery due to the interaction of the ROM/oxide minerals with the leachate in the pad.

15.11.3	Design Criteria and Assumptions

As part of the prefeasibility level design of the ROM leach pad, the design basis was defined considering the requirements of EMV, industry standards and KCB experience with this type of structure. The design basis includes operational data, weather, storm events, seismic conditions, geotechnical conditions, and minimum safety factors associated with the stability requirements of the structure. Additionally, it includes design criteria for associated structures, such as perimeter accesses, bypass channels, liner system, sub-drainage system, etc.

The following was assumed for the design of the ROM leach pad:

●	The results of the geotechnical investigations at this level show the absence of geohazards, such as faults, landslides, mass movement, etc., within the area of the sulfide leach pad that may affect the integrity of the structure. These conditions have to be confirmed at the next level of study.
●	The resistance properties of the ore to be deposited, soil-geomembrane interface and compacted common fill, among the most important parameters in the analysis of stability, were taken from those used in the conceptual level design of the sulfide leaching platform carried out by KP (KP, 2018) because of the lack of data associated with these materials, however, the 2019 drilling campaign monitored by KCB and lab results indicate that the parameters are in the correct range. These design parameters are to be confirmed in the following stages of the project through laboratory investigations.
●	No specific water balance has been carried out for the sizing of the intermediate solution pond (ILS) and storm events. It is assumed that the required capacity of the storm event pond of PLR will be the same as that of the sulfide leaching platform. In accordance with the requirements of EMV, the inclusion of an ILS pond has been considered. This pond is designed with the same capacity as the ponds of the sulfide leaching platform (PLS). It is recommended to develop an internal water balance for PLR to confirm the capacities of event ponds storm and ILS.
●	It is assumed that the ROM mineral is a well-drained granular material and that the leaching process of the ROM mineral will not cause an amount of degradation that will affect its geotechnical characteristics.
●	It is assumed that a water table within the PLR above the maximum level assumed in the stability analyses detailed below will not be generated as a result of irrigation and precipitation on the stacked ROM.

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15.11.4	Civil Design
15.11.4.1	General Configuration

The proposed ROM leach pad is planned for the bottom of the valley with an approximate extension of 118 ha, including the ponds. The installation is designed to provide a storage capacity of 145.5 Mt of ROM and oxides for leaching. The ROM and Oxide waste materials shall be separated by a waterproof liner at the interface to minimize the effect on recovery due to interaction of the spent ore with the leachate in the PLR. The configuration of the proposed stack varies from 4,510 m to 4,780 m. A summary of the characteristics of the geometry is found in Table 15-12.

Table 15-12: Summary of the ROM Leach Pad Main Features

Description	Value	Source
Minimum Elevation (Phase 1)	4,590 m	KCB
Maximum Elevation (Phase 1)	4,671 m	KCB
Minimum Elevation (Phase 2)	4,510 m	KCB
Maximum Elevation (Phase 2)	4,780 m	KCB
Layer Thickness	45 m	EMV
Layer Rest Slope	1.4H:1V	EMV
Grading Surface Extension	1,188,900 m2	KCB
Storage Capacity	82.0 Mm3	KCB
Maximum Slope Foundation	2.5H:1V	KCB
Mineral Density	1.8 t/m3	EMV
Storage Capacity (Includes ROM and Oxide Waste)	145.5 Mt	KCB
Grading Surface
Initial Area (Start)	60 ha	KCB
Minimum Slope of Grading Surface	3.00%	KCB
Maximum Slope of The Grading Surface	3.0H:1V	KCB
Maximum Slope of the Grading Surface in Localized Areas	2.5H:1V	KCB

Source: KCB, 2020

The ROM will be developed in stages, starting from the lowest elevations (including associated ponds) to the final stage, and is to be located near the final footprint and immediately downstream of where the oxide ore is to be stacked. The PLR includes an intermediate solution pond (ILS Collection Ponds) and ILS Event Pond located immediately downstream of the leaching platform. The objectives of the ponds are to temporarily store the intermediate leach solution (ILS) before being pumped to the sulphide leach pad and store the overflow water before it is pumped to the raffinate pond that is connected to the contact water pond. A summary of the pond characteristics can be found in Table 15-13.

Table 15-13: ROM Leach Pad Pond Characteristics

Description	Value	Source
ILS Event Pond volume	52,200 m3	KCB
ILS Collection Pond volume	5,000 m3	KCB

Source: KCB/M3, 2020

15.11.4.2	Foundation Conditions

The area is formed by rock outcrops of volcanic and sedimentary origin, of which volcanic and residual rocks predominate in most of the area, except in the lower areas or bottom of the creek, where the presence of quaternary deposits can be observed (colluvial and alluvial deposits), and in some cases soft soil deposits in proximity to the main valley. The slopes within the valley vary from relatively flat at the base to pronounced in certain sectors.

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15.11.4.3	Site Preparation

Before the beginning of construction, the proposed area should be surveyed to establish the limits of the initial stage, including associated infrastructure. The grading surface should be developed by executing cuts and fills within the limits of the proposed foundation surface. The existing topsoil layer (organic material) will be removed and stored in the area designated for this purpose (DMO for its acronym in Spanish). Unsuitable material, mainly composed of soft and saturated soils, should also be removed until a suitable foundation is reached, especially in the lower parts of the valley. The subsurface water that is expected to seep through the foundation is planned to be managed through the sub-drainage system.

15.11.4.4	Sub-drainage System

The sub-drainage system consists of a network of perforated pipes wrapped with a geotextile to be installed in excavated trenches, which are then filled with drainage gravel. The sub-drainage system is designed to consist of main collection pipes located at the bottom of the main creek. Secondary collection pipes are located laterally to the main pipes, which are connected to the main collection pipes with the objective of intercepting subsurface water that can potentially emerge from the foundation surface. The collected water is to be directed to the contact water collection pond, immediately downstream of the ILS pond.

15.11.4.5	Liner System

The leaching platform was designed to be placed on a composite liner system, consisting (from the bottom up) of 30 cm of low permeability soil (soil liner) and a 2.0 mm LLDPE geomembrane liner. In addition, a 30 cm protective layer (typically sand) should be incorporated over the geomembrane liner to protect it from possible damage during the ore discharge process as well as avoid damage by puncture by mineral particles. A 2.5 cm friction layer of sand is designed to be placed on the low permeability liner layer in a limited area and associated with the first stages of development of the ROM leach pad with the aim of increasing the shear resistance of the low permeability liner.

Figure 15-13 presents a scheme of the proposed liner system for ROM leach pad.

Figure 15-13: Proposed Liner System for PLR

15.11.4.6	Solution Collection System

A solution collection system will be placed above the protection layer with the objective of collecting and directing solution towards the ILS pond. It is designed as a network of perforated pipes in a fish-bone shape. The planned system consists of main pipes located in the lower zones and a system of secondary collection pipes that should cover most

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of the area to collect and direct the solution to the main pipes. The solution-collection system will be surrounded by a gravel drainage layer that will facilitate the collection of the solution from the infiltration of leached ore.

The leached solution or excess water from storm events is designed to be directed through a solution management system that is to be located downstream the foot of the leached material stack and connected to the intermediate solution ponds and storm events. This facility should include Parshall flumes or another appropriate system to measure the flow rate and a pipe network with a series of valve systems to control movement of the solution to the ILS well or storm event pond.

15.11.5	Stability Analysis

As part of the ROM leach pad design, a slope stability analysis has been carried out based on selected sections considered as critical, both in static and pseudo-static (with seismic load).

15.11.5.1	Assumed Foundation Conditions

Details assumed for the conditions are included above, however, it is important to emphasize that the results of the geotechnical investigations at this level shows the absence of geohazards, such as faults, landslides, mass movement, etc., within the area of the sulfide leach pad that may affect the integrity of the structure. These conditions have to be confirmed at the next level of study.

15.11.5.2	Methodology

For stability analysis in ROM leach Pad, the methodology was the same described above for Sulphide Leach Pad. In order to carry out the stability analyses, the critical sections were assessed considering the final configuration of the structure. No intermediate stage stability analysis has been carried out. If necessary and depending on the operating conditions adopted by EMV, the stability analysis of intermediate stages should be carried out during the following stages of the project.

15.11.5.3	Material Properties

The material properties for the stability analysis were estimated at the prefeasibility level according to the information provided by EMV and laboratory tests carried out as part of the geotechnical research program. A full description of the material properties estimation is included in TPC-PFS-MEM-340-CI-101- Appendix V – “ROM Description” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3. Table 15-14 shows the summary of material properties assumed for the evaluation of the ROM leach pad stability.

Table 15-14: Summary of ROM Leach Pad Material Properties

Material	Unit Weight (kN/m3)	Friction Angle (°)	Cohesion (C)	Source
ROM material	21.0	Function of Resistance		KCB/EMV
Oxide material	21.0	Function of Resistance		KCB/EMV
Compacted Common Fill	20.2	37	0	KCB/EMV
Soil-liner interface	Function of Resistance / Interface Type I			KP/EMV
Rock	Impenetrable			-
15.11.5.4	Analyzed Conditions

To carry out the analyses, a section considered as most critical from the point of view of stability was selected. Stability analyses were evaluated under static and pseudo-static conditions for the final configuration of ROM leach pad; no intermediate stage stability analyses were carried out.

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The minimum safety factors were adopted in accordance with the recommendations established in the Environmental Guide for the slope stability of solid mine waste deposits by the Ministry of Energy and Mines (MINEM) and industry standards for this type of structures; however, an evaluation of the risks and consequences associated with the construction and operation of this structure was not carried out in order to classify it. It is recommended to carry out a classification of the consequences in the following stages of the project, especially since plans include a water pond immediately downstream of this structure.

The minimum safety factors are included in the design bases; Table 15-15 shows the details.

Table 15-15: Minimum Safety Factors for Physical Stability (MINEM)

Analysis	Value	Source	Comments
Minimum permissible safety factor in static condition, period of operation	≥ 1.3	MINEM/Knight Piésold/EMV

Table 3.1 of the Trapiche Project Components Review document Rev.1/chapter 4, section 4.5

Environmental guide for the slope stability of solid mine waste deposits, prepared for the MINEM of Peru (S. Miller Inc., 1997).

Minimum permissible safety factor in pseudo-static condition, period of operation	≥ 1.0

In addition to the above, for the stability analysis, a minimum solution level of 3.0 m was assumed on the liner system of the ROM leach pad as a product of the leaching solution irrigation, taking into consideration that the ROM mineral is a draining material (assumed) and that, because of its assumed granulometric characteristics, it will not produce excess pore pressure throughout the operation of the ROM leach pad.

Stability analyses were evaluated considering two analysis scenarios:

●	Scenario 1: ROM leach pad, Phase 1, failure surface through the interface foundation/ geomembrane (block type).
●	Scenario 2: ROM leach pad, Phase 2, including the sulfide leach pad located above Phase 1 and massive oxide, with a failure surface through the interface foundation/geomembrane (circular type).
15.11.5.5	Results

Details of the analyses carried out are described below:

●	To comply with the minimum established safety factors the use of shear keys spaced at approximately every 50.0 m were included in order to increase the safety factors and shear resistance through the liner system, especially in pseudo-static conditions.
●	Haul roads have not been included in the stacking configuration of the analysis section as this is the more conservative case.

Table 15-16 shows the safety factors obtained according to the conditions and cases analyzed.

Table 15-16: Results of Physical Stability Analysis of ROM Leach Pad

Scenario	Failure Type	Factor of Safety (FoS)
		Static	Pseudo-static
Scenario 1	Block	2.2	1.1
Scenario 2	Circular	1.6	1.1

As can be seen in Table 15-16, the safety factors in static conditions exceed the minimum established safety factors. An estimation of permanent deformations through simplified methodologies has not been carried out because the

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safety factors in pseudo-static conditions comply with the minimums established in the design bases, although this analysis should be considered as the design process advances.

15.12	Water Management
15.12.1	Non-contact Water Management Plan

As part of this study, KCB elaborated the project water management and designed the non-contact bypass channels associated with the planned components for integration into the surface water management scheme. Seven (07) non-contact water diversion channels were designed (CD-01 to CD-07) to capture and conduct runoff water to sedimentation ponds where the fines entrained will be reduced to adequate limits before discharging to natural streams. An extra diversion channel was designed by BISA for managing the runoff water in the camp area and more several local channels were designed for specific areas for KCB, BISA and HLC. The purpose of this system is to capture and conduct runoff water before it comes into contact with mineralization or mineral deposit areas.

The eight main diversion channels (CD-01 to CD-07 and the diversion channel of the camp area) will be built between the Year -4 and -1 of the construction stage to avoid the increase in contact water and other implications environmental. The local channels will be built before the construction of each component.

The channels are designed at this level of study with a trapezoidal section and coated with concrete embedded geocells and pass through a sedimentation/monitoring pond at the end of each canal. TPC-PFS-INF-000-GA-101- Appendix M – “Water Management Memo” of TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3 includes the design of the Non-contact Water Management Plan.

15.12.2	Contact Water Management Plan

During the operation, the contact water from the pit will be treated in the Mine Water Treatment Plant, with a starting capacity of 60 liters per second in year -1 and 180 liters per second in Year 18. This water will be led to the contact water tank in dry months to be used in the process according to the water balance and will be discharged to the authorized point once it is verified that it complies with the permitted environmental limits.

Surplus contact water from the sulfide leach pad, ROM pad, oxide pad, or other areas will be conducted to the contact water pond where it will be stored for reuse in the process. If this water needed some treatment to return to the process or to discharge to the authorized point, in the event of an extreme event, a Contact Water Treatment Plant was designed with a capacity of 25 liters per second.

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16	Market Studies and Contracts
16.1	Copper Market and Projected Supply and Demand

CRU prepared a market study for BVN/EMV for the Trapiche Project and the price forecast as of April 2021 are discussed below.

Between 2015 and 2018, the refined copper market moved consistently from a surplus into a deficit, with 2019 being a balanced year. As a result, prices moved from US$5,497 to US$6,523 per tonne between 2015 and 2018, dropping to US$6,000/t in 2019. As the market became broadly balanced, copper prices started to be dominated by investor positioning in the paper market rather than the buying and selling of metal and intermediate products in the physical market.

Since Covid-19 had a stronger impact on demand than in supply, 2020 was a year with a ~100kt of surplus. However, the annual average prices increased to US$6,181/t as speculative activity pushed prices up considerably by the end of the year.

With the lead times of new copper mines, a five-year understanding of supply and demand of refined copper is possible. As such, price forecasts in the medium term are predominantly constructed by assessment of the supply and demand of refined copper, and the resulting market balance expected. However, prices have rallied against a positive macroeconomic environment coupled with a selective focus on industry specifics such as visible inventories (which have been rising but remain low in absolute terms) and intermittent disruptions to supply. In this context, market fundamentals such as the small, refined copper deficit of ~30kt expected for 2021 and the move towards a surplus the following year as new projects come on stream are not the main drivers for price at the moment. Consequently, the price is susceptible to further sharp increases in the short term, but ultimately approaching an inflexion point.

Overall, prices are expected to average US$9,348/t in 2021, moving down to US$7,980/t in 2023 as new projects come on stream and the market goes into a surplus. From 2023 onwards, prices are expected to start moving up as demand contuse to grow at a stronger pace than supply and the market starts moving into a deficit.

In the long term, CRU expects smelting capacity will be able to support the demand for refined copper. In case new smelting capacity is needed, smelters and refineries can be built in only a few years if the economics make sense. Therefore, mined copper supply will be the bottleneck to global copper market growth, and prices will need to adjust in order to incentivize investment into new mining capacity. Based on the supply-demand gap expected at a mine level, new mining projects will be needed as soon as by 2024.

Figure 16-1: 2020 – 2045 Copper Supply Gap Analysis (kt)

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In the long term, CRU expects there will be around ~5.2 Mt deficit in the copper market by 2031, which will push the incentive price to reach US$6,955/t in real 2020 terms. Beyond 2031, prices in real terms are expected to show small annual increases of 0.25% to reflect increases in production costs.

Source: CRU

Figure 16-2: 2015 – 2045 Copper Prices

Table 16-1: 2015 – 2045 Copper LME Cash Prices (US$/t)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Nominal	5,497	4,862	6,166	6,523	6,000	6,181	9,348	8,680	7,980	8,480	8,990
Real 2020	5,968	5,224	6,500	6,717	6,068	6,181	9,164	8,339	7,515	7,829	8,139
	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Nominal	8,884	8,778	8,672	8,566	8,460	8,649	8,845	9,044	9,248	9,457	9,670
Real 2020	7,886	7,640	7,400	7,166	6,939	6,955	6,972	6,990	7,008	7,025	7,043
	2037	2038	2039	2040	2041	2042	2043	2044	2045
Nominal	9,888	10,111	10,339	10,572	10,811	11,055	11,304	11,559	11,819
Real 2020	7,060	7,078	7,096	7,113	7,131	7,149	7,167	7,185	7,203

          Data: CRU

16.2	Transportation
16.2.1	Sulfuric Acid/Cathode Transport

The following provides the basis for cathode and sulfuric acid delivery costs used in the OPEX:

1.	Sulfuric Acid Price: Sulfuric acid (average: 150 tons / year) will be delivered by ship to San Juan de Marcona Port and then transported overland by 30-ton tanker trucks to Trapiche via route 02 (490 km approx.). The CIF price to the port of San Juan de Marcona is $80/ton (Assumption based in Cochilco´s Dec-2019 Report* forecast considering that Peruvian demand for sulfuric acid would not vary greatly from the projections). The above price includes port fees.

* December 2019 study performed by the Comisión Chilena del Cobre (Cochilco) entitled “Mercado chileno del ácido sulfúrico al año 2028”.

2.	Port of San Juan de Marcona: "Terminal Multiboyas" in San Juan de Marcona is under construction. It is expected to be in operation prior to the first year of operation of the Trapiche project. This port will specialize

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in the management of sulfuric acid off-loading from ships for Mina Justa project and EMV assumes that an agreement will be reached with the port operator similarly for the Trapiche project.
3.	Sulfuric Acid Overland Delivery: EMV obtained a quote for overland shipping of sulfuric acid from Transportes Enrique Carcamo SAC. The following details their cost:
Unit Price of Sulfuric Acid Transportation
Item	Description	Unit	Cost	S/.	Cost/ton
1	Sulfuric Acid Transportation (30 Ton) (*)	Ton	29	7000	241.38
2	Light truck (security of 13 tankers (**)	Ton	377	3000	7.96
3	Stand by of Tanker (Acid) (***)	Ton	29	700	24.14
4	Stand by of Light Truck (***)	Ton	377	400	1.06
				Total (S/.)	274.54
				Soles/$US	3.60
				Total $US	76.26
4.	Cathode Delivery: Cathodes will be transported overland from Trapiche to "Terminal Portuario General San Martin" via route 01 (647 Km), and then shipped out of this port during the early years of the project. Transportation charges will be assumed $0.055/ton according BVN´s financial department.
5.	Potential for Combined Shipments: EMV requested a trade-off study from M3 to review shipping options to address the shipment of sulfuric acid to site as well as the shipment of copper cathodes off-site. Specifically, EMV requested that M3 review shipping vehicle options that would allow a backhaul of copper cathode by the same vehicle that brought sulfuric acid to site. The distance to site is very long so savings from a combined haul could be significant. Since the trailer hauling sulfuric acid is a tanker and the trailer hauling cathodes is a flatbed, this means the resulting arrangement will need to be customized to the Trapiche Project. One of the primary concerns is that of safety and making sure that any proposed backhaul arrangement can be done safely to protect driver and the environment. It should be assured that any proposed customized transport vehicle meets all Peruvian transportation laws. Also, at this time the cathodes and sulfuric acid are going to or coming from different ports. Due to this complexity, the PFS assumes that separate vehicles will be used to transport cathodes and sulfuric acid.

However, there is a future opportunity to use the same port (San Juan de Marcona) for the sulfuric acid and the shipment of cathodes. A combined vehicle could lead to a reduction in overall combined transport cost and a reduced social effect due to the reduction of vehicles on route 02. This should be considered in future studies.

6.	Summary:
●	Copper Cathode Transport, shipping from Trapiche to San Martin: $0.055 pound of copper.
●	Sulfuric Acid Overland Transport, shipping from San Juan de Marcona to Trapiche: $76.26/ton of acid.
●	Sulfuric Acid Purchase, delivered to San Juan de Marcona inclusive of port fees: $80/ton of acid.
●	Total Delivered Sulfuric Acid Cost: $80/ton + $76.26/ton = $156.26/ton.
16.3	Metal Price

The price of copper used in the Financial Model for this study is $8,000/ tonne, or approximately $3.63/lb.  This number is in the high end of the CRU International Ltd “Market input for S-K 1300: Trapiche” and has been provided by EMV.

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17	Environmental Studies, Permitting and Social or Community Impact
17.1	Environmental Studies and Permitting

Due to the pre-feasibility level of engineering considered in this document, the list of permits described below is general. There are aspects of the project (additional studies, permits, procurement/negotiations) that depend on the feasibility level of design of the components, their size or areas of influence, supplies and materials to be used, both for construction and operation. The following is a description of what was identified at pre-feasibility level considered in this document.

17.1.1	Legal Requirements and Permitting

In accordance with Peruvian environmental regulations, the licenses and permits necessary to construct and operate mines are related to the stage and scope of the project. For this mining project, the following legal requirements and permits for the construction, operation and closure stages must be obtained based on the laws currently in force in Peru:

●	Legal
o	Mining and beneficiation concessions
o	Surface land ownership
●	Environmental
o	Detailed Environmental Impact Assessment, including
◾	Socio-environmental Baseline
◾	Certificate of Non-Existence of Archaeological Remains (CIRA)
◾	Archeological Rescue Plans (if necessary)
◾	Deforestation Authorization (if necessary)
o	License for use and disposal of domestic and industrial waters
◾	license for use for domestic purposes (e.g. camps)
◾	licenses for mining and industrial purposes (surface)
◾	industrial and domestic wastewater disposal authorizations
o	Authorizations for closure/closure plan at a feasibility level of design (must be submitted within one year after the EIA is approved)
●	Mining Operation
o	Authorization for construction and operation of mine and process plant
◾	authorization to start development activities, preparation, and exploitation (includes mining plan and landfills)
◾	authorization for construction and operation of beneficiation concession
o	Construction authorization and operating license for explosives and blasting accessories storage
o	Direct consumer authorization for fuel
◾	Authorization for fuel tanks storage
◾	Authorization for operation of fuel stations
o	Others
◾	IQPF user certificate
◾	Special record of entry and use of IQPF
◾	Project location certificate with respect to protected natural areas and buffer zones

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◾	Social license (social licenses are the authorizations for the use of surface land, community agreements, usufruct agreements, among others)
17.1.1.1	Legal
17.1.1.1.1	Mining Concessions

The Single Revised Text (TUO) of the General Mining Law2, Article 9, indicates that "the mining concession gives its owner the right to exploration and exploitation of the mineral resources allocated, which are within a solid with an indefinite depth, limited by vertical planes corresponding to the sides of a closed square, rectangle or polygonal, whose vertices are referred to as Universal Transversal Mercator (UTM) coordinates. The mining concession is a different property and separate from the property where it is located." The mining concession — involving exploration and exploitation activities (granted by INGEMENT) — is the key permit for the mineral extraction.

Thus, the rights to the mining concessions are required for mining exploration and/or exploitation. Currently, El Molle Verde S.A.C. (EMV) has seven mining concessions issued by INGEMMET over the project area, with an expansion of 7,600 ha according to Table 17-1.

Table 17-1: Trapiche Project Mining Concessions Area

Concession Name	Mining Registry Code	Available Expansion (Ha)
Acumulación Trapiche	010000102L	1900
Trapiche 4	010677795	700
Trapiche 9	010124900	1000
Trapiche 10	010015507	1000
Trapiche 22	010032508	1000
Trapiche 7	010243697	1000
Trapiche 26	010161108	1000

Source: Ingemmet, January 2019.

Note: The mining concessions mentioned above are under the name of Compañía de Minas Buenaventura S.A.A., owner of MVSAC

17.1.1.1.2	Beneficiation Concession

The beneficiation concession gives its owner the right to extract or concentrate the valuable parts of an aggregate of minerals and/or to melt, purify or refine metals, either through a set of physical, chemical or physicochemical processes3. The beneficiation concession is an activity different from an extraction activity (exploitation) 4.

For the beneficiation of the mined minerals, a beneficiation concession is required, issued by the DGM, which can be processed once the following are obtained: i) the environmental certification (EIAd approved), ii) the water use permits for both consumption and effluent discharge, and iii) the CIRA or the archaeological rescue plan.

In accordance with the Single Text of Administrative Procedures (TUPA) of the MINEM, in order to be granted the beneficiation concession (specifically, case A of item No. 40), the following requirements must be completed, in three phases:

2 See the Single Revised Text (TUO) of the General Mining Law and amendments, this TUO was approved by the Supreme Decree 014-92-EM and published on 04-06-92.

3 See chapter II, TUO of the General Mining Law for Beneficiation Concession.

4 The beneficiation is one of the activities that is developed under the concession scheme (it is not free, it is a concession subject). The beneficiation concession activity is an activity other than extractive.

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●	Phase A: Evaluation of request and authorization for publication of the signs (containing the coordinates where the project will be carried out). In this phase, the main requirements are i) descriptive report of the process plant and its main, ancillary and complementary facilities according to the format established by the MEM's general mining management (detailed engineering of the project facilities), ii) EMI that supports the project, and iii) document that proves that the applicant owns or is authorized by the owner(s) of 100% of the shares and property rights to use the land where the process activity is carried out, in accordance with the provisions of article 35 of DS-018-92-EM (Mining Procedures Regulation).
●	Phase B: Construction Authorization for this stage requires: i) a water use license for mining issued by the National Water Authority, ii) Certificate of Non-Existence of Archaeological Remains (CIRA) or Archaeological Monitoring Plan, as applicable, and iii) authorization from the competent authority, as applicable, if the project affects roads and other right of way roads.
●	Phase C: Verification inspection, title granting and operation authorization. This phase requires: i) water use license for mining issued by the National Water Authority, ii) authorization for the discharge of treated wastewater, issued by the National Water Authority, if applicable, iii) Mine closure plan approved[5], iv) certificate of quality assurance of construction and/or facilities (CQA), v) final work report, and vi) drawings of work and facilities completed (as built).

Also, as part of this procedure, the mining authority may require detailed studies and construction records in order to verify and compare the technical information provided.

It is important to mention that, if applicable, the State, through the General Office of Social Management, will consult in advance with the indigenous or native people whose collective rights may be directly affected, before the authorization of the construction. The General Mining Department and the Mining Environmental Affairs Department are those that support the General Office of Social Management in the prior consultation procedure. MVSAC must coordinate with these institutions. In addition, according to the standard, in the case that the beneficiation concession, the authorization for mining operations or the transport concession are part of a single project, a single prior consultation process will be carried out, if the indigenous people were directly affected.

17.1.1.1.3	Surface Land Property

For both mining concession and beneficiation concession, surface land rights or use permit are required. That is, must have the authorization from 100% of the owners of the property to use the land where the project is developed (both for mining activities and for beneficiation activities). This is in accordance with the regulations mentioned in the previous section (DS-018-92-EM, Article 35).

As indicated, MVSAC has the permit to use the surface lands belonging to the Mollebamba6 village community, it was granted for a period of 30 years7. Thus, by means of an easement agreement, it is established that MVSAC's titles are authorizations from the owners (the village community) for the mining operations on surface land, on the easement area and in the beneficiation concessions for mineral exploration, mining and/or beneficiation.

5 It is the mine closure plan that must be submitted up to one year after the EMI is approved and subsequently approved by DGM.

6 The Mollebamba village community is located geopolitically circumscribed in the Juan Espinoza Medrano district; Antabamba province, Apurímac region.

7 This easement grant for surface land use, granted by the Mollebamba village, in favor of MVSAC, was executed in Abancay city on 30-06-11 (stat date of the time granted).

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The total easement area granted to MVSAC by the Mollebamba village community, for a period of 30 years, is 2,300 ha. It is important to note that, for future expansions, it should be considered that the right of use does not give the right of ownership.

17.1.1.2	Environmental Aspect

MVSAC has been conducting mining exploration work in the project area. In order to carry out this exploration phase work, environmental studies such as environmental impact declarations (DIA) and semi-detailed environmental impact studies (EIA-sd) were previously completed; also, for schedule modifications within these DIA or EIA-sd, supporting technical reports (ITSs) were approved, which are listed in Section 17.2.

17.1.1.2.1	Detailed Environmental Impact Assessment (EIAd)

The primary environmental instrument – to begin mineral exploitation activities (construction and operation) – is a detailed Environmental Impact Assessment (EIAd). The authority in charge of participating during the elaboration process of the EIAd, as well as evaluations and approvals is the National Environmental Certification Service for Sustainable Investments (Servicio Nacional de Certificación Ambiental para las Inversiones Sostenibles, SENACE) 8, the autonomous authority of MINAM; who, depending on the project scope, determines which other authorities must participate with their binding or nonbinding technical opinions. The exploitation and beneficiation of minerals requires an approved EIAd by the mentioned authority.

According to the Peruvian Environmental Regulation, the evaluation process is based on a degree of certainty in relation to the defined scope of the project and description of what is expected; therefore, it is generally performed when enough technical information is available to prepare a feasibility study (FS). Often, the EIAd and the FS are developed simultaneously with the purpose of including design measurements for environmental protection (i.e. construction of a water treatment plant and a containment system among others).

The Peruvian environmental regulation provides guidelines9 for preparing this type of study. Likewise, common reference terms (RT)10 exist for the mining sector, specifically (RM-116-2015-MEM/DM); and common RTs11 from the ANA for preparing environmental studies (RJ-090-2016-ANA). It is important to note that the standard of the mining sector points out that “EIAds or their modifications that do not meet the content and structure of the common RTs, will not be considered, unless the competent environmental authority approved the specific corresponding RTs”.

Generally, the EIAd shall include the following contents:

●	Characterization of actual conditions of the environment, by developing a consistent environmental and social baseline, classifying the study area in its four fundamental topics: Physical component, biological component, social component, and human-interest component.

8 Currently, environmental studies for mining exploration are approved by the General Mining Environmental Affairs Department from the Ministries of Energy and Mines (DGAAM-MEM); and for the mining stage, they must be approved by the Agency of Environmental Certification for Sustainable Investment (SENACE) of the Ministry of the Environment.

9 Ministerial Resolution No.455-2018-MINAM, approves the guide for the development of the Baseline and the Guide for the Identification and Characterization of Environmental Impacts, within the framework of the National Environmental Impact Assessment System – SEIA.

10 Ministerial Resolution No.116-2015-MEM/DM approve common terms of reference for the development of detailed and semi-detailed environmental impact studies for exploration, beneficiation, general work, transport and mining storage activities and others, in compliance with Supreme Decree No. 040-2014-EM.

11 Administrative Decree No.090-2016-ANA, Common Water Content Reference Terms to be complied in the development of environmental studies.

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●	A project description at a feasibility level, in such a way that its dimension and scope can be understood, as well as the procedures and design measures that will be employed.
●	Identification and evaluation of the environmental and social impacts that will directly and indirectly influence environmental and social components during the various stages of the project (construction, operation, closure, and post-closure). Predictive models are required for the evaluation, according to common RTs.
●	Specific environmental and social management measures based on identified impacts in various stages of the project, integrating along with the standard requirements, corporate policies and commitments.
●	Economic evaluation of the impacts based on applicable Peruvian legislation requirements.
●	Tools and mechanisms for the provision of consultation services to the community, that include community workshops and public hearings, as well as the development of a Community Relations Plan.

The conceptual closure plan for the project shall be included as part of the EIA, which shall identify and describe the estimated measures to carry out the closure of the mining project’s components and facilities. Then, this plan must be developed and evaluated at a feasibility level, in accordance with the provisions in Law No. 28090; law that regulates mine closures.

In addition to being an environmental management instrument and a requirement for other permits, the EIAd allows the construction and operation of certain facilities that do not have a specific construction and operation permit (i.e. camps, offices).

With regards to the preparation of the study, the first stage of the EIAd is gathering proper data from the project site and other areas that could potentially be altered.

Currently, MVSAC has contracted the consulting firm AMEC Foster Wheeler – Wood Group (Wood) to prepare an EIAd for the Trapiche Project, which will be the environmental management instrument (EMI) that will allow other permits to be obtained to begin the construction and operation of the project. Wood is in the process of elaborating the physical, biological, and social baseline, in accordance with the EIAd’s Peruvian regulations accompanied by SENACE. The following stage in the development of the EIAd is the identification and analysis of socio-environmental impacts by using mathematical and conceptual models; and the development of an integrated socio-environmental management strategy. Wood will prepare the documents required for the EIAd to obtain an approval by SENACE, the designated approval authority.

The approval of this EMI is one of the most important milestones for the project’s implementation, this EMI includes two phases of the project (exploitation and beneficiation of oxides and of sulfides).

According to TUPA12 from SENACE, the standard duration for approval of the EIA is 156 working days from the submission to the authority. It considers the time required for SENACE to request further clarifications (opinions, observations, complementary information) if they were to be necessary and for the applicant to respond. However, in practice, the approval time varies and could take between seven and twelve months.

According to Article 38 of Law No. 30327 – Investment Promotion for Economic Growth and Sustainable Development – and D.S. No. 040-2014-MEM, during the process of obtaining environmental permits for the execution of projects of

12 According to Peruvian standard, TUPA is a document for public management that compiles administrative procedures and exclusive services regulated and delivered by a public entity in Peru. According to the law, this document must be available to the citizens in order for them to make the necessary arrangements that they deemed pertinent on equal terms and with sufficient information.

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great importance, the specialized team of assessors sent by the authority is required to perform a proactive support and follow-up in all the stages of the project.

Since the approval of the DS-040-2015-EM and conclusion of function transfer process in mining and environmental certification, from DGAAM-MEM to SENACE (26-12-2015), the environmental authority (SENACE) actively participates in the elaboration process of the EIAd, for which a work plan shall be presented that specifies, to the authority, the activities planned for field data survey, such information includes:

●	Area of study[13]
●	UTM coordinates and maps with sampling/monitoring points
●	Sampling/monitoring procedure
●	Maps with points
●	Responsible technical team (specialists)
●	Required permits, authorizations according to standards
●	Work Timeline
●	Other related information

Based on such standard and as part of the support process, MVSAC shall foresee the authority’s involvement on site included in the work plan, and in the environmental baseline survey during the application of mechanisms for civil participation; as well as meetings with the evaluating authority (and other binding authorities) to present results and key topics of the project. This accompanying report (generated by SENACE) shall be attached to the EIAd file.

EVA, SENACE’s digital platform, will be used during the EIAd’s entire elaboration and evaluation process.

17.1.1.2.1.1CIRA

The Certificate of Non-Existence of Archaeological Remains (CIRA) is a regulatory requirement that should be included. It is not an environmental permit; however, it is highly recommended that a CIRA is acquired from the Peruvian Ministry of Culture (MC), in order to provide proof that there will be no archeological sites or remains affected as a result of the construction components of the project. Generally, in addition to the approved EIAd, the CIRA is required prior to starting project construction.

The CIRA is generally acquired at the same time as the EIAd permit is processed.

The process for acquiring the CIRA begins with a site evaluation by a licensed archeologist and the preparation of the technical document that is presented to the Ministry of Culture (MC) or local branch14 thereof; the involvement of MC officials at site ends with the evaluation and issuance of the CIRA. The archeological reference report could indicate that archeological remains were discovered, which requires confirmations from MC officials.

If there is evidence of the existence of archeological remains, an archeological rescue plan should be submitted to the MC (to acquire a construction permit); then an archeological monitoring plan (during the construction stage).

13 Environmental or Social Study Area shall be understood as the area that has been indirectly affected by construction and operation of the project.

14 For this project, the Dirección Desconcentrada de Cultura Apurímac applies

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17.1.1.2.1.2Deforestation Permit

According to the Forestry and Wildlife Law (LFFS)15, holders of mining operations contracts operating within the scope of forests or forested areas require prior authorization from SERFOR or the regional forestry and wildlife authority to carry out deforestation in these areas. This permit request for deforestation from SERFOR could also be processed as part of the comprehensive environmental certification (IntegrAmbiente, see description below) by SENACE.

Although the majority of the area of the project occurs above the tree-line, it is possible that there may be trees in the region of the Rio Seguiña that will need to be removed for the construction of rock control measures or the water take-off structure. In this case, there must be an evaluation that demonstrates that the proposed activity cannot be carried out elsewhere and that the proposed alternative technique guarantees the compliance with the legally required environmental standards. Similarly, it ensures that the material area for deforestation is the minimum required and that it will be carried out with the best practices and existing methods. This process also requires a visual inspection prior to obtaining an authorization.

17.1.1.2.1.3IntegrAmbiente

IntegrAmbiente is an opportunity that could be considered to reduce the time it takes to acquire permits prior to the construction of its components. According to SENACE, this allows saving a considerable amount of time in permit processing by using the one-stop shop that is managed by SENACE, that ensures the only entrance and exit for obtaining permits that require replicated information in the EIA. IntegrAmbiente allows the evaluation and approval of the EIAd be made concurrently acquiring operating permits issued by entities such as ANA, SERFOR, DIGESA, and OSINERMING – ex.: i) certification of water availability, which meets the approval studies of water management for acquiring a water use license; ii) authorization for execution of water management work; iii) water use permitting to perform studies; iv) authorization for industrial and domestic wastewater disposal; v) deforestation authorization; vi) sanitary approval of treatment system and final disposition of domestic wastewater with ground infiltration; vii) risks studies; and viii) contingency plan.

The incorporation of permits, as part of IntegrAmbiente, must be communicated to the authorities to convene and negotiate operating permits.

17.1.1.2.2	Domestic and Industrial Water Use Permit and Disposal Authorizations

According to the existing Peruvian regulation16, the National Water Authority (ANA17), and its eclectic agencies, is the governing entity in Perú that serves to determine standards and establish procedures to ensure the integral and viable management of water resources by hydrographic basins; also, it is responsible of performing the necessary actions for the multisectoral and sustainable use of this resource.

17.1.1.2.2.1Surface Water Use Permitting for Demographic/Mining Purposes

The water use permits are documents granted by the National Water Authority, through the Water Management Authorities, at the request of the party, authorizing the use of water for an activity of permanent nature, with a purpose and at a specific location.

15 Law 27308 and its regulations (DS-014-2001-AG).

16 Law 29338, Water Resources Law.

17 ANA is an independent organization and is affiliated with the Ministry of Agriculture (MINAG).

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The following permits for the project (based on the feasibility level study information) should be requested separately to the Water Management Authority (AAA18):

●	Surface water use license for demographic purposes (e.g. for camps, offices)
●	Surface water use license for mining purposes (e.g. for mining, ore beneficiation)[19]

All of these license requests could be included as part of the comprehensive environmental certification, provided that the required information is included in each of the license requests.

As part of the license requests, water use studies should be carried out in advance; similarly, prior authorizations are required for executing water availability studies for the project.20

Additionally, for the construction stage, it should be foreseen that licensing should be acquired for executing work on natural water resources, since the construction of a freshwater reservoir is foreseen.

According to the administrative procedures regulation for the issuance of water use rights, administrative procedures for water areas are initiated with the submission of the request before the local water administration (ALA), for the area where the water will be used. If the natural water resource and the possible collection point are found within other ALA scope, their opinion will be requested. The request should fulfill the requirements mentioned in Articles 9 and 10 (Title II) of the aforementioned regulation.21

In accordance to current regulations, special documents and attachments that should be included for each procedure are mentioned as per each type of license.

17.1.1.2.2.2Surface Water Use Permit

The Surface Water Use Permit authorizes the holder to use water for a permanent activity, for a purpose and a specific location. It is granted once the execution of water use work and easement is verified.

The type of water use indicated in the permit allows the holder to use a water volume to develop the main activity and other work to fulfill the purpose of the water.

To obtain this license, whether it be for mining or demographic use (camps and offices), a license request should be submitted for surface water for demographic purposes and another for mining purposes. Both should be accompanied with the following attachments:

●	Copy of the resolution that authorized the execution of water use work[22].

18 The water administrative authorities become the authorities that direct and implement the water resources management at the level of management basins; through these, water use rights and authorizations for the reuse of treated wastewater and the execution of work, among others are granted. In the case of this project, the administrative water authority is XI AAA – Pampas – Apurímac; and the local water administration that applies is ALA - Alto Apurímac – Velille with administrative headquarters in Yauri-Espinar (according to the ANA, the Mollebamba river basin is located in the Alto Apurímac basin, which belongs to the Amazon hydrographic region).

19 As of the date of preparation of this section, permitting for groundwater use (for either mining or population purposes) has not been considered. However, the procedures are similar to obtaining surface water permits.

20 According to the Administrative Decree No. 007-2015-ANA, which approves the Regulations of Administrative Procedures for Water Use Rights and Authorization for work execution on Natural Water Resources.

21 Title II, single procedure for administrative water procedures. Article 9, request content; article 10, request attachments.

22 In order to obtain the execution authorization for water use work, the water use study must be approved (this includes the hydrological study and plan of use). Additionally, to carry out a water use study, the authorization to execute water use studies will be required (water resource and point of interest). For more details, refer to the Regulations of Administrative Procedure for the issuance of water use rights.

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●	The compliance document for projects that allows the effective use of water resources, issued by the appropriate sector (when applicable).
●	Document that guarantees the water capacity for demographic use, granted by the Health Ministry or corresponding accredited entity; and the competent sector in the case of its productive uses. In this case, MINEM.

The water use permit request should indicate the wastewater disposal system, when applicable.

The order that grants the water use permit will record an annual and disaggregated volume in monthly periods, determined based on the approved availability.

When water studies demonstrate the existence of available volume that is annually present during flood seasons for an equal or greater period of three months, below the monthly lifespan curve, at a 75% persistence; this volume could be granted by the license. The applicants are required to perform regulation work for the development of their allocations during deficit periods. For the issuance of these licenses, the Water Management Authority should consider current and projected demands in the Basin Water Resources Management Plan.

17.1.1.2.2.3Authorizations for industrial and domestic wastewater disposal

According to the applicable Peruvian regulations for this sector23, liquid effluents24 from mining and metallurgical operations should be treated and fulfill the maximum limits permitted (LMP) before its discharge to the environment. Similarly, they should comply with the Water ECA or Base Line in the receiving body. In other words:

●	Contact waters, upon being discharged to the environment, should comply with the LMP (mining/domestic effluents).
●	After its respective mixing zone, they should comply with the ECA water category and the one they belong to (the State keeps a registry of the quality standard that should be fulfilled in their specific basins or sub-basins).
●	In the case of non-acidic waters and non-leaching metals, sediments (sedimentation pond, prior to its management and discharge to the environment) will probably be the only ones that need management. However, they should comply with the LMP prior to its environmental discharge.

In order to be able to support before the authority, regarding the presence of natural waters with high acid content and/or heavy metals characteristics, it is important that this characterization is presented as part of the baseline of the environmental impact study. This is done in order to maintain the conditions prior to the project; it is important that the water that is characterized and identified is: i) of natural origin, or ii) the one they intend to discharge.

In the construction stage, water with completely dissolved solids content is likely to be generated, depending on the frequency and duration. These could be considered as minor impacts since they should take place in a temporary manner.

23 DS-010-2010-MINAM, maximum permissible limits are approved for liquid waste disposal from mining and metallurgical activities.

24 According to current regulation (Article 3 from DS-010-2010-MINAM), liquid effluent (waste) from mining and metallurgical activities is “any regular or seasonal flow of liquid substance discharged to receiving bodies that comes from a) any task, excavation or earthwork carried out on the property whose purpose is the development of mining activities or related activities, including exploration, drilling, mining, transportation and mine closures, as well as camps, water or energy supply systems, shops, storage, access roads for industrial use (except public use), and others; b) Any mineral processing plant, including crushing, milling, flotation, gravity separation, magnetic separation, amalgamation, reduction, heating, sintering, smelting, refining, leaching, solvent extraction, electroplating processes and others; c) Any waste water treatment plant and domestic waste; d) Any mining waste storage, including tailing deposits, waste rock, slag and others; e) Any related ancillary infrastructure related to the development of mining activities; and f) Any combination of the previously mentions”.

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17.1.1.2.3	Closure Authorizations – Closure Plan (CP)

A feasibility-level closure plan should be developed and evaluated; and it must be presented within one year of EIAd approval. Its elaboration will be based on the provisions of Law No. 2809025, a law that regulates mine closures and its complementary standards.

The approval of the CP includes establishing financial guarantees by which the State ensures that the owner of the mining activity complies with the closure obligations stipulated in the CP.

17.1.1.3	Mining Operation
17.1.1.3.1	Authorization for Mine and Plant Construction and Operation

As mentioned in Section 17.1 (legal aspect), authorizations are required for the construction and operation of the mine and plant by obtaining the permits for:

●	Mining concession
●	Beneficiation concession

Thus, for the approval of the mining plan, authorization of development and preparation activities; as well as for the authorization to start operating activities the following should be considered:

17.1.1.3.1.1Mining Permit

MVSAC should obtain the authorization to start mining exploration activities through a directorate resolution issued by the general mining bureau (DGM) of the Ministry of Energy and Mines (MEM). This resolution should approve the mining plan and authorize operation activities in the Trapiche stages. Additionally, through that same resolution, authorization for the development activities and preparation of the waste rock facility and ancillary services; furthermore, for the operation of other components related to the mine extraction activity. In summary, authorization should be obtained for:

●	Mining Plan
●	Mining operation in stages
●	Mine development activities and
●	Preparation activities for the waste rock facility and ancillary services not considered in the permit to obtain a beneficiation concession.
17.1.1.3.1.2Beneficiation Permits

A beneficiation concession allows the owner to process, purify and refine minerals through the use of chemical and/or physical procedures in processing plants. The procedure to obtain a beneficiation concession is primarily divided in two stages:

25 The objective of Law No. 28090 is to regulate the obligations and procedures that mining activity holders should comply with for the development, submission and implementation of the Mine Closure Plan and the establishment of corresponding environmental guarantees, that ensure the compliance with the investments, subject to the protection principals, preservation and recuperation of the environment and with the purpose of minimizing negative impacts to public health, the surrounding ecosystem and the property.

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●	The concession contract (construction stage). Through an issued resolution by the DGM a construction authorization should be obtained for the processing plants (SXEW), including the water supply systems, leaching pads. For the second stage of the project, said permits should be requested with required anticipation. The submission of the petition should take place according to TUPA from MINEM and according to the regulation requirements (e.g. detailed engineering study).
●	Licensing stage for beneficiation concession (in other words, the granting of the operating license), requested once the construction of the processing plant has been finalized. After the construction of the first phase of the project: SXEW processing plant, leaching pads, other facilities; the relevant operation permit shall be acquired from the directorate resolution of the General Mining Bureau of the Ministry of Energy and Mines. This resolution will allow MVSAC to operate the SXEW processing plant up to its determined capacity and operate the leach pads. When it is required to operate the Phase II of the Project (the TSF plant, tailings deposit, water management system Phase II), the appropriate procedure must be followed.

The permit requests for mining and beneficiation are submitted through the MEM Extranet platform.

The construction and operation stages of the project require an EIAd approved by SENACE and will need additional sectoral permits that will be required throughout the mine life.

17.1.1.3.2	Construction permit and powder magazines operating license for storage and blasting accessories

According to Law No. 30299, firearms, ammunition, explosives, pyrotechnic products and related materials of civil use, the Superintendencia Nacional de Control de Servicios de Seguridad, Armas, Municiones y Explosivos de Uso Civil (SUCAMEC) is the entity in charge of issuing the following interest authorizations:

●	Handling of explosives and related materials
●	Procurement and use of explosives and related materials
●	Storage of explosives and related materials
●	Transport of explosives and related materials

National standards for the transportation and storage of explosives are strict. Thus, to be able to request a permit for the procurement and use of explosives and related materials from SUCAMEC, a Mining Operations Certificate (COM)26, 27 must first be obtained.

In accordance with the standard, powder magazines or storages shall be built according to the current law that controls explosives for civil use and shall have an authorization for storage of explosives and related materials from the SUCAMEC28.

To obtain the permit for the storage of explosives and related materials, MVSAC shall submit an application in accordance with TUPA (Order No. 20, Permit for Storage of Explosives and Related Materials) along with the requirements mentioned herein. The annual application of COM should be submitted as of November 1st of each year, for operations for the following year, by MEM extranet.

26 Per Article 278 of the Mine Safety and Health Administration Standards (DS No. 024-2016-EM). The procedure to acquire the COM is found in TUPA from MEM (Order No. 50 – Mining Operation Certificate/metal and non-metal mining operations.

27 Per the Decree Law No. 25707 stating that in the event of an emergency the use of explosives for civil use and related matters; Article 5 indicates that the MEM takes responsibility for 1) issuing a mining operation certificate, for the overall authorization for the use of explosives, and 2) issuing an opinion for the acquisition of explosives and/or related matters by legal persons dedicated to the mining activity.

28 It should be considered that the directive No. 223-2014-SUCAMEC regulates the classification and compatibility of the explosives and related material. Additionally, according to the SSO mining regulations, the accessories of the explosives should be stored in a different deposit than the explosives.

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17.1.1.3.3	Direct consumer permit for fuel

According to the Supreme Decree No. 004-2010-EM, decree that transfers the Hydrocarbon Registry to the Osinergmin; the Peruvian governmental institution that currently issues the required permits for handling hydrocarbon fuels is the Supervisory Agency for Investment in Energy and Mining or Osinergmin29; in other words, within its functions and responsibilities is to evaluate related files with the installation, expansion and/or modification authorization processes, hydrocarbon processing activities registry, storage, fuel transportation and commercialization and other hydrocarbon derived products.

For the Trapiche Project, it is expected to obtain direct consumer authorization for fuel that considers the fuel tanks storage and fuel station operation from Osinergmin:

●	Permit for storage of fuel tanks
●	Permit for fuel station operation

The requirements are found in the TUPA of this entity30 and the Osinergmin31, Hydrocarbon Registry Regulation, valid as of November 2011.

Osinergmin shall issue a registry file as a registration statement in the Hydrocarbon Registry for “liquid fuel direct consumer with a capacity of five million barrels” 32.

These requirements should be adjusted to the applicable current standard, such as the Organic Hydrocarbons Law (Law 26221), its Commerce Regulation for Liquid Fuel and other products derived from Hydrocarbons (Supreme Decree No. C030-98-EM and Supreme Decree No. 045-2001-EM).

It is important to establish that for the fuel station operation, an Osinergmin certificate is required, proof of registration in the DREM (direct consumer with fixed facilities) and the operation license from the corresponding municipality. Similarly, during operation, these facilities shall be submitted to unannounced inspections on behalf of the regulatory authorities (e.g. Osinergmin).

17.1.1.3.4	Other required permits for the construction and/or operation stage

The Peruvian standard also requires that other certifications and registrations for construction and/or operations, these are:

●	IQPF User Certificate
●	Special record for entry and use of IQPF
●	Project Location Certificate regarding the protected natural areas and buffer zones
17.1.1.3.5	Risks regarding titles and permits

MVSAC has secured all legal rights for the mineral concessions of the project; and these rights have been registered in the Public Records. MVSAC does not foresee any risk in losing its legal rights for mineral concessions. The surface

29 Osinergmin is the regulating entity in charge of ensuring the electric, fuel and mining companies comply with the legal standards of their activities.

30 See the resolution from the Osinergmin Governing Board No. 095-2017-OS/CD.

31 See the resolution from the Osinergmin Governing Board No. 191-2011-OS/CD; also, the resolution from the Osinergmin Governing Board No. 245-2013-OS/CD.

32 Per applicable standard, currently: DS-052-93-EM, DS-045-2001-EM, DS-045-2005, DS-054-99-EM,RDC-191-2011-OS/CD.

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rights for exploration and drilling have also been secured up to a 30-year period, which will have to be updated, once the mine life has been established.

MVSAC is required to sign a long-term agreement and to establish agreements with the property owners required for off-site infrastructure (if any).

Aside from those identified in this report, no other significant factors or risks are known that may affect the access, title or right or the ability to perform work on the property.

17.2	Environmental Management Instrument (EMI)

The Trapiche project is currently in the exploration phase, and therefore only requires environmental management instruments approved by the competent authority for this exploration phase of the Project (see Table 17-2). These studies are being considered; however, as mentioned in the previous section, EMV has hired Wood for the preparation of the detailed Environmental Impact Assessment (EIAd) for the project, who is currently working on socio-environmental baseline studies in order to prepare the study required by SENACE, the regulatory agency that reviews and approves EIAs.

Table 17-2: Environmental Certificates Approved during the Exploration Phase

Environmental Certification for Exploration Phase	Directorate Resolution (approval date)
Trapiche Exploration Project Affidavit - Category B	RD N.[o] 401- 2005-MEM/AAM (09-11-2005)
Environmental Assessment for Trapiche Mining Exploration Project- 1st Campaign - Category C	RD N.[o] 002- 2007-MEM/AAM (04-01-2007)
Environmental Assessment for Trapiche Mining Exploration Project -2nd Campaign - Category C	RD N.[o] 221- 2008-MEM/AAM (09-09-2008)
Semi-detailed Environmental Impact Study for the Trapiche Mining Exploration Project – Schedule Modification – Category II	RD N.[o] 306- 2011-MEM/AAM (03-10-2011)
Modification of the Semi-detailed Environmental Impact Study for the Trapiche Mining Exploration Project – 3rd Campaign – Category II	RD N.[o] 214- 2012-MEM-AAM (04-05-2012)
Modification of the Semi-detailed Environmental Impact Study of the Fourth Modification of the Semi-detailed Environmental Impact Study – Category II	RD N.[o] 404- 2013-MEM-AAM (29-10-2013)
Supporting Technical Report for the EIAd of the First Supporting Technical Report (ITS) of the fourth modification to the Semi-detailed Environmental Impact Study	RD N.[o] 237- 2016/MEM-DGAAM (02-08-2016)
Semi-detailed Environmental Impact Study of the Fifth Modification of the EIAd Trapiche Exploration Project - Category II	RD N.[o] 148- 2019/MINEM-DGAAM (28-08-2019)
Supporting Technical Report for the EIAd of the First Supporting Technical Report (ITS) of the Fifth modification to the Semi-detailed Environmental Impact Study	IN ASSESSMENT (submitted on 10-08-2020)

Source: MVSAC, 2020

17.3	Conceptual Closure Plan

EMV requested Klohn Crippen Berger S.A. (KCB), to prepare a Conceptual Closure Plan (CCP) as part of the Prefeasibility Study for the Trapiche Project.

This CCP has been prepared in accordance with subsection 6.h of Annex 1 of the Ministerial Resolution No. 116-2015 MEM "Common terms of reference for detailed environmental impact studies (Category III) for mining, process, and general labor projects for metal mining at feasibility level."

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The Trapiche CCP includes the rehabilitation strategies during the stages of progressive closure, final closure and post-closure of the areas that could be affected by the project activities. The following closure activities were considered:

●	Decommissioning
●	Demolition, reclamation and disposal
●	Physical stability
●	Geochemical stability
●	Hydrological stability
●	Landform establishment
●	Revegetation
●	Post-closure maintenance and monitoring
17.3.1	Closure Objectives

The objectives of the project's conceptual closure plan are described below:

●	Mitigate to acceptable levels the environmental and social impact generated by mining activities.
●	Comply with the current regulatory environmental requirements of Peruvian legislation.
●	Establish or execute activities so that the soils can have a sustainable and compatible use, as far as possible, with future uses.
●	Ensure public safety and health during closure activities, recovering the initial environmental quality and developing the corresponding rehabilitation work, when technically and economically feasible.
●	Reduce the potential for erosion of long-term land structures, which could have direct consequences on the stability of structures and subsequent environmental consequences.
●	Design encapsulating covers for contaminating and/or hazardous materials that will remain on site. These covers must be compatible with the landscape, which favors the surface establishment of native species in the area to avoid exposure of the materials to the environment.
●	Maintain the balance of the micro-basins, preserving the water quantity and quality in the project environment, using an adequate water management system.
●	Minimize the need to perform active care and maintenance of the site in the long term.
17.3.2	Closure Criteria

The closure criteria presented in the CCP are in accordance with the legal and technical requirements of current Peruvian regulations, which may be updated according to project variations and changes in the applicable regulatory framework, with respect to both Peruvian regulations and good international practices. Likewise, in order to comply with the objectives set for the closure of the project components, the general closure criteria are defined below, which will allow to design the closure strategies in such a way that will verify the technical, economical, and environmental feasibility of closure.

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17.3.2.1	Decommissioning

All surface infrastructure that has no designated use in the future will be decommissioned, and all elements such as machinery, equipment and metal structures will be removed for salvage, resale or disposal as waste. Similarly, any remaining material will be removed from the site and hazardous waste will be disposed of in accordance with Peruvian regulations.

17.3.2.2	Demolition, Reclamation and Disposal

In general, the structures that are above the surface will be demolished. Superficial slabs, foundations and structures below the surface will stay in place. In the case of platforms or concrete slabs that have had contact with hazardous waste, these will be washed, before proceeding with covering them with neutral material.

17.3.2.3	Physical Stability

To assess the physical stability of the facilities at closure, factors of safety that facilitate long-term geotechnical stability will be used, in accordance with the provisions of Peruvian regulations and those considered in good international practices.

The Maximum Horizontal Equivalent Acceleration (MHEA) and the seismic coefficient that will be used for the evaluation of the pseudo-static stability of the facilities, such as heap leach pads and waste deposit, will be based on a seismic risk assessment, using a return period of at least 500 years or more for high-risk structures.

The slopes of the heap leach pad, the inadequate material deposit and the open pit will have a minimum pseudo-static safety factor of 1.0 when subject to the peak ground acceleration (PGA) and a horizontal seismic coefficient equal to 0.5 of the PGA (California Department of Mines and Geology, CDMG, 1997).

The open pit slopes are designed to meet the minimum static factor of safety required, FoS = 1.2, for the long term.

The slopes of the heap leach pad and the inadequate material deposit will be reconfigured until a global slope of 2.5H: 1.0V is achieved, which ensures its physical stability.

17.3.2.4	Geochemical Stability

All the surfaces of the components that warrant to be rehabilitated and covered with organic soil and/or low permeability cover systems, will be re-leveled (before the cover is placed) until reaching stable and constructively viable slopes.

Low permeability covers will be placed on those components to minimize infiltration. The types of covers considered for the closure activities are described in Table 17-3.

The affected water will be intercepted and treated, if necessary, so that the quality of water discharged at the authorized dumping points is kept within the maximum permissible limits established in the current legislation.

Table 17-3: Cover Types

Type	Description	Main Use
Type A	● Low permeability soil layer with an average thickness of 0.50 m. ● Topsoil layer with 0.30 m thickness	To cover materials with potential to generate acid
Type B	● Neutral soil layer with an average thickness of 0.30 m. ● Topsoil layer with 0.30 m thickness.	For general use and to cover materials that do not generate acidity

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17.3.2.5	Hydrological Stability

The procedures for closure that will be developed to achieve hydrological stability will consider as design criteria the maximum event of 24 hours with a return period of at least 200 years.

17.3.2.6	Landform Establishment

Cutting, re-leveling and rehabilitation activities will be carried out in areas that have been occupied by the operating facilities, with the purpose of restoring the natural slope in accordance with the surrounding landscape conditions.

17.3.2.7	Revegetation

The feasible areas will be re-vegetated with a topsoil cover from the organic material deposit (DMO), which in the medium-long term will facilitate the natural revegetation with species from the area, due to the aeolian (wind) transport of seeds, and in that way, reduce erosion and create a reclaimed land surface with native species of the area.

17.3.2.8	Post-Closure Maintenance and Monitoring

The criteria assumed for the post-closure stage are listed below:

●	Implementation of surface and underground water monitoring programs.
●	Implementation of monitoring activities of the physical, geochemical and hydrological stability of the closure components.
●	Surveillance and supervision of the study area during the monitoring and maintenance period.
●	Social monitoring of the surrounding communities and the area of influence.
●	Evaluation of environmental quality results in water streams and soils after the first year of remediation of environmental impacts.
17.3.3	Trapiche Project Components

Mine

●	Pit – including haul roads

Process Facilities

●	Crushing system (primary, secondary, tertiary), classification (secondary and tertiary) and agglomeration
●	Sulfur heap leach pad and ROM 1
●	Collection pond – process ponds (PLS and ILS)
●	Major event pond
●	Heap leach pad ROM 2
●	Oxide heap leach pad
●	Solvent extraction and electrowinning (SXEW) plant

Waste Management Facilities

●	Inadequate material deposit (DMI)

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Water Management Facilities

●	Potable water plant
●	Domestic wastewater treatment plant
●	Acid water treatment plant – contact water
●	Contact water pond
●	Fresh water intake
●	Fresh water pond (Pucaccocha)
●	Non-contact water management system
●	Contact water management system

Borrow Material Areas

●	Borrow pit
●	Aggregate quarry
●	Material quarry for backfill

Other facilities related to the project

●	Power substation (S.E. Trapiche)
●	Distribution substation
●	Power line
●	Organic material deposit (DMO)
●	Access gatehouse (includes truck weighing and medical center)
●	Camps
●	Offices
●	Laboratories (chemical and metallurgical)
●	Truck shop (mine maintenance)
●	Plant shop (plant equipment maintenance)
●	Hazardous materials storage
●	Operation warehouses
●	Logging room and core storage
●	Magazines
●	Diesel fueling station
●	External and internal access
●	Nursery
●	Concrete plant
●	Construction shops (welding, mechanical, formwork and prefabricated)
●	Construction warehouses
●	Construction equipment maintenance shops
●	Construction camps
●	Construction offices
●	Helipad

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17.3.4	Closure Activities
17.3.4.1	Temporary Closure

The temporary closure constitutes an unscheduled event caused by various circumstances, from which the activities of the mining unit or part of it are suspended or shutdown with the express authorization of the competent authority.

Therefore, if required as a consequence of economic and political conditions or social reasons, EMV may temporarily suspend exploitation activities. The operation of care and maintenance programs necessary to protect the health, public safety and the receiving environment will continue for the duration of said suspension or shutdown.

In case of a possible temporary closure, the following preliminary measures can be considered during the shutdown period:

●	Inform the General Mining Department of the Ministry of Energy and Mines by submitting the request supported by the temporary closure program, indicating the causes.
●	Leave personnel responsible for the safety and maintenance of equipment and machinery, and for cleaning of the mining unit facilities.
●	Establish a regular maintenance schedule for mining unit facilities.
●	Label all areas that are potentially hazardous by placing signs and symbols indicating their hazardous level as safety measures.
●	The temporary suspension may not exceed the term of three years, if this occurs, the final closure activities will be carried out in accordance with the provisions of the Mine Closure Regulations, Article 34 approved by D.S. No. 033-2005-EM.
17.3.4.2	Progressive Closure

The progressive closure work will be implemented for those facilities that will be closed during mine operation.

Table 17-4 below shows the components that will be part of the mining unit progressive closure and describes the activities that will be carried out in this phase.

Table 17-4: Components Considered in the Progressive Closure Scenario

Component Type	Mining Component
Waste management facilities	Inadequate Material Deposit (DMI)
Areas for borrow material	Borrow pit
Aggregate Quarry
Material Quarry for backfill
Other facilities associated with the project	Concrete Plant
Construction shops (welding, mechanical, formwork and prefabricated)
Construction warehouses
Construction equipment maintenance shops
Construction Camps
Construction Offices

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17.3.4.2.1	Decommissioning

Prior to the start of decommissioning activities during closure, EMV will remove all hazardous materials from each work and operation site. According to the specific procedures of each work, each of these materials will be collected and segregated in a safe manner. Waste that cannot be neutralized on site will be relocated in appropriate transport containers and shipped off-site for final disposal at authorized locations.

This activity is understood as the removal or dismantling of equipment and minor facilities in part or in their entirety to be recycled (which can be reused by third parties) or disposed in authorized locations.

Table 17-5 describes the decommissioning and dismantling activities of the components during the progressive closure phase.

Table 17-5: Decommissioning Activities of the Progressive Closure Components

Type of Component	Mining Component	Closure Activities
Waste management facilities	Inadequate material deposit (DMI)	Not applicable
Areas for borrow material	Borrow Pit	● Decommissioning and dismantling of all existing equipment and fixed or mobile facilities in quarries.
Aggregate Quarry
Material Quarry for backfill
Other facilities associated with the project	Concrete Plant	● General de-energizing and removal of power lines. ● Cleaning. ● Decommissioning and dismantling of metal structures. ● Removal and inventory of reusable equipment and materials for recycling or selling.
Construction shops (welding, mechanical, formwork and prefabricated)
●
General de-energizing and removal of power lines.
●
Cleaning and removal of hazardous and/or reactive substances for final disposal in an authorized solid waste operating company (empresa operadora de residuos sólidos (EO-RS)).
●
Decommissioning and dismantling of infrastructure.
●
Removal and inventory of reusable equipment and materials for recycling or selling.

Construction warehouses
Construction equipment maintenance shops
Construction Camps
●
General de-energizing and removal of power lines.
●
Removal and inventory of office supplies, materials, equipment and furniture for reuse/recycling or selling.
●
Removal and dismantling of metal structures.

Construction Offices

Source: Prepared by section author

17.3.4.2.2	Demolition, Reclamation and Disposal

Reinforced concrete and masonry structures that do not have definite use in the future will be demolished. The demolition work will specifically consist of the removal of reinforced concrete structures that served as support for the metal structures.

The concrete structures that are above ground will be demolished. Once the demolished material is removed, the area will be profiled and leveled with neutral material; while the foundations below the surface will be buried in-situ.

The demolition activities of the mining unit components during the progressive closure are described in Table 17-6.

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Table 17-6: Demolition, Reclamation and Disposal Activities of Progressive Closure Components

Type of Component	Mining Component	Closure Activities
Waste management facilities	Inadequate material deposit (DMI)	Not applicable
Areas for borrow material	Borrow Pit	Not applicable
Aggregate Quarry
Material Quarry for backfill
Other facilities associated with the project	Concrete Plant	● Demolition of reinforced concrete structures that are above ground. ● Surface levelling. ● Disposal of debris in authorized locations.
Construction shops (welding, mechanical, formwork and prefabricated)
Construction warehouses
Construction equipment maintenance shops
	Construction Camps	● Demolition of reinforced concrete structures such as columns, beams, mezzanine concrete slabs. ● Surface levelling. ● Disposal of debris in authorized locations.
Construction Offices

Source: Prepared by section author

17.3.4.2.3	Physical Stability

Inadequate Material Deposit (DMI)

Regarding the inadequate material deposit, the physical stability activities are described below:

●	Warning signs installation.
●	Reconfiguration of slopes to achieve a global slope of 2.5H:1.0V, per the physical stability criteria.
●	Levelling of flat surfaces.

Borrow pit, aggregate quarry and material quarry for backfill

The activities for the physical stability of the quarries are described below:

●	Rubble removal and elimination of the loose rocks from banks and slopes will be carried out for the material quarry for backfill, to be arranged in the DMI.
●	Reconfiguration and profiling of slopes to achieve a global slope of 6H:1V will be performed for the borrow pit and aggregate quarry.
17.3.4.2.4	Geochemical Stability

Inadequate Material Deposit (DMI)

The DMI presents materials that may potentially generate acidity (PGA), therefore, a type A cover will be placed in order to encapsulate the deposit to reduce the infiltration of rainfall and oxygen intake and thus reduce the generation of acid drainage.

Borrow pit, aggregate quarry and material quarry for backfill

Geochemical tests will be carried out to evaluate the generation potential of acid drainage from quarry material.

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Concrete plant, construction shops and warehouses, equipment maintenance shops, construction camps and offices

Once the structures of the area have been demolished and removed, the land will be leveled and then covered with neutral and topsoil material (type B cover), which will follow the conditions of the natural terrain according to the topographic configuration of the surroundings.

17.3.4.2.5	Hydrological Stability

Inadequate Material Deposit (DMI)

For the hydrological stability of the DMI, ditches will be built in the DMI benches in order to drive the surface runoff waters to a collection pond located downstream from the DMI, where the monitoring will be carried out to evaluate the quality of the water. Based on the results obtained, its treatment will be considered as contact water in the Acid Water Treatment Plant (AWTP) or bypassed to the non-contact water management system for its discharge to the environment.

17.3.4.2.6	Landform Establishment

In a progressive closure plan, activities pertaining to land reclamation shall be associated with the closure of components, that in some cases shall include configuration of covers to achieve a landscape compatible with the natural surroundings.

17.3.4.2.7	Revegetation

The components under the progressive closure will be revegetated on a topsoil cover originating from the organic material deposit, that will promote medium to long term natural revegetation with native species due to wind dispersal of seeds.

17.3.4.2.8	Social Component of Progressive Closure

The activities considered in the progressive closure phase correspond to the social programs and projects mentioned in the Community Relations Plan (CRP) of BNV generated during the operation of the mine.

17.3.4.3	Final Closure

The final closure will begin once the operation’s mineral resources have been exhausted consequently ending all mining activities and processing, as established in the Guide for The Elaboration of Mine Closure Plans (Guía para la Elaboración de Planes de Cierre de Minas de la DGAA, 2016). The proposed period for final closure of the components will be five (05) years.

In order to close the leach pads (sulfides, ROM 1, ROM 2, and oxides) and the open pit, it will be necessary to stabilize the slopes and place a cover (low permeability material and topsoil), as well as capturing, collecting and routing contact and noncontact water; and treat contact water if it were the case until these facilities reach their geochemical and hydrological stability at final closure.

The closure of facilities connected to the contact and non-contact water system (i.e. ponds, channels, treatment plants), will take place once the water quality results are within the maximum permissible limits, established by the current legislation, before being discharged into the environment.

Roadways existing during the operation phase will also be used to facilitate access to the closed facilities during closure.

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Table 17-7 below describes the components that will be part of the mine closure plan and the activities that will be carried out at each phase.

Table 17-7: Components Considered for Final Closure

Component Type	Mining Component
Mine	Pit – including haul roads
Process Facilities	Crushing system (primary, secondary, tertiary), classification (secondary and tertiary) and agglomeration
Sulfur heap leach pad and ROM 1
Heap leach pad ROM 2
Oxide heap leach pad
Collection pond – process ponds (PLS and ILS)
Major event pond
Solvent extraction and electrowinning (SXEW) plant
Water Management Facilities	Potable Water Plant
Water treatment Plant for domestic wastewater
Acid water – contact water treatment plant
Contact water pond
Fresh water intake
Fresh water pond (Pucaccocha)
non-contact water management system
contact water management system
Other facilities associated with the project	Electrical substation (S.E. Trapiche)
Distribution Substation
Power Line
Organic material Deposit (DMO)
Access Gate (includes weighing of trucks and medical center)
Camps
Offices
Laboratory (chemical and metallurgical)
Truck Shop (mine maintenance)
Plant shop (maintenance of plant equipment)
Hazardous Material Warehouse
Operations Warehouse
Logging room and core storage
Magazines
Diesel fueling station
External and Internal Access
Nursery

Prepared by section author

17.3.4.3.1	Decommissioning

Table 17-8 shows decommissioning and dismantling activities of primary facilities during the final closure phase.

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Table 17-8: Decommissioning of Components for Final Closure

Type of Component	Mining Component	Closure Activities
Mine	Pit – including haul roads	Not applicable
Processing Facilities	Crushing System (primary, secondary and tertiary), classification (secondary and tertiary) and agglomeration

•    Inventory of existing structures, machines and equipment to be removed.

•    General de-energization and removal of electrical lines.

•    Cleaning and removal of hazardous and/or reactive material for final disposal by an authorized solid waste operating company.

•    Decommissioning and dismantling of infrastructure and facilities.

Solvent Extraction and Electrowinning Plant (SXEW)
	Sulfur leach pad and ROM 1	• Removal of piping and pumps that make up the distribution system and fluid transport. These pipes and pumps will be purged before being decommissioned.
Leach pad ROM 2
Oxide Leach Pad
Collection Ponds – Process Ponds (PLS and ILS)

•    Final disposal of sediments in authorized locations.

•    Removal and dismantling of geosynthetics.

•    Removal of piping and pumps that conform the distribution system and fluid transport and pumps will be purged before being decommissioned.

Major Event Pond
Water Management Facilities	Potable Water Plant

•    Inventory of existing structures and equipment to be removed.

•    General de-energization and removal of electrical lines.

•    Cleaning and removal of hazardous and/or reactive material for final disposal by an authorized solid waste operating company.

•    Removal of piping, tanks and pumps that make up the distribution system and fluid transport. These pipes and pumps will be purged before they are decommissioned.

•    Decommissioning and dismantling of infrastructure and facilities.

Water Treatment Plant for Domestic Wastewater
Acid Water – Contact Water Treatment Plant
Contact Water Pond

•    Final disposal of sediments in authorized locations.

•    Removal and dismantling of geosynthetics.

•    Removal of piping, tanks and pumps that make up the distribution system and fluid transport. These pipes and pumps will be purged before they are decommissioned.

	Fresh Water Intake	• Removal of piping, tanks and pumps that make up the distribution system and fluid transport.
	Fresh Water Pond (Pucaccocha)	• Final disposal of sediments in authorized locations. • Removal and dismantling of geosynthetics.
	Non-contact Water Management System	Not applicable
Contact Water Management System
Electrical Substation (S.E. Trapiche)

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Type of Component	Mining Component	Closure Activities
	Distribution Substation	• Inventory of existing structures and equipment to be removed. • General de-energization and removal of electrical lines. • Decommissioning and dismantling of infrastructure and facilities.
Electrical Lines
	Organic Material Deposit (DMO)	Not applicable
Access Gate (includes truck weighing and medical center)

•    Inventory of existing materials, equipment and shelving to be removed.

•    General de-energization and removal of electrical lines.

•    Decommissioning and dismantling of metal structures, wooden structures, etc.

Camps
Other facilities associated with the project	Offices
Laboratory (chemical and metallurgical)

•    Inventory of existing structures, machines and equipment to be removed;

•    General de-energization and removal of electrical lines;

•    Cleaning and removal of hazardous and/or reactive material for final disposal by an authorized solid waste operating company.

•    Decommissioning and dismantling of metal structures.

Truck shop (mine maintenance)
Plant shop (plant equipment maintenance)
Hazardous material Warehouse
Operation Warehouse
	Logging room and core storage	• Decommissioning and dismantling of metal structures.
Magazines
Diesel fueling station

•    Inventory of existing equipment to be removed;

•    General de-energization and removal of electrical lines;

•    Cleaning and removal of hazardous and/or reactive material for final disposal by an authorized solid waste operating company.

•    Decommissioning and dismantling of metal structures.

	Internal and External Access	Not applicable
	Nursery	Not applicable

Prepared by section author

17.3.4.3.2	Demolition, Reclamation and Disposal

Table 17-9 describes the demolition, reclamation and disposal of components that are part of the final closure.

Table 17-9: Demolition, Reclamation and Disposal of Components for Final Closure

Type of Component	Mining Component	Closure Activities
Mine	Pit – including haul roads	Not applicable
Processing Facilities	Crushing System (primary, secondary and tertiary), classification (secondary and tertiary) and agglomeration	• Demolition of reinforced concrete structures above the surface. • Surface levelling. • Disposal of debris in authorized locations.
Solvent Extraction and Electrowinning Plant (SXEW)
	Sulfur Leach Pad and ROM 1	Not applicable
Leach Pad ROM 2
Oxide Leach Pad

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Type of Component	Mining Component	Closure Activities
	Collection Ponds – Process Ponds (PLS and ILS)	• Demolition of reinforced concrete structures above the surface. • Surface levelling. • Disposal of debris in authorized locations.
Major Event Ponds
Water Management Facilities	Potable Water Plant	• Demolition of reinforced concrete structures above the surface. • Surface levelling. • Disposal of debris in authorized locations.
Water Treatment Plant for Domestic Wastewater
Acid Water – Contact Water Treatment Plant
Contact Water Pond
Fresh Water Intake
Fresh Water Pond (Pucaccocha)
Non-contact Water Management System
Contact Water Management System
Other facilities associated with the project	Electrical Substation (S.E. Trapiche)	• Demolition of reinforced concrete structures above the surface. • Surface levelling. • Disposal of debris inside the pit.
Distribution Substation
Electrical Lines
	Organic Material Deposit (DMO)	Not applicable
	Access Gate (includes truck weighing and medical center)	• Demolition of reinforced concrete structures like columns, beams, mezzanine concrete slabs. • Surface levelling. • Disposal of debris inside the pit.
Camps
Offices
	Laboratory (chemical and metallurgical)	• Demolition of reinforced concrete structures above the surface. • Surface levelling. • Disposal of debris inside the pit.
Truck shop (mine maintenance)
Plant shop (Plant equipment maintenance)
Hazardous Material Warehouse
Operation Warehouse
Logging room and core storage
Magazines
Diesel fueling station
	External and Internal Access	Not applicable
	Nursery	Not applicable

Source: Prepared by section author

17.3.4.3.3	Physical Stability

The components mentioned below require physical stability activities:

Pit – Including Haul Roads

The following are physical activities for the open pit:

●	Installation of warning signs.
●	Monitoring of displacements, if any.
●	Monitoring of pit water quality.
●	Profile slopes until a permanent stable angle of inclination is achieved.

Sulfur Leach Pad and ROM 1, ROM 2 Leach Pad and Oxide Leach Pad

The physical stability activities for the leach pads (Sulfur, ROM, ROM 2 and oxides) are described below:

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●	When recirculation of the leach pad solution concludes, reconfiguration of slopes will proceed until a global slope of 2.5H:1.0V is achieved, according to the physical stability criteria.
●	The upper platform of the pad will be relevelled with the minimum slope of 2% to establish a positive drain towards the slopes.
●	Additionally, ditches will be constructed on the benches to direct runoff water from the surface towards the collection pond to monitor the quality of the water.
17.3.4.3.4	Geochemical Stability

Pit – Including Haul Roads

Hydrological and geochemical studies will be conducted for the geochemical stability of the pit to verify whether the pit’s materials generate acidity and the existence of possible filtrations in the pit.

Sulfur Leach Pad and ROM 1, ROM 2 Leach Pad and Oxide Leach Pad

For geochemical stability of the leach pads, after the configuration of slopes, a Type A cover will be placed in order to isolate the leached ore from the runoff, which will minimize infiltration through the pad.

Collection Ponds – Process Ponds (PLS and ILS), Major Events Pond, Contact Water Pond and Fresh Water Pond (Pucaccocha)

These ponds will be closed once the pads and the open pit are geochemically stable. The following activities will be carried out for the geochemical stability of the ponds:

●	The slurry stored in the ponds will be removed to be disposed of in authorized locations.
●	The geosynthetic material in the pond will be removed and disposed of in a storage zone defined by EMV.
●	A neutral cover of material will be placed in the pond up to the surface and it will be relevelled according to the surroundings.

Crushing System (primary, secondary and tertiary), classification (secondary and tertiary) and agglomeration, SXEW Plant, Treatment Plants (PTAP, PTAA, PTARD) and other infrastructures associated with the project

Once the structures in the zone are demolished and removed, the land will be levelled and subsequently covered with neutral material and topsoil (Type B cover) that will follow the conditions of the natural landscape according to the topographic configuration of the surroundings.

17.3.4.3.5	Hydrological Stability

Pit – including haul roads

Superficial runoff water generated in the pit will be directed through ditches constructed on the benches of the pit, towards a collection pond where the quality of the water will be evaluated to determine its derivation to the water management system of non-contact water for discharge into the environment or to the Acid water treatment plant as contact water.

Leach Pad Sulfur and ROM 1, ROM 2 Leach Pad and Oxide Leach Pad

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For hydrological stability of the pads, ditches will be constructed on the pad benches in order to direct runoff water from the surface towards a collection pond located downstream of the pad, where water quality will be evaluated, and based on the results obtained, it will be treated as contact water at the Acid Water Treatment Plant or it will be directed towards the non-contact water management system to be discharged into the environment.

Contact and Non-contact Water Management System

In the non-contact water management system, runoff waters from the surface will be captured and directed through perimeter derivation channels of the main facilities (leach pads and pit) designed to carry the peak flow produced to be discharged in the environment. Also, at closure, rainwater that runs down the pad slopes and the pit will be carried to the collection ponds for water quality control and diversion to the perimeter channels for the discharge into the environment, provided that they meet the water quality according to current legislation.

For contact water management, sedimentation ponds will be constructed to store contact water that is to be treated at the acid water plant and subsequent discharge into the environment.

17.3.4.3.6	Landform Establishment

Activities corresponding to the establishment of the landform for mining facilities that require these activities are mentioned in section 17.3.4.3.4 – Geochemical Stability.

17.3.4.3.7	Revegetation

The components under progressive closure will be revegetated on a cover of topsoil originating from the organic material deposit, that will promote medium to long term natural revegetation with native species due to wind dispersal of seeds.

17.3.4.3.8	Social Component of Final Closure

Social activities in the closure process are focused in preventing and minimizing its potential negative impact by implementing the social programs described in the Community Relations Plan (CRP). These programs will focus on addressing the social and economic repercussions arising from the closure of the mine operations.

17.3.5	Post-Closure Maintenance and Monitoring

This section describes maintenance and monitoring activities that apply after implementing closure procedures.

Proposed measures will be defined during closure plan updates, bearing in mind that as the operation activities go on, there will be more clarity with regards to critical points and parameters that must monitored following the closure.

The following describes the activities for maintenance and monitoring considered for the post-closure phase.

17.3.5.1	Post-Closure Maintenance

These activities refer to the maintenance of component areas that have been rehabilitated and closed; and that will remain at the location.

Post-closure maintenance of the project facilities includes passive care of the closed components, whose purpose is to ensure the safety of persons and the environment through general safety inspections performed periodically.

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Activities intended to verify and ensure long-term function and management of system operations will be carried out during this stage, for example, fault repairs of equipment and rehabilitated facilities, to ensure the condition, water treatment and discharge of treated effluents discharged to the environment.

17.3.5.1.1	Physical Maintenance

The following is proposed in order to ensure the physical stability of the open pit, inadequate material deposit and leach pads:

●	Perform visual inspections in order to identify the general integrity of the components that may put the expected physical conditions that may affect stability, at risk, they will include: detection of cracks, wearing, erosion or any physical damage of the surfaces.
●	Isolate the affected zone and inform specialized personnel to perform the necessary maintenance work, if cracks and/or broken areas are detected. This work could include reconfiguration and/or regrading of the component. Additionally, traffic will be avoided in affected areas and topographic instrumentation facility will be evaluated for permanent monitoring, thus controlling possible displacement, collapses and fissures.
●	Perform maintenance of access road surfaces.
●	Carryout scheduled or visits for inspections or extraordinary in case of a significant seismic event occurrence or after extreme rain events that may affect the stability of the closed components in any way. These inspections will include structures, slopes and access roads that may have been affected by these events. If any damage occurs to these structures, an evaluation and any necessary action will be performed as soon as feasible to restore the structures back to their original design.
17.3.5.1.2	Geochemical Maintenance

Maintenance focuses on carrying out activities for the control of covers and mining components that may potentially generate drainage and acidity. This activity will be developed by means of a general inspection program and a maintenance program.

The inspections program will be in charge of a professional, who will observe the integrity of the covers placed over the mining components; as well as the drainage systems, controlling the quantity and quality of possible acid water drains that could be produced and other activities when necessary.

This program will be carried out within the program development framework of the general inspection of the components. Cover inspection focuses on carrying out control activities in the works and closure measures of mining components that could potentially generate drainage and acidity.

The development includes site visits and inspection tour of the closure work that may be affected and determine which need maintenance or repair. Any damages, faults, or ruptures are detected, will be immediately communicated to begin maintenance, restoring or reinstallation activities.

During inspection activities, the integrity of the cover systems will be evaluated according to their ability to prevent wind erosion and infiltration. If necessary, maintenance will consist of replacement or reconfiguration of the cover if settlement, sinking, or material loss is observed, which would hinder the proper function of the cover to prevent wind erosion or water entry.

17.3.5.1.3	Hydrological Maintenance

Hydrological maintenance includes an inspection schedule, the execution of maintenance of gutters and drainage conduction, guard channels and drainage areas with coverage before and after the avenues.

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The inspection schedule includes a technical visit to observe and identify possible cracks, fissures or gutter collapses, drain ditches of different components, in order to carry out post-closure maintenance activities.

If any damages, faults, ruptures, collapses are detected, they will immediately be communicated to begin maintenance, restoring and reinstallation activities.

In the case of repairing or patching gutters or drain ditches, it is required to carry out maintenance to 10% of the length of the gutters, internal channels, collection boxes, masonry beds of different components for five years.

17.3.5.1.4	Biological Maintenance

The biological maintenance of the revegetated areas is related to the development of a n inspection schedule with intention to execute, if necessary, activities to promote growth of the natural vegetation, restoration of vegetable units that suffered damages due to low performance of the sown species or by improper traffic of people and/or animals, previously identified on the field.

Biological maintenance includes inspections of fields and vegetable covers verifying growth, state of the ground crops and live cover capacity to stabilize slopes.

The frequency of biological maintenance will be annual.

17.3.5.2	Post-Closure Monitoring

Post-closure monitoring will focus primarily on inspecting, monitoring and evaluating to make sure the environmental conditions are similar to the natural conditions of the area, as well as verifying, in this phase, the result of closure activities established for the progressive closure plan and final closure.

Monitoring will begin immediately after the conclusion of the closure activities applied to each component and will continue active during a period of no less than five years. Likewise, it will be subject to continuous improvements and it may change during the execution, in other words, the parameters that are being monitored may be modified based on the results, depending on their efficacy to measure rehabilitation success by the mine closure management.

17.3.5.2.1	Physical Stability Monitoring

Geotechnical monitoring will be performed in the pit, inadequate material deposit and leach pads. These inspections will be carried out by a professional engineer who will submit a report of findings from the inspection. Any remediation measure deemed necessary like the result of the inspection, will be carried out as soon as practicable. After the occurrence of an extreme major event (extreme rain or seism), in which damages to the infrastructure are reported, a visit to the site will be scheduled within a short timeframe. This visit will include detailed inspections of all structures, access roads, etc. that may have been impacted by the event. The damage to these structures will be preliminarily evaluated during this visit to schedule a specialized technical evaluation afterwards which must specify the actions taken to repair the affected structures as soon as possible.

17.3.5.2.2	Geochemical Stability Monitoring

Geochemical stability monitoring will allow us to observe the efficiency of the closure works that were implemented, correction of problems and/or reduction of risks. The geochemical monitoring schedule for mining activities is geared towards the prevention of the generation of metal leaching and acid drainage of rock.

Additionally, this monitoring schedule for geochemical stability consists in measuring and evaluating the quality of surface water, after the geochemical stabilization work has been performed to verify the efficacy of the works installed.

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In the case that contact water is present in closed components, treatment for these waters in an acid water plant (PTAA) will be provided before discharging them into the environment.

Geochemical monitoring activities are scheduled technical inspections for control and measurement of surface waters.

17.3.5.2.3	Hydrological Stability Monitoring

The hydrological monitoring program consists in observing component drainage works that are part of the current closure plan. Technical inspections will be scheduled for monitoring activities of hydraulic works employed for component closure to identify possible erosions, settlement, collapsing and siltation.

17.3.5.2.4	Biological Monitoring

Post-closure biological monitoring considers the following:

The biological monitoring program is the tool that through what is called adaptive management, it highlights environmental responses and modifies activities to maintain a healthy ecosystem. Its purpose is to perform periodic evaluations of the ecosystems that allow the collection of data for the different biological components, that after being analyzed and evaluated will allow to propose and improve the proposed measures to allow control and monitoring.

The following monitoring is proposed with respect to biological components:

●	Monitoring and revegetation,
●	Monitoring of land habitats and
●	Monitoring of aquatic habitats.

Monitoring of Revegetation

A monitoring program will be introduced during the first five years, in order to monitor the advance of the revegetation and re-sowing barren areas. The monitoring of revegetated sites will take place during the closure and post-closure annually, at which point all revegetated sites will be visited and evaluated to observe the success of the revegetation.

Monitoring Land Environments

Post-closure monitoring of the abundance and diversity of the species will be carried out annually during the first five years, primarily during the transition period between dry and wet seasons, to register demographic variations (blooming period in the case of flora, and reproduction periods in the case of fauna).

Monitoring Aquatic Environments

An annual monitoring program will be implemented during the post-closure phase in the first five years, and subsequent monitoring only, when necessary, in the receiving bodies of the effluents that remain in the post-closure phase.

17.3.5.2.5	Social Monitoring

At the social level, a population informed about the implications of the project facility closure is foreseen. Likewise, activities implemented during the final closure phase, that refer to the social programs and communications, are expected to be effective.

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The action lines proposed as part of social monitoring correspond to the evaluation of the results of the communication program, implemented by EMV as part of the mine closure activities.

17.3.6	Timeline

The general timeline for mine closure is structured in the following way:

●	Progressive closure: from the year 2023 until the year 2040.
●	Final Closure: from the year 2041 until the year 2045.
●	Post-closure: from the year 2046 until the year 2050.
17.4	Social and Community Impacts
17.4.1	Mollebamba Community

The Trapiche Project is located in the Mollebamba Community land. The Mollebamba village has existed since before the arrival of the Spaniards to Peru and was known as Mollepampa due to the large amount of Molle trees that existed in the area. It is said that the original name of this town was Quechua Wanca, although there are those who doubt this claim. The original settlers would be the Inti Utkas, the Aqo Punkus and the Mauk' Allaqtas.

After the Spaniards settled in the early 17th century, the name of the village was established as Mollebamba and the Spanish village began to grow with the typical grid pattern.

The village was dominated by Spanish civilians and the catholic church and mining was the most important activity for them, as evidenced by the metal smelting site of the area and the old gold and silver mines located above the village.

The distribution and borders between the current communities’ dates from the arrival of Mariano Ignacio Zola de Castilla, in charge of making the division of villages in Antabamba. The distribution of Aymaraes land was towards the beginning of the Republican era (when Apurimac still belonged to Cusco).

The foundation of the Juan Espinoza Medrano district, with Mollebamba as a capital, took place on December 12, 1942. The town decided to celebrate its anniversary since June 24, 1943 to coincide with the Intirraymi (sun festival), the day of Saint John the Baptist and the Farmers day.

The Land Reform given by President Velasco Alvarado released the lands from the private farms and gave them to the community. After the Land Reform, no cooperatives were built in Mollebamba, instead, the lands were handed over directly to the community.

Mollebamba was strongly affected by political violence. The "Sendero Luminoso" terrorist group reached the populated community of Mollebamba on June 7, 1987. By the 1990s, the situation began to improve.

Milestones or important events for the town include the beginning of construction of the access road in 1959, the foundation of the primary school in 1914, and the creation of the secondary school in 1980.

Currently the C.C. Mollebamba is characterized by being a mainly agricultural town, with other minor economic activities. It has basic, educational and health services and is the most populated area of the district. A few years ago, a new economic activity started emerging, mining, which is positively changing some social and community patterns, attracting local and external labor and increasing the purchasing power of some residents.

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17.4.2	Demographics

The population distribution according to gender shows a symmetrical distribution. In total, the survey indicated 245 men and 244 women, observing that the population is divided into 50.1% of men and 49.9% of women.

Table 17-10: Mollebamba Population by Gender

Categories	C.C. Mollebamba
	No.	%
Population surveyed	489	100.0
Men	245	50.1
Women	244	49.9

Source: AMEC Foster Wheeler, Trabajo de Campo 2018.

The Mollebamba community has urban and rural residence areas. It is observed that Mollebamba concentrates 82.6% of its population in urban areas, while 17.4% is in rural areas.

The most numerous population groups are in the early years of life. The group with the highest percentage is 10 to 14 years (14.5%), followed by 5 to 9 years (9.1%) and the group of 0 to 4 (7.7%). 31.4% of the total population is between 0 and 14 years old.

For adulthood, some of the age ranges that can be highlighted are those from 30 to 34 (7.9%), from 40 to 44 (6.8%), and 35 to 39 (6.0%). In the case of adults from 50 years of age, the population is gradually reducing its number.

Table 17-11: Mollebamba Population by Age Group

Categories	Total
	C.C. Mollebamba
	No.	%
Population surveyed	483	100.0
0-4	37	7.7
5-9	44	9.1
10-14	70	14.5
15-19	33	6.8
20-24	19	3.9
25-29	23	4.8
30-34	38	7.9
35-39	29	6.0
40-44	33	6.8
45-49	32	6.6
50-54	27	5.6
55-59	18	3.7
60-64	25	5.2
65-69	14	2.9
70-74	11	2.3
75-79	17	3.5
80-84	6	1.2
85-89	4	0.8
90-94	3	0.6

Source: AMEC Foster Wheeler, Trabajo de Campo 2018.

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17.4.3	Education

The Illiteracy Rate is 10.2%, and based on gender, the rate for men is 3.1%, while for women it is 25.4%. Hence, a third of the total of women of age 15 and older are illiterate. The differences between the genders are significant, which requires attention in women's access to education.

The Mollebamba community has three educational centers, one for each level, so that students can complete Regular Basic Education in this area. The initial level has the Initial Educational Institution Nº 28 “Cecilio Antonio Guerrero Mallma”, the Primary Educational Institution is Nº 54261 and the Secondary Educational Institution is called “José María Arguedas”.

17.4.4	Health

The Mollebamba Health Center is located in the community. The health center has a significant number of health professionals. Complying with current regulations, this establishment provides the services of general medicine, dentistry, obstetrics, nursing and laboratory. They also have areas for triage and pharmacy with the necessary equipment to provide such services.

The health center is divided into four offices, a hygienic service and a laboratory.

The patients treated in the health center come from Mollebamba and other towns such as Silco, Vito and Calcauso. When the health center is not able to handle a case, the patient is sent to the Abancay hospital.

17.4.5	Economics

The main economic activity is agriculture (38.4%). More than 87.0% of registered households have agricultural land, being one of the main sources of economic support.

In addition, the second preferred economic activity is livestock, with a percentage as high as agriculture (19.2%). According to the results presented, more than 87.0% of registered households have animals. In most homes, both activities are carried out at the same time, complementing the household income and diet.

In third place is trade with 10.3% of registered cases, while mining is 4.6% at the time that this study was conducted. It is important to point out that the Trapiche Mining Project is located in the Community of Mollebamba, which absorbs a significant portion of the population employed in that community, especially in unskilled jobs or in activities indirectly related to mining. Currently, the majority of the working population in Mollebamba is directly or indirectly within the economic activities of the Trapiche Project.

The provision of general services also has a significant group of cases, reaching 7.8%. Other activities that can be listed are teaching (4.3%) and construction (3.9%).

17.4.6	Land Use Agreement

El Molle Verde S.A.C. (EMV) signed a Land Use agreement with the community of Mollebamba in 2011, due to the agreement it was possible to complete 100,000 meters of diamond drilling.

In 2014, the Mollebamba community made a series of claims requesting greater economic benefits, which is the reason that the project was stopped until 2018.

After several meetings between the Community and EMV, on October 29, 2018, the Extrajudicial Transaction was signed within the legal framework and in compliance with the 2011 agreement to resolve any controversies and in order

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to ensure the feasibility, the development, the optimal and uninterrupted continuity of the Trapiche Project, as well as promote the economic development and sustainable growth of the Community.

The restart of activities and work on the project took place in May 2019. The Land Use Agreement has a duration of 30 years and is automatically renewable for a similar period of time through a negotiation of the new fee for the land use.

In return, the community authorizes to carry out all the mineral production work, according to the detail and extension that is approved in the Detailed Environmental Impact Study and its modifications. It also includes all reclaiming work.

17.4.7	Surrounding Communities

An intensive stage of relations with the neighboring communities of Calcauso, Silco, Vito, Antabamba and Mollocco has begun in order to inform the concept and scope of the Project.

In this scenario, the Social Affairs team is participating in activities and meetings with the community members and with their authorities. Visits to the project are also scheduled so that the population knows technical and environmental details of the future operation. Quick impact development projects in the communities are also going to be prepared. They will allow to demonstrate the contributions that the mining industry can generate for the growth and development of these communities and their environment.

On the other hand, there have been arrangements with the Mayors of Antabamba and Juan Espinoza Medrano districts, to generate tripartite agreements with the participation of communities, municipalities and private companies for the construction of roads that allow commercial connection to the southern zone of their territories.

17.4.8	Employment and Local Services

The Local Employment System (SEL) will work with the community authorities and committee to allow proper operation, taking into account the origin, relationship with the community, and technical specialization of the employee.

The Local Services and Purchasing System (SISCOL) will work in a similar way, in order to guarantee the preference of contracting local services that these communities can provide to the Trapiche Project.

Both the employment system and local services are part of the Company's corporate policy to generate local development and allow the future operation to be socially sustainable. To achieve an adequate development of these systems, it is necessary to have training programs for the communities. These trainings will be carried out with prestigious technical training institutions, which guarantee the correct training of workers and businesses in the communities.

Regarding the type of services that the communities can provide, EMV has been considering the creation of the Mollebamba Community Company, called Ecosem Mollebamba so that local enterprises services can be channeled through it. The Community Company may also provide services directly to EMV with the provision of services of roads maintenance, civil works, rental of light and heavy equipment, remediation work, pollution control through the watering of roads, among other activities.

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18	Capital and Operating Costs
18.1	Operating Costs

The new economic analysis completed for this TRS, dated November 2021, used an escalation of 10% for the Capital Cost and the Operating Cost.  An analysis of the ENR Cost Index Summary indicated that the cost of construction increased by 8.4%, the cost of labor increased by 1.8%, and the cost of Material increased by 37.5%.  It was decided to average the increase of the OPEX by 10%.  The cost of Power and Sulfuric Acid was not increased for this period as these costs were confirmed to hold their 2020 estimated cost.

18.1.1	Overall Operating Cost

Table 18-1 below represents the life of mine operating cost which includes mining, process plant, water treatment plant, site & services, G&A, and treatment & refining charges.

Table 18-1: Overall Operating Cost

Area	Year 1	Year 2	Year 3	Year 4	Year 5	LOM
Mining Operating Cost	$50,428	$50,867	$53,197	$65,527	$55,037	$908,954
SXEW Plant	$68,177	$69,658	$68,728	$71,699	$68,941	$1,148,728
Water Treatment Plant	$357	$527	$658	$771	$911	$35,943
Site & Services	$22,000	$22,000	$22,000	$22,000	$22,000	$396,000
General Administration	$6,600	$6,600	$6,600	$6,600	$6,600	$118,800
Treatment & Refining Charges	$8,263	$8,263	$8,263	$8,263	$8,263	$131,439
Total	$155,826	$157,915	$159,447	$174,861	$161,753	$2,739,864
$/t processed	$5.80	$6.09	$5.79	$4.93	$5.98	$6.97
18.1.2	Mining Operating Cost

For the purposes of this Study, it is assumed that the responsibility for mining will be assumed by a contractor; therefore, an additional 10% is considered in projected OPEX related to account for contractor profit above the built-up mining costs.

To calculate the mining cost, Mining Plus used the following parameters from internal databases:

●	Drilling: Includes production cost and maintenance cost.
●	Blasting: It was assumed supplies cost required for the activity, also costs for preparation, loading, blasting initiation and explosives truck rental.
●	Loading: Includes all operation costs for the main loading equipment like maintenance, operator and fuel.
●	Hauling: Includes the operations costs for the main haulage equipment, also cost related to maintenance and tires replacement.
●	Auxiliary Equipment: Includes operational costs for the main auxiliary equipment, used for maintenance of haul roads, waste dumps, load material, tires replacement and staff transportation.
●	The estimate is based on mining operating cost of the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update costs with a 10% escalation.

Table 18-2 shows the average mining unit cost per activity for the LOM, and Figure 18-1 shows percentage per area for the mining cost calculated for the Trapiche Project.

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Table 18-2: Mine Operating Unit Cost

Activity	US$ / t	%
Drilling	0.16	7.1
Blasting	0.22	9.5
Loading	0.24	10.4
Hauling	1.19	51.7
Maintenance	0.19	8.2
Mine Management	0.09	4.1
Contractor's Profit	0.21	9.1
Total	2.31	100%

Notes:

1.	In the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update, the cost of mines was estimated at US$2.1/t.

Figure 18-1: Mine Operating Cost Distribution

18.1.3	Process Plant Operating Cost

Table 18-3 below represents the life of mine operating cost for the process plant. The annual production of the crushing system is 16,425,000 tonnes (45 ktpd) on average with a mine life of 18 years.

Table 18-3: Life of Mine Process Plant Operating Cost ($000)

Operating & Maintenance	Average Annual Cost	$/t processed	LOM Operating Cost	%
Labor	$4,554	$0.21	$81,972	7.1%
Sulfuric Acid	$23,990	$1.10	$431,828	37.6%
Electrical Power	$21,922	$1.00	$394,596	34.4%
Reagents	$3,432	$0.16	$61,769	5.4%
Liners	$1,334	$0.06	$24,018	2.1%
Maintenance Parts	$7,540	$0.35	$135,720	11.8%
Water Charges	$53	$0.00	$958	0.1%
Supplies and Services	$993	$0.05	$17,866	1.6%
Total	$63,818	$2.92	$1,148,728	100.0%

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18.1.3.1	Labor

The process plants’ staffing has been estimated to have 150 employees (operations 105 employees and maintenance 45 employees). The laboratory staffing is included in the process plants’ staffing.  There is an average annual wage of $30,360 which includes fringe benefits.  Annual plant labor costs are estimated to be $4.6 million, which is 4.5% of the process plant operating cost. Table 18-4 represents a typical year.

Table 18-4: Labor Summary

	Staff	Salary/Person	Annual Cost ($000)
Administration	19	$56,413	$1,072
Operations	86	$24,220	$2,083
Maintenance	45	$31,093	$1,399
Total	150	$30,360	$4,554
18.1.3.2	Electrical Power

The electrical power consumption was based on an equipment list with connected kW, discounted for operating time per day and anticipated operating load level. Power costs were provided by EMV using a unit price of $0.065 per kWh. Annual plant power costs are estimated to be approximately $25.0 million (384,815,253 kWh * $0.065). Table 18-5 shows a typical year of consumption, which includes sustaining capital in the later years.

Table 18-5: Power Consumption Summary (Year 3)

Area	Annual kWh
Area 100 PRIMARY CRUSHER	7,575,513
Area 200 ORE STOCKPILING, CRUSHING AND CONVEYING	4,732,233
Area 220 SECONDARY CRUSHING AND SCREENING	20,787,954
Area 240 TERTIARY CRUSHING	14,936,516
Area 260 TERTIARY SCREENING	9,321,796
Area 310 AGGLOMERATION	16,085,118
Area 320 OXIDE LEACH PAD	7,668,709
Area 330 SULFIDE LEACH PAD	19,363,491
Area 340 ROM 2*	0*
Area 350 RAFFINATE SYSTEM	54,177,035
Area 360 ILS SYSTEM	24,923,305
Area 410 SOLVENT EXTRACTION	4,337,614
Area 420 TANK FARM	14,538,864
Area 500 ELECTROWINNING	159,459,308
Area 620 WATER TREATMENT PLANT	5,325,493
Area 650 FRESH WATER SYSTEM	18,892,185
Area 800 REAGENTS	26,627
Area 900 ANCILLARY	798,824
Area 905 TRUCK SHOP/TRUCK WASH/WAREHOUSE	1,864,668
Total	384,815,253
*Associated equipment is in Area 360 – ILS SYSTEM
18.1.3.2.1	Emergency Backup Power

There are (4) 2,500 kW emergency generators located at the Trapiche main substation that tie into the main bus; therefore, emergency power is effectively distributed everywhere. It will be up to operations to prioritize how it is used.

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The intent is that a small portion is used for trickle power to the rectifiers to keep the plated copper from re-dissolving back into solution. A major portion of the emergency power will be used to keep camp operations up and running.

18.1.3.3	Reagents

Reagents for the process plant include sulfuric acid, extractant, diluent, cobalt sulfate, guar, FC1100 and diatomaceous earth. Consumption rates were determined from the metallurgical test data or industry practice. Budget quotations were obtained for reagents where available or from other M3 projects with an allowance for freight to site, as shown in Table 18-6.

Table 18-6: Reagent Costs

Reagents	Kilograms per tonne	LOM Consumption	Dollars per kilogram	LOM Cost
SXEW Process - Agglomeration
Sulfuric Acid Oxide	9.7	333,138,690	$0.156	$52,056,252
Sulfuric Acid Enriched	2.9	612,168,271	$0.156	$95,657,414
Sulfuric Acid Transitional	2.9	107,499,672	$0.156	$16,797,899
	Liter per kg of Cu		Dollars per liter
Extractant	0.002	2,167,986	$11.88	$25,755,668
Diluent	0.0099	10,731,528	$1.21	$12,985,149
	Kilograms per MT of Cu		Dollars per kilogram
Cobalt Sulfate	0.34	368,558	$3.35	$1,235,497
Guar	1.52	1,647,669	$2.50	$4,126,917
FC1100	0.03	32,520	$16.57	$538,902
DE	17.11	18,547,116	$0.92	$17,127,334
Heap Leach - Raffinate
Sulfuric Acid ROM	4.0	442,542,676	$0.156	$69,151,719
Sulfuric Acid Oxide	7.3	250,712,622	$0.156	$39,176,354
Sulfuric Acid Enriched	4.1	865,479,280	$0.156	$135,239,792
Sulfuric Acid Transitional	4.1	151,982,294	$0.156	$23,748,753
18.1.3.4	Liners

Liner consumption was based on industry practice or other M3 projects.  Budget quotations were obtained for liners where available or from other M3 projects with an allowance for freight to site, as shown in Table 18-7.

Table 18-7: Wear Item Costs

Wear Items	Kilograms per tonne	LOM Consumption	Dollars per kilogram	LOM Cost
Liners
Primary Crusher	0.0020	571,088	$4.51	$2,575,607
Secondary Crushers	0.0067	1,901,492	$4.51	$8,575,731
Tertiary Crushers	0.0101	2,852,917	$4.51	$12,866,658
18.1.3.5	Maintenance Parts and Supplies

An allowance was made to cover the cost of maintenance parts based on the capital cost of equipment using a factor of 5%. In addition, an assumption is made that 10% of repairs will need to be made offsite at twice the cost of onsite repairs. This has the effect of increasing the maintenance factor from 5% of the capital cost of equipment to 5.5%. The annual allowance for both maintenance parts and offsite repairs is estimated to be $7.0 million (5%/design Cu

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production 160.9 million)*annual Cu production 132.8 million*capital cost of equipment $170.8 million = $7.0 million) + $7.0 million * 10% = $0.7 million = total $7.7 million).

18.1.3.6	Supplies and Services

An allowance for operating supplies such as water, safety items, tools, lubricants and office supplies were made using data from other M3 projects.  The estimated average annual cost for plant supplies and services is $1.0 million.

18.1.3.7	Site and Services/Main Office G&A

The Site and Services is estimated to be $22.0 million annually with an estimated staff of 180 employees (includes 1 site manager, 59 supervisors and 120 workers which includes 52 workers are for camp support). The Main Office G&A is estimated to be $6.6 million.

18.1.3.8	Water Treatment Plants

Two water treatment plants are considered under the PFS, a Pit Water Treatment Plant (PTAAM) and a Process Water Treatment Plant (PTAAC). The water treatment plant unit cost per cubic meter of water is estimated to be $2.31 /m3 for both plants.

The water treatment rate for the PTAAM is estimated to be 279,000 cubic meters annually for the first five years at a cost of $0.65 million per year. Volumes are expected to increase to 395,000 annually after Year 5 with LOM PTAAM water treatment estimated to be 6.5 million cubic meters, according the hydrogeological model by AMEC 2020 and the Water Balance.

For the PTAAC, the water balance shows no surplus of contact water will be treated in the PTAAC, however, considering any contingency, the treatment rates are assumed at 695,000 cubic meters annually and 9 million cubic meters LOM.

LOM water treatment volumes are estimated to be 15.6 million cubic meters at a cost of $35.9.

18.2	Capital Costs

The estimated capital expenditure or capital costs (CAPEX) for the Trapiche Project consists of four components: (1) the initial CAPEX to design, permit, pre-strip, construct, and commission the mine, plant facilities, ancillary facilities, utilities, and operations camp; (2) the sustaining CAPEX for facilities expansions, expected replacements of process equipment and ongoing environmental mitigation activities; (3) the closure and reclamation CAPEX to close and rehabilitate components of the Project; and (4) working capital to cover delays in the receipts from sales and payments for accounts payable and financial resources tied up in inventory.

The new economic analysis completed for this TRS, dated November 2021, used an escalation of 10% for the Capital Cost and the Operating Cost.  An analysis of the ENR Cost Index Summary indicated that the cost of construction increased by 8.4%, the cost of labor increased by 1.8%, and the cost of Material increased by 37.5%.  It was decided to average the increase of the CAPEX by 10%.  The cost of Power and Sulfuric Acid was not increased for this period as these costs were confirmed to hold their 2020 estimated costs.

Table 18-8 summarizes the initial CAPEX for the Project. Table 18-11 summarizes sustaining costs, and Table 18-12 summarizes closure costs. Table 18-8 includes process plant costs, on-site infrastructure such as on-site roads, the leach pads, the operations camp, and off-site infrastructure such as the power transmission line, and the mine access road costs. DMO and DMI facilities are in the Direct Costs. It does not include direct mining equipment costs as the

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project is based on use of contract mining services. The initial CAPEX also includes indirect costs for engineering, procurement, construction management, vendor support during construction, spares and other costs.

Initial CAPEX also includes an estimate of contingency based on the accuracy and level of detail of the cost estimate and the rules of the Security and Exchange Commission (SK-1300).  The purpose of the contingency provision is to make allowance for uncertain cost elements which are predicted to occur but are not included in the cost estimate.  These cost elements include uncertainties concerning completeness and accuracy of material takeoffs, accuracy of labor and material rates, accuracy of labor productivity expectations, and accuracy of equipment pricing. The CAPEX for the Trapiche Prefeasibility Study is considered by M3 to be a Class 4 estimate used for development of a preliminary capital budgets and the viability of this project. The CAPEX has an accuracy range of +20% to -20%. Contingency used is 20%.

Table 18-8: Trapiche Capital Cost Estimate Summary

Item	Base Cost (US$)
Subtotal Direct Cost, without Mining	$647,422,193
Freight	$32,737,980
Mobilization	$12,927,640
Concrete Batching Mob & Demob	$563,200
Camp Costs	In Direct Cost
Camp Operating Costs	In Direct Cost
Temporary Construction Facilities	In Direct Cost
Temporary Construction Power	$680,130
Fee - Contractor	In Direct Cost
Total Constructed Cost	$694,331,143

Management & Accounting	$5,207,510
Engineering	$41,659,860
Project Services	$6,943,310
Project Control	$5,207,510
Construction Management	$45,131,570
EPCM Fee	$10,415,020
EPCM Construction Trailers	$2,082,960
EPCM Subtotal	$116,647,740

Commissioning & Programming	$550,000
Travel Lodging & Bussing	In Direct Cost
Vendor Supervision Of Specialty Const.	$2,821,753
Vendor Pre-commissioning	$940,588
Vendor Commissioning	$940,588
Client / Construction Commissioning Teams	$0
Capital Spares	$3,762,330
Commissioning Spares	$940,588
Total Contracted Cost	$820,934,730

Contingency	$123,140,160
Transmission Line & Substation (CONENHUA)	$45,631,190
External Road	$16,500,000
First Fills	$2,530,000
Owner's Cost	$29,672,000
Total Contracted and Owner's Cost	$1,038,408,080

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Table 18-9: Initial Direct Costs by WBS Area

WBS	Area Name	Costs (US$)
0	General	$4,388,189
1	DMI	$6,568,138
2	DMO	$1,238,244
3	Quarries	$0
10	Mine Haul Roads (Outside of Pit)	$12,957,470
15	Internal Access	$6,607,163
50	Mine General	$4,735,500
60	Rock-Fall Protection	$2,266,000
100	Primary Crushing	$37,663,561
200	Ore Stockpiling, Crushing & Conveying	$14,381,940
220	Secondary Crushing & Screening	$22,172,353
240	Tertiary Crushing	$18,508,627
260	Tertiary Screening	$12,325,453
300	Leach Pads & Ponds	$0
310	Agglomeration	$19,312,015
320	Oxide Leach Pad	$0
330	Sulfide Leach Pad	$110,750,197
340	ROM Leach Pad	$26,700.898
350	Raffinate System	$31,846,334
360	ILS System	$18,413,432
370	PLS System	$227,508
400	Mineral Recovery	$0
410	Solvent Extraction	$46,650,000
420	Tank Farm	$16,729,786
500	Electrowinning	$50,307,792
600	Water System	$0
620	Water Treatment Plant	$39,871,052
650	Freshwater System	$20,269,320
619	Tailings Storage Facility 01	$0
621	Tailings Storage Facility 02	$0
622	Tailings Storage Facility 03	$0
670	Wells	$0
760	Power Substation & Distribution	$2,921,527
800	Reagents	$1,270,342
840	Sulfuric Acid & Unloading	$5,276,861
900	Ancillaries General (incl Area 913)	$1,655,139
901	Guard House	$43,551
902	Truck Scale	$133,528
903	Administration / Mine Ops Building	$3,682,194
904	Laboratory Building	$256,940
905	Truck Shop / Truck Wash	$36,875,455
908	Fuel Storage	$1,683,000
909	Fuel Station	$99,000
910	Warehouse	$3,200,083
911	Security, Medical & Emergency Services	$276,450
912	Plant Maintenance Building	$1,202,186
913	SXEW Maintenance Building	$0
914	Core Storage (Lab Area)	$3,383,982
914	Core Storage (Admin Office Area)	$0
915	Waste Transfer Area	$1,116,120
916	Heli Pad	$107,608
918	Explosive Storage	$5,092,115
920	Permanent Camp & Dining Hall	$36,381,374
940	Temporary Construction Facilities	$17,873,765
	Total	$647,422,193

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The primary assumptions used to develop the CAPEX are provided below:

●	The estimate is based on 4th quarter 2020 costs with a 10% escalation.
●	All cost estimates were developed and are reported in United States of America (US) dollars.
●	Qualified and experienced construction contractors will be available at the time of Project execution.
●	Borrow sources are available within the Project boundary or nearby.
●	Weather related delays in construction are not accounted for in the estimate.
●	No provision has been made for currency fluctuations.
18.2.1	Owner’s Capital Cost

The owner’s capital cost is shown below as submitted by the Owner.

Table 18-10: Owner’s Capital Cost

Description	Cost (US$)
Geological & Metallurgical Testing	3,600,000
Permits & Monitoring	0
Permits	0
EIA Monitoring	1,800,000
Rights	1,200,000
External Roads Maintenance	2,000,000
Support and Consultants	960,000
Owner´s Operations Staff	8,448,000
Owner´s Project Staff	3,456,000
Surveying	1,260,000
Security During Construction	672,000
First Aid and Medical during Construction	1,056,000
Owner´s Insurance	3,780,000
Communications	1,440,000
Land Purchasing	0
Social Responsibility (Gasto Social)	0
Total Owner Cost	29,672,000
18.2.2	Sustaining Capital

The following components are expected to be constructed after initial plant start-up and are included as sustaining capital projects.

Table 18-11: Sustaining Capital

Item	US$
Sulfide Leach Pad Phase 2 & 3 (Area 330)	$52,860,621
ROM Phase 2 (Area 340)	$25,657,486
Phase 2 Ponds (Areas 350 and 370)	$20,754,210
Pit Water Treatment Plant - Capacity Increasing (Area 620)	$23,362,339
Oxide On/Off Pad (Area 320)	$23,104,002
Total Sustaining Capital	$145,738,658

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Table 18-12: Closure Cost ($000)

	Progressive Closure Cost	Final Closure Cost	Post Closure Cost
Year 1	$0
Year 2	$0
Year 3	$551
Year 4	$551
Year 5	$551
Year 6	$780
Year 7	$780
Year 8	$780
Year 9	$780
Year 10	$780
Year 11	$780
Year 12	$780
Year 13	$780
Year 14	$780
Year 15	$780
Year 16	$780
Year 17	$780
Year 18		$110,025
Year 19			$6,028
Year 20			$6,028
Year 21			$6,028
Year 22			$6,028
Year 23			$6,028
Total	$11,012	$110,025	$30,140
18.2.3	Mining Capital Cost

Mining activities will be performed under a contract mining methodology. As such, no mining equipment costs are included in the CAPEX. Costs are carried by the mining contractor and are included in the Mine OPEX.

Life of mine capital costs are broken down as follows:

●	5% related to Mine Communication.
●	37% related to Dispatch system.
●	58% related to Dewatering system.

Sustaining capital costs include communication equipment renewal, major upgrades every 4 years for the Dispatch System up to the end of LOM, and US$2.2M every 3 years for dewatering and water management infrastructure for the open pit, such as sumps and diversion channels.

The mining initial capital cost is based on the estimated cost in the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update with a 10% escalation.

Mining Initial Capital costs by category are summarized in Table 18-13.

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Table 18-13: Mining Initial Capital Cost

Description	US$
Mine Communication	$253,000
Dispatch (US$)	$1,210,000
Dispatch Hardware - Truck (US$)	$302,500
Dispatch Hardware - Shovel / Loader (US$)	$110,000
Dispatch Hardware - Drill (US$)	$55,000
Dispatch Hardware - Aux (US$)	$55,000
Dewatering system	$2,750,000
Total	$4,735,500

Notes:

1.	In the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update, the Initial Mining Capital cost was estimated at US$4.305M.

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19	Economic Analysis
19.1	Introduction

The financial evaluation presents the determination of the Net Present Value (NPV) and sensitivities for the project.  Annual cash flow projections were estimated over the life of the mine based on the estimates of capital expenditures, production cost and sales revenue. The sales revenue is based on the production of copper cathode. The estimates of capital expenditures and site production costs have been developed specifically for this project and have been presented in earlier sections of this report.

19.2	Plant Capacity Analysis

Mining production will range between 40,000 to 97,000 tonnes per day (peak is in the Year 4) with an average of 75,000 tonnes per day. The crushing system will operate at 45,000 metric tonnes of ore per day on average over the 18-year Life of Mine (LOM), with the capacity to support 50,000 metric tonnes per day.

These capacities were selected as the optimal system to process the extracted mineral due to the two constraints: the “mining intensity” that limit the mining production to an average of 85,000 tonnes per day, even for larger mine equipment, and the leaching started platform of phase 1 of the sulfide leach pad. For a leaching cycle of 180 days and 8 m of height lift only 45,000 tpd to 50,000 tpd on average is possible to process. Further studies will consider solutions to  increase the production, but at this stage the ranges described are considered the optimal.

19.2.1	Mining Intensity

The first restriction to overcome is Mining Intensity. Currently, the mine plan indicates an average of 74,000 tpd of mine production (excluding Year 4) during the first 6 years. Year 4 mine production is 97,000 tpd (see Figure 19-1). These production rates include the 45,000 tpd going to the crushing plant for the sulfide leach operation. As indicated by Mining Plus, increasing the size of the mining fleet (to CAT 777 or similar), while maintaining a single ramp, could increase the mine's production from 75,000 tpd to 85,000 tpd (a 13% increase). The current design capacity of the crushing system and SXEW plant is 45,000 tpd. Applying this 13% increase to the crushing system implies a potential increase of ore going to the crushing plant to 51,000 tpd from 45,000 tpd.

Figure 19-1: Total Daily Mine Production (Excel line 4)

19.2.2	Sufficient Leaching Surface Area

The second restriction is the leach area for the sulfide leach pad starter platform. Currently, for this PFS, the required area is estimated at 60 ha based on the assumptions of 8 m lift height and a 180-day leach cycle for enriched ore. Increasing that area to 80 ha (which is possible with a relatively low initial capex increase) coupled with a reduction of the leaching time to 170 days (see note below) could move the project’s crushing and leaching capability from 45,000 tpd to 50,000 tpd and provide improved economic results.

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Note: El Molle Verde is currently exploring the use of chlorides for leaching. Chloride leaching has the potential to achieve recovery of copper in a shorter leach cycle. Chloride leaching test work is ongoing and no conclusions are able to be drawn at this time.

19.2.3	Summary

Economic results are better for larger operations such as 75,000 tpd of crushed material, however, it appears to be difficult to reach more than 50,000 tpd of crushing when also taking into account the waste material that must be moved in addition to the crusher bound ore. This is something that must be analyzed in more detail at the feasibility stage when the assumptions of lift height, leaching cycle, optimization of the capex of the starter pad are confirmed.

19.3	Mine Production Statistics

Mine production is reported as ore and ROM from the mining operation. The annual production figures were obtained from the mine plan as reported earlier in this report.

The life of mine ore and ROM quantities and ore grade are presented in Table 19-1.

Table 19-1: Life of Mine Ore, ROM and Metal Grades

	Tonnes (000's)	Copper Grade %	Contained Copper (klbs)
Oxide & Mixed Ore	34,344	0.37%	278,615
Enriched Ore	211,093	0.53%	2,486,889
Transitional Ore	37,069	0.50%	409,774
ROM	110,636	0.15%	361,236
Total	393,141	0.41%	3,536,514
19.4	Plant Production Statistics

Ore will be processed using crushing & agglomeration, heap leach and solvent extraction/electrowinning to produce a copper cathode.

The estimated metal recoveries for these ore types are presented in Table 19-2.

Table 19-2: Metal Recovery Factors

	Enriched %	Oxide/Mixed %	Transitional %	ROM %
Ore & ROM	71.7%	85.0%	55.0%	40.0%

Estimated life of mine production is presented in Table 19-3 with the approximate metal recovered.

Table 19-3: Life of Mine Production Summary

	Ore Tonnes (000's)	Copper (klbs)	Copper (kt)
Oxide & Mixed Ore	34,344	236,822	107
Enriched Ore	211,093	1,783,099	809
Transitional Ore	37,069	225,376	102
ROM	110,636	144,495	66
Total	393,141	2,389,792	1,084

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19.4.1	Smelter Return Factors

Copper cathodes are shipped to various refineries and the terms are negotiable at the time of the agreement. The refinery terms and payable metals calculated in the financial evaluation are presented in Table 19-4.

Table 19-4: Smelter Return Factors

Copper Cathode
Payable copper	100.0%
Transportation Charges ($/Cu lb)	$0.055
19.5	Capital Expenditure
19.5.1	Initial and Sustaining Capital

The financial indicators have been determined with 100% equity financing. The total capital carried in the financial model for the initial capital and sustaining capital is shown in Table 19-5.

Table 19-5: Initial and Sustaining Capital Summary

Period	Initial Capital ($000)	Sustaining Capital ($000)
Year -4	$157,507
Year -3	$142,853
Year -2	$273,820
Year -1	$464,227
Year 1		$0
Year 2		$2,931
Year 3		$122,376
Year 4		$0
Year 5		$9,651
Year 6		$0
Year 7		$0
Year 8		$11,681
Year 9		$8,772
Year 10		$0
Year 11		$0
Year 12		$0
Year 13		$9,046
Year 14		$0
Year 15		$0
Year 16		$0
Year 17		$3,846
Year 18		$11,681
Year 19		$0
Year 20		$0
Total	$1,038,408	$179,985

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Figure 19-2: Initial Capital Distribution

19.5.2	Working Capital

A 10-day delay of receipt of revenue from sales is used for accounts receivable. A delay of payment for accounts payable of 30 days is also incorporated into the financial model. In addition, working capital allowance of approximately $15.8 million for plant consumable inventory is estimated in Year -1 and Year 3. All the working capital is recaptured at the end of the mine life and the final value of these accounts is zero.

19.5.3	Salvage Value

No salvage value has been included in the cash flow analysis.

19.6	Revenue

Annual revenue is determined by applying estimated metal prices to the annual payable metal estimated for each operating year.  Sales prices have been applied to all life of mine production without escalation or hedging. The revenue is the gross value of payable metals sold before treatment and transportation charges.

The copper price was provided by EMV commercial department and it is anticipated to update the copper price in the coming months. M3’s standard method of calculating the price of copper for use in a prefeasibility technical report is to use a 60/40 weighting of 36 months of historic copper prices (60%) and 24 months of consensus estimates for futures prices (40%). This methodology calculates a copper price of $3.53/lb. EMV has requested that a price of $3.63/lb be used in the project. M3 finds the price of $3.63/lb acceptable for project use. The financial model has a copper price sensitivity of ±5% and ±10%. Copper sales price used in the evaluation are as follows:

Copper $8,000/tonne or approximately $3.63/lb

19.7	Operating Cost

Life of mine cash operating costs include mine operations, process plant operations, site support and main office overhead costs, treatment and refining charges. Table 19-6 shows the estimated operating cost by area per metric tonne of ore processed.

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Table 19-6: Operating Cost

Operating Cost	$/ore tonne
Mine	$2.31
Process Plant	$2.92
Water Treatment	$0.09
Site Support/Main Office Overhead	$1.31
Treatment/Refining Charges	$0.33
Total Operating Cost	$6.97
19.7.1	Total Cash Cost

The average total cash cost over the life of the mine is estimated to be $7.45/t of ore processed.  Total cash cost is the total cash operating cost in addition to reclamation and closure and social costs. Table 19-7 shows the estimated total cash cost per metric tonne of ore processed.

Table 19-7: Total Cash Cost

$/ore tonne
Total Operating Cost	$6.97
Reclamation & Closure	$0.38
Social Costs	$0.10
Total Cash Cost	$7.45
19.7.1.1	Reclamation & Closure and Social Costs

An allowance for the cost of final reclamation and closure of the property has been estimated at $151.2 million for the mine life. Concurrent reclamation is estimated to be $11.0 million and  expended in Years 3 thru Year 17 and the final closure cost is estimated to be $140.2 million and expended five years after the end of operations. The social cost is estimated to be $39.4 million for the life of the mine.

19.7.1.2	Depreciation

Depreciation is calculated taking the capital expenditure and dividing it by the operating years starting with first year of production for the initial capital. In the year that the sustaining capital is expended, this amount is divided by the remaining operating years to calculate the depreciation for the sustaining capital expenditures.

19.8	Taxation

The Trapiche Project is evaluated with the following taxes:

●	Special Tax which is based on net income after depreciation at the average rate of 4.0%.
●	Mining Royalty which is based on net income after depreciation at the average rate of 3.5%.
●	Other Taxes which is based on net income after depreciation less the special tax and mining royalty at a rate of 8.0%.
●	Income Taxes which is based on net income after depreciation less the excise tax, mining royalty and other taxes at a rate of 29.5%.

Total taxes are estimated to be $1.9 billion for the life of the mine. The estimated taxes were verified by the EMV Accounting office.

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19.9	Project Financing

For the purposes of this PFS, it is assumed that investment in the Trapiche Project will be financed with equity.

19.10	Net Income After-Tax

Net Income after-tax is approximately $2.6 billion for the life of the mine; this value is shown in the detailed financial model shown in Table 19-9.

19.11	NPV, IRR and Payback (Years)

The base case economic analysis indicates that the project has an after tax NPV at 7% discount rate of $785 million, IRR of 15.9% and a payback of 5.0 years.  Sensitivity analysis is presented in Table 19-8.

19.12	Sensitivity

Sensitivity analyses are presented in Table 19-8.

Table 19-8: Sensitivity Analysis After-Taxes (in Thousands of US$)

Change in Metal Price	Copper Price	NPV @ 7%	IRR %	Payback (yrs)
10%	$3.99	$1,016,795	18.1%	4.4
5%	$3.81	$901,021	17.0%	4.7
0%	$3.63	$784,968	15.9%	5.0
-5%	$3.45	$668,652	14.7%	5.4
-10%	$3.27	$551,843	13.5%	5.9
Change in Operating Cost	Operating Cost $/t ore	NPV @ 7%	IRR %	Payback (yrs)
20%	$8.36	$643,218	14.5%	5.5
10%	$7.67	$714,427	15.2%	5.3
0%	$6.97	$784,968	15.9%	5.0
-10%	$6.27	$854,942	16.5%	4.8
-20%	$5.58	$924,255	17.2%	4.6
Change in Initial Capital	Initial Capital	NPV @ 7%	IRR %	Payback (yrs)
20%	$1,246,090	$648,925	13.4%	5.9
10%	$1,142,249	$716,992	14.6%	5.5
0%	$1,038,408	$784,968	15.9%	5.0
-10%	$934,567	$852,879	17.4%	4.6
-20%	$830,726	$920,740	19.2%	4.2
Change in Recovery	Recovery %	NPV @ 7%	IRR %	Payback (yrs)
20%	83.2%	$1,211,716	19.9%	4.0
10%	76.3%	$998,686	17.9%	4.4
0%	69.3%	$784,968	15.9%	5.0
-10%	62.4%	$570,404	13.7%	5.8
-20%	55.5%	$354,567	11.4%	6.8
Change in Power Price	Power Price	NPV @ 7%	IRR %	Payback (yrs)
46%	$0.095 / kWh	$738,279	15.4%	5.2
31%	$0.085 / kWh	$753,849	15.6%	5.1
15%	$0.075 / kWh	$769,437	15.7%	5.1
0%	$0.065 / kWh	$784,968	15.9%	5.0

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Figure 19-3: Sensitivity Analysis After-Taxes

19.13	Financial Model

Table 19-9 shows the financial model for the Trapiche Project.

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Table 19-9: Financial Model

	Total	Year -5	Year -4	Year -3	Year -2	Year -1	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23
Mining Operations
Oxide & Mixed Ore
Beginning Inventory(kt)	34,344	34,344	34,344	34,344	34,344	34,344	34,344	34,306	33,873	32,953	31,004	28,004	25,004	22,004	19,004	16,004	13,004	10,004	9,317	6,930	5,479	4,515	3,691	1,365	(0)	(0)	(0)	(0)	(0)
Mined (kt)	34,344	-	-	-	-	-	38	433	920	1,949	3,000	3,000	3,000	3,000	3,000	3,000	3,000	687	2,387	1,451	964	824	2,326	1,365	-	-	-	-	-
Ending Inventory (kt)	-	34,344	34,344	34,344	34,344	34,344	34,306	33,873	32,953	31,004	28,004	25,004	22,004	19,004	16,004	13,004	10,004	9,317	6,930	5,479	4,515	3,691	1,365	(0)	(0)	(0)	(0)	(0)	(0)
Copper Grade (%)	0.368%	0.000%	0.000%	0.000%	0.000%	0.000%	0.295%	0.265%	0.279%	0.285%	0.281%	0.274%	0.270%	0.296%	0.324%	0.349%	0.352%	0.637%	0.400%	0.541%	0.602%	0.603%	0.545%	0.540%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	278,615				-	-	249	2,532	5,659	12,266	18,604	18,101	17,869	19,586	21,406	23,101	23,307	9,647	21,037	17,298	12,790	10,967	27,956	16,242	-	-	-	-	-
																									24,681
Enriched Ore
Beginning Inventory(kt)	211,093	211,093	211,093	211,093	211,093	211,093	211,093	195,196	181,097	168,660	155,669	143,917	131,934	120,152	107,260	93,958	81,304	69,052	55,483	43,149	33,787	26,841	17,908	8,440	(0)	(0)	(0)	(0)	(0)
Mined (kt)	211,093	-	-	-	-	-	15,896	14,099	12,437	12,991	11,752	11,983	11,782	12,892	13,302	12,654	12,253	13,568	12,334	9,362	6,946	8,934	9,468	8,440	-	-	-	-	-
Ending Inventory (kt)	-	211,093	211,093	211,093	211,093	211,093	195,196	181,097	168,660	155,669	143,917	131,934	120,152	107,260	93,958	81,304	69,052	55,483	43,149	33,787	26,841	17,908	8,440	(0)	(0)	(0)	(0)	(0)	(0)
Copper Grade (%)	0.534%	0.000%	0.000%	0.000%	0.000%	0.000%	0.549%	0.542%	0.446%	0.459%	0.547%	0.514%	0.509%	0.478%	0.476%	0.516%	0.518%	0.543%	0.566%	0.667%	0.711%	0.584%	0.645%	0.490%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	2,486,889	-	-	-	-	-	192,276	168,353	122,243	131,457	141,599	135,850	132,240	135,811	139,618	143,898	139,960	162,307	153,977	137,618	108,827	115,067	134,542	91,247	-	-	-	-	-

Transitional Ore
Beginning Inventory(kt)	37,069	37,069	37,069	37,069	37,069	37,069	37,069	36,875	34,719	31,414	28,790	27,342	26,126	24,708	24,400	24,177	23,631	22,684	22,088	20,609	15,927	8,652	3,030	1,123	(0)	(0)	(0)	(0)	(0)
Mined (kt)	37,069	-	-	-	-	-	194	2,156	3,305	2,623	1,448	1,217	1,418	308	222	546	947	596	1,479	4,683	7,275	5,622	1,907	1,123	-	-	-	-	-
Ending Inventory (kt)	-	37,069	37,069	37,069	37,069	37,069	36,875	34,719	31,414	28,790	27,342	26,126	24,708	24,400	24,177	23,631	22,684	22,088	20,609	15,927	8,652	3,030	1,123	(0)	(0)	(0)	(0)	(0)	(0)
Copper Grade (%)	0.501%	0.000%	0.000%	0.000%	0.000%	0.000%	0.386%	0.571%	0.981%	0.219%	0.355%	0.440%	0.342%	0.362%	0.358%	0.452%	0.422%	0.481%	0.481%	0.415%	0.496%	0.535%	0.526%	0.481%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	409,774	-	-	-	-	-	1,648	27,161	71,470	12,642	11,316	11,798	10,688	2,458	1,754	5,446	8,819	6,312	15,679	42,848	79,476	66,263	22,091	11,904	-	-	-	-	-

ROM
Beginning Inventory(kt)	110,636	110,636	110,636	110,636	110,636	110,636	110,636	99,868	90,180	78,384	60,450	49,608	39,175	31,777	26,898	23,366	20,602	18,104	15,906	13,764	11,059	8,477	6,010	3,049	(0)	(0)	(0)	(0)	(0)
Mined (kt)	110,636	-	-	-	-	-	10,767	9,688	11,797	17,934	10,842	10,433	7,397	4,879	3,532	2,764	2,498	2,198	2,142	2,705	2,582	2,468	2,960	3,049	-	-	-	-	-
Ending Inventory (kt)	-	110,636	110,636	110,636	110,636	110,636	99,868	90,180	78,384	60,450	49,608	39,175	31,777	26,898	23,366	20,602	18,104	15,906	13,764	11,059	8,477	6,010	3,049	(0)	(0)	(0)	(0)	(0)	(0)
Copper Grade (%)	0.148%	0.000%	0.000%	0.000%	0.000%	0.000%	0.121%	0.250%	0.220%	0.084%	0.085%	0.110%	0.087%	0.079%	0.090%	0.112%	0.184%	0.086%	0.182%	0.222%	0.303%	0.232%	0.292%	0.322%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	361,236	-	-	-	-	-	28,685	53,339	57,249	33,192	20,390	25,297	14,139	8,470	6,989	6,807	10,115	4,187	8,589	13,259	17,235	12,601	19,055	21,639	-	-	-	-	-

Total Mine
Beginning Inventory(kt)	393,141	393,141	393,141	393,141	393,141	393,141	393,141	366,245	339,869	311,411	275,913	248,871	222,238	198,641	177,561	157,505	138,541	119,844	102,795	84,453	66,252	48,486	30,638	13,977	(0)	(0)	(0)	(0)	(0)
Mined (kt)	393,141	-	-	-	-	-	26,896	26,376	28,458	35,498	27,042	26,633	23,597	21,079	20,056	18,964	18,698	17,048	18,342	18,201	17,767	17,848	16,661	13,977	-	-	-	-	-
Ending Inventory (kt)	-	393,141	393,141	393,141	393,141	393,141	366,245	339,869	311,411	275,913	248,871	222,238	198,641	177,561	157,505	138,541	119,844	102,795	84,453	66,252	48,486	30,638	13,977	(0)	(0)	(0)	(0)	(0)	(0)
Copper Grade (%)	0.408%	0.000%	0.000%	0.000%	0.000%	0.000%	0.376%	0.432%	0.409%	0.242%	0.322%	0.325%	0.336%	0.358%	0.384%	0.429%	0.442%	0.485%	0.493%	0.526%	0.557%	0.521%	0.554%	0.458%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	3,536,514	-	-	-	-	-	222,857	251,385	256,620	189,557	191,908	191,045	174,937	166,325	169,767	179,252	182,201	182,453	199,282	211,023	218,328	204,899	203,644	141,032	-	-	-	-	-

Process Plant Operations
Leach Pad Stacking
Oxide & Mixed Ore to Heap Leach (kt)	34,344	-	-	-	-	-	-	-	-	1,949	3,000	3,000	3,000	3,000	3,000	3,000	3,000	687	2,387	1,451	964	2,215	2,326	1,365	-	-	-	-	-
Copper Grade Processed (%)	0.368%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.285%	0.281%	0.274%	0.270%	0.296%	0.324%	0.349%	0.352%	0.637%	0.400%	0.541%	0.602%	0.397%	0.545%	0.540%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	278,615	-	-	-	-	-	-	-	-	12,266	18,604	18,101	17,869	19,586	21,406	23,101	23,307	9,647	21,037	17,298	12,790	19,407	27,956	16,242	-	-	-	-	-
Recovery Copper (%)	85.0%	0.00%	0.00%	0.00%	0.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%	85.00%
Recovered Copper Cathode (klbs)	236,822					-	-	-	-	10,426	15,813	15,386	15,189	16,648	18,195	19,636	19,811	8,200	17,882	14,703	10,871	16,496	23,762	13,806	-	-	-	-	-
Enriched Ore to Heap Leach (kt)	211,093	-	-	-	-	-	15,896	14,099	12,437	12,991	11,752	11,983	11,782	12,892	13,302	12,654	12,253	13,568	12,334	9,362	6,946	8,934	9,468	8,440	-	-	-	-	-
Copper Grade Processed (%)	0.534%	0.000%	0.000%	0.000%	0.000%	0.000%	0.549%	0.542%	0.446%	0.459%	0.547%	0.514%	0.509%	0.478%	0.476%	0.516%	0.518%	0.543%	0.566%	0.667%	0.711%	0.584%	0.645%	0.490%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	2,486,889	-	-	-	-	-	192,276	168,353	122,243	131,457	141,599	135,850	132,240	135,811	139,618	143,898	139,960	162,307	153,977	137,618	108,827	115,067	134,542	91,247	-	-	-	-	-
Recovery Copper (%)	71.7%	0.00%	0.00%	0.00%	0.00%	0.00%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%	71.70%
Recovered Copper Cathode (klbs)	1,783,099	-	-	-	-	-	137,862	120,709	87,648	94,255	101,526	97,404	94,816	97,376	100,106	103,175	100,351	116,374	110,401	98,672	78,029	82,503	96,467	65,424	-	-	-	-	-
Transitional Ore to Heap Leach (kt)	37,069	-	-	-	-	-	194	2,156	3,305	2,623	1,448	1,217	1,418	308	222	546	947	596	1,479	4,683	7,275	5,622	1,907	1,123	-	-	-	-	-
Copper Grade Processed (%)	0.501%	0.000%	0.000%	0.000%	0.000%	0.000%	0.386%	0.571%	0.981%	0.219%	0.355%	0.440%	0.342%	0.362%	0.358%	0.452%	0.422%	0.481%	0.481%	0.415%	0.496%	0.535%	0.526%	0.481%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	409,774	-	-	-	-	-	1,648	27,161	71,470	12,642	11,316	11,798	10,688	2,458	1,754	5,446	8,819	6,312	15,679	42,848	79,476	66,263	22,091	11,904	-	-	-	-	-
Recovery Copper (%)	55.0%	0.00%	0.00%	0.00%	0.00%	0.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Recovered Copper Cathode (klbs)	225,376	-	-	-	-	-	906	14,938	39,308	6,953	6,224	6,489	5,878	1,352	965	2,995	4,851	3,472	8,623	23,566	43,712	36,445	12,150	6,547	-	-	-	-	-
ROM to Heap Leach (kt)	110,636	-	-	-	-	-	10,767	9,688	11,797	17,934	10,842	10,433	7,397	4,879	3,532	2,764	2,498	2,198	2,142	2,705	2,582	2,468	2,960	3,049	-	-	-	-	-
Copper Grade Processed (%)	0.148%	0.000%	0.000%	0.000%	0.000%	0.000%	0.121%	0.250%	0.220%	0.084%	0.085%	0.110%	0.087%	0.079%	0.090%	0.112%	0.184%	0.086%	0.182%	0.222%	0.303%	0.232%	0.292%	0.322%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	361,236	-	-	-	-	-	28,685	53,339	57,249	33,192	20,390	25,297	14,139	8,470	6,989	6,807	10,115	4,187	8,589	13,259	17,235	12,601	19,055	21,639	-	-	-	-	-
Recovery Copper (%)	40.0%	0.00%	0.00%	0.00%	0.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%
Recovered Copper Cathode (klbs)	144,495	-	-	-	-	-	11,474	21,336	22,900	13,277	8,156	10,119	5,656	3,388	2,795	2,723	4,046	1,675	3,436	5,304	6,894	5,041	7,622	8,656	-	-	-	-	-
Total Ore to Heap Leach (kt)	393,141	-	-	-	-	-	26,857	25,943	27,539	35,498	27,042	26,633	23,597	21,079	20,056	18,964	18,698	17,048	18,342	18,201	17,767	19,239	16,661	13,977	-	-	-	-	-
Copper Grade Processed (%)	0.408%	0.000%	0.000%	0.000%	0.000%	0.000%	0.376%	0.435%	0.413%	0.242%	0.322%	0.325%	0.336%	0.358%	0.384%	0.429%	0.442%	0.485%	0.493%	0.526%	0.557%	0.503%	0.554%	0.458%	0.000%	0.000%	0.000%	0.000%	0.000%
Contained Copper (klbs)	3,536,514	-	-	-	-	-	222,609	248,853	250,961	189,557	191,908	191,045	174,937	166,325	169,767	179,252	182,201	182,453	199,282	211,023	218,328	213,338	203,644	141,032	-	-	-	-	-
Recovery Copper (%)	67.57%	0.00%	0.00%	0.00%	0.00%	0.00%	67.49%	63.08%	59.71%	65.90%	68.64%	67.73%	69.48%	71.41%	71.90%	71.70%	70.83%	71.10%	70.42%	67.41%	63.90%	65.85%	68.75%	66.96%	0.00%	0.00%	0.00%	0.00%	0.00%
Recovered Copper Cathode (klbs)	2,389,792	-	-	-	-	-	150,242	156,983	149,856	124,910	131,719	129,398	121,539	118,764	122,061	128,529	129,059	129,720	140,342	142,245	139,506	140,484	140,001	94,432	-	-	-	-	-

Copper Production Schedule
Cathode Production	2,389,792	-	-	-	-	-	150,242	156,983	149,856	124,910	131,719	129,398	121,539	118,764	122,061	128,529	129,059	129,720	140,342	142,245	139,506	140,484	140,001	94,432	-	-	-	-	-

Payable Metals
Copper Payable Metal (klbs)	2,389,792	-	-	-	-	-	150,242	156,983	149,856	124,910	131,719	129,398	121,539	118,764	122,061	128,529	129,059	129,720	140,342	142,245	139,506	140,484	140,001	94,432	-	-	-	-	-

Income Statement ($000)
Copper ($/lb.)	$3.63	$0.00	$0.00	$0.00	$0.00	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63	$3.63

Revenues
Copper Cathode	$8,674,945	$0	$0	$0	$0	$0	$545,380	$569,849	$543,977	$453,425	$478,141	$469,713	$441,187	$431,115	$443,082	$466,559	$468,483	$470,884	$509,442	$516,350	$506,407	$509,957	$508,205	$342,789	$0	$0	$0	$0	$0
Total Revenues	$8,674,945	$0	$0	$0	$0	$0	$545,380	$569,849	$543,977	$453,425	$478,141	$469,713	$441,187	$431,115	$443,082	$466,559	$468,483	$470,884	$509,442	$516,350	$506,407	$509,957	$508,205	$342,789	$0	$0	$0	$0	$0

Operating Cost
Mining	$908,954	$0	$0	$0	$0	$0	$50,428	$50,867	$53,197	$65,527	$55,037	$54,990	$51,391	$50,906	$46,722	$46,741	$50,167	$49,358	$50,286	$49,581	$49,396	$49,755	$46,507	$38,096	$0	$0	$0	$0	$0

M3-PN200186.004

19 November 2021

Revision 1253

Trapiche Project

S-K 1300 Technical Report Summary

	Total	Year -5	Year -4	Year -3	Year -2	Year -1	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23
SXEW Plant	$1,148,728	$0	$0	$0	$0	$0	$68,177	$69,658	$68,728	$71,699	$68,941	$68,118	$64,296	$62,040	$62,202	$62,916	$62,879	$57,643	$64,455	$62,978	$61,102	$65,103	$61,828	$45,966	$0	$0	$0	$0	$0
Water Treatment Plant	$35,943	$0	$0	$0	$0	$0	$357	$527	$658	$771	$911	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517	$0	$0	$0	$0	$0
Site & Services	$396,000	$0	$0	$0	$0	$0	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$22,000	$0	$0	$0	$0	$0
General Administration	$118,800	$0	$0	$0	$0	$0	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$0	$0	$0	$0	$0
Treatment & Refining Charges
Copper Cathode
Selling & Transportation	$131,439	$0	$0	$0	$0	$0	$8,263	$8,634	$8,242	$6,870	$7,245	$7,117	$6,685	$6,532	$6,713	$7,069	$7,098	$7,135	$7,719	$7,823	$7,673	$7,727	$7,700	$5,194	$0	$0	$0	$0	$0

Total Operating Cost	$2,739,864	$0	$0	$0	$0	$0	$155,826	$158,286	$159,426	$173,468	$160,734	$161,341	$153,488	$150,595	$146,754	$147,843	$151,261	$145,252	$153,577	$151,499	$149,288	$153,701	$147,152	$120,372	$0	$0	$0	$0	$0

Royalty	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Property Tax (Included in G&A)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Salvage Value	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Gastos Sociales	$39,350	$0	$0	$0	$0	$0	$2,230	$1,730	$1,540	$1,560	$1,570	$1,580	$1,600	$1,610	$1,630	$1,640	$1,660	$1,670	$1,680	$1,700	$1,710	$1,730	$1,740	$1,760	$1,770	$1,790	$1,800	$1,820	$1,830
Total Production Cost	$2,779,214	$0	$0	$0	$0	$0	$158,056	$160,016	$160,966	$175,028	$162,304	$162,921	$155,088	$152,205	$148,384	$149,483	$152,921	$146,922	$155,257	$153,199	$150,998	$155,431	$148,892	$122,132	$1,770	$1,790	$1,800	$1,820	$1,830

Operating Income	$5,895,731	$0	$0	$0	$0	$0	$387,324	$409,833	$383,011	$278,397	$315,837	$306,792	$286,099	$278,910	$294,698	$317,076	$315,562	$323,962	$354,185	$363,151	$355,409	$354,526	$359,312	$220,658	-$1,770	-$1,790	-$1,800	-$1,820	-$1,830
Non-capitalized Owners Cost	$29,672	$0	$5,903	$8,243	$7,763	$7,763	$0
Initial Capital Depreciation	$1,008,736						$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$56,041	$0	$0	$0	$0	$0
Sustaining Capital Depreciation	$179,985						$0	$172	$7,821	$7,821	$8,510	$8,510	$8,510	$9,572	$10,449	$10,449	$10,449	$10,449	$11,957	$11,957	$11,957	$11,957	$13,880	$25,561	$0	$0	$0	$0	$0
Total Depreciation	$1,218,393	$0	$5,903	$8,243	$7,763	$7,763	$56,041	$56,213	$63,862	$63,862	$64,551	$64,551	$64,551	$65,613	$66,490	$66,490	$66,490	$66,490	$67,998	$67,998	$67,998	$67,998	$69,921	$81,602	$0	$0	$0	$0	$0

Net Income After Depreciation	$4,677,338	$0	-$5,903	-$8,243	-$7,763	-$7,763	$331,283	$353,620	$319,149	$214,535	$251,285	$242,241	$221,548	$213,297	$228,208	$250,585	$249,072	$257,472	$286,187	$295,153	$287,411	$286,528	$289,392	$139,055	-$1,770	-$1,790	-$1,800	-$1,820	-$1,830

Taxable Income	$4,677,338	$0	-$5,903	-$8,243	-$7,763	-$7,763	$331,283	$353,620	$319,149	$214,535	$251,285	$242,241	$221,548	$213,297	$228,208	$250,585	$249,072	$257,472	$286,187	$295,153	$287,411	$286,528	$289,392	$139,055	-$1,770	-$1,790	-$1,800	-$1,820	-$1,830

Special Tax	$191,405	$0	$0	$0	$0	$0	$14,895	$16,254	$13,868	$7,535	$9,791	$9,262	$8,237	$7,818	$8,713	$9,973	$9,817	$10,419	$11,909	$12,502	$12,085	$11,925	$12,210	$4,192	$0	$0	$0	$0	$0
Mining Royalty	$171,251	$0	$0	$0	$0	$0	$12,803	$13,855	$12,077	$7,165	$8,908	$8,492	$7,642	$7,298	$7,994	$8,994	$8,889	$9,333	$10,549	$10,996	$10,661	$10,563	$10,756	$4,275	$0	$0	$0	$0	$0
Other Taxes (Profit Sharing)	$348,269	$0	$0	$0	$0	$0	$24,287	$25,881	$23,456	$15,987	$18,607	$17,959	$16,454	$15,854	$16,920	$18,529	$18,429	$19,018	$21,098	$21,732	$21,173	$21,123	$21,314	$10,447	$0	$0	$0	$0	$0
Income Tax	$1,181,503	$0	$0	$0	$0	$0	$82,393	$87,801	$79,575	$54,235	$63,124	$60,926	$55,819	$53,786	$57,401	$62,861	$62,521	$64,517	$71,576	$73,727	$71,830	$71,660	$72,308	$35,442	$0	$0	$0	$0	$0

Net Income After Taxes	$2,784,910	$0	-$5,903	-$8,243	-$7,763	-$7,763	$196,906	$209,829	$190,172	$129,613	$150,856	$145,602	$133,397	$128,540	$137,180	$150,228	$149,415	$154,185	$171,055	$176,195	$171,662	$171,256	$172,803	$84,699	-$1,770	-$1,790	-$1,800	-$1,820	-$1,830

Cash Flow
Operating Income	$5,895,731	$0	$0	$0	$0	$0	$387,324	$409,833	$383,011	$278,397	$315,837	$306,792	$286,099	$278,910	$294,698	$317,076	$315,562	$323,962	$354,185	$363,151	$355,409	$354,526	$359,312	$220,658	-$1,770	-$1,790	-$1,800	-$1,820	-$1,830

Working Capital
Account Receivable (10 days)	$0	$0	$0	$0	$0	$0	-$14,942	-$670	$709	$2,481	-$677	$231	$782	$276	-$328	-$643	-$53	-$66	-$1,056	-$189	$272	-$97	$48	$4,532	$9,391	$0	$0	$0	$0
Accounts Payable (30 days)	$0	$0	$0	$0	$0	$0	$12,808	$202	$94	$1,154	-$1,047	$50	-$645	-$238	-$316	$90	$281	-$494	$684	-$171	-$182	$363	-$538	-$2,201	-$9,894	$0	$0	$0	$0
Inventory - Parts, Supplies	$0	$0	$0	$0	$0	-$10,500	$0	$0	-$5,250	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$15,750	$0	$0	$0	$0	$0
Total Working Capital	$0	$0	$0	$0	$0	-$10,500	-$2,134	-$468	-$4,448	$3,635	-$1,724	$281	$136	$38	-$644	-$554	$228	-$560	-$372	-$360	$91	$265	-$490	$18,081	-$502	$0	$0	$0	$0

Capital Expenditures
Initial Capital
Mine	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
SXEW Plant	$1,008,736	$0	$151,604	$134,610	$266,057	$456,464	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owners Cost	$29,672	$0	$5,903	$8,243	$7,763	$7,763	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation & Closure ($000)	$151,177	$0	$0	$0	$0	$0	$0	$0	$551	$551	$551	$780	$780	$780	$780	$780	$780	$780	$780	$780	$780	$780	$780	$110,025	$6,028	$6,028	$6,028	$6,028	$6,028
Sustaining Capital
Mine	$34,246	$0	$0	$0	$0	$0	$0	$2,931	$0	$0	$9,651	$0	$0	$0	$8,772	$0	$0	$0	$9,046	$0	$0	$0	$3,846	$0	$0	$0	$0	$0	$0
Process Plant	$145,739	$0	$0	$0	$0	$0	$0	$0	$122,376	$0	$0	$0	$0	$11,681	$0	$0	$0	$0	$0	$0	$0	$0	$0	$11,681	$0	$0	$0	$0	$0
Total Capital Expenditures	$1,369,570	$0	$157,507	$142,853	$273,820	$464,227	$0	$2,931	$122,927	$551	$10,202	$780	$780	$12,461	$9,552	$780	$780	$780	$9,826	$780	$780	$780	$4,626	$121,706	$6,028	$6,028	$6,028	$6,028	$6,028

Cash Flow before Taxes	$4,526,162	$0	-$157,507	-$142,853	-$273,820	-$474,727	$385,190	$406,434	$255,637	$281,482	$303,911	$306,293	$285,455	$266,487	$284,502	$315,742	$315,010	$322,622	$343,987	$362,011	$354,719	$354,011	$354,197	$117,033	-$8,300	-$7,818	-$7,828	-$7,848	-$7,858
Cumulative Cash Flow before Taxes		$0	-$157,507	-$300,360	-$574,181	-$1,048,908	-$663,719	-$257,285	-$1,648	$279,834	$583,745	$890,037	$1,175,492	$1,441,979	$1,726,482	$2,042,224	$2,357,234	$2,679,856	$3,023,843	$3,385,854	$3,740,573	$4,094,585	$4,448,781	$4,565,814	$4,557,514	$4,549,696	$4,541,868	$4,534,020	$4,526,162
							1.0	1.0	1.0	0.0	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Taxes
Income Taxes/Profit Sharing	$1,892,429	$0	$0	$0	$0	$0	$134,378	$143,791	$128,977	$84,923	$100,430	$96,639	$88,151	$84,757	$91,028	$100,358	$99,656	$103,287	$115,132	$118,958	$115,749	$115,272	$116,588	$54,356	$0	$0	$0	$0	$0

Cash Flow after Taxes	$2,633,733	$0	-$157,507	-$142,853	-$273,820	-$474,727	$250,812	$262,643	$126,659	$196,559	$203,481	$209,654	$197,304	$181,730	$193,474	$215,385	$215,354	$219,336	$228,854	$243,053	$238,970	$238,740	$237,608	$62,676	-$8,300	-$7,818	-$7,828	-$7,848	-$7,858
Cumulative Cash Flow after Taxes		$0	-$157,507	-$300,360	-$574,181	-$1,048,908	-$798,096	-$535,453	-$408,794	-$212,235	-$8,754	$200,900	$398,205	$579,935	$773,409	$988,793	$1,204,147	$1,423,483	$1,652,337	$1,895,391	$2,134,361	$2,373,101	$2,610,709	$2,673,385	$2,665,085	$2,657,267	$2,649,439	$2,641,591	$2,633,733
							1.0	1.0	1.0	1.0	1.0	0.0	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Economic Indicators before Taxes
NPV @ 0%	0%	$4,526,162
NPV @ 5%	5%	$2,214,670
NPV @ 7%	7%	$1,669,109
NPV @ 10%	10%	$1,083,844
NPV @ 12%	12%	$802,477
IRR		24.0%
Payback	Years	3.0

Economic Indicators after Taxes
NPV @ 0%	0%	$2,633,733
NPV @ 5%	5%	$1,135,179
NPV @ 7%	7%	$784,968
NPV @ 10%	10%	$412,892
NPV @ 12%	12%	$236,284
IRR		15.9%
Payback	Years	5.0

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20	Adjacent Properties

There are several mining concessions around Trapiche, including the "Antillas" project located 25 km away. This deposit is of the Cu-Mo porphyry type, largely located in the sandstones. Chuquibambilla and a monzonitic porphyry, owned by the PANORO MINERALS company, was partially explored in the 2000s.

HOCHSCHILD MINING properties are located on the south end (30-50 km south), with its Selene, Pallancata and Inmaculada mines, which are epithermal Au and Ag deposits located in volcanic environments; another portion corresponds to the buffer zone of Cotahuasi.

Towards the east and northeast (Antabamba zone) ends, there are several properties of small artisanal miners, some of which are currently active. To the west is an old mine called "San Diego" (a Hochschild Mining PLC property), which are skarn layers and bodies with polymetallic mineralization of Pb, Zn, Cu, Ag, currently abandoned and owned by the project "Lahuani”.

Figure 20-1 shows the Trapiche Project mining properties.

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715,000
720,000
725,000
730,000
735,000
740,000
745,000
8,415,000
8,410,000
8,405,000
8,400,000
8,395,000
8,390,000
8,385,000
8,380,000
8,375,000
8,370,000
N
Distrito: SABAINO
Provincia: ANTABAMBA
Distrito: HUAQUIRCA
Provincia: ANTABAMBA
Distrito: ANTABAMBA
Provincia: ANTABAMBA
ACUMULACION
GRAN TRAPICHE
Leyenda
Límite de Distrito
Áreas Restringidas
Área de No Admisión de Petitorios
Área Natural Protegida
Zona de Amortiguamiento
Titular Minero
Cesión a favor de El Molle Verde S.A.C.
El Molle Verde S.A.C.
Varios titulares
molleverde
TRAPICHE
(APURIMAC)
CONCESIONES MINERAS
0
1.5
3
6
km
WGS 1984 UTM Zone 18S

Figure 20-1: Trapiche Mining Property

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21	Other Relevant Data and Information
21.1	Project Execution Plan

M3 prepared a Prefeasibility Level Project Execution Plan (PEP) for EMV and the Trapiche Copper Leach Project. The purpose of the PEP at the Prefeasibility Stage is to assist the gathering and acquisition of the necessary information required at the end of the Feasibility Stage as the project enters into the EPCM stage.  At that time, the Project Execution Plan will assist the Designer, the Contractors and the Client in developing the design documents and in Construction and Development of the Trapiche Project. The document is considered a “Living Document” and will be revised and updated throughout Detail Design and Construction. Refer to “TPC-PFS-PEP-000-GA-001- Appendix L - Project Execution Plan_Rev B” of “TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update_Rev 3”.

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22	Interpretations and Conclusions
22.1	Exploration

The exploration methods and practiced used to explore Trapiche are industry standard for the exploration of Porphyry deposits.

22.2	Sample Preparation, Analyses and Security

Mining Plus concludes that:

●	Aspects of sample preparation, analysis and security can be improved but for this level of study (Prefeasibility), these aspects are acceptable.
●	Trapiche has implemented good QA/QC management practices. The objective has been to ensure that the precision and accuracy of sample testing information provides good reliability for the Mineral Resource Estimate.
22.3	Data Verification

Mining Plus concludes that:

●	The results of the comparative statistical analysis between the primary Laboratory and the two secondary laboratories have registered a high correlation coefficient (> r = 0.99) and a variable bias between 3.0% to -3.0%. The performance of the SGS primary laboratory is therefore considered acceptable and reliable.
●	Data verification processes reported in previous studies can be improved but for this level of study (Prefeasibility) these aspects are acceptable.
●	The results of the QA-QC control analysis completed during the 2008-2009, 2012, 2013, and 2014 campaigns, both in the preparation and assaying phase (SGS Lab) of core samples, indicate that they are reliable for estimating resources.
●	Trapiche has implemented good "Quality Assurance and Quality Control" management practices.
●	The use of control samples has helped to identify some errors in the preparation and assay phases of the sampling process. These errors have been corrected by continuous monitoring and through appropriate statistical analysis in order to ensure and guarantee the quality of the ordinary samples.
●	Aspects of sample preparation, analysis and security can be improved but for this level of study (Prefeasibility) these aspects are acceptable.
22.4	Metallurgical Test Work

The metallurgical test work completed to date established that heap leaching followed by SXEW is a viable process to produce copper cathode from the mineral resource. The process would include crushing the ore, agglomeration, heap leaching, solvent extraction, and electrowinning technology.  Some of the material can also be processed by run of mine heap leaching. The pregnant leach solution from oxide and sulfide leaching systems can be combined and sent to solvent extraction.

The processing design selected for Trapiche includes well known, proven technology that has been used successfully by the mining industry for many years.

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After review of the metallurgical test data, it was concluded that additional testing should be completed to supplement the design criteria for the process. Design criteria includes the leach recovery rate for copper, the PLS grade for the SXEW plant, and the acid consumption in the leach operation. For this current report, the data indicates that the sulfuric acid consumption in the leach process (before the electrowinning acid credit) would be 2.6 pounds of acid per pound of recovered copper, the PLS grade would be 1.95 g/l, and 68% of the overall copper would report to copper cathode.

Additional testing should be completed to: 1) identify monitoring parameters, 2) investigate use of inter-lift liners should ore compaction cause a heap permeability problem, 3) determine the optimal size of material particles and agglomerates to control acid consumption and maximize copper recovery, and 4) determine the ferric iron concentration required for run of mine leaching.

Column test results using “on demand leaching” are inconclusive if there will be a benefit in a multi-lift leach pad without inter-lift liners. If there are no inter-lift liners, tests completed to date indicate that there will be an increased acid consumption and copper loss. Additional testing and investigation should be completed, including composite samples representative of the ore body to determine if copper recovery and acid consumption results are repeatable.

It was also noted that there were high concentrations of aluminum (17,832 ppm) and arsenic (9,946 ppm) in some leach solutions obtained in the test work. All leach test work going forward should also be monitored for these elements. An addition to the process circuit may be required to remove the aluminum and arsenic from the leach solution system; high aluminum concentration can affect the physical condition of the PLS and affect the SX operation, and the high arsenic levels affect the electrowinning process.

22.5	Mineral Resource Estimate

According to the new disclosure requirements for mining registrants promulgated by the United States Securities and Exchange Commission (SEC), and in accordance with the requirements contained in the S-K §229.1300 to S-K §229.1305 regulations, a Preliminary Feasibility Study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined.  It includes a financial analysis based on reasonable assumptions on the “Modifying Factors” and the evaluation of any other relevant factors that are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting.  A Preliminary Feasibility Study is at a lower confidence level than a Feasibility Study. Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves; these include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

The Trapiche Mineral Resources Model is suitable to be used for this study.

Mining Plus concludes that:

●	Overall, the Trapiche Mineral Resources Model is considered to be suitable to be used in in this Technical Report Summary.
●	Lithological interpretation has evolved appropriately over the course of the last three geological modelling iterations (during 2012, 2013 and 2016).
●	“As logged” information does not entirely match with codes used for 2016 geological model wireframing.
●	Solid construction or wireframing, as it is, is of a sufficient standard to support the Mineral Resource classification criteria used for the 2016 resource model.

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●	The geological modelling procedure outlined in “Modelamiento Geologico Trapiche 2014.doc” was not updated with the actual codes and grouping criteria used for modelling.
●	Lithologies were grouped in order to simplify the Leapfrog geological modelling process. Nevertheless, some of them were not grouped in a correct manner.
22.6	Mineral Reserves

Mining Plus concludes that:

●	The initial phase of the PFS is based on Mineral Resources that initially could not be converted to Mineral Reserves because of inadequate geotechnical data. The Mine Design was based on a globally applied inter-ramp angle (IRA) of 45 degrees.
●	Geotechnical drilling has been completed and adequate geotechnical data is available to convert Mineral Resources to Mineral Reserves and maiden Mineral Reserve estimate has been completed for Trapiche.
●	The difference between the Mineral Resource used in the initial phase of the TPC-PFS-REP-000-GA-001 - 2020 Trapiche PFS Update and the Maiden Mineral Reserve is less than 2%. Mining Plus considers that this difference does not materially affect mine planning and economic modelling applied to the PFS and it is therefore not necessary to adjust these parameters.
●	The Trapiche Mineral Reserves were estimated at 283.2 Mt with an average grade of 0.51% Cu to be extracted during a LOM of 18 years with an average production rate of 16.2 Mt per year. The average cut-off grade is 0.13% Cu.
22.7	Mining Methods

Mining Plus concludes that:

●	Planned mineral production is sourced from 75% enriched, 13% transitional and 12% oxide.
●	Average Ca content in the reserves is 0.315%.
●	Stripping ratio is 0.4.
●	During the LOM, it will produce 1,084 kt of copper.
●	The mining will be carried out in 3 phases, which allow prioritize and balancing copper production. The first mining phase contains 36.6 Mt of ore with an average grade of 0.62% Cu, the second mining phase contains 148 Mt of ore with an average grade of 0.54% Cu, and the third mining phase contains 97.7 Mt of ore with an average grade of 0.43% Cu.
●	The mine plan was developed considering the following restrictions:
o	Crusher maximum capacity of 16.2 Mt per year.
o	Oxide maximum capacity to process is 3 Mt per year, which start to operate at Year 4.
●	Due to the characteristics of the mineralized body and the progress of the Trapiche mining, in Year 4 there was a substantial reduction in copper grade. In order to counteract the loss of Cu production, it is required to send an additional 10% of ore, which also produces the extraction of greater ROM tonnage. For that reason, during that period, more equipment is required for ore and ROM extraction.
●	It has been considered that the mining extraction will be carried out by a Contractor, who should consider expanding its mining fleet in Year 4.

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●	It has been considered that the loading is with an excavator that allows filling the truck with a maximum of 3 passes to give if fluidity in the loading areas due to the estimated number of trucks.
●	The mining CAPEX considers the minimum equipment necessary to be acquire directly by EMV, which includes the mining control fleet, mine communications and for initial drainage system. The initial capex was estimated in US$4.7 M and the capital contingency considers the investment of US$2.2 M mainly in drainage infrastructure to operate safely. No investment in mining equipment is assumed by EMV because Trapiche will be operated by mining contractors that will provide their own equipment.
●	The average mine operating cost throughout the life of the mine is $2.31/t and considers the following activities: Drilling, blasting, loading, hauling, auxiliary services and G&A, and an additional 10% is being assumed as the contractor's profit. 52% of the cost is for haulage.
●	Previous to the emission of the Prefeasibility report, the level of geotechnical information available for assessment of the open pit slope stability at the start of the Prefeasibility study was insufficient to support a Mineral Reserve estimate; however, the additional data collected during the 2019 geomechanical drilling campaign supervised by KCB allowed the production of a model of pit slope stability that was considered appropriate for this level of study and provided information to declare a Mineral Reserves estimate for Trapiche.
●	The comparison between owner miner vs third party (contractor) does not show a big difference in mining cost. The main advantage to using a contractor is the flexibility to vary the mining rate over shorter periods, and also the potential capital cost savings due to equipment acquisition and faster delivery time from the vendors.
●	A trade-off study was performed comparing full trucking to in-pit crushing and conveying. The full trucking option was shown as the most economically viable. However, the full trucking option has a peak requirement of 90 trucks in Year 4 due to the large amount of ROM material needing to be moved in addition to normal production requirements. It is recommended to evaluate, with future studies, the potential usage of larger trucks that can still fit on the 10 m bench configuration, such as the CAT 785D (130 ton), or CAT 793F (230 ton), in order to reduce the number of trucks and traffic congestion.
22.8	Project Economics

The financial analysis presented in Section 19 demonstrates that the Trapiche Project is technically viable and has the potential to generate positive economic returns based on the assumptions and conditions set out in this Report and this conclusion warrants continued work to advance the Project to the next level of study, which is a Feasibility Study.

The base case economic analysis indicates that the project has an after tax NPV at 7% discount rate of $785 million, IRR of 15.9% and a payback of 5.0 years.

22.9	Risks and Opportunities

Several workshops were held by the project team (EMV, M3, Mining Plus and KCB) to identify new risks and opportunities as well as update the evaluation of the old ones identified in the conceptual study (Worley Parsons, 2015). The results are 31 risks and 24 opportunities, the most important of which are restated below:

22.9.1	Risks
●	Extreme Risks
o	No extreme risks were identified in the project at this stage.

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●	High Risks
o	MINE: Current mine plan requires the production of 90,000 MTPD in Year 4. This is complicated because the limit was established on 85,000 MTPD for the “mining intensity” statement by Mining Plus. In the next stage, the mining plan should be optimized using larger mining equipment.
o	METALLURGY: Recoveries and leaching cycles by mineralization are assumptions with few evidence available to date that could change beyond the acceptable range at the next level of study. Column testing in PLENGE laboratory (Lima) is ongoing at the time of the closure of this report . A new on-site laboratory is being constructed to allow on-site column testing programs at the end of 2021 by third party commercial laboratories (PLENGE and TRANSMIN) using the information obtained from the 2019 drilling campaign (4,545.80 m of geometallurgical drill holes).
o	SOCIAL: Agreement for Right of Way Easements. Negative response from the communities for right of way easements for power line could impact the commissioning stage. EMV is working in achieve well agreements with Communities for 2021.
o	SOCIAL: Agreement for Right of Way Easements. Negative response from the communities for right of way easements for external access road could impact the project execution plan (reduce productivity or delay the construction stage). EMV is working in achieve well agreements with Communities for 2021.
o	SOCIAL: More requests by Antabamba community could delay the approval of the "Consulta Previa" (Peruvian government requirement to obtain the EIA approval). EMV is working to implement a better social strategy that includes improving relations with local authorities.

It does not appear that the Trapiche Project has any serious fatal flaws; however, there are some tasks that need to be addressed to achieve the next stage of study. The most glaring are:

●	Perform the geometallurgical and geotechnical testing on-site to verify that an 8-meter lift height is achievable as is planned in the project execution plan.
●	Verify that the arsenic and aluminum can be managed so as not to affect leaching (aluminum can interfere with the copper transfer from aqueous to organic).
●	Update the mining plan exploring the potential usage of larger mine equipment that fits on a 10 m bench (like CAT 785D for 130 ton) to reduce truck fleet.
●	Perform the next drilling and laboratory campaign to update the geotechnical model for all the components as is planned in the project execution plan.
●	Complete the next infill drilling program to upgrade resources from the indicated to measured category as is planned in the project execution plan.
22.9.2	Opportunities
●	Extreme Opportunity
o	None were identified at this stage.
●	High Opportunity
o	METALLURGY: Use of chlorides for leaching to improve recovery. There is a trend in leaching stemming from the use of salt water for leaching indicating that chlorides may improve copper recoveries. Preliminary test work is ongoing in 2021. After that, a detailed trade-off study will be required to understand both the upside and negative effects of chloride use.

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o	GEOLOGY: Fully integrate the geological, geometallurgical and geotechnical information obtained in a single database (update the block model) to reduce bias in the interpretation of geological models as well as improve the definition of the boundaries of different geological domains. Improve the separation between oxide and mixed ore and transitional definition should help to improve the mine plan and the loading/discharge plan of the sulfide leach pad. EMV is working on that and it is expected to be completed in 2021.
o	MINE: Upgrading the haul truck size from a capacity of 50 tonnes to 100 tonnes or higher (CAT 777, CAT 793 or similar) is absolutely possible and should reduce the mining fleet and OPEX helping to avoid the risk of the mining intensity at the same time. The optimization of the mine plan including delaying the oxide production and smoothing the ROM will be performed at the next stage.

Some other tasks need to be addressed to achieve the next stage of study. The most glaring are:

●	Ore Stacking: Improve stacking system cost by looking at relocatable overland conveyors to replace some of the grasshopper conveyors.
●	Water Treatment: The possibility of using areas of the pit as a temporary storage of contact water to control the costs associated with water treatment may present an opportunity to optimize water treatment costs. There is an opportunity to optimize the timing and cost of construction associated with the contact water storage through comparison with the cost of acid water treatment over the life of the mine.
●	Siteworks MTOs: A significant amount of blasting has been assumed in developing the civil costs. As the project advances, optimization of the earthworks associated with the different components present an opportunity for significant savings.
●	Water Infrastructure: The current PFS assumes contingency in the estimation of capacity for the Fresh Water Intake, the Contact Water Treatment Plant and the Mine Water Treatment Plant considering the Fresh Water Ponds and the Contact Water Pond as established size. In the next stage, a size optimization and a trade-off must be carried out to obtain the best combination and sizing of the components for the best economic result of the project.
●	Permanent Camp: The current PFS assumes contingency in the estimation of capacity for the permanent camp area. In the next stage, a size optimization must be carried out.
●	Mine Plan and Process Plant Size: One of the requirements of an SXEW project is the need for consistent copper production from the mine. An electrowinning facility can only produce copper at a very specific rate. The current PFS design includes a processing facility capable of producing 70,000 MTPY of cathode copper (average of the first two years of production). So, for example, delivering ore with 75,000 tonnes of recovered copper annually to the leach pad when the EW facility can only produce 70,000 MTPY means that the excess copper will remain in the pad or in solution until it can be processed. Therefore, the mine plan must be “smoothed” to remove the copper spikes and assure it does not exceed the 70,000 MTPY the EW facility can manage. The current mine plan averages 58,440 MTPY of recovered copper between Years 3 to 18. This is significantly lower than the plant’s capacity. Therefore, an opportunity exists to adjust the mine plan scheduling to completely utilize the plant’s full capacity in those years in order to reduce the discounting effects in the financial model. Getting to the full 70,000 MTPY may be a challenge, but it can probably be optimized. To get more copper production depends on the grade location within the pit and how much ROM needs to be moved, which could limit the ability to obtain the full 70,000 MTPY. If it proves too costly for the mine to deliver the grade, then it may make sense to downsize the plant to save capital. However, there are not significant savings to downsizing the plant (maybe only $10M to $15M); therefore, improving the grade delivered would be the first best option.

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22.10	Project Infrastructure Conclusions
22.10.1	Water Management
●	The limited availability of water storage options within the concession area affects the flexibility in water management options for the operation.
●	Construction of the fresh water pond and the fresh water intake is considered necessary before the start of main construction and operations.
●	Supplementary flow from the fresh water intake is necessary under all scenarios contemplated in this study for the construction stage and the first eight years of operation.
●	The fresh water requirement of the Seguiña River was estimated assuming a dry year scenario, then the environmental flow is not affected according to the estimates. The next level of study should confirm this.
22.10.2	Water Treatment
●	Reducing the area of the leach pad exposed to precipitation is fundamental to management of contact water at the site and associated water treatment. All scenarios regarding production of contact water considered in this study rely on having a maximum of 62 ha and 31 ha of exposed leach pad during operation and closure stage respectively.

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23	Recommendations
23.1	Exploration

Superficial exploration, including mapping and geochemical sampling has been utilized across most of the Property and has been effective at identifying centers of economic interest. Further zones of non-outcropping zones of economic interest may exist undercover. Consideration should be given to extending coverage of the geophysical techniques used to explore the Trapiche deposit across the Property and in particular over then Mollebamba Fault.

23.2	Sample Preparation, Analyses and Security

Mining Plus recommends that:

●	Improvements to sample preparation, analysis and security should be implemented before transitioning to more advanced studies.
23.3	Data Verification

Mining Plus recommends that:

●	Improvements to data verification processes should be implemented before transitioning to more advanced studies.
23.4	Mineral Processing and Metallurgical Testing

M3 Engineering & Technology Corp. recommends that metallurgical process test work should be continued.

Additional testing is required to develop process data to include in a geo-metallurgical model for the orebody.  The geo-metallurgical model, when correlated to the mining plan, will be used to predict the acid consumption, leach watering cycle, and metal extraction rates for the full-scale plant operation. Test work will include:

●	Small scale test work on drill hole interval composite samples for each geologic material type.
●	Small scale test work on drill hole interval samples annual mine plans for the first 5 years of production.
●	Test work completed in bottle rolls and mini-columns.
●	Column tests completed in duplicate.
●	Column tests monitored for concentration of aluminum and arsenic in the leach solutions in addition to the normal conditions.
●	A bottle roll test completed for each column test.
●	Bottle roll tests run for 96 hours, with sample particle size of 100% minus 10 mesh, and with sample intervals of 4, 8, 24, 48, 72, and 96 hours.
●	Additional small-scale column testing is required to substantiate the leach process design criteria. Test work will include:
o	Determination of the optimal size of material particles and agglomerates to control acid consumption and maximize copper recovery.
o	Column tests completed in duplicate.
o	Column tests feed and discharge solutions monitored for concentrations of copper, free acid, iron (ferrous and ferric), aluminum, arsenic, pH, and oxidation reduction potential (ORP).
o	Column tests completed on material designated as run of mine (ROM) to investigate the characteristics of the leach solution (ferric concentration) required.

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Additional small-scale column testing is required to investigate potential leach process operation problems and improvements.  Test work will include:

●	Column series-leaching test (fresh ore column and a leached ore column leached in series flow of leach solution) with monitoring copper, free acid, iron (ferrous and ferric), aluminum, arsenic, pH, and ORP in the feed and discharge solution for each column.
●	Investigating the technique of “on demand leaching” by conducting parallel column tests in different laboratories to confirm copper recovery and acid consumption.
●	Investigating if inter-lift liners are required to mitigate the build-up of aluminum and arsenic in the leach solution and if ore compaction will cause a heap permeability problem.

A pilot plant leach and recovery test should be performed.  In this case, the solvent extraction process would be tested with pregnant solution to determine the effect of aluminum and arsenic in the leach solution. (An addition to the process circuit may be required to remove the aluminum and arsenic from the leach solution system.)

High concentrations of aluminum (17,832 ppm) and arsenic (9,946 ppm) were noted in some of the previous leach solution test work.  All leach test work going forward should also monitor for these elements.

Ore Stacking Systems: Review additional methodologies such as mobile stacking conveyors and other tracked type stackers. Should the lift height increase dramatically such as to 12 m, the grasshopper type conveyors may not be the most cost effective solution.

Rectifier Type (Thyristor vs. Chopper): A Thyristor style rectifier is currently considered as the most cost effective rectifier type. However, thyristor style rectifiers create harmonics that must be mitigated with filters. The cost for Harmonic Filters is included in the CAPEX. However, the Harmonic Filter costs could grow even higher than the $1M included in the estimate. A Harmonics Study should be performed. If additional filters are required, it may indicate that a chopper style rectifier system could be a better choice. In addition to eliminating the needs for the filters, there may be other advantages to the chopper style rectifiers worth considering.

Table 23-1: Test work Completed and Recommended by Study for Trapiche

Type of Study
Type of Test		Scoping	Pre-feasibility	Feasibility	Basic Engineering
Comminution
Bond Abrasion Index		C	C	C	C
Bond Work Index (Crushing)		C	C	C	C
Process Design Criteria		-	-	C	C
Leaching
No.
6	Bottle Roll (Variability)	C	C (34)	R(3)	R
7,8	Small Diameter Column (Variability)	C	C(5)	R(3)	R
	Intermediate Diameter Columns	C	C(1)	C	C
13	Large Diameter Column	C	C(28)	R(4)
*	Rom Leach Pad (Pilot Test)	-	-	R(1)	R
7,8	Small Diameter Column in Series (Two Columns)	-	-	R(1)	R
	Final Process Design Criteria	-	-	R(1)	R
Note: C=Complete, R= Required, (#) No. Test, *Recommended to be done in the field

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23.5	Trade-off Studies and Optimization

The following Trade-off Studies and Optimization should be considered during the Feasibility Study:

a.	Optimization of the mine plan to eliminate transitional sulfide ore and/or convert to enriched ore.
b.	Optimization of the oxide / mixed ore characterization in order to seek for avoid the dynamic pad.
c.	Optimization of leach pad lift height. This will require additional test work as described above.
d.	Optimization of the particle size distribution (P80) vs recovery vs capital cost vs geotechnical issues.
e.	Optimize the storage capacity of the leach pads.
f.	Optimize the irrigation cycle of the initial lifts of the pad before more material are put on top. This may provide more time for irrigation and improve recoveries.
g.	Study on reducing the Contact Water Dam and reservoir size vs increase Water Treatment Plant capacity.
h.	Optimize characterization of the construction materials and quarry volumes in order to confirm availability of all suitable materials required for constructions of dams, leach pads, access and roads, platforms, etc.
i.	Optimization of Pit ponds for the contact water in the mine.
j.	Trade-off to evaluate the potential usage of larger trucks that can still fit on the 10 m bench configuration, such as the CAT 785D (130 ton) or CAT 793F (230 ton), in order to reduce the number of trucks and traffic congestion (“mining intensity”).
23.6	Mineral Resource Estimate

Mining Plus recommends:

●	Document the Implicit Modelling Procedure used for the Resource Model, including the description of the codes and grouping criteria used for the modelling (lithology, alterations, mineralization, structural, geometallurgical, etc.).
●	Complete the re-logging of drill core from the initial campaigns, such that a consistent logging code is applied to all drilling campaigns. Retain the original logs but do not enter these into the database used for modelling.
●	Centralize and regularly update the database that is used for modelling (i.e. implement and maintain “single source of the truth” for the geological database).
●	Build a structural model and assess potential impacts on mineral resource estimation.
●	For the next level of study (Feasibility), update the statistical study based on logging and assays to verify whether or not the criteria used to group the lithology for modelling is correct (Table 11-3). Take into account that an envelope must be generated in the area of interest, as the information outside the area of interest will only generate noise.
●	Update the geological modelling procedure document (“Modelamiento geológico Trapiche 2014.doc”) to include the actual grouping criteria used for the modelling.
●	The following recommendations must be implemented prior to commencing Feasibility Studies:
o	Update the geological database with the 2019 Drilling Campaign results.
o	Update the Geological Model with the 2019 drilling campaign logging information (lithological, alteration, mineralization, structural).
o	Review and update the Estimation Domains, if necessary, after the Geological Model is updated.

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o	Review the Density Domains after 2019 drilling campaign database is updated.
o	Estimate the Density Domains using Simple Kriging Interpolation method.
23.7	Mineral Reserves

Mining Plus recommends that a program of infill drilling is undertaken, this will:

●	Allow the geological model can be updated.
●	Facilitate an updated Mineral Resource estimate and reclassification of a portion of indicated resources as measured. Measured resources can be converted to Proven reserves and this will reduce Project risk.
23.8	Mining Methods

Mining Plus recommends:

●	Characterize the different types of ROM material in order to differentiate those that have high sulfuric acid content and/or low recovery in order to be able to have greater precision in their location as well as their final use.
●	Evaluate the usage of larger size equipment to reduce the number of trucks considering possible queues in crushing, as well as taking into account the restrictions in the topography and the number of switchbacks necessary in the pit design.
●	Carry out further studies on the rock hardness and their lithological characterization to better estimate the drilling and blasting parameters described in this study.
●	For the next stage of the study, it is recommended to request formal proposals from at least three bidders to become the potential mining contractor for the project, in order to update the mining costs of the project based on their proposals.
●	The mining plan of the updated PFS does not take into account the new opportunities of the current pad configuration in terms of optimizing the copper production. In other words, the mining plan has not had substantial changes compared to the first PFS. It is an opportunity to take the new restrictions of the process area for the mine plan to the next stage of the project.
●	It is necessary to finish the geotechnical studies as well as update the geological model and the resource estimation at feasibility level for the next stage of the Trapiche Project.
●	It is recommended to complete the geometallurgical model prior to the feasibility study in order to better specify the copper recoveries according to its mineralogy and lithology and consider it from the open pit optimization stage prior to any mine design.
23.9	Project Infrastructure
23.9.1	Sulfide Leach Pad Recommendations
●	It is recommended to assess the potential liquefaction, because the material, usually granular, can become contractive and accompanied by the leaching solution, could increase the potential for liquefaction.
●	The agglomeration of fine grained, low permeable ore, and the various conditions that may arise within the pad are critical factors for stability of the pad; therefore, it is recommended to geotechnically characterize this material. In this regard, a pilot plant accompanied by laboratory tests on representative samples would be appropriate to determine the properties of the agglomerate before and after mineral leaching.

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●	With new studies and new results of geological drilling, further study is recommended in Orco Arpa fault found at the toe of the leach pad; since it could jeopardize the stability of the component.
23.9.2	ROM Leach Pad Recommendations
●	It is recommended to adequately characterize the ROM for the various scenarios that may arise within the pad, since it could affect its stability through the process of leaching and degradation over time.
●	The interface is the weakest point involved in the slope stability analysis; therefore, it is recommended to conduct direct shear testing on a large scale for geomembrane interface resistance using both smooth and textured geomembrane.
●	It is recommended to develop a detailed surface geology map and complete a risk assessment of surface land to define the types of surface material, types of rocks, fault locations and other geological risks, including natural slopes.
●	It is recommended to develop hydrological and hydrogeological models for the Trapiche Project location.
●	It is recommended to install monitoring wells for water quality monitoring both upstream and downstream of the project in the next stage of development.
●	It is recommended to conduct load tests to evaluate geomembrane resistance.
●	It is recommended to conduct a settlement analysis to evaluate and confirm the dimensions of collection systems and drainage for the solution pond and storm events pond.
23.10	Financial Model Opportunities
23.10.1	Results

The results of this PFS are as follows:

Economic Indicators after Taxes	($000)
NPV @ 0%	$2,633,733
NPV @ 5%	$1,135,179
NPV @ 7%	$784,968
NPV @ 10%	$412,892
NPV @ 12%	$236,284
IRR	15.9%
Payback	5.0

These results are based on an initial CAPEX of $1.04B and a sustaining capital estimate of $180.0M.

23.10.2	Financial Opportunities
23.10.2.1	Recovery Improvement

As discussed in section 22.9.2 Opportunities.

23.10.2.2	Reduced Indirect Costs Opportunities

EPCM costs based on a percentage of the Total Constructed Cost (excludes contingency, spares, commissioning, vendor supervision, Owner’s costs, and in this case the 220-kV transmission line and mine access road). The

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percentage used is 15% plus a 10% fee, so 16.5% overall. For this estimate the EPCM cost is $116.6M. The Trapiche Project is dominated by heavy civil work. Heavy civil EPCM does not come with a 16.5% price tag. There may be an opportunity to reduce the EPCM due to the amount of heavy civil work involved on the Trapiche Project.

Removing $20M in indirects, increases the NPV @ 7% by $15.0M and the IRR by 0.3%.

23.10.2.3	Mine Plan

Optimize mine plan and plant size as discussed in section 22.9.2 Opportunities.

23.10.2.4	Reduced OPEX Costs

38% of the Process Plant OPEX costs are for purchase and delivery of sulfuric acid. Current undiscounted life of mine acid cost is $432M. Securing the best possible acid supply contract as well as the best possible delivery contract will be very important for the project. An Owner operated delivery fleet may be worth exploring to see if it would be cost beneficial.

23.10.3	Summary

Improvements to the financials could come from:

●	Reducing indirect costs, primarily estimated EPCM costs.
●	Optimizing the mine plan to move grade forward in order to maximize the process plant’s capacity.
●	Continued metallurgical drilling and testing (ongoing) to better understand the ore body’s acid consuming character. Without test work it is not clear at this time whether this could improve or worsen, but the information is necessary none-the-less.
●	Explore means of reducing operating costs.

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24	References

AMEC Perú S.A. 2012. Estudio Conceptual – Proyecto Trapiche. Perú.

AMEC Perú S.A. 2013. Estudio de Peligro Sísmico del Proyecto Trapiche. Perú.

AMEC Perú S.A. 2013. Actualización del Modelo de Recursos. Perú.

AMEC Perú S.A. 2013. Estudio de Línea Base Ambiental y Social del Proyecto Trapiche. Perú.

Buenaventura Ingenieros S.A. 2012. Evaluación Geológica – Geotécnica e Hidrológica para el Proyecto Trapiche. Perú.

CRU Consulting. 2021. Market input for S-K 1300: Trapiche. Prepared for Buenaventura. 06 June 2021.

Fernández, Miguel P. “Fwd: Trapiche – Conferencia sobre Logística.” Message to Lee Becker. Copied to Ruben Fernández Soto, Timothy Burns, Dante Garcia Suclla, Silvia Cordova Ampuero, Cecilia Puga. 26 June 2019. E-mail.

General Mining Law and amendments, this TUO was approved by the Supreme Decree 014-92-EM and published on 04-06-92.

General Mining Law for Beneficiation Concession, Chapter II.

Géosciences Montpellier. 2015. Structural constraints and model of formation of the Cu-Mo Trapiche porphyry, Apurimac Province, Peru. Perú.

Knight Piésold Consultores S.A. Revisión de Componentes del Proyecto Trapiche. Preparado para EL Molle Verde S.A.C. 23 July 2018.

M3 Engineering & Technology, Klohn Crippen Berger, Mining Plus. 2020. Trapiche Project Preliminary Feasibility Study Update. Prepared for El Molle Verde. TPC-PFS-REP-000-GA-001. Revision 3. 11 December 2020.

Magallanes, Oscar R. Actualización del Modelo de Recursos Proyecto Trapiche. Prepared for El Molle Verde SAC. March 2015.

Mining Plus. Mineral Resource Estimate, Trapiche Project, Peru. Prepared for Compañía de Minas Buenaventura. MP-4677-GSDR-Buenaventura-r1-170627. Revisión 1. 27 June 2017.

Montgomery Watson Harza. 2015. Development of the Regional Watershed, Stormwater Assessment and Hydrological Investigations for Seguiña Creek. Perú.

Suclla, Dante G. “Re: Trapiche – Transmittal – Form 0007 TR-TPC-M3-046.” Message to Miguel Pérez Fernández. Copied Lee Becker, Ruben Valer Cruces. 21 June 2019. Email.

Worley Parsons. Informe Taller de Riesgos, Estudio Conceptual EL Trapiche. Prepared for El Molle Verde. 14 September 2015.

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25	Reliance on information supplied by registrant

Reports received from other experts who are not authors of this technical report have been reviewed for factual errors by the authors. Any changes made as a result of these reviews did not involve any alteration to the conclusions made. Hence, the statements and opinions expressed in these documents are given in good faith and in the belief that such statements and opinions are not false or misleading at the date of this report.

Wood Group (AMEC Perú S.A.) developed the geometallurgical drilling plan and it was approved and performed by EMV in 2019.

PLENGE laboratory, in Lima, performed all the metallurgical tests that was used at this stage.

Wood Group (AMEC Perú S.A.) developed the Seismic Hazard Analysis of the project that was used at this stage.

Wood Group (AMEC Perú S.A.) developed the precipitation estimates that was used at this stage.

KCB and EMV developed the geotechnical drilling plan for the feasibility stage.

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Appendix A: Consents of Qualified Third-Party Firm

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